     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2002


                                                      REGISTRATION NO. 333-75884
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                        ANTEON INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  7379                                 13-3880755
   (State or other jurisdiction of           (Primary Standard Industrial                   (IRS Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                        3211 JERMANTOWN ROAD, SUITE 700
                          FAIRFAX, VIRGINIA 22030-2801
                                 (703) 246-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                             CURTIS L. SCHEHR, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        ANTEON INTERNATIONAL CORPORATION
                        3211 JERMANTOWN ROAD, SUITE 700
                          FAIRFAX, VIRGINIA 22030-2801
                                 (703) 246-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

                  JOHN C. KENNEDY, ESQ.                                          STEPHEN L. BURNS, ESQ.
                  CARL L. REISNER, ESQ.                                          CRAVATH, SWAINE & MOORE
        PAUL, WEISS, RIFKIND, WHARTON & GARRISON                                     WORLDWIDE PLAZA
               1285 AVENUE OF THE AMERICAS                                          825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10019-6064                                     NEW YORK, NEW YORK 10019
                     (212) 373-3000                                                  (212) 474-1000

                         ------------------------------
   Approximate date of commencement of proposed sale of the securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                             PROPOSED
                                                                        PROPOSED              MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED (1)       PRICE PER UNIT     OFFERING PRICE (2)    REGISTRATION FEE
Common Stock, $0.01 par value per share.....   14,375,000 shares         $18.00            $258,750,000            $23,805
Preferred stock purchase rights (3).........          --                   --                   --                   --
Total.......................................   14,375,000 shares         $18.00            $258,750,000           $23,805*



(1) Includes 1,875,000 shares subject to the underwriters' over-allotment option.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).



(3) The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock.



*   A fee of $54,970 was previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION. DATED MARCH 11, 2002.


                               12,500,000 Shares

                        ANTEON INTERNATIONAL CORPORATION

                                  Common Stock

                                 -------------

    This is an initial public offering of shares of Common Stock of Anteon International Corporation.

    Anteon is offering 4,687,500 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 7,812,500 shares. Anteon will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.


    Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $17.00 and $18.00. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ANT".


    SEE "RISK FACTORS" ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Anteon........................  $           $
Proceeds, before expenses, to the selling stockholders......  $           $

    To the extent that the underwriters sell more than 12,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,875,000 shares from the selling stockholders at the initial public offering price less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on             , 2002.
GOLDMAN, SACHS & CO.

          BEAR, STEARNS & CO. INC.

                    CREDIT SUISSE FIRST BOSTON

                              LEHMAN BROTHERS

                                        MERRILL LYNCH & CO.
                               ------------------

                      Prospectus dated             , 2002.

INSIDE FRONT COVER

    The Anteon logo is centered at the top of the page. The logo is a stylized representation of the letter "A" in green followed by the remaining letters in black. Below the logo are two pictures depicting the following:

    - Left, titled "Intelligence Systems"--graphic depiction of the world linked together by a network of computers.

    - Right, titled "National Emergency Response Systems"--picture of a tornado touching down.

    Below these pictures is a list of Anteon's capabilities in Information Technology and Systems Engineering Services. The list is as follows:

    INFORMATION TECHNOLOGY: Requirements Definition; Process Reengineering; System Engineering; Software and Middleware Development; System Integration and Maintenance.

    SYSTEMS ENGINEERING SERVICES: Mission Area/Threat Analysis; Systems Engineering and Design; Program Management; Acquisition Management, Systems Integration and Test.

    The lower third of the page contains two additional pictures:

    - Left, titled "Logistics Modernization"--picture shows the world linked together by a network of systems that includes personnel, planes, computers, cargo being loaded into the rear of a cargo plane, and a satellite. The following words in the graphic describe the facets of this logistics modernization process: Cargo Movement Visibility, Load Planning, Personnel and Cargo, Deployment Planning and Execution.

    - Right, titled "Enterprise Solutions"--graphic depicts a collage of a keyboard, computer mouse, number keys on a telephone and a target.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." UNLESS WE STATE OTHERWISE, THE TERMS "ANTEON," "WE," "US," AND "OUR" REFER TO BOTH ANTEON INTERNATIONAL CORPORATION AND OUR CONSOLIDATED SUBSIDIARIES. UNLESS OTHERWISE INDICATED, INDUSTRY DATA IN THIS PROSPECTUS IS DERIVED FROM PUBLICLY AVAILABLE SOURCES, WHICH WE HAVE NOT INDEPENDENTLY VERIFIED. SOME OF THE STATEMENTS IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS." WHEN WE STATE THAT INFORMATION IS PRESENTED ON A PRO FORMA BASIS, WE HAVE TAKEN INTO ACCOUNT THE TRANSACTIONS DESCRIBED UNDER "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                  THE COMPANY

    We are a leading provider of information technology solutions and advanced systems engineering services to government clients as measured by revenue. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government clients with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations. We have focused our business on several service competencies that include intelligence systems, emergency response management, logistics modernization, training, platform and weapons systems engineering support, ballistic missile defense, healthcare services and government enterprise solutions.

    We currently serve over six hundred U.S. federal government clients, as well as state and foreign governments. For the year ended December 31, 2001, we estimate that 89% of our revenue was from contracts where we were the lead, or "prime," contractor. Our contracts typically have average terms of four to five years. Additionally, we have contracts with an estimated contract value of $3.5 billion as of December 31, 2001 of which $309.4 million is funded backlog. See "Business--Estimated Contract Value and New Business Development."

    From January 1, 1996 to December 31, 2001, we increased revenues at a compound annual growth rate of 38%. Over the same period, revenue grew organically (excluding the contribution of acquisitions) at a 15% compound annual rate. Our pro forma revenues for the twelve months ended December 31, 2001 were $706.6 million, an increase of 20.7% over the corresponding period in 2000.

    The U.S. federal government is the largest single customer for information technology solutions and systems engineering services in the United States. U.S. federal government technology services procurement is large and growing, with total expenditures of more than $100 billion in the federal government's fiscal year 2000. Government agency budgets for technology services are forecast to expand at least 5% annually through government fiscal year 2005, with expenditures for information technology solutions projected to increase 11% annually over the same period. Additionally, technology services spending growth over the next five years is anticipated in the areas emphasized by the U.S. government's evolving military strategy, including homeland defense, ballistic missile defense, information security, logistics management systems modernization, weapon systems design improvements and military personnel training. Defense spending is projected to grow 12% in the government's fiscal year 2002 and 14% in its fiscal year 2003.

OUR STRENGTHS

    - OUTSTANDING TECHNICAL PERFORMANCE. We frequently rank among the top five information technology and systems engineering service providers to federal government clients based on third party customer evaluations of such factors as performance, price and technical capability, and we have received numerous industry awards for performance excellence. We believe our win rate of more than 90% over the past four years on our contract recompetitions demonstrates our high level of customer satisfaction. Through our focus on quality and our track record for performance, we have become the second largest independent supplier of information technology services and the largest independent supplier of systems engineering services through General Services Administration, Federal Supply Schedule contracts, or "GSA Schedule contracts."

    - COMPREHENSIVE SKILLS. We service a broad spectrum of the federal government's information technology and advanced systems engineering requirements. We integrate our offerings and draw on the full breadth and depth of our technical resources, customer relationships and contract vehicles.

    - BROAD CUSTOMER REACH--PREFERRED PROVIDER OF SERVICES UNDER GSA CONTRACT VEHICLES. Our government clients include all branches of the military, the Department of Defense and most cabinet-level agencies. We are a prime contractor on four of the five largest Government Wide Acquisition Contracts, or "GWACs," based on overall contract ceiling value and hold GSA Schedule contracts covering the full range of our solutions and service offerings. As a result, we have the opportunity to quickly and cost-effectively provide our solutions and services to any federal agency client. In addition, the General Services Administration, or "GSA," projects growth in its GWACs and GSA Schedule contracts at 14% annually over the next three years.

    - PREDICTABLE AND GROWING REVENUES AND PROFITABILITY. The combination of our long-term customer contracts and low incidence of contract cancellations provides us with relatively predictable revenues. Our track record of past performance and our incumbent position with a large number of government customers provides a solid foundation to win new contracts and continue growing backlog and revenue. Because our contract mix is weighted towards cost-plus and time and materials contract types, our profitability is more predictable. In addition, we generally do not pursue fixed price software development work that may create material financial risk.

    - COMPETITIVE COST STRUCTURE. Through our focus on reducing operating costs, we believe we have achieved one of the most efficient cost structures in the industry. Our competitive cost structure combined with our reputation for performance helps us to win business in an environment that emphasizes providing the best value for our government customers. We have achieved a win rate of over 60% on all contract dollars bid since 1997.

    - STRONG MANAGEMENT TEAM AND WORKFORCE. We have recruited a talented work force that has a wide range of critical skills to serve our clients. As of December 31, 2001, we had approximately 5,400 employees, 90% of whom were billable and 75% of whom held security clearances. Additionally, several members of senior management and our board of directors are former military officers or senior government officials who are familiar with the information technology requirements of government agencies.

OUR GROWTH STRATEGY

    - CONTINUE TO INCREASE MARKET PENETRATION. In the past 10 years, the federal government's shift towards using significantly larger, more comprehensive contracts, such as GWACs, has favored companies with a broad range of technical capabilities and proven track-records. As a prime contractor on four of the five largest GWACs for information technology services based on overall contract ceiling value, we have benefited from these changes. We will continue to expand our role with current customers on existing programs while also pursuing new opportunities only available through these larger contracts.

    - CAPITALIZE ON INCREASED EMPHASIS ON INFORMATION SECURITY, HOMELAND DEFENSE AND INTELLIGENCE. The Bush Administration's budget includes a 12% increase in Department of Defense spending for government fiscal year 2002, reaching $332 billion. We believe that many of the key operational goals of the Administration correlate with our expertise, including developing a national missile defense system, increasing homeland security, protecting information systems from attack, conducting effective intelligence operations and training for new approaches to warfare through simulation. Additionally, the Administration recently has requested $379 billion in defense appropriations for government fiscal year 2003, a 14% increase over 2002.

    - CROSS-SELL OUR FULL RANGE OF SERVICES TO EXISTING CUSTOMERS. We plan to continue expanding the scope of existing customer relationships by marketing and delivering the full range of our capabilities to each customer. Having developed a high level of customer satisfaction and critical domain knowledge as the incumbent on many long-term contracts, we have a unique advantage and opportunity to cross-sell our services and capture additional contract opportunities. For example, we believe our strong performance record and detailed understanding of customer requirements developed on the U.S. Air Force Cargo Movement Operations System led directly to our being awarded a contract relating to the Joint Logistics Warfighting Initiative.

    - CONTINUE OUR DISCIPLINED ACQUISITION STRATEGY. We employ a disciplined methodology to evaluate and select acquisition candidates. We have completed and successfully integrated five strategic acquisitions since 1997. Our industry remains highly fragmented and we believe the changing government procurement environment will continue to provide additional opportunities for industry consolidation. We will continue to selectively review acquisition candidates with a focus on companies with complementary skills or market focus.


    There are a number of risks and uncertainties associated with an investment in our common stock. For example, we are reliant on the U.S. federal government as a major source of contract revenues, and our contracts with the U.S. federal government are subject to complex government procurement laws and regulations and may be affected by provisions favorable to the government. Also, our ability to integrate effectively any acquisitions we may make in the future, to retain our senior management team and to remain competitive in obtaining and retaining skilled employees are all important to our future growth and cannot be assured. In addition, we currently have a significant amount of debt outstanding. On a pro forma basis after giving effect to this offering and the application of the net proceeds from this offering, we would have had $113.5 million of debt outstanding as of December 31, 2001. For a discussion of these and other risks related to our business and investment in our common stock, see "Risk Factors."


    We are a Delaware corporation, incorporated in Delaware in 1996, and our predecessor, Anteon International Corporation, a Virginia corporation, which we refer to in this prospectus as "Anteon Virginia," was incorporated in Virginia in 1976. Our principal executive offices are located at 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030, and our telephone number is (703) 246-0200.

    Immediately prior to the consummation of this offering, we will enter into certain related reorganization transactions, including the merger of our subsidiary, Anteon Virginia, into us, as more fully described in "Business--History and Organization" and "Certain Relationships--Reorganization Transactions." Anteon Virginia has publicly traded debt and is required to file periodic reports under the Securities Exchange Act of 1934. Unless we specifically indicate otherwise, all information in this prospectus gives effect to these reorganization transactions.

                                  THE OFFERING


Common stock offered...................  4,687,500 shares by us

                                         7,812,500 shares by the selling stockholders

Common stock to be outstanding
immediately after this offering........  33,601,502 shares

Use of proceeds........................  Net proceeds from this offering to us will be approximately $74.0 million. We intend to use the net
                                         proceeds from the sale of shares by us:

                                         -  to repay or repurchase a portion of our outstanding
                                         debt; and

                                         -  for working capital and general corporate purposes.

                                         We will not receive any of the proceeds from the sale of
                                         shares by the selling stockholders.

Dividends..............................  We have not in the past distributed any cash dividends on our common stock and currently have no plans to do so. The declaration of future dividends is, however, subject to
                                         the discretion of our board of directors in light of all
                                         relevant factors, including earnings, financial conditions and capital requirements. In addition, our ability to
                                         declare and pay dividends on our common stock is
                                         restricted by covenants in our credit facility and the
                                         indenture governing our 12% senior subordinated notes due
                                         2009, or the "12% Notes."

New York Stock Exchange symbol.........  ANT


    Unless we specifically state otherwise, the information in this prospectus:


    - assumes that our common stock will be sold at $17.50 per share, which is the mid-point of the range set forth on the cover of this prospectus;


    - assumes that the underwriters will not exercise the over-allotment option granted to them by the selling stockholders;

    - assumes a 2,449.95-for-1 split of our common stock effected February 19, 2002, the merger of our subsidiary, Anteon Virginia, with and into us, which among other things effects an exchange on a 2-for-1 basis of all outstanding shares and stock options of Anteon Virginia (other than those held by us) for 180,120 of our shares and for our stock options, and the conversion of our $22.5 million principal amount subordinated convertible promissory note held by Azimuth Tech. II LLC into 4,629,232 of our shares together with the related reorganization transactions described more fully in "Certain Relationships--Reorganization Transactions;"

    - includes 159,680 shares of common stock issued upon the exercise of certain stock options from January 1, 2002 to February 1, 2002, options to purchase an additional 158,405 shares, which will be or have been exercised prior to the consummation of this offering by some of the selling stockholders, and excludes options to purchase 51,000 shares of common stock which expired or were cancelled between January 1, 2002 and February 1, 2002; and

    - excludes, in the number of shares of common stock to be outstanding after this offering, options to purchase 3,647,755 shares of common stock outstanding at the consummation of this offering (after giving effect to the merger and related reorganization transactions), at a weighted-average exercise price of $4.36 per share, and options to purchase 1,234,000 shares of common stock granted effective as of the consummation of this offering at an exercise price equal to the public offering price.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED AND OTHER FINANCIAL DATA

    Set forth in the following tables are certain unaudited pro forma and historical consolidated and other financial data as of and for each of the periods specified. The unaudited pro forma condensed consolidated financial data has been prepared by management and gives effect to our acquisition of the training systems division of SIGCOM, Inc., or "SIGCOM Training," in July 2001, our sale of Center for Information Technology Education, or "CITE," in June 2001, our sale of Interactive Media Corp., or "IMC," in July 2001, the closure of our operations of DisplayCheck in August 2001, the closure of our operations of South Texas Ship Repair, Inc., or "STSR," in December 2001, the planned conversion of our $22.5 million principal amount subordinated convertible promissory note (and repayment of accrued interest thereon) held by Azimuth Tech. II LLC, one of our principal stockholders, the offering and the use of the estimated net proceeds to us from this offering as described in "Unaudited Pro Forma Condensed Consolidated Financial Information."

    The accompanying unaudited pro forma and historical consolidated and other financial data should also be read in conjunction with "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the historical and unaudited pro forma condensed consolidated financial statements and the notes thereto for us and SIGCOM included in this prospectus.

  SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND OTHER FINANCIAL DATA


                                                                  PRO FORMA
                                                              -----------------
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
                                                               (IN THOUSANDS,
                                                                 EXCEPT PER
                                                               SHARE DATA AND
                                                                PERCENTAGES)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues....................................................      $706,635
Costs of revenues...........................................       615,222
                                                                  --------
Gross profit................................................        91,413
General and administrative expenses, excluding amortization
  and
  acquisition-related costs.................................        49,637
Amortization of non-compete agreements......................           349
Goodwill amortization.......................................         5,519
Other intangibles amortization..............................         2,430
                                                                  --------
Total operating expenses....................................        57,935
                                                                  --------

Operating income............................................        33,478
Gains on sale and closures of businesses....................           487
Interest expense, net of interest income....................        17,033
Minority interest in (earnings) losses of subsidiaries......           (38)
                                                                  --------
Income (loss) before provision for (benefit from) income
  taxes.....................................................        16,894
Provision for (benefit from) income taxes...................         9,213
                                                                  --------

Net income (loss)...........................................      $  7,681
                                                                  ========
Basic earnings (loss) per common share......................      $   0.23
Weighted average shares outstanding--basic..................        33,283
Diluted earnings (loss) per common share....................      $   0.22
Weighted average shares outstanding--diluted................        34,727

OTHER FINANCIAL AND OPERATING DATA:
Capital expenditures........................................      $  2,110



                                                                  PRO FORMA
                                                              -----------------
                                                                    AS OF
                                                              DECEMBER 31, 2001
                                                              -----------------
                                                              ($ IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................       $ 6,042
Working capital.............................................        44,418
Total assets................................................       310,808
Long-term debt, including current portion...................       113,478
Total stockholders' equity..................................        90,651

            SUMMARY HISTORICAL CONSOLIDATED AND OTHER FINANCIAL DATA

                                                                             YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------------------
                                                              1997        1998        1999        2000        2001
                                                            ---------   ---------   ---------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues..................................................  $176,292    $249,776    $400,850    $542,807    $715,023
  Growth..................................................       N/A        41.7%       60.5%       35.4%       31.7%
Costs of revenues.........................................   159,539     221,588     353,245     474,924     627,342
                                                            --------    --------    --------    --------    --------
Gross profit..............................................    16,753      28,188      47,605      67,883      87,681
General and administrative expenses, excluding
  amortization and acquisition-related costs..............     8,061      15,286      25,610      38,506      51,442
Amortization of goodwill and other intangibles............     3,028       2,344       4,349       8,253       9,374
Costs of acquisitions/acquisition-related severance
  costs...................................................       584         115       2,316          86          --
                                                            --------    --------    --------    --------    --------
Total operating expenses..................................    11,673      17,745      32,275      46,845      60,816
                                                            --------    --------    --------    --------    --------
Operating income..........................................     5,080      10,443      15,330      21,038      26,865
Gains on sales and closures of business...................        --          --          --          --       4,046
Gains on sales of investments and other, net..............                    --       2,585          --          --
Interest expense, net of interest income..................     3,836       6,893      18,230      26,513      26,872
Minority interest in (earnings) losses of subsidiaries....       (13)        (26)        (39)         32         (38)
                                                            --------    --------    --------    --------    --------
Income (losses) before provision for (benefit from) income
  taxes and extraordinary gain (loss).....................     1,231       3,524        (354)     (5,443)      4,001
Provision for (benefit from) income taxes.................       480       1,852         710        (153)      4,413
                                                            --------    --------    --------    --------    --------
Income (loss) before extraordinary gain (loss)............       751       1,672      (1,064)     (5,290)       (412)
Extraordinary gain (loss), net of tax.....................        --          --        (463)         --         330
                                                            --------    --------    --------    --------    --------
Net income (loss).........................................  $    751    $  1,672    $ (1,527)   $ (5,290)   $    (82)
                                                            ========    ========    ========    ========    ========
Basic and diluted earnings (loss) per common share:
Income (loss) before extraordinary gain (loss)............  $   0.03    $   0.07    $  (0.04)   $  (0.22)   $  (0.02)
Net income (loss).........................................      0.03    $   0.07    $  (0.06)      (0.22)      (0.01)
                                                            ========    ========    ========    ========    ========
Weighted average shares outstanding.......................    23,529      23,591      23,785      23,787      23,787
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(a)(b)..............................................  $  9,579    $ 15,869    $ 25,978    $ 36,349    $ 47,357
  MARGIN..................................................       5.4%        6.4%        6.5%        6.7%        6.6%
Cash flow from (used in) operating activities.............    13,894      (8,503)     11,767      17,101      37,879
Cash flow from (used in) investing activities.............   (17,893)    (35,388)   (111,672)    (28,912)     (1,707)
Cash flow from (used in) financing activities.............     4,512      43,396     100,957      12,036     (35,676)
Capital expenditures......................................       817    $  2,089    $  4,761    $  6,584    $  2,181
Depreciation..............................................       867       1,837       3,623       7,026       7,110
Amortization included in costs of revenues................       617       1,271         130          --          --

                                                                               AS OF DECEMBER 31,
                                                            ---------------------------------------------------------
                                                              1997        1998        1999        2000        2001
                                                            ---------   ---------   ---------   ---------   ---------
                                                                                ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $    652    $    157    $  1,209    $  1,434    $  1,930
Working capital...........................................    11,476      33,857      48,818      56,841      27,559
Total assets..............................................    67,527     136,544     278,691     324,423     306,651
Long-term debt, including current portion.................    40,099      90,851     212,301     237,695     202,905
Total stockholders' equity (deficit)......................     3,346       5,603       3,672      (1,576)     (3,442)

------------------------------

(a) "EBITDA" as defined represents income before income taxes plus depreciation, amortization and net interest expense. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the United States of America). We believe that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the EBITDA measures presented may not be comparable to similarly titled measures of other companies.

    The computations of EBITDA are as follows:


                                                                                                    PRO FORMA
                                                                                                    YEAR ENDED
                                                         YEAR ENDED DECEMBER 31,                   DECEMBER 31,
                                           ----------------------------------------------------   --------------
                                             1997       1998       1999       2000       2001        2001(1)
                                           --------   --------   --------   --------   --------   --------------
                                                             ($ IN THOUSANDS)
Income (loss) before provision for
  (benefit from) income taxes and
  extraordinary gain (loss)..............   $1,231    $ 3,524    $  (354)   $(5,443)   $ 4,001       $16,894
Interest expense.........................    3,836      6,893     18,230     26,513     26,872        17,033
Depreciation and amortization............    4,512      5,452      8,102     15,279     16,484        15,070(2)
                                            ------    -------    -------    -------    -------       -------
EBITDA...................................   $9,579    $15,869    $25,978    $36,349    $47,357       $48,997
                                            ======    =======    =======    =======    =======       =======


------------------------------

    (1) Pro forma EBITDA for the twelve months ended December 31, 2001 gives effect to our acquisition of SIGCOM Training, our sale of CITE, our sale of IMC, the closures of DisplayCheck and STSR, our planned conversion of our $22.5 million principal amount subordinated convertible promissory note (and repayment of subordinated notes payable related to accrued interest thereon) held by Azimuth Tech. II LLC, one of our principal stockholders, this offering and the use of the estimated net proceeds to us from this offering. We believe that pro forma EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, pro forma EBITDA measures presented may not be comparable to similarly titled measures of other companies.

    (2) See "Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations."

(b) EBITDA for the twelve months ended December 31, 2001 includes the following items: $1.1 million of legal and settlement expenses recorded in 2001 for a matter related to a former subcontractor, $750,000 related to the write-down of real property we intend to sell, $1.3 million of compensation and fringe expenses recorded in 2001 related to certain indirect employees terminated as part of the integration of acquisitions, $200,000 of expenses recorded during 2001 related to severance payments made to certain former Analysis & Technology, Inc. employees, which will not continue beyond 2001, the $1.0 million annual management fee paid to Caxton-Iseman Capital, Inc., which is no longer payable due to the termination of a management fee agreement effective December 31, 2001, a one-time $3.6 million fee payable to Caxton-Iseman Capital, Inc. to terminate the management fee agreement, which was recognized in 2001, and the elimination of the $487,000 gain on the closure of CITI. These items are summarized below:

                                                              ($ IN THOUSANDS)
  Legal and settlement expenses.............................      $ 1,097
  Write-down of real property...............................          750
  Compensation for terminated employees.....................        1,313
  Executive severance expenses..............................          181
  Caxton-Iseman Capital, Inc. management fee................        1,000
  Fee to terminate Caxton-Iseman Capital, Inc. management
    fee agreement...........................................        3,600
  Gain on closure of CITI...................................         (487)
                                                                  -------
        Total...............................................      $ 7,454
                                                                  =======

    We believe that presenting these items is informative to investors because these items reflect certain expenses and a gain that we believe are not likely to recur in future years. However, there can be no assurance that we will not incur similar expenses or recognize similar gains in the future.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE BUYING SHARES OF OUR COMMON STOCK. ANY OF THE RISK FACTORS WE DESCRIBE BELOW COULD SEVERELY HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE IF ONE OR MORE OF THESE RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS. YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

FEDERAL GOVERNMENT CONTRACTING RISKS--OUR BUSINESS COULD BE ADVERSELY AFFECTED
  BY SIGNIFICANT CHANGES IN THE CONTRACTING OR FISCAL POLICIES OF THE U.S. FEDERAL GOVERNMENT.

    We derive substantially all of our revenues from contracts with the U.S. federal government or subcontracts under federal government prime contracts, and we believe that the success and development of our business will continue to depend on our successful participation in federal government contract programs. Accordingly, changes in federal government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect our federal government contracting business are:

    - budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

    - changes in federal government programs or requirements;

    - curtailment of the federal government's use of technology services firms;

    - the adoption of new laws or regulations;

    - technological developments;

    - federal governmental shutdowns (such as that which occurred during the government's 1996 fiscal year) and other potential delays in the government appropriations process;

    - delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons;

    - competition and consolidation in the information technology industry; and

    - general economic conditions.


    These or other factors could cause federal governmental agencies, or prime contractors where we are acting as a subcontractor, to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our financial condition and operating results. Many of our federal government customers are subject to stringent budgetary constraints. We have substantial contracts in place with many federal departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies.


EARLY TERMINATION OF CONTRACTS--OUR FEDERAL GOVERNMENT CONTRACTS MAY BE
  TERMINATED BY THE GOVERNMENT AT ANY TIME PRIOR TO THEIR COMPLETION, AND IF WE DO NOT REPLACE THEM, OUR OPERATING RESULTS MAY BE HARMED.

    We derive substantially all of our revenues from U.S. federal government contracts and subcontracts under federal government prime contracts that typically are awarded through competitive processes and span one or more base years and one or more option years. The option periods typically cover more than half of the contract's potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract on short notice, with or without cause. A decision not to exercise option periods or to terminate contracts would reduce the profitability of these contracts to us. Our contractual costs and revenues are subject to adjustment as a result of federal government audits. See "--Contracts Subject to Audit."

    Upon contract expiration, if the customer requires further services of the type provided by the contract, there is frequently a competitive rebidding process and there can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. The unexpected termination of one or more of our significant contracts could result in significant revenue shortfalls. The termination or nonrenewal of any of our significant contracts, short-term revenue shortfalls, the imposition of fines or damages or our suspension or debarment from bidding on additional contracts could harm operating results for those periods.

    Most federal government contract awards are subject to protest by competitors. If specified legal requirements are satisfied, these protests require the federal agency to suspend the contractor's performance of the newly awarded contract pending the outcome of the protest. These protests could also result in a requirement to resubmit bids for the contract or in the termination, reduction or modification of the awarded contract.

CONTRACTS SUBJECT TO AUDIT--OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A
  NEGATIVE AUDIT BY THE DEFENSE CONTRACT AUDIT AGENCY. WE COULD BE REQUIRED TO REIMBURSE THE U.S. FEDERAL GOVERNMENT FOR COSTS THAT WE HAVE EXPENDED ON OUR CONTRACTS AND OUR ABILITY TO COMPETE SUCCESSFULLY FOR FUTURE CONTRACTS COULD BE MATERIALLY IMPAIRED.

    The Defense Contract Audit Agency, or the "DCAA," and other government agencies routinely audit and investigate government contracts. These agencies review a contractor's performance on its contract, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor's compliance with, its internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Therefore, a DCAA audit could materially affect our competitive position and result in a substantial adjustment to our revenues. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. If we were suspended or debarred from contracting with the federal government generally, or any significant agency in the intelligence community or Department of Defense, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our operating results would be materially harmed.

CONTRACT TYPES AND RISKS--OUR ESTIMATES OF THE TIME, RESOURCES AND EXPENSES
  REQUIRED TO COMPLETE OUR CONTRACTUAL COMMITMENTS MAY NOT BE ACCURATE.

    We enter into three principal types of contracts with the federal government: cost-plus, time and materials and fixed price. As of December 31, 2001, approximately 37% of our federal contracts are cost-plus, 34% are time and materials and 29% are fixed price. Under cost-plus type contracts, which are subject to a contract ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if our costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. There is financial risk to us should our costs to perform time and materials contracts exceed the negotiated hourly billing rates. Under fixed price contracts, we are required to perform the contract tasks at a fixed price irrespective of the actual costs we incur, and consequently, any costs in excess of the fixed price are absorbed by us. Fixed price contracts, in comparison to cost-plus contracts, typically offer higher profit opportunities because we bear the risk of cost-overruns and receive the benefit of cost savings. For all contract types, there is risk associated with the assumptions we use to formulate our pricing of the proposed work. In addition, when we serve as a subcontractor under our contracts, we are exposed to the risks of delays in payment from the prime contractor for the services we provide.

RISKS UNDER INDEFINITE DELIVERY/INDEFINITE QUANTITY CONTRACTS, GSA SCHEDULE
  CONTRACTS AND GWACS--MANY OF OUR U.S. FEDERAL GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH INDEFINITE DELIVERY/INDEFINITE QUANTITY CONTRACTS, GSA SCHEDULE CONTRACTS AND GWACS UNDER WHICH WE ARE REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

    Budgetary pressures and reforms in the procurement process have caused many U.S. federal government customers to increasingly purchase goods and services through Indefinite Delivery/ Indefinite Quantity, or "ID/IQ," contracts, GSA Schedule contracts and other multiple award and/or GWAC vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenues under the relevant contract. There can be no assurance that we will continue to increase revenues or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could harm our operating results.

GOVERNMENT REGULATIONS--WE MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF
  PROCUREMENT RULES AND REGULATIONS. CHANGES IN GOVERNMENT REGULATIONS COULD HARM OUR OPERATING RESULTS.

    Our defense and federal civil agency businesses must comply with and are affected by various government regulations. Among the most significant regulations are:

    - the Federal Acquisition Regulations, and agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

    - the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

    - the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

    - laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

    These regulations affect how our customers and we can do business and, in some instances, impose added costs on our businesses. In addition, we are subject to industrial security regulations of the Department of Defense and other federal agencies that are designed to safeguard against foreigners' access to classified information. If we were to come under foreign ownership, control or influence, our federal government customers could terminate or decide not to renew our contracts, and it could impair our ability to obtain new contracts. Any changes in applicable laws and regulations could also harm our operating results. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government.

RISKS RELATING TO REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES--A DECLINE IN
  THE U.S. DEFENSE BUDGET MAY ADVERSELY AFFECT OUR OPERATIONS.

    Sales under contracts with the U.S. Department of Defense, including under subcontracts having the Department of Defense as the ultimate purchaser, represented approximately 69% of our sales in the twelve months ended
December 31, 2001. The U.S. defense budget declined from time to time in the late 1980s and the early 1990s, resulting in a slowing of new program starts, program delays and program cancellations. These reductions caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. While spending authorizations for defense-related programs by the government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, these spending levels may not be sustainable, and future levels of expenditures and authorizations for those programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. A general significant decline in military expenditures could harm our operating results.

WE ARE NOT ABLE TO GUARANTEE THAT CONTRACT ORDERS INCLUDED IN OUR ESTIMATED
  CONTRACT VALUE WILL RESULT IN ACTUAL REVENUES IN ANY PARTICULAR FISCAL PERIOD OR THAT THE ACTUAL REVENUES FROM SUCH CONTRACTS WILL EQUAL OUR ESTIMATED CONTRACT VALUE.

    There can be no assurance that any contracts included in our estimated contract value presented in this prospectus will result in actual revenues in any particular period or that the actual revenues from such contracts will equal our estimated contract value. Further, there can be no assurance that any contract included in our estimated contract value that generates revenue will be profitable. Our estimated contract value consists of funded backlog, which is based upon amounts actually appropriated by a customer for payment of goods and services, and unfunded contract value, which is based upon management's estimate of the future potential of our existing contracts (including contract options) to generate revenues. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, there can be no assurances that all of such estimated contract value will be recognized as revenue.

    In addition, the federal government's ability to select multiple winners under ID/IQ contracts and GWACs, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that certain of our existing contracts will result in actual orders. Further, the federal government enjoys broad rights to unilaterally modify or terminate such contracts, including the right not to exercise options to extend multi-year contracts through the end of their potential terms. Accordingly, most of our existing contracts are subject to modification and termination at the federal government's discretion. In addition, funding for orders from the federal government is subject to approval on an annual basis by Congress pursuant to the appropriations process.

GOVERNMENT INTENT TO REPLACE LEGACY SYSTEMS--OUR BUSINESS WILL BE HARMED IF
  GOVERNMENT AGENCIES ARE UNWILLING TO REPLACE OR SUPPLEMENT EXPENSIVE LEGACY SYSTEMS.

    Government agencies have spent substantial resources over an extended period of time to develop computer systems and to train their personnel to use them. These agencies may be reluctant to abandon or supplement these legacy systems with Internet and other advanced technology systems because of the cost of developing them or the additional cost of re-training their personnel. Such reluctance would make it more difficult to acquire new contracts which would harm our business prospects.

RELIANCE ON SUBCONTRACTORS--WE REGULARLY EMPLOY SUBCONTRACTORS TO ASSIST US IN
  SATISFYING OUR CONTRACTUAL OBLIGATIONS. IF THESE SUBCONTRACTORS FAIL TO PERFORM THEIR CONTRACTUAL OBLIGATIONS, OUR PRIME CONTRACT PERFORMANCE AND OUR ABILITY TO OBTAIN FUTURE BUSINESS COULD BE MATERIALLY AND ADVERSELY IMPACTED.


    Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. There is a risk that we may have disputes with subcontractors concerning a number of issues including the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our decision not to extend existing task orders or issue new task orders under a subcontract, or our hiring of former personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor. In extreme cases, such subcontractor performance deficiencies could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.


DEPENDENCE ON KEY PERSONNEL--IF WE LOSE OUR TECHNICAL PERSONNEL OR MEMBERS OF
  SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.


    Our continued success depends in large part on our ability to recruit and retain the technical personnel necessary to serve our clients effectively. Competition for skilled personnel in the information technology and systems engineering services industry is intense and technology service companies often experience high attrition among their skilled employees. Excessive attrition among our technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients' needs and constrain our future growth. In addition, we must often comply with provisions in federal government contracts that require employment of persons with specified levels of education, work experience and security clearances. The loss of any significant number of our existing key technical personnel or the inability to attract and retain key technical employees in the future could have a material adverse effect on our ability to win new business and could harm our operating results. There is also a risk that our efforts to hire personnel of our competitors or subcontractors or other persons could lead to claims being asserted against us that our recruitment efforts violate contractual arrangements or are otherwise wrongful.


    In addition, we believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team, led by Joseph M. Kampf. None of our senior management team has an employment contract with us. If Mr. Kampf or other members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

SECURITY CLEARANCE--IF WE CANNOT OBTAIN THE NECESSARY SECURITY CLEARANCES, WE
  MAY NOT BE ABLE TO PERFORM CLASSIFIED WORK FOR THE GOVERNMENT AND OUR REVENUES MAY SUFFER.

    Certain government contracts require us, and some of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which, if not replaced with revenue from other contracts, could seriously harm our operating results.

SECURITY ISSUES--SECURITY BREACHES IN SENSITIVE GOVERNMENT SYSTEMS COULD RESULT
  IN THE LOSS OF CLIENTS AND NEGATIVE PUBLICITY.

    Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other governmental clients.

CLIENT EXPECTATIONS--WE COULD LOSE REVENUES AND CLIENTS AND EXPOSE OUR COMPANY
  TO LIABILITY IF WE FAIL TO MEET CLIENT EXPECTATIONS.

    We create, implement and maintain technology solutions that are often critical to our clients' operations. If our technology solutions or other applications have significant defects or errors or fail to meet our clients' expectations, we may:

    - lose future contract opportunities due to receipt of poor past performance evaluations from our customers;

    - have contracts terminated for default and be liable to our customers for reprocurement costs and other damages;

    - receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

    - suffer claims for substantial damages against us, regardless of our responsibility for the failure.

    While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

ACQUISITION STRATEGY--WE INTEND TO PURSUE FUTURE ACQUISITIONS WHICH MAY
  ADVERSELY AFFECT OUR BUSINESS IF WE CANNOT EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

    We have completed and substantially integrated five strategic acquisitions since 1997. The federal government information technology solutions and systems engineering services industry remains fragmented, and we believe that acquisition and consolidation opportunities will continue to present themselves periodically. We intend to continue to selectively review acquisition candidates with a focus on companies with complementary skills or market focus. Our continued success will depend upon our ability to integrate any businesses we may acquire in the future. The integration of such businesses into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our business. Such difficulties of integration may involve the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and reconciling different corporate cultures. In addition, in certain acquisitions, federal acquisition regulations may require us to enter into government novation agreements, a potentially time-consuming process. Government agencies may delay in recognizing us as the successor contractor in these situations, thereby possibly preventing our realization of some of the anticipated benefits of such acquisitions. There can be no assurance that acquired entities will operate profitably, that we will realize anticipated synergies or that these acquisitions will cause our operating performance to improve.

    Although management regularly engages in discussions with and submits acquisition proposals to acquisition targets, there can be no assurance that suitable acquisition targets will be available in the future on reasonable terms. In addition, to the extent that we complete any additional acquisitions, no assurance can be given that acquisition financing will be available on reasonable terms or at all, that any new businesses will generate revenues or net income comparable to our existing businesses or that such businesses will be integrated successfully or operated profitably.

POTENTIAL UNDISCLOSED LIABILITIES ASSOCIATED WITH ACQUISITIONS--WE MAY BE
  SUBJECT TO CERTAIN LIABILITIES ASSUMED IN CONNECTION WITH OUR ACQUISITIONS THAT COULD HARM OUR OPERATING RESULTS.

    We conduct due diligence in connection with each of our acquisitions. In connection with any acquisition made by us, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other customers, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. The discovery of any material liabilities associated with our acquisitions could harm our operating results.

OUR EMPLOYEES MAY ENGAGE IN IMPROPER ACTIVITIES WITH ADVERSE CONSEQUENCES TO OUR
  BUSINESS.

    As with other government contractors, we are faced with the possibility that our employees may engage in misconduct, fraud or other improper activities that may have adverse consequences to our prospects and results of operations. Misconduct by employees could include failures to comply with federal government procurement regulations, violation of federal requirements concerning the protection of classified information, improper labor and cost charging to contracts and misappropriation of government or third party property and information. The occurrence of any such employee activities could result in our suspension or debarment from contracting with the federal government, as well as the imposition of fines and penalties, which would cause material harm to our business.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL BUSINESS
  EXPOSES US TO ADDITIONAL RISKS INCLUDING EXCHANGE RATE FLUCTUATIONS, FOREIGN TAX AND LEGAL REGULATIONS AND POLITICAL OR ECONOMIC INSTABILITY THAT COULD HARM OUR OPERATING RESULTS.

    In connection with our international operations, which generated 1.2% of our revenues for the twelve months ended December 31, 2001, we are subject to risks associated with operating in and selling to foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

    - changes in or interpretations of foreign regulations that may adversely affect our ability to sell all of our products or repatriate profits to the United States;

    - imposition of limitations on conversions of foreign currencies into dollars;

    - imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

    - hyperinflation or political instability in foreign countries;

    - imposition or increase of investment and other restrictions or requirements by foreign governments; and

    - U.S. arms export control regulations and policies which govern our ability to supply foreign affiliates and customers.

    Although our international operations are not currently substantial, to the extent we expand our international operations, these and other risks associated with international operations are likely to increase. Although such risks have not harmed our operating results in the past, no assurance can be given that such risks will not harm our operating results in the future.

RISKS RELATED TO OUR CAPITAL STRUCTURE

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL
  HEALTH.


    We have a significant amount of debt outstanding. As of December 31, 2001, after giving effect to this offering, the application of the net proceeds as described under "Use of Proceeds," the merger of our subsidiary, Anteon Virginia, with and into us and the related transactions described more fully in "Certain Relationships--Reorganization Transaction," our debt would have been $113.5 million. You should be aware that this level of debt could have important consequences to you as a holder of shares. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt.


    - We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

    - A significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, thereby reducing the amount of cash we have available for other purposes.

    - Our ability to adjust to changing market conditions may be hampered. We may be more vulnerable in a volatile market.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT DEBT LEVELS, WE AND OUR
  SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.


    We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture governing our 12% Notes and of our credit facility limit but do not prohibit us or our subsidiaries from doing so. As of December 31, 2001, after giving effect to this offering, the application of the net proceeds as described under "Use of Proceeds," the merger of our subsidiary, Anteon Virginia, with and into us and the related transactions described more fully in "Certain Relationships--Reorganization Transaction," our credit facility would have permitted additional borrowings of up to $96.1 million. If new debt is added by us or our subsidiaries, the related risks that we and they now face could intensify.


ABILITY TO SERVICE DEBT--TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT
  AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    - the current economic and competitive conditions in the information technology industry;

    - budgetary constraints affecting federal government spending, and changes in fiscal policies or available funding;

    - federal government shutdowns and other potential delays in the government appropriations process;

    - delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons;

    - any operating difficulties, operating costs or pricing pressures we may experience;

    - the passage of legislation or other regulatory developments that affect us adversely; and

    - any delays in implementing any strategic projects we may have.

    We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our debt obligations. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders before we engage in any such strategy.

RESTRICTIVE DEBT COVENANTS--THE TERMS OF OUR CREDIT FACILITY AND THE INDENTURE
  GOVERNING OUR 12% NOTES IMPOSE SIGNIFICANT RESTRICTIONS ON OUR ABILITY AND THAT OF OUR SUBSIDIARIES TO TAKE CERTAIN ACTIONS, WHICH MAY HAVE AN IMPACT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

    The indenture and our credit facility impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

    - incurring or guaranteeing additional debt;

    - paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

    - making investments;

    - creating liens on our assets;

    - issuing or selling capital stock of our subsidiaries;

    - transforming or selling assets currently held by us;

    - engaging in transactions with affiliates; and

    - engaging in mergers or consolidations.

    The failure to comply with any of these covenants would cause a default under the indenture and our credit agreement. A default, if not waived, could result in acceleration of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to stockholders such as yourself.

CONCENTRATION OF OWNERSHIP--WE WILL BE CONTROLLED BY ENTITIES UNDER THE CONTROL
  OF MR. ISEMAN, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

    Caxton-Iseman Capital, Inc. is a leveraged buy-out firm based in New York. Affiliates of and companies managed by Caxton-Iseman Capital, Inc., including Azimuth Technologies, L.P., Azimuth Tech. II LLC and Frederick J. Iseman, which we refer to collectively as the "Caxton-Iseman stockholders," will beneficially own approximately 53% of the outstanding shares of our common stock upon consummation of this offering, or 48% if the underwriters exercise in full their option to purchase an additional 1,875,000 shares from our selling stockholders. Because the Caxton-Iseman stockholders are controlled by Frederick J. Iseman and because of voting arrangements described in "Certain Relationships--Azimuth Technologies, L.P. and Azimuth Tech. II LLC," Mr. Iseman can control the election of our directors and the outcome of all matters submitted to a vote of our stockholders, as well as our management, operations and policies, and may be deemed to beneficially own the capital stock held by the Caxton-Iseman stockholders. In addition, our amended and restated certificate of incorporation provides that the Caxton-Iseman stockholders have the right to nominate a number of persons for election as director in proportion to their beneficial ownership of our common stock so long as they beneficially own at least 10% of our common stock. Currently, there are four Caxton-Iseman directors. On February 8, 2002, we increased the size of our board to twelve, and elected three new directors, thereby leaving two vacancies to be filled after the consummation of this offering. Pursuant to the provisions of our amended and restated certificate of incorporation, the Caxton-Iseman stockholders may fill these two vacancies.

    Mr. Iseman's interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. The Caxton-Iseman stockholders can sell all or a portion of their stock without providing other stockholders the opportunity to sell their stock. In addition, the terms of our rights plan exclude transactions with the Caxton-Iseman stockholders and any of their transferees. The concentration of ownership also may delay, defer or even prevent a change in control of our company, and make some transactions more difficult or impossible without the support of the Caxton-Iseman stockholders. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

RISKS RELATED TO THE OWNERSHIP OF OUR COMMON STOCK

FLUCTUATIONS IN OUR OPERATING RESULTS--OUR QUARTERLY REVENUES AND OPERATING
  RESULTS COULD BE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

    Our quarterly revenues and operating results may fluctuate significantly in the future. In particular, if the federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Consequently, we may realize lower revenues in quarters ending after September 30. Further, the rate at which the federal government procures technology may be negatively affected following changes in presidential administrations and senior government officials. As a result, our operating results could be volatile and difficult to predict and period-to-period comparisons of our operating results may not be a good indication of our future performance. Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT
  OR ABOVE THE OFFERING PRICE.

    Prior to this offering, there has not been a public market for our common stock. We cannot predict whether a liquid trading market will develop. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock could be subject to wide fluctuations as a result of many factors, including those listed in this "Risk Factors" section of this prospectus.

    In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

    - our operating performance and the performance of other similar companies;

    - federal government spending levels, both generally and by our particular customers;

    - delays in the payment of our invoices by government payment offices, resulting in potentially reduced earnings during a particular fiscal quarter;

    - news announcements relating to us, our industry or our competitors;

    - changes in earnings estimates or recommendations by research analysts;

    - changes in general economic conditions;

    - the number of shares to be publicly traded after this offering;

    - actions of our current stockholders;

    - the passage of legislation or other regulatory developments that affect us adversely; and

    - other developments affecting us, our industry or our competitors.

DILUTION--PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE DILUTION AS THE
  NET TANGIBLE BOOK VALUE OF THE SHARES OF COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE OFFERING PRICE.


    The initial public offering price of the shares of common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, each stockholder purchasing in this offering would experience immediate dilution of $19.23 per share of common stock. Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our common stock. See "Dilution" for a discussion about how pro forma net tangible book value is calculated.


SALE OF SHARES BY EXISTING STOCKHOLDERS--A LARGE NUMBER OF OUR SHARES ARE OR
  WILL BE ELIGIBLE FOR FUTURE SALE WHICH COULD DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock. After this offering, our current stockholders will own beneficially approximately 63% of the outstanding shares of our common stock, or approximately 57% if the underwriters' over-allotment option is exercised in full. Immediately following the consummation of this offering, current stockholders holding approximately 383,041 shares will be entitled to dispose of their shares and, following the expiration of a 180-day "lock-up" period to which the remainder of our current stockholders, directors, executive officers and members of senior management are subject, these holders will be entitled to dispose of their shares, although the shares of common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the lock-up.

    After this offering, the holders of approximately 21,606,386 shares of our common stock (including shares issuable upon the exercise of outstanding options) will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act the 6,582,200 shares reserved for issuance under our employee stock option plans or issued to employees upon exercise of options.

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND OUR
  STOCKHOLDERS' RIGHTS PLAN CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.

    Provisions contained in our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our amended and restated certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect some corporate actions. For example, our amended and restated certificate of incorporation authorizes our board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company, and could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, a change of control of our company may be delayed or deferred as a result of our having three classes of directors or the stockholders' rights plan adopted by our board. Our stockholders' rights plan is designed to enable all stockholders to receive fair and equal treatment in any proposed takeover and to guard against partial or two-tiered tender offers, open market accumulations and other abusive tactics to gain control of Anteon. The provisions of the plan might make an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and might be favored by a majority of our stockholders. See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to future events or our future financial performance. All projections contained in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to:

    - funded backlog;

    - estimated contract value;

    - our expectations regarding the federal government's procurement budgets and reliance on outsourcing of services; and

    - our financial condition and liquidity, as well as future cash flows and earnings.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the following:

    - the integration of acquisitions without disruption to our other business activities;

    - changes in general economic and business conditions;

    - changes in federal government procurement laws, regulations, policies and budgets;

    - the number and type of contracts and task orders awarded to us;

    - technological changes;

    - the ability to attract and retain qualified personnel;

    - competition;

    - our ability to retain our contracts during any rebidding process; and

    - the other factors outlined under "Risk Factors."

                                USE OF PROCEEDS


    The net proceeds from the sale of the 4,687,500 shares of common stock offered by us will be approximately $74.0 million, based on an assumed initial public offering price of $17.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of the 7,812,500 shares to be sold by the selling stockholders or the 1,875,000 additional shares to be sold by the selling stockholders if the underwriters exercise their over-allotment option.


    Based on our expected obligations as of March 1, 2002, we expect to use the net proceeds from this offering to:

    - repay approximately $8.9 million of our debt outstanding under the term loan portion of our credit facility;


    - repay approximately $18.7 million of debt outstanding under the revolving loan portion of our credit facility, without permanently reducing our borrowing availability under this facility;


    - repurchase, in open market or privately negotiated transactions, or otherwise, or redeem approximately $25.0 million principal amount of our 12% Notes (plus any associated premiums);


    - repay in full, on or before October 20, 2002, our $2.5 million principal amount promissory note held by former stockholders of Sherikon, Inc., or "Sherikon," a company acquired by us in October 2000;


    - repay in full our $7.5 million principal amount subordinated promissory note held by Azimuth Technologies, L.P., one of our principal stockholders, including $50,000 aggregate principal amount of our subordinated promissory notes held by present members of our management, referred to as the "Management Notes;" and

    - repay approximately $4.4 million of our subordinated notes, relating to accrued interest on our $22.5 million principal amount subordinated convertible promissory note held by Azimuth Tech. II LLC, one of our principal stockholders.


    We expect to use the remainder of the net proceeds, if any, for general corporate purposes, including working capital. Pending the uses described above, we intend to use the net proceeds to temporarily reduce borrowings under the revolving loan portion of our credit facility or invest the net proceeds in short-term investment grade securities, which will earn interest.



    Our promissory note held by former stockholders of Sherikon bears no interest and matures on October 20, 2002; our Management Notes and the subordinated promissory note held by Azimuth Technologies, L.P. bear interest at 6% per year and mature in April 2004; our subordinated convertible promissory note held by Azimuth Tech. II LLC bears interest at 12% per year and matures in June 2010, but will be converted immediately prior to the completion of this offering; and our 12% Notes bear interest at 12% per year, payable in cash semi-annually on each May 15 and November 15, and mature on May 15, 2009.


    Each of the facilities under our existing credit facility bears interest at a variable rate based upon LIBOR or prime lending rates, at our option. As of December 31, 2001, the weighted-average interest rate on our borrowings under the credit facility was 5.6%. Our credit facility has a final maturity date of June 2005. We used a portion of the proceeds from our borrowings under our credit facility to acquire Sherikon in October 2000 and SIGCOM in July 2001.

                                DIVIDEND POLICY

    We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our future earnings, if any, will be used in the operation and expansion of our business, for working capital, and other general corporate purposes. Our board will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions as the board may deem relevant. In addition, our ability to declare and pay dividends on our common stock is restricted by the provisions of Delaware law and covenants in our credit facility and the indenture governing our 12% Notes.

                                 CAPITALIZATION

    The following table sets forth our cash position and capitalization as of December 31, 2001:

    - on an actual basis giving effect to the merger of Anteon Virginia into us; and

    - on a pro forma as adjusted basis to give effect to:


       - the sale of 4,687,500 shares of common stock offered by us in this offering at an assumed initial public offering price of $17.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses,



       - the use of the net proceeds from this offering to repay
         (i) approximately $18.7 million of debt outstanding under the revolving loan portion of our credit facility, (ii) approximately $8.9 million of our debt outstanding under the term loan, (iii) repurchase, in open market or privately negotiated transactions, or otherwise, or redeem approximately $25.0 million principal amount of our 12% Notes (plus any associated premiums), (iv) repay in full our $7.5 million principal amount subordinated promissory notes held by certain stockholders and
         (v) repay in full our $2.5 million principal amount promissory note held by former stockholders of Sherikon,


       - the conversion of our $22.5 million principal amount subordinated convertible promissory note held by Azimuth Tech. II LLC into 4,629,232 shares of common stock immediately prior to this offering at a conversion price of $4.86 per share, and repayment of approximately $4.4 million of subordinated notes payable related to accrued interest on our $22.5 million principal amount subordinated convertible promissory note held by Azimuth Tech. II LLC,

       - the exchange on a 2-for-1 basis of all outstanding shares of Anteon Virginia (other than those held by us) in the merger of Anteon Virginia into us for 180,120 of our shares, and

       - the impact on retained earnings (accumulated deficit) of the write-off of deferred financing fees of $1.1 million ($676,000 net of income taxes) and the payment of expenses and any premiums associated with the early permanent reductions of long-term debt from our use of the net proceeds from this offering.

    You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion & Analysis of Financial Condition and Results of Operations," our consolidated financial statements and "Unaudited Pro Forma Condensed Consolidated Financial Information" appearing elsewhere in this prospectus.

                                                  AS OF DECEMBER 31, 2001
                                           -------------------------------------
                                                        PRO FORMA
                                            ACTUAL     ADJUSTMENTS    PRO FORMA
                                           ---------   -----------   -----------
                                                      (IN THOUSANDS)
Cash and cash equivalents................  $  1,930     $  4,112      $  6,042
Long term debt, including current
  portions
  Revolving facility(a)..................    18,700      (18,700)           --
  Term loan(a)...........................    47,054       (8,859)       38,195
  12% Notes..............................   100,000      (25,000)       75,000
  Azimuth Tech. II LLC notes(b)..........    26,869      (22,500)           --
                                                          (4,369)
  Subordinated notes payable to
    stockholders(c)......................     7,499       (7,499)           --
  Subordinated notes payable and business
    purchase consideration payable.......     2,783       (2,500)          283
                                           --------     --------      --------
Total long term debt.....................  $202,905     $(89,427)     $113,478
Stockholders' equity (deficit):
  Common stock, $0.01 par value per
    share, 37,503,000 shares authorized;
    23,786,565 shares issued and
    outstanding (actual);
    33,283,417 shares issued and
    outstanding (as adjusted)............       238           95           333
  Additional paid-in capital, net of
    subscriptions........................  $  2,354       96,444      $ 98,798
  Accumulated other comprehensive income
    (loss)...............................    (1,747)          --        (1,747)
  Retained earnings (accumulated
    deficit).............................    (4,287)      (2,446)       (6,733)
                                           --------     --------      --------
  Total stockholders' equity (deficit)...    (3,442)      94,093        90,651
                                           --------     --------      --------
Total capitalization.....................  $199,463     $  4,666      $204,129
                                           ========     ========      ========


------------------------


(a) Because our working capital fluctuates based on our seasonal needs, the amount borrowed under our revolving credit facility may vary. The aggregate amount available for borrowing under our revolving credit facility is determined based on a portion of eligible accounts receivable. Following the consummation of this offering, we expect to have no debt outstanding under our revolving credit facility and an additional $96.1 million of borrowing availability under this facility. Our term loan consists of a $38.2 million (after giving effect to this offering) three-year senior secured term loan facility. See "Description of Indebtedness--Credit Facility."


(b) Represents a subordinated convertible promissory note held by Azimuth
    Tech. II LLC. The $22.5 million principal amount of this note will be converted into shares of our common stock immediately prior to the consummation of this offering, and approximately $4.4 million of subordinated notes related to accrued interest on the subordinated convertible promissory note will be paid with a portion of the net proceeds of this offering.

(c) Represents the $7.5 million aggregate principal amount of our subordinated promissory note held by Azimuth Technologies, L.P., including $50,000 principal amount of our Management Notes.

                                    DILUTION

    Our pro forma net tangible book value (deficit) at December 31, 2001, which reflects the merger of our subsidiary, Anteon Virginia, with and into us and the related reorganization transactions but not this offering, was approximately $(130.3) million, or approximately $(4.56) per share. Net pro forma tangible book value (deficit) per share represents the amount of our total tangible assets, meaning total assets less intangible assets, reduced by our total liabilities (after giving effect to the assumed conversion of our $22.5 million principal amount subordinated convertible note held by Azimuth Tech. II LLC into 4,629,232 shares of common stock immediately prior to this offering) divided by the number of shares of our common stock outstanding (after giving effect to the assumed conversion).


    After giving effect to our sale of 4,687,500 shares of common stock in this offering at an assumed initial public offering price of $17.50 per share, deducting the estimated underwriting discounts and commissions and our estimated offering expenses of $8.0 million, applying our estimated net proceeds, and after giving effect to the assumed conversion of the subordinated convertible note referred to above into 4,629,232 shares of common stock immediately prior to this offering and the exchange on a 2-for-1 basis of all outstanding shares of Anteon Virginia (other than those held by us) in the merger of Anteon Virginia into us for 180,120 of our shares, our adjusted net tangible book value (deficit) as of December 31, 2001 would have been approximately $(57.5) million, or $(1.73) per share. This represents an immediate increase in net tangible book value of $2.83 per share to our existing stockholders and an immediate dilution of $19.23 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share............            $17.50
Pro forma net tangible book value (deficit) per share
  before this offering.....................................  $ (4.56)
Increase in pro forma net tangible book value per share
  attributable to this offering............................     2.83
                                                             -------
Pro forma net tangible book value (deficit) per share after
  this offering............................................             (1.73)
                                                                       ------
Dilution per share to new investors........................            $19.23
                                                                       ======


    The following table summarizes, on the adjusted pro forma basis discussed above, as of December 31, 2001, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders and by new investors.


                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------   ------------------------   AVERAGE PRICE
                                       NUMBER     PERCENT       AMOUNT       PERCENT      PER SHARE
                                     ----------   --------   -------------   --------   -------------
Existing Stockholders..............  28,595,917      86%     $ 25,092,000       23%         $ 0.88
New Investors......................   4,687,500      14        82,031,250       77           17.50
                                     ----------     ---      ------------      ---
Total..............................  33,283,417     100%     $107,123,250      100%         $ 3.22
                                     ==========     ===      ============      ===


    The discussion and tables above assume no exercise of stock options outstanding as of December 31, 2001. As of December 31, 2001, we had options outstanding to purchase a total of 4,016,840 shares of common stock with a weighted-average exercise price of $4.21 per share (as adjusted for the 2-for-1 exchange in the merger of Anteon Virginia into us). To the extent that any of these options are exercised, there will be further dilution to new investors. In addition, options to purchase 1,234,000 shares of common stock will be granted effective as of the consummation of this offering, at an exercise price equal to the initial public offering price. See "Description of Capital Stock" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

    The unaudited pro forma condensed consolidated financial information has been prepared by management and gives effect to our acquisition of SIGCOM Training in July 2001, our sale of CITE in June 2001, our sale of IMC in July 2001, the closure of our operations of DisplayCheck in August 2001, the closure of our operations of STSR in December 2001, the planned conversion of our $22.5 million principal amount subordinated convertible promissory note (and repayment of accrued interest thereon) held by Azimuth Tech. II LLC, one of our principal stockholders, the offering and the use of the estimated net proceeds to us from this offering.

    The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 has been prepared to give effect to the transactions described above as if they had occurred on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2001 has been prepared to give effect to the planned conversion of our $22.5 million principal amount subordinated convertible promissory note (and repayment of accrued interest thereon), this offering and the use of the estimated net proceeds to us from this offering as if they had occurred as of December 31, 2001.

    The pro forma adjustments, which are based on available information and certain assumptions that we believe are reasonable under the circumstances, are applied to our historical consolidated financial statements. The acquisition of SIGCOM Training is accounted for under the purchase method of accounting. The allocation of the SIGCOM Training purchase price is based upon the preliminary estimated fair value of assets acquired and liabilities assumed. The purchase price allocations for the SIGCOM Training acquisition reflected in the accompanying unaudited pro forma condensed consolidated statement of operations may be different from the final allocation of the purchase price, and any such differences may be material. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the acquisition and dispositions occurred on such dates or to project our results of operations or financial position for any future period.

    The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes thereto for us and SIGCOM Training included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   HISTORICAL
                            ------------------------                  BUSINESS     PRO FORMA FOR
                                             SIGCOM                  DISPOSITION   ACQUISITIONS
                               ANTEON       TRAINING   ACQUISITION   ADJUSTMENTS        AND         OFFERING     PRO FORMA ANTEON
                            INTERNATIONAL     (A)      ADJUSTMENTS       (F)       DISPOSITIONS    ADJUSTMENTS    INTERNATIONAL
                            -------------   --------   -----------   -----------   -------------   -----------   ----------------
Revenues..................    $715,023       $8,475       $  --       $(16,863)       $706,635       $    --         $706,635
Costs of revenues.........     627,342        7,089        (554)(b)    (18,655)        615,222            --          615,222
                              --------       ------       -----       --------        --------       -------         --------
    Gross profit..........      87,681        1,386         554          1,792          91,413            --           91,413
                              --------       ------       -----       --------        --------       -------         --------
Operating expenses:
  General and
    administrative
    expenses, excluding
    acquisition-related
    costs.................      51,442          693        (636)(b)     (1,862)         49,637            --           49,637
  Amortization of
    noncompete
    agreements............         349           --          --             --             349            --              349
  Goodwill amortization...       6,704           --          --         (1,185)          5,519            --            5,519
  Other intangibles
    amortization..........       2,321           --         128 (c)        (19)          2,430            --            2,430
                              --------       ------       -----       --------        --------       -------         --------
  Total operating
    expenses..............      60,816          693        (508)        (3,066)         57,935            --           57,935
                              --------       ------       -----       --------        --------       -------         --------
Operating income..........      26,865          693       1,062          4,858          33,478            --           33,478

Gains on sales and
  closures of
  businesses..............       4,046           --          --         (3,559)            487            --              487
Interest expense, net of
  interest income.........      26,872           --         647 (d)       (713)         26,806        (9,773 )(g)(h)       17,033
Minority interest in
  (earnings) losses of
  subsidiaries............         (38)          --          --             --             (38)           --              (38)
                              --------       ------       -----       --------        --------       -------         --------
Income (loss) before
  provision for income
  taxes and extraordinary
  gain (loss).............       4,001          693         415          2,012           7,121         9,773           16,894
Provision for (benefit
  from) income taxes......       4,413           --         454 (e)        339           5,206         4,007 (e)        9,213
                              --------       ------       -----       --------        --------       -------         --------
Income (loss) before
  extraordinary gain
  (loss) (i)..............    $   (412)      $  693       $ (39)      $  1,673        $  1,915       $ 5,766         $  7,681
                              ========       ======       =====       ========        ========       =======         ========
Basic income (loss) before
  extraordinary gain
  (loss) per common share
  (h)(i):                     $  (0.02)                                                                              $   0.23
                              ========                                                                               ========
Weighted average shares
  outstanding:                  23,787                                                                                 33,283
Diluted income (loss)
  before extraordinary
  gain (loss) per common
  share (h)(i):               $  (0.02)                                                                              $   0.22
                              ========                                                                               ========
Weighted average shares
  outstanding:                  23,787                                                                                 34,727


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations:

(a) To reflect the historical results of operations of SIGCOM Training for the period from January 1, 2001 to its acquisition date of July 20, 2001. The historical results of operations for SIGCOM Training are included in our historical results of operations for the period from July 20, 2001 to December 31, 2001.

(b) To reflect the reduction in historical overhead and general and administrative costs allocated by SIGCOM Training's former parent for the period from January 1, 2001 to July 20, 2001 associated with functions not acquired by us. Our personnel are now performing such functions without additional staffing as a result of the acquisition.

(c) To reflect amortization expense related to the preliminary estimate of the fair value of the identifiable intangible asset associated with the acquisition of SIGCOM Training, as follows:

                                                                            PRO FORMA
                                                                        ADJUSTMENT FOR THE
                                                ALLOCATED   ESTIMATED       YEAR ENDED
                                                 AMOUNT       LIFE      DECEMBER 31, 2001
                                                ---------   ---------   ------------------
Contract backlog..............................  $440,000    2 years          $128,000

(d) To reflect interest expense of $647,000 for the year ended December 31, 2001, at an average rate of 10.14%, based on our average incremental borrowing rate for the period, related to the additional average borrowings of $11.0 million from the SIGCOM Training acquisition.

(e) To reflect federal and state income taxes at a combined rate of 41%, after adjusting income (loss) before taxes for non-deductible expenses, primarily goodwill amortization expense.

(f) To remove the historical results of operations for businesses disposed of or sold, including the sale of CITE (June 29, 2001), the closure of our operations of DisplayCheck (August 1, 2001), the sale of IMC (July 20, 2001) and the closure of STSR (December 14, 2001). The historical results of these operations are as follows:

                                                                                              NON-        USE OF        TOTAL
                                                                                           OPERATING     PROCEEDS      BUSINESS
                                                                                          DISPOSITION    FROM IMC    DISPOSITION
                                          CITE      DISPLAYCHECK      STSR       IMC      ADJUSTMENTS      SALE      ADJUSTMENTS
                                        --------   --------------   --------   --------   ------------   ---------   ------------
Revenues..............................   $1,169        $ 664        $ 3,289    $11,741       $   --        $  --       $16,863
Costs of revenues.....................    1,924          415          5,396     10,920           --           --        18,655
                                         ------        -----        -------    -------       ------        -----       -------
  Gross profit (loss).................     (755)         249         (2,107)       821           --           --        (1,792)
                                         ------        -----        -------    -------       ------        -----       -------
  Operating expenses:
    General & administrative
      expenses........................      345          656             --        861           --           --         1,862
    Goodwill amortization.............       --           --             --         --        1,185           --         1,185
    Other intangibles amortization....       --           --             --         --           19           --            19
                                         ------        -----        -------    -------       ------        -----       -------
      Total operating expenses........      345          656             --        861        1,204           --         3,066
                                         ------        -----        -------    -------       ------        -----       -------
Operating income (loss)...............   (1,100)        (407)        (2,107)       (40)      (1,204)          --        (4,858)
Gains on sales and closures of
  businesses..........................      100           --             --         --        3,459           --         3,559
Interest expense, net of interest
  income..............................       --           --              1          2           --         (710)         (713)
                                         ------        -----        -------    -------       ------        -----       -------
Income (loss) before provision for
  (benefit from) income taxes.........   (1,000)        (407)        (2,108)       (42)       2,255         (710)       (2,012)
Provision for (benefit from) income
  taxes...............................     (410)        (167)          (864)       (17)       1,410         (291)         (339)
                                         ------        -----        -------    -------       ------        -----       -------
Income (loss) before extraordinary
  gain (loss).........................   $ (590)       $(240)       $(1,244)   $   (25)      $  845        $(419)      $(1,673)
                                         ======        =====        =======    =======       ======        =====       =======

    The "Non-operating disposition adjustments" include goodwill amortization expense of approximately $1.0 million related to the write-off of goodwill associated with the closure of STSR; historical goodwill amortization expense of $50,000 related to STSR and $93,000 related

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

    to IMC from January 1, 2001 through the dates of disposal. Also included in this column is the gain on the sale of IMC of $3,459,000, which was recorded in 2001.

    The "Use of proceeds from IMC sale" adjustment is a reduction of interest expense of $713,000 for the year ended December 31, 2001, related to the use of the $12,069,000 net proceeds from the sale of IMC to reduce borrowings under our revolving credit facility. The reduction in interest expense, based on our average incremental borrowing rate for the period, is recognized at a rate of 10.14%.


(g) To reflect the adjustment to decrease interest expense by $9,258,000 associated with our use of the estimated net proceeds and conversion of the subordinated note payable to us from this offering to reduce long-term debt as follows:



                                                                     AVERAGE BORROWING
                                                                       RATE FOR THE
                                                                        YEAR ENDED
                                                        PRINCIPAL      DECEMBER 31,
                                                        REDUCTION          2001
                                                       -----------   -----------------
Revolving credit facility............................  $18,700,000             8.94%
Term loan............................................    8,859,000             7.03%
Subordinated notes payable to stockholders...........    7,499,000             6.00%
Conversion of subordinated note payable..............   22,500,000            12.00%
Subordinated notes payable-related party.............    4,369,000            12.00%
Subordinated notes payable...........................    2,500,000            11.75%
12% Notes payable....................................   25,000,000            12.00%
                                                       -----------
                                                       $89,427,000
                                                       ===========


(h) To reflect the decrease in interest expense of $515,000 related to the elimination of the amortization expense of deferred financing fees associated with the long-term debt which will be permanently reduced with the net proceeds to us from this offering. The early permanent reduction of long-term debt will also result in extraordinary losses of approximately $4,134,000 ($2,439,000 net of taxes) not reflected in the accompanying pro forma condensed consolidated statement of operations. Under currently adopted accounting principles generally accepted in the United States of America, losses upon the early extinguishment of long-term debt are classified as extraordinary. However, during November 2001, the Financial Accounting Standards Board released an Exposure Draft that would amend current principles and may result in a reclassification of the early extinguishment of long-term debt as described above as a component of interest expense.

(i) Excludes the historical extraordinary gain, net of tax, from the early retirement of a subordinated note issued in connection with our acquisition of Anteon Virginia in 1996.
                            ------------------------

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

    The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 includes our actual depreciation and amortization expense, as adjusted to give effect to the acquisition of SIGCOM Training from January 1, 2001 through the date of acquisition and the disposal of STSR and IMC from the dates of disposal. The computations of pro forma depreciation and amortization are as follows:

                                       HISTORICAL                    BUSINESS       PRO FORMA
                                         ANTEON       ACQUISITION   DISPOSITION      ANTEON
                                      INTERNATIONAL   ADJUSTMENTS   ADJUSTMENTS   INTERNATIONAL
                                      -------------   -----------   -----------   -------------
Depreciation........................     $ 7,110         $143         $  (481)       $ 6,772
Amortization........................       9,374          128          (1,204)         8,298
                                         -------         ----         -------        -------
Total...............................     $16,484         $271         $(1,685)       $15,070
                                         =======         ====         =======        =======

    Depreciation expense is included in costs of revenues and general and administrative expenses, excluding acquisition-related costs, in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001.

    On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 141 ("SFAS No. 141"), "Business Combinations," and Statement No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for acquisitions of businesses and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. SFAS No. 142 is effective January 1, 2002.

    The pro forma financial information gives effect to the acquisition of SIGCOM Training using the provisions of SFAS No. 141 and SFAS No. 142. Accordingly, acquired goodwill and intangibles with indefinite lives have not been amortized. The acquired intangible asset for contract backlog is being amortized over a two-year period.


    For our acquisitions consummated prior to July 1, 2001, no pro forma adjustments have been included to apply the provisions of SFAS No. 141 and SFAS No. 142 to goodwill or separately identifiable intangible assets, or related amortization expense. Beginning January 1, 2002, we will no longer amortize goodwill and intangibles with indefinite lives related to such acquisitions. Had the provisions of SFAS No. 142 been applied in the accompanying unaudited pro forma condensed consolidated statement of operations to acquisitions consummated prior to July 1, 2001, pro forma amortization expense would have decreased and pro forma income before extraordinary items would have increased by $6,208,000. Our pro forma income before extraordinary items per common share would have been $0.40.


    The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 excludes gains on the sales of CITE and IMC of approximately $100,000 and $3,500,000, respectively, since such gains are considered non-recurring in nature.

    An increase of 1/8% in the interest rates for the additional average borrowings described in note (d) above will result in an increase in pro forma interest expense and a decrease in pro forma net income of approximately $8,000 and $4,000, respectively, for the year ended December 31, 2001.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 2001

                                 (IN THOUSANDS)


                                                               HISTORICAL                     PRO FORMA
                                                                 ANTEON        OFFERING        ANTEON
                                                              INTERNATIONAL   ADJUSTMENTS   INTERNATIONAL
                                                              -------------   -----------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $  1,930      $ 82,031 (a)    $  6,042
                                                                                 (7,992)(a)
                                                                                (66,927)(b)
                                                                                 (3,000)(c)
  Accounts receivable, net..................................      131,345            --         131,345
  Prepaid expenses and other current assets.................        6,992          (312)(c)       6,680
  Income tax receivable.....................................           --         1,191 (c)       1,191
  Deferred tax assets, net..................................        4,151            --           4,151
                                                                 --------      --------        --------
    Total current assets....................................      144,418         4,991         149,409

  Property and equipment, net...............................       12,744            --          12,744
  Goodwill, net.............................................      136,622            --         136,622
  Intangibles and other assets, net.........................       12,867          (834)(c)      12,033
                                                                 --------      --------        --------
    Total assets............................................     $306,651      $  4,157        $310,808
                                                                 ========      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:

  Term loan, current portion................................     $ 17,266      $ (8,859)(b)    $  8,407
  Subordinated notes and business consideration payable,
    current portion.........................................        2,783        (2,500)(b)         283
  Accounts payable..........................................       28,628            --          28,628
  Accrued expenses..........................................       56,041                        56,041
  Income tax payable........................................          509          (509)(c)          --
  Other current liabilities, net............................        2,889            --           2,889
  Deferred revenue..........................................        8,743            --           8,743
                                                                 --------      --------        --------
    Total current liabilities...............................      116,859       (11,868)        104,991

Term loan, less current portion.............................       29,788            --          29,788
Revolving facility..........................................       18,700       (18,700)(b)          --
12% Notes...................................................      100,000       (25,000)(b)      75,000
Subordinated notes payable to stockholders..................        7,499        (7,499)(b)          --
Subordinated convertible note payable-related party.........       22,500       (22,500)(d)          --
Subordinated notes payable-related party....................        4,369        (4,369)(b)          --
Non-current deferred tax liabilities, net...................        9,261            --           9,261
Other long term liabilities.................................          690            --             690
                                                                 --------      --------        --------
    Total liabilities.......................................      309,666       (89,936)        219,730

Minority interest in subsidiaries...........................          427            --             427
Stockholders' equity (deficit):
  Common stock..............................................          238            95 (a)         333
  Additional paid-in capital, net of subscriptions..........        2,354        22,500 (d)      98,798
                                                                                 73,944 (a)
  Accumulated other comprehensive income (loss).............       (1,747)           --          (1,747)
  Retained earnings (accumulated deficit)...................       (4,287)       (2,446)(c)      (6,733)
                                                                 --------      --------        --------
    Total stockholders' equity (deficit)....................       (3,442)       94,093          90,651
                                                                 --------      --------        --------
    Total liabilities and stockholders' equity (deficit)....     $306,651      $  4,157        $310,808
                                                                 ========      ========        ========


  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:


    (a) To reflect the receipt of proceeds from this offering, net of underwriting discounts and related expenses of approximately $8.0 million.


    (b) To reflect the estimated use of the net proceeds from this offering to repay (i) long-term debt and (ii) subordinated notes payable related to accrued interest on the subordinated convertible note held by Azimuth Tech. II LLC, one of our principal stockholders.

    (c) To reflect the removal of deferred financing fees and payment of an early retirement premium associated with the early permanent reductions of long-term debt from the use of the net proceeds to us from the offering. The write-off of these deferred fees and early retirement premium is reflected as a charge against retained earnings, net of income taxes.

    (d) To reflect the conversion into common stock of our $22.5 million principal amount subordinated convertible promissory note held by Azimuth Tech. II LLC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below have been derived from our audited consolidated financial statements as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. These results are not necessarily indicative of the results that may be expected for any future period and are not comparable between prior periods as a result of business acquisitions consummated in 1997, 1998, 1999, 2000 and 2001. Results of operations of these acquired businesses are included in our consolidated financial statements for the periods subsequent to the respective dates of acquisition.

    You should read the selected financial and operating data presented below in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our financial statements and their related notes appearing elsewhere in this prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                1997        1998        1999        2000        2001
                                                              ---------   ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $176,292    $249,776    $400,850    $ 542,807   $715,023
Costs of revenues...........................................   159,539     221,588     353,245      474,924    627,342
                                                              --------    --------    --------    ---------   --------
Gross profit................................................    16,753      28,188      47,605       67,883     87,681
General and administrative expenses, excluding
  acquisition-related costs.................................     8,061      15,286      25,610       38,506     51,442
Amortization of non-compete agreements......................     2,286         530         909          866        349
Goodwill amortization.......................................       742       1,814       3,440        4,714      6,704
Other intangibles amortization..............................        --          --          --        2,673      2,321
Costs of acquisitions/acquisition-related severance costs...       584         115       2,316           86
                                                              --------    --------    --------    ---------   --------
Operating income............................................     5,080      10,443      15,330       21,038     26,865
Gains on sales and closures of businesses...................        --          --          --           --      4,046
Gains on sales of investments and other, net................        --          --       2,585           --         --
Interest expense, net of interest income....................     3,836       6,893      18,230       26,513     26,872
Minority interest in (earnings) losses of subsidiaries......       (13)        (26)        (39)          32        (38)
                                                              --------    --------    --------    ---------   --------
Income (loss) before provision for (benefit from) income
  taxes and extraordinary gain (loss).......................     1,231       3,524        (354)      (5,443)     4,001
Provision for (benefit from) income taxes...................       480       1,852         710         (153)     4,413
                                                              --------    --------    --------    ---------   --------
  Income (loss) before extraordinary gain (loss)............       751       1,672      (1,064)      (5,290)      (412)
  Extraordinary gain (loss), net of tax.....................        --          --        (463)          --        330
                                                              --------    --------    --------    ---------   --------
Net income (loss)...........................................  $    751    $  1,672    $ (1,527)   $  (5,290)       (82)
                                                              ========    ========    ========    =========   ========
Basic and diluted earnings (loss) per common share:
  Income (loss) before extraordinary gain (loss)............  $   0.03    $   0.07    $  (0.04)   $   (0.22)  $  (0.02)
  Extraordinary gain (loss), net of tax.....................        --          --       (0.02)          --       0.01
                                                              --------    --------    --------    ---------   --------
  Net income (loss).........................................  $   0.03    $   0.07    $  (0.06)   $   (0.22)  $  (0.01)
                                                              ========    ========    ========    =========   ========
  Weighted average shares outstanding.......................    23,529      23,591      23,785       23,787     23,787
OTHER DATA:
EBITDA(a)...................................................  $  9,579    $ 15,869    $ 25,978    $  36,349   $ 47,357
EBITDA margin...............................................       5.4%        6.4%        6.5%         6.7%       6.6%
Cash flow from (used in) operating activities...............  $ 13,894    $ (8,503)   $ 11,767    $  17,101   $ 37,879
Cash flow from (used in) investing activities...............   (17,893)    (35,388)   (111,672)     (28,912)    (1,707)
Cash flow from (used in) financing activities...............     4,512      43,396     100,957       12,036    (35,676)
Capital expenditures........................................       817       2,089       4,761        6,584      2,181
BALANCE SHEET DATA (AS OF DECEMBER 31):
Current assets..............................................  $ 35,879    $ 73,557    $118,583    $ 148,420   $144,418
Working capital.............................................    11,476      33,857      48,818       56,841     27,559
Total assets................................................    67,527     136,544     278,691      324,423    306,651
Long-term debt, including current portion...................    40,099      90,851     212,301      237,695    202,905
Net debt(b).................................................    39,447      84,721     211,092      236,261    200,975
Stockholders' equity (deficit)..............................     3,346       5,603       3,672       (1,576)    (3,442)

----------------------------------
(a) "EBITDA" as defined represents income before income taxes plus depreciation, amortization and net interest expense. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the United States of America). We believe that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the EBITDA measures presented may not be comparable to similarly titled measures of other companies. The computations of EBITDA are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1997       1998       1999       2000       2001
                                                              --------   --------   --------   --------   --------
                                                                                ($ IN THOUSANDS)
Income (loss) before provision for (benefit from) income
  taxes and extraordinary gain (loss).......................
                                                               $1,231    $  3,524   $  (354)   $(5,443)   $ 4,001
Interest expense............................................    3,836       6,893    18,230     26,513     26,872
Depreciation and amortization...............................    4,512       5,452     8,102     15,279     16,484
                                                               ------    --------   -------    -------    -------
EBITDA......................................................   $9,579    $ 15,869   $25,978    $36,349    $47,357
                                                               ======    ========   =======    =======    =======

(b) Net debt represents total indebtedness less cash and investments in marketable securities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. SOME OF THE STATEMENTS IN THE FOLLOWING DISCUSSION ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

GENERAL

    We provide information technology solutions and advanced systems engineering services to government clients. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government clients with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations.

    We currently serve over six hundred U.S. federal government clients, as well as state and foreign governments. For the year ended December 31, 2001, we estimate that 89% of our revenue was from contracts where we were the lead, or "prime," contractor. We provide our services under long-term contracts that generally have terms of four to five years. We have obtained ISO 9001 registration for our quality management systems at key facilities and have achieved Software Engineering Institute (SEI) Level 3 certification for our software development facility's processes. Our contract base is well diversified among government agencies, and in the twelve months ended December 31, 2001 we performed work on more than 3,000 task orders under more than 400 contracts. No single award contract or task order accounted for more than 3.8% of revenues for the twelve months ended December 31, 2001.

DESCRIPTION OF CRITICAL ACCOUNTING POLICIES

    Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates including those related to uncollectible accounts receivable and other contingent liabilities, revenue recognition and goodwill. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

    We maintain reserves for uncollectible accounts receivable and other contingent liabilities which may arise in the normal course of business. Historically, we have not had significant write-offs of uncollectible accounts receivable. However, we do perform work on many contracts and task orders, where on occasion, issues may arise which would lead to accounts receivable not being fully collected. Should these issues occur more frequently, additional reserves may be required.

    During the twelve months ended December 31, 2001, we estimate that 96% of our revenues were derived from services and 4% from product sales. Services are performed under contracts that may be categorized into three primary types: time and materials, cost-plus reimbursement and firm fixed price. Revenue for time and materials contracts is recognized as time is spent at hourly rates, which are negotiated with the customer. Time and materials contracts are typically more profitable than cost-plus contracts because of our ability to negotiate rates and manage costs on those contracts. Revenue is recognized under cost-plus contracts on the basis of direct and indirect costs incurred plus a negotiated profit calculated as a percentage of costs or as a performance-based award fee. Cost-plus type contracts provide relatively less risk than other contract types because we are reimbursed for all direct costs and certain indirect costs, such as overhead and general and administrative expenses, and are paid a fee for work performed. For award fee type contracts, we recognize the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the customer regarding our performance, including any interim performance evaluations rendered by the customer. Revenues are recognized under fixed price contracts based on the percentage-of-completion basis, using the cost-to-cost or units-of-delivery methods.

    We recognize revenues under our federal government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable. Our contracts with agencies of the federal government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. In evaluating the probability of funding for purposes of assessing collectibility of the contract price, we consider our previous experiences with the customer, communications with the customer regarding funding status, and our knowledge of available funding for the contract or program. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

    We recognize revenue under our federal government contracts based on allowable contract costs, as mandated by the federal government's cost accounting standards. The costs we incur under federal government contracts are subject to regulation and audit by certain agencies of the federal government. We provide an allowance for estimated contract disallowances based on the amount of probable cost disallowances. Such amounts have not historically been significant. We may be exposed to variations in profitability, including potential losses, if we encounter variances from estimated fees earned under award fee contracts and estimated costs under fixed price contracts.

    We generally do not pursue fixed price software development work that may create material financial risk. We do, however, perform under fixed price labor hour and fixed price level of effort contracts which represent similar levels of risk as time and materials contracts. Our contract mix was approximately 34% time and materials, 37% cost-plus and 29% fixed price during the twelve months ended December 31, 2001, and can change over time depending on contract awards and acquisitions. Under cost-plus contracts, operating profits are statutorily limited to 15% but typically range from 5% to 7%. Under fixed price and time and materials contracts, margins are not subject to statutory limits. However, the federal government's objective in negotiating such contracts is to seldom allow for operating profits in excess of 15% and, due to competitive pressures, operating profits on such contracts are often less than 10%.

    Our costs are categorized as either direct or indirect costs. Direct costs are those that can be identified with and allocated to specific contracts and tasks. They include labor, fringe (vacation time, medical/dental, 401K plan matching contribution, tuition assistance, employee welfare, workman's compensation and other benefits), subcontractor costs, consultant fees, travel expenses and materials. Indirect costs are either overhead or general and administrative expenses. Indirect costs cannot be identified with specific contracts or tasks, and to the extent that they are allowable, they are allocated to contracts and tasks using appropriate government-approved methodologies. Costs determined unallowable under the Federal Acquisition Regulations cannot be allocated to projects. Our principal unallowable costs are interest expense, amortization expense for goodwill and intangibles from acquisitions, management fees paid to Caxton-Iseman Capital, Inc., an affiliate of our principal stockholders, and certain general and administrative expenses. A key element to our success has been our ability to control indirect and unallowable costs, enabling us to profitably execute our existing contracts and successfully bid for new contracts. In addition, with the acquisition of new companies we have been able to manage our indirect costs and improve operating margins by integrating the indirect cost structures and realizing opportunities for cost synergies.

    Goodwill relating to our acquisitions represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired and, for acquisitions completed prior to July 1, 2001, is amortized on a straight-line basis over periods ranging from twenty to thirty years. Determination of the amortization period is dependent on the nature of the operations acquired.

    Goodwill that is identified with acquired long-lived assets and identifiable intangibles is evaluated for impairment under SFAS No. 121. Goodwill that is not identified with long-lived assets and identifiable intangible assets is evaluated for impairment when events occur that suggest that the goodwill may be impaired. Such events could include, but are not limited to, the loss of a significant customer or contract, decreases in federal government appropriations or funding of certain programs, or other similar events. We determine if an impairment has occurred based on a comparison of the carrying amount of such goodwill to the future undiscounted net cash flows, excluding charges for interest. If considered impaired, the impairment is measured by the amount by which the carrying amount of the goodwill exceeds its fair value, as determined by an analysis of discounted cash flows using a discount rate considering our cost of capital and the related risks of recoverability.

    In evaluating impairment, we consider, among other things, our ability to sustain our current financial performance on contracts and tasks, our access to and penetration of new markets and customers and the duration of, and estimated amounts from, our contracts. Any uncertainty of future financial performance is dependent on the ability to maintain our customers and the continued funding of our contracts and tasks by the government. Over the past four years, we have been able to win the majority of our contracts that have been recompeted. In addition, we have been able to sustain financial performance through indirect cost savings from our acquisitions which have generally resulted in either maintaining, or improving, margins on our contracts and tasks. If we are required to record an impairment charge in the future, it would have an adverse impact on our results of operations.

    The following is a description of certain line items from our statement of operations.

    Costs of revenues includes direct labor and fringe costs for program personnel and direct expenses incurred to complete contracts and task orders. Costs of revenues also includes subcontract work, consultant fees, materials, depreciation and overhead. Overhead consists of indirect costs relating to operational managers, rent/facilities, administration, travel and other expenses.

    General and administrative expenses are primarily for corporate functions such as management, legal, finance and accounting, contracts and administration, human resources, company management information systems and depreciation, and also include other unallowable costs such as marketing, certain legal fees and reserves.

    Amortization expenses relate to the costs associated with goodwill and intangible assets from our acquisitions. These intangible assets represent the value assigned to employee workforce and contract backlog as part of our acquisitions of A&T, Sherikon and SIGCOM Training. Amortization expenses also include costs associated with certain non-compete agreements entered into in connection with acquisitions.

    Interest expense is primarily for our 12% Notes, our term loan and revolving credit facility, our subordinated and subordinated convertible promissory notes held by our stockholders, and other miscellaneous interest costs.

    Other income is from non-core business items such as gains on the sales and closures of businesses and investments.

    Each year a significant portion of our revenue is derived from existing contracts with our government clients, and a portion of this revenue represents work related to maintenance, upgrade or replacement of systems under contracts or projects for which we are the incumbent provider. Proper management of contracts is critical to our overall financial success and we believe that we manage costs effectively, making us competitive on price. We believe that our demonstrated performance record and service excellence have enabled us to maintain our position as an incumbent service provider on more than 90% of our contracts that have been recompeted over the past four years. We have increased our total estimated contract value from $2.1 billion at December 31, 1999 to $3.5 billion at December 31, 2001, of which $309.4 million was funded backlog as of December 31, 2001. Our total estimated contract value represents the aggregate estimated contract revenue to be earned by us at a given time over the remaining life of our contracts. When more than one company is awarded a contract for a given work requirement, we include in total estimated contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services. Because the federal government operates under annual appropriations, agencies of the federal government typically fund contracts on an incremental basis. Accordingly, the majority of the total estimated contract value is not funded backlog. Our estimated contract value is based on our experience under contracts and we believe our estimates to be reasonable. However, there can be no assurance that our existing contracts will result in actual revenues in any particular period or at all. These amounts could vary depending upon government budgets and appropriations. In addition, we are periodically asked to work at-risk on projects. At-risk means that the customer has asked us to work, or to continue working, on a project even though there are no funds appropriated and released for payment. In most cases, the government is in the process of funding the contract or task and makes the request to avoid disruptions to the project. Historically, we have not recorded any significant write-offs because funding was not ultimately made.

ACQUISITIONS, DIVESTITURES AND BUSINESS CLOSURES

    The following table summarizes our acquisitions, divestitures and business closures.

                                                                                         REVENUES FOR THE
                                                                                           MOST RECENTLY
                                                                                       COMPLETED FISCAL YEAR
                                                                                               ENDED
                                                                     ACQUISITION             PRIOR TO
NAME                                                  STATUS            DATE                ACQUISITION
----                                                 ---------   -------------------   ---------------------
                                                                                          (IN THOUSANDS)
ACQUISITIONS

  Anteon...........................................  Acquired    April 1996                   $108,500
  Vector Data Systems..............................  Acquired    August 1997                    35,600
  Techmatics.......................................  Acquired    May 1998                       56,700
  Analysis & Technology............................  Acquired    June 1999                     170,400
  Sherikon.........................................  Acquired    October 2000                   62,700
  SIGCOM Training..................................  Acquired    July 2001                      12,500

                                                                                         REVENUES FOR THE
                                                                                        TWELVE MONTHS ENDED
                                                                 DIVESTITURE/CLOSURE         PRIOR TO
NAME                                                  STATUS            DATE            DIVESTITURE/CLOSURE
----                                                 ---------   -------------------   ---------------------
                                                                                          (IN THOUSANDS)

DIVESTITURES/CLOSURES

  CITE.............................................  Sold        June 2001                    $  2,411
  IMC..............................................  Sold        July 2001                      21,710
  DisplayCheck.....................................  Closed      August 2001                     1,170
  STSR.............................................  Closed      December 2001                   3,427

ACQUISITIONS

    ANTEON--In 1996, we were formed by certain of the Caxton-Iseman stockholders. On April 1, 1996, we acquired all of the outstanding stock of Anteon Virginia (then known as Ogden Professional Services Corporation) from Ogden Corporation in a leveraged transaction. Anteon Virginia provided information technology and network system services primarily to the U.S. government and its agencies. We paid an aggregate consideration of approximately $40.4 million to Ogden, including transaction costs. The acquisition was accounted for using the purchase method of accounting.

    VECTOR DATA SYSTEMS--On August 29, 1997, we acquired all of the outstanding stock of Vector Data Systems, Inc., or "Vector Data," including Vector Data's eighty percent equity interest in Vector Data Systems (UK) Limited, collectively, "Vector." Vector supplied specialized information systems and services for the collection, analysis and distribution of military intelligence data. The aggregate consideration paid by us was approximately $19.0 million, including transaction costs. The acquisition was accounted for using the purchase method of accounting.

    TECHMATICS--On May 29, 1998, we acquired all of the outstanding stock of Techmatics, an established provider of systems engineering and program management services for large-scale military system development, including the Navy's surface ship fleet, on-ship combat systems and missile defense programs. The aggregate consideration paid by us was approximately $45.9 million, including transaction costs. The acquisition was accounted for using the purchase method of accounting.

    ANALYSIS & TECHNOLOGY--On June 23, 1999, we acquired all of the outstanding stock of Analysis & Technology, Inc., or "A&T," a provider of systems and engineering technologies, technology-based training systems, and information technologies to the U.S. government and commercial customers, for an aggregate consideration, including transaction costs, of approximately $115.6 million. The acquisition was accounted for using the purchase method of accounting.

    SHERIKON--On October 20, 2000, we purchased all of the outstanding stock of Sherikon, a technology solutions and services firm, for an aggregate consideration, including transaction costs, of approximately $34.8 million. The acquisition was accounted for using the purchase method of accounting. We issued $7.5 million principal amount subordinated promissory notes in favor of former shareholders of Sherikon of which $2.5 million remains outstanding. We intend to repay the $2.5 million principal amount note outstanding in full using a portion of the proceeds of this offering.

    SIGCOM TRAINING--On July 20, 2001, we acquired the assets, contracts and personnel of the training systems division of SIGCOM, Inc., for an aggregate consideration of $11.0 million, including transaction costs. The training systems division of SIGCOM, Inc. is a provider of sophisticated simulation systems used by the most advanced military and government organizations around the world, including the U.S. Army, United States Marine Corps, Navy Seals, the FBI, SWAT teams, British Special Forces and NATO troops, to help acclimate members of the armed forces to combat conditions in urban areas. The acquisition was accounted for using the purchase method of accounting.

DIVESTITURES/CLOSURES

    In June 2001, our management made a strategic decision to focus our resources on our core services business. As a result, we have sold, closed or substantially curtailed several small businesses.

    CENTER FOR INFORMATION TECHNOLOGY EDUCATION--We established CITE in 1999 to conduct training for adults in the metropolitan Washington D.C. area who were interested in information technology as a second career. CITE offered ORACLE database and JAVA training. While initially profitable, the business was impacted by the slowdown of the general economy. On June 29, 2001 we sold the business for $100,000, of which $50,000 was paid in cash and the remainder was required to be paid in equal monthly installments of approximately $8,300 beginning August 1, 2001. In addition, we retained the tuition from courses that were already underway prior to the sale on June 29, 2001. CITE's losses from operations totaled $1.0 million for the twelve months ended December 31, 2001 on revenue of $1.2 million. CITE's income from operations totaled $414,000 for the year ended December 31, 2000 on revenues of $2.5 million.

    CITI-SIUSS LLC--We established a joint venture, CITI-SIUSS LLC (formerly known as Anteon-CITI LLC), with Criminal Investigative Technology, Inc. in 1999 to participate in the law enforcement software development and services market. After two years of investment in software and business development expenses, the joint venture had not generated a sufficient customer base to create a self-supporting business. In June 2001, we decided to cease software development operations but to continue to support existing customers. For the twelve months ended December 31, 2001, the joint venture generated operating losses of $2.6 million on revenues of approximately $1.5 million, compared with operating losses of $2.5 million on revenues of $879,000 for the twelve months ended December 31, 2000. However, due to the events of September 11, 2001, we have been approached by several prospective customers about potential opportunities which could lead to revenue. We do not intend to make any additional investment in developing or enhancing the existing software as a result of these events. Moreover, we are terminating the joint venture. While nothing of substance has materialized in the form of possible sales, management has decided not to include CITI-SIUSS as a closed business for purposes of the pro forma statement of operations for the year ended
December 31, 2001. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

    POCKETMULTIMEDIA--Through our acquisition of A&T, we acquired video compression technology with potential applications via attachments that can playback or receive video on wireless personal data assistants. We decided to discontinue our development of this technology as of June 30, 2001. During the six months ended June 30, 2001, we incurred $353,000 in operating losses developing the technology on revenues of $18,000. In 2000, PocketMultimedia produced an operating loss of $270,000 on revenue of $159,000. Recent business opportunities have emerged from the U.S. government to utilize the video compression algorithim. Consequently, we have decided not to include PocketMultimedia as a closed business for purposes of the pro forma statement of operations for the year ended December 31, 2001. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

    INTERACTIVE MEDIA CORP.--On July 20, 2001, we sold all of our stock in IMC for $13.5 million in cash, subject to adjustment based on the amount of working capital as of the day of sale. IMC specializes in providing training services to customers primarily in the commercial marketplace. Prior to the sale, IMC transferred to us the assets of the government division of IMC, which specializes in training services primarily to the government marketplace. For the commercial division, revenues were approximately $11.7 million for the twelve months ended December 31, 2001, as compared to $18.1 million for the twelve months ended December 31, 2000. Operating loss was approximately $41,000 for the twelve months ended December 31, 2001, as compared to operating income of $686,000 for the twelve months ended December 31, 2000. The total gain from the sale recorded in the third quarter was approximately $3.5 million.

    DISPLAYCHECK--Through our acquisition of A&T in June 1999, we acquired expertise in electronic testing of liquid crystal displays and other microdisplay products that utilize liquid crystal on silicon technologies. This newly emergent market was pursued to determine business feasibility. While we were successful in generating a limited amount of revenue from our test equipment products, we decided not to make any further investments in this market. Operations ceased in August 2001. Operating losses of $407,000 on revenues of $664,000 were incurred in the twelve months ended December 31, 2001. DisplayCheck generated an operating loss of $15,000 on revenue of $703,000 in 2000.

    SOUTH TEXAS SHIP REPAIR--Through our acquisition of Sherikon in
October 2000, we acquired STSR. STSR specialized in performing ship repair projects for government, commercial and private customers. The market conditions for this type of work deteriorated significantly in late 2000 and early 2001. Management decided to cease the operations of STSR in December 2001. During the twelve months ended December 31, 2001, we incurred operating losses of $2.1 million on revenues of $3.3 million. We also wrote off approximately
$1.0 million in goodwill, which was part of the original goodwill from the Sherikon acquisition.

RESULTS OF OPERATIONS

    Our historical consolidated financial statements do not reflect the full-year impact of the operating results of a number of our acquisitions, divestitures and closures, since their operating results are only included or excluded from our results from the date of acquisition, divestiture or closure, as applicable. In addition, our operating results from period to period may not be comparable with future results because of the incurrence of a number of expenses as discussed below, the impact of the allocation and amortization principles of SFAS 141 and SFAS 142

(discussed below), and the impact of the offering and our intended use of proceeds from the offering.

    The following table sets forth our results of operations based on the amounts and percentage relationship of the items listed to contract revenues during the period shown:

                                                        2001                   2000                   1999
                                                --------------------   --------------------   --------------------
                                                                         ($ IN THOUSANDS)
                                                ------------------------------------------------------------------
Revenues......................................  $715,023     100.0%    $542,807     100.0%    $400,850     100.0%
    Cost of Revenues..........................   627,342      87.7      474,924      87.5      353,245      88.1
                                                --------     -----     --------     -----     --------     -----
Gross Profit..................................    87,681      12.3       67,883      12.5       47,605      11.9

Costs and expenses:
    General and administrative................    51,442       7.2       38,506       7.1       25,610       6.4
    Amortization(1)...........................     9,374       1.3        8,253       1.5        4,349       1.1
    Costs of acquisitions/acquisition related
      severance costs.........................        --       0.0           86       0.0        2,316       0.6
                                                --------     -----     --------     -----     --------     -----
Total Operating Expenses......................    60,816       8.5       46,845       8.6       32,275       8.1
                                                --------     -----     --------     -----     --------     -----
Income from operations........................    26,865       3.8       21,038       3.9       15,330       3.8
Interest expense, net.........................    26,872       3.8       26,513       4.9       18,230       4.5
Other (income) expense, net...................    (4,046)    (0.6)           --       0.0       (2,585)    (0.6)
                                                --------     -----     --------     -----     --------     -----
Income before taxes and minority interest.....     4,039       0.6       (5,475)    (1.0)         (315)    (0.1)
Provision (benefit) for income taxes..........     4,413       0.6         (153)      0.0          710       0.2
Minority interest.............................       (38)      0.0           32       0.0          (39)      0.0
                                                --------     -----     --------     -----     --------     -----
Loss before extraordinary items...............      (412)    (0.1)       (5,290)    (1.0)       (1,064)    (0.3)
Extraordinary gain (loss) on early
  extinguishment of debt, net of tax..........       330       0.0           --       0.0         (463)    (0.1)
                                                --------     -----     --------     -----     --------     -----
Net income (loss).............................  $    (82)      0.0%    $ (5,290)    (1.0)%    $ (1,527)    (0.4)%
                                                ========     =====     ========     =====     ========     =====

--------------------------

(1) Includes amortization of non-compete agreements, goodwill amortization and intangibles.

2001 COMPARED WITH 2000

REVENUES

    For the twelve month period ended December 31, 2001, revenues increased to $715.0 million, or 31.7%, from $542.8 million for the twelve month period ended December 31, 2000. The increase in revenues was attributable to internal growth, a full year of revenue from Sherikon, which was acquired in October 2000, and the acquisition of SIGCOM Training. These increases were offset in part by the sale of the commercial business of IMC on July 20, 2001. For the twelve month period ended December 31, 2001, internal growth was 21% or $110.9 million. This growth was driven in part by the expansion of work on several large contracts with the U.S. Army, Federal Emergency Management Agency, Office of the Secretary of Defense, GSA and U.S. Postal Service. In addition, we won several new contracts including contracts with the Secretary of the Air Force, the U.S. Army Battle Simulation Center and the U.S. Navy. Sherikon provided $68.7 million in revenue during the twelve month period ended December 31, 2001, which was an increase of $53.5 million from the twelve month period ended December 31, 2000, during which Sherikon was only included for the period subsequent to its acquisition. SIGCOM Training, which was acquired in July 2001, provided an additional $7.9 million in revenue subsequent to its acquisition. IMC's revenues for the commercial division were $11.7 million during the twelve month period ended December 31, 2001, compared with $18.1 million during the twelve month period ended December 31, 2000. IMC was sold in July 2001.

COSTS OF REVENUES

    For the twelve month period ended December 31, 2001, costs of revenues increased by $152.4 million, or 32.1%, to $627.3 million from $474.9 million for the twelve month period ended December 31, 2000. Costs of revenues as a percentage of revenues grew from 87.5% to 87.7%. The costs of revenues growth was due primarily to the corresponding growth in revenues resulting from internal growth, the inclusion of a full year of Sherikon's revenues, and the acquisition of SIGCOM Training. The majority of this growth was due to a $61.4 million increase in direct labor and fringe and an $84.1 million increase in other direct contract costs. Our gross margin declined from 12.5% to 12.3% primarily due to an increase in the portion of our revenues generated through subcontractors, which generally result in a lower margin.

GENERAL AND ADMINISTRATIVE EXPENSES

    For the twelve month period ended December 31, 2001, general and administrative expenses increased $12.9 million, or 33.3%, to $51.4 million from $38.6 million for the twelve month period ended December 31, 2000. General and administrative expenses as a percentage of revenues increased to 7.2% from 7.1%. The increase in expenses was due to additional costs related to our growth, and included $3.9 million in general and administrative costs reflecting a full year of operations from Sherikon, which was acquired on October 20, 2000. This increase was offset by cost savings from the integration of A&T, Sherikon and SIGCOM Training. Expenses in 2001 included a $3.6 million fee payable to Caxton-Iseman Capital, Inc. in connection with the termination of our management fee agreement as of December 31, 2001; a $1.0 million management fee paid to Caxton-Iseman Capital, Inc. for 2001; a $750,000 write-down of the carrying value of our North Stonington, Connecticut facility; a $600,000 settlement and $497,000 in legal fees incurred during the first quarter of 2001 for matters relating to a dispute with a former subcontractor (see Note 15(c) to our historical consolidated financial statements included elsewhere in this prospectus); and a $181,000 severance charge relating to the termination of a former A&T executive. Excluding the aggregate $6.6 million expenses mentioned above, our general and administrative expenses for the twelve months ended December 31, 2001 would have represented 6.3% of our revenues for the same period. General and administrative expenses for the twelve months ended
December 31, 2001 also included costs related to several businesses which were either sold or closed during the year, including IMC, CITE, DisplayCheck and STSR.

AMORTIZATION

    For the twelve month period ended December 31, 2001, amortization expenses increased $1.1 million or 13.6%, to $9.4 million from $8.3 million for the prior period. Amortization as a percentage of revenues decreased to 1.3% from 1.5%. The increase in amortization expenses was primarily attributable to a $1.2 million increase in amortization expense due to the inclusion of a full year of Sherikon goodwill and intangibles amortization, as well as $100,000 for six months of SIGCOM Training intangible amortization expense. In addition, we wrote off $1.0 million in goodwill relating to the shutdown of STSR in 2001. These amounts were offset by a $500,000 decrease in non-compete amortization and a $859,000 increase due to a large one-time adjustment resulting from the reclassification of a portion of A&T's goodwill to intangibles, which occurred in 2000. With the implementation of SFAS 141 and SFAS 142 on January 1, 2002, we anticipate that our goodwill amortization expense will decrease by approximately $6.2 million in 2002.

OPERATING INCOME

    For the twelve month period ended December 31, 2001, operating income increased $5.8 million, or 27.7%, to $26.9 million from $21.0 million. Operating income as a percentage of revenue decreased to 3.8% for the twelve months ended December 31, 2001 from 3.9% for the same period in fiscal 2000. Absent
$6.6 million of expenses detailed in general and administrative expenses, $1.0 million for the write-off of goodwill as a result of the shutdown of STSR, assuming the allocation and amortization principles of SFAS 141 and SFAS 142 (discussed below) had been in effect as of January 1, 2001, and assuming the elimination of our sold or closed operations for the entire twelve month period ended December 31, 2001, our operating income would have been $39.8 million for the twelve month period ended December 31, 2001 and our operating margin would have been 5.6%.

INTEREST EXPENSE

    For the twelve month period ended December 31, 2001, interest expense, net of interest income, increased $360,000, or 1.4%, to $26.9 million from $26.5 million for the twelve month period ended December 31, 2000. The increase in interest expense was due primarily to increased borrowings on our revolving line of credit relating primarily to the purchases of Sherikon in October 2000 and SIGCOM Training in July 2001, net of proceeds from the sale of IMC used to reduce our borrowings under the revolving loan portion of our credit facility.

OTHER INCOME

    For the twelve month period ended December 31, 2001, other income, which includes gains on sales and closures of businesses, was $4.0 million. We sold IMC in the third quarter at a gain of $3.5 million. In addition, other income includes a $100,000 gain on the sale of CITE's assets and a $487,000 gain resulting from the closure of the CITI joint venture. We anticipate that, upon liquidation of the joint venture, there will be no excess proceeds available to us or the minority interest. Accordingly, the remaining minority interest has been written off to other income.

    Our effective tax rate for the twelve month period ended December 31, 2001 was 110.3%, compared with a benefit of 2.8% for the twelve month period ended December 31, 2000 due to an increase in non-deductible goodwill associated with the acquisition of Sherikon and the increase of our effective federal tax rate from 34% to 35%. In 2002, we expect our marginal tax rate will decrease to approximately 39%, reflecting the impact of SFAS 141 and SFAS 142.

2000 COMPARED WITH 1999

REVENUES

    For the twelve month period ended December 31, 2000, revenues increased by $142.0 million, or 35.4%, to $542.8 million from $400.9 million for the twelve month period ended December 31, 1999. This increase was due primarily to internal growth and acquisitions, partially offset by the negative impact of a reduction in Oracle product sales. Growth from acquisitions was due to the inclusion of a full year of A&T revenues, which contributed $196.9 million for the twelve month period ended December 31, 2000. In 1999, A&T contributed
$93.0 million in revenue from the date of acquisition, June 23, 1999, through December 31, 1999. Sherikon, which was purchased on October 20, 2000, contributed $15.2 million in revenue for the fourth quarter of fiscal year 2000.

COSTS OF REVENUES

    For the twelve month period ended December 31, 2000, costs of revenues increased by $121.7 million, or 34.4%, to $474.9 million in 2000 from $353.2 million for the twelve month period ended December 1999. As a percentage of revenues, costs of revenues decreased to 87.5% in 2000 from 88.1% in 1999. The improvement in gross margins was primarily attributable to indirect cost savings as well as improved absorption of indirect overhead expenses. Costs of revenues also decreased by $4.4 million due to the reorganization of certain functions described below.

GENERAL AND ADMINISTRATIVE EXPENSES

    For the twelve month period ended December 31, 2000, general and administrative expenses increased by $10.7 million, or 38.2%, to $38.6 million in 2000 from $27.9 million for the twelve month period ended December 1999. As a percentage of revenues, general and administrative expenses increased to 7.1% in 2000 from 6.4% in 1999. Of the total increase, $4.4 million of the increase was attributable to the reorganization during 2000 of certain accounts receivable, accounts payable, general ledger, production, and security functions to corporate. Excluding the impact of this reorganization, general and administrative costs decreased to 6.3% of revenues in 2000 from 6.4% in 1999.

AMORTIZATION

    For the twelve month period ended December 31, 2000, amortization expenses increased $3.9 million, or 89.8%, to $8.3 million from $4.3 million for the twelve month period ended December 31, 1999. Amortization as a percentage of revenues increased to 1.5% from 1.1%. The increase was primarily attributable to the addition of a full year of amortization of A&T goodwill and intangibles, as well as amortization related to Sherikon from the date of its acquisition on October 20, 2000.

OPERATING INCOME

    For the twelve month period ended December 31, 2000, operating income increased by $5.7 million, or 37.2%, to $21.0 million in 2000 from $15.3 million for the twelve month period ended December 31, 1999. As a percentage of revenues, operating income increased to 3.9% in 2000 from 3.8% in 1999. The $21.0 million of operating income in 2000 included $1.2 million associated with two months of Sherikon operations since its date of acquisition.

INTEREST EXPENSE

    For the twelve month period ended December 31, 2000, net interest expense increased by $8.3 million, or 45.4%, to $26.5 million in 2000 from $18.2 million for the twelve month period ended December 31, 1999. This increase was due in part to the inclusion of a full year of interest payments due on our $100 million principal amount 12% Notes, which were issued in May 1999. Interest expense on the 12% Notes was $12.0 million and $7.5 million for 2000 and 1999, respectively. In addition, we incurred $5.8 million in interest expense in 2000, reflecting a full year of interest on the term loan portion of our credit facility, compared with $2.9 million for six months in 1999.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 AND FOR 2000

    We generated $37.9 million in cash from operations for the twelve month period ended December 31, 2001. By comparison, we generated $17.1 million in cash from operations for the twelve month period ended December 31, 2000. This improvement in cash flow was primarily attributable to an improvement in working capital management and net income. Changes in accounts receivable provided
$1.3 million of operating cash flow over the twelve months ended December 31, 2001 while revenue increased by $172.2 million over the same period. This improvement was accomplished through a management-led initiative which reduced days sales outstanding from 73 days in 2000 to 66 days in 2001. Accounts receivable totaled $131.3 million at December 31, 2001 and represented 42.8% of total assets at that date. Additionally, increases in accounts payable and accrued expenses generated $15.7 million of cash from operations, a 13.8% increase from 2000. Net loss was $5.3 million and $82,000 for the twelve months ended December 31, 2000 and 2001, respectively. For the twelve months ended December 31, 2001, net cash used by investing activities was $1.7 million, which was attributable to the use of $11.0 million for the acquisition of SIGCOM Training and $2.2 million for purchases of property, plant and equipment, offset by proceeds of $11.5 million relating to sales of businesses. Cash used by financing activities was $35.7 million. The primary uses of cash in the twelve month period ended December 31, 2001 were payments, net of proceeds, under the revolving loan and term loan portions of our credit facility, acquisition of a $3.2 million, 9% senior subordinated note payable from Ogden Technology Services Corporation, and the repayment of a $5.0 million note held by former shareholders of Sherikon. We used the proceeds from our sale of IMC in July 2001 to pay down amounts outstanding under the revolving loan portion of our credit facility. We funded our acquisition of SIGCOM Training (described above) by drawing on the revolving loan portion of our credit facility. For further details, see our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

    For the twelve months ended December 31, 2000, net cash provided by operating activities was $17.1 million. For the twelve months ended
December 31, 2000, net cash used by investing activities was $28.9 million. The primary use of cash during this period was for the purchase of Sherikon in October 2000. For the twelve months ended December 31, 2000, the net cash provided by financing activities was $12.0 million. The primary source of cash from financing activities for this period was from net borrowings under our credit facility.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, our primary liquidity requirements have been for debt service under our existing credit facility, acquisitions and working capital requirements. We have funded these requirements through internally generated cash flow and funds borrowed under our existing credit facility. After giving effect to this offering, our existing credit facility is a three-year line of credit that expires June 29, 2005. The facility consists of a term loan and a revolving line of credit of up to $120.0 million. Borrowings from the revolving line of credit can be made based upon a borrowing base consisting of a portion of our eligible billed and unbilled receivable balances. In addition, the credit facility requires us to meet certain quarterly financial covenants. The key covenants are the leverage ratio, senior leverage ratio, fixed charge coverage ratio and interest coverage ratio. For the period ended December 31, 2001, we complied with all the ratios. At December 31, 2001, total debt outstanding under our credit facility was approximately $65.8 million, consisting of $47.1 million in term loans, and $18.7 million outstanding under our revolving credit facility. The total funds available to us under the revolving loan portion of our credit facility as of December 31, 2001 were $77.4 million. Due to excess cash flows generated during 2001, we are required to make an additional principal payment of $10.7 million under the term loan portion of our credit facility by March 31, 2002. In addition, loans under the credit facility mature on June 23, 2005, and we are scheduled to pay quarterly installments of $1.6 million until the credit facility maturity on June 23, 2005. We had $100 million principal amount of our 12% Notes outstanding at December 31, 2001 and $2.3 million principal amount of subordinated notes outstanding issued in prior acquisitions. We also had $7.5 million principal amount subordinated notes, a $22.5 million principal amount subordinated convertible note outstanding held by entities which are among our principal stockholders and $4.4 million of subordinated notes related to accrued interest on the subordinated convertible note. As of December 31, 2001 we did not have any capital commitments greater than $1.0 million. See "Description of Indebtedness."

    Our principal working capital need is for funding accounts receivable, which has increased with the growth in our business. Our principal sources of cash to fund our working capital needs are cash generated from operating activities and borrowings under our revolving credit facility. Net cash provided by operations for 2001 was $37.9 million, reflecting a reduction in our working capital and an improvement in operating results.

    We have relatively low capital investment requirements. Capital expenditures were $4.8 million, $6.6 million and $2.2 million in 1999, 2000 and 2001, respectively. In 2000, $2.5 million of capital expenditures were related to a business which has been closed as of June 30, 2001, and $4.1 million related primarily to leasehold improvements and office equipment. We estimate that for fiscal 2002, approximately $2.5 million of capital expenditures will be required, primarily for leasehold improvements and office equipment.

    We use some off-balance sheet financing, primarily to finance certain capital expenditures. Operating leases are used primarily to finance the purchase of computers, servers, phone systems and to a lesser extent, other fixed assets like furnishings. As of December 31, 2001, we had financed equipment with an original cost of approximately $14.1 million through operating leases. Had we not used operating leases, we would have used our existing line of credit to purchase these assets. Other than the operating leases described above, and facilities leases, we do not have any other "off balance sheet" financing.

    Our business acquisition expenditures were $115.6 million in 1999, $24.0 million in 2000 and $11.0 million in 2001. During 1999, we acquired A&T. During 2000, we acquired Sherikon. In 2001, we acquired SIGCOM Training. These acquisitions were financed through a combination of bank debt, subordinated public and private debt and equity investments. We expect to be able to finance any future acquisition either with cash provided from operations, borrowings under our credit facility, bank loans, debt or equity offerings, or some combination of the foregoing.


    We intend to use approximately $74.0 million in net proceeds from this offering to repay approximately $8.9 million of indebtedness under the term loan portion of our credit facility; to repay approximately $18.7 million of indebtedness under the revolving loan portion of our credit facility, without permanently reducing our borrowings availability under this facility; to repurchase, in open market or privately negotiated transactions, or otherwise, or redeem approximately $25.0 million principal amount of our 12% Notes (plus any associated premiums); to repay in full our $2.5 million note held by former stockholders of Sherikon; to repay in full our $7.5 million principal amount subordinated promissory note held by Azimuth Technologies, L.P., one of our principal stockholders, including $50,000 aggregate principal amount Management Notes; and to repay approximately $4.4 million of subordinated notes related to accrued interest on our $22.5 million subordinated convertible promissory note held by Azimuth Tech. II LLC, one of our principal stockholders. We expect to use the remainder of the net proceeds, if any, for general corporate purposes, including working capital. For more information, please see "Use of Proceeds," and "Description of Indebtedness."



    We intend to fund our future operating cash, capital expenditure and debt service requirements through cash flow from operations and borrowings under our credit facility. At December 31, 2001, on a pro forma basis, after giving effect to this offering, we would have had $96.1 million of undrawn availability under the revolving loan portion of our credit facility, excluding outstanding letters of credit. For more information, please see "Description of Indebtedness."


    Over the next twelve months, we expect to be able to meet our working capital, capital expenditure and debt service requirements through cash flow from operations and borrowings under the revolving loan portion of our credit facility. Over the longer term, our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside our control. See "Risk Factors."

INFLATION

    We do not believe that inflation has had a material effect on our business in 2001, 2000 or in 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We have interest rate exposure relating to certain of our long-term obligations. While the interest rate on the $100 million principal amount of our 12% Notes is fixed at 12%, the interest rate on both the term and revolving portions of our credit facilities is affected by changes in the market interest rates. We manage these fluctuations through interest rate swaps that are currently in place and our focus on reducing the amount of outstanding debt through cash flow. In addition, we have implemented a cash flow management plan focusing on billing and collecting receivables to pay down debt.

    A 1% change in interest rates on variable rate debt would have resulted in our interest expense fluctuating by approximately $507,000 for 1999, $313,000 for 2000 and $202,000 for 2001, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

    On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 141 ("SFAS No. 141"), BUSINESS COMBINATIONS, and Statement No. 142 ("SFAS No. 142"), GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 addresses the accounting for acquisitions of businesses and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. SFAS No. 141 and 142 are effective January 1, 2002, except for acquisitions occurring on or after July 1, 2001, for which the provisions of SFAS No. 141 and 142 are applicable. Accordingly, through December 31, 2001 we have continued to amortize goodwill and identifiable intangible assets related to acquisitions occurring before July 1, 2001, but in accordance with SFAS No. 142 is not amortizing goodwill from the acquisition of the training division of SIGCOM, which was acquired on July 20, 2001 (see note 4(c)). We are in the process of evaluating the adoption of SFAS No. 141 and 142 and have not yet fully determined the impact of adoption on the consolidated financial statements.

    In June 2001, the Financial Accounting Standards Board issued Statement
No. 143 ("SFAS No. 143"), ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS
No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective June 15, 2002. We are currently assessing the impact of adoption of SFAS No. 143.

    In August, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This Statement addresses financial accounting and reporting for the impairment of long-lived assets to be disposed of, and supersedes SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 ("APB No. 30"), REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL OR INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in APB No. 30). SFAS No. 144 retains the requirements of SFAS No. 121 to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its discounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset; however, the Statement removes goodwill from its scope, and therefore eliminates the requirement of SFAS No. 121 to allocate goodwill to long-lived assets to be tested for impairment. SFAS No. 144 is effective January 1, 2002. We believe that the adoption of SFAS No. 144 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

    We are a leading provider of information technology solutions and advanced systems engineering services to government clients as measured by revenue. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government clients with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations.

    We currently serve over six hundred U.S. federal government clients, as well as state and foreign governments. For the year ended December 31, 2001, we estimate that 89% of our revenue was from contracts where we were the lead, or "prime," contractor on our projects. We provide our services under long-term contracts that typically have average terms of four to five years. Additionally, we have contracts with an estimated contract value of $3.5 billion as of December 31, 2001.

    From January 1, 1996 to December 31, 2001, we increased revenues at a compound annual growth rate of 38%. Over the same period, revenues grew organically at a 15% compound annual rate (calculated without giving effect to acquisitions, but including revenue growth from acquired businesses after the date of acquisition). Our pro forma revenues for the twelve months ended December 31, 2001 were $706.6 million, an increase of 20.7% over the corresponding period in 2000.

THE FEDERAL GOVERNMENT TECHNOLOGY SERVICES MARKET

    The U.S. federal government is the largest single customer for information technology solutions and systems engineering services in the United States. U.S. federal government technology services procurement is large and growing, with total expenditures of more than $100 billion in the federal government's fiscal year 2000. Government agency budgets for technology services are forecast to expand at least 5% annually through government fiscal year 2005, with expenditures for information technology solutions projected to increase 11% annually over the same period. Additionally, technology services spending growth over the next five years is anticipated in the areas emphasized by the U.S. government's evolving military strategy, including homeland defense, ballistic missile defense, information security, logistics management systems modernization, weapon systems design improvements and military personnel training. Defense spending is projected to grow 12% in the government's fiscal year 2002 and 14% in its fiscal year 2003.

GOVERNMENT CONTRACTS AND CONTRACTING

    The federal technology services procurement environment has evolved in recent years due to statutory and regulatory changes resulting from procurement reform initiatives. Federal government agencies traditionally have procured technology solutions and services through agency-specific contracts awarded to a single contractor. However, the number of procurement contracting methods available to federal government customers for services procurements has increased substantially. Today, there are three predominant contracting methods through which government agencies procure technology services: traditional single award contracts, GSA Schedule contracts, and Indefinite Delivery and Indefinite Quantity, or "ID/IQ," contracts.

    Traditional single award contracts specify the scope of services that will be delivered and the contractor that will provide the specified service. These contracts have been the traditional method for procurement by the federal government. When an agency has a requirement, interested contractors are solicited, qualified, and then provided with a request for a proposal. The process of qualification, request for proposals and evaluation of bids requires the agency to maintain a large, professional procurement staff and can take a year or more to complete.

    GSA Schedule contracts are listings of services, products and prices of contractors maintained by the GSA for use throughout the federal government. In order for a company to provide services under a GSA Schedule contract, the company must be pre-qualified and selected by the GSA. When an agency uses a GSA Schedule contract to meet its requirement, the agency or the GSA, on behalf of the agency, conducts the procurement. The user agency, or the GSA on its behalf, evaluates the user agency's services requirements and initiates a competition limited to GSA Schedule qualified contractors. Use of GSA Schedule contracts provides the user agency with reduced procurement time and lower procurement costs.

    ID/IQ contracts are contract forms through which the federal government has created preferred provider relationships. These umbrella contracts outline the basic terms and conditions under which the government may order services. An umbrella contract typically is managed by one agency, the sponsoring agency, and is available for use by any agency of the federal government. The umbrella contracts are competed within the industry and one or more contractors are awarded contracts to be qualified to perform the work. The competitive process for procurement of work to be performed under the contract, called task orders, is limited to the pre-selected contractor(s). If the ID/IQ contract has a single prime contractor, the award of task orders is limited to that single party. If the contract has multiple prime contractors, the award of the task order is competitively determined. Multiple-contractor ID/IQ contracts are commonly referred to as Government Wide Acquisition Contracts, or "GWACs." Due to the lower cost, reduced procurement time, and increased flexibility of GWACs, there has been greater use of GWACs among many agencies for large-scale procurements of technology services.

KEY FACTORS DRIVING GROWTH

    There are several key factors which we believe will continue to drive the growth of the federal technology services market and our business:

    - INCREASED OUTSOURCING. The downsizing of the federal government workforce, declining availability of information technology management skills among government personnel, and a concomitant growth in the backlog of software maintenance tasks at many government agencies are contributing to an increase in technology outsourcing. According to the Office of Management and Budget, spending on outsourced information technology solutions is projected to grow at a rate substantially faster than overall federal government information technology expenditures. In government fiscal year 2000, 78% of the federal government's total information technology solutions spending flowed to contractors. By government fiscal year 2005, this rate of outsourcing is projected to increase to 81% of total information technology spending.

    - GOVERNMENT EFFICIENCY INITIATIVES. Political pressures and budgetary constraints are forcing government agencies to improve their processes and services and to operate in a manner more consistent with commercial enterprises. To meet these challenges, government agencies are investing heavily in information technology to improve effectiveness, enhance productivity and deliver new services.

    - CONTINUED DEPENDENCE ON COMMERCIAL OFF-THE-SHELF HARDWARE AND SOFTWARE. The federal government has increased its use of lower cost, open architecture systems using commercial off-the-shelf, or "COTS," hardware and software, which are rapidly displacing the single purpose, custom systems historically favored by the federal government. The need for COTS products and COTS integration services is expected to increase as the government seeks to ensure the future compatibility of its systems across agencies. In addition, the continued shortening of software upgrade cycles is expected to increase the demand for the integration of new COTS products.

    - INCREASED SPENDING ON NATIONAL DEFENSE. After years of spending declines, national defense spending is projected to grow substantially over the next five years. The Bush Administration increased the government's commitment to strengthen the nation's security, defense and intelligence capabilities in its June 2001 budget amendment, raising the Department of Defense's preliminary fiscal year 2002 budget 11% over fiscal year 2001 to $329 billion. This support for increased defense spending has been further reinforced by Congress following the recent terrorist attacks on the United States, and resulted in approval of 2002 Department of Defense appropriations of $332 billion, an increase of 12% over fiscal year 2001. The Quadrennial Defense Review released on September 30, 2001 outlines key operational goals of the Administration. Meeting these goals will require investments in improved homeland defense, greater information systems security, more effective intelligence operations, and new approaches to warfare simulation training. Additionally, the Administration recently has requested $379 billion in defense appropriations for government fiscal year 2003, a 14% increase over 2002.

    - EMPHASIS ON SYSTEM MODERNIZATION. To balance the costs of new initiatives like homeland defense with the costs of ongoing military operations, the Department of Defense is emphasizing upgrading existing platforms to next generation technologies rather than procuring completely new systems. For example, rather than replace an entire generation of aircraft and ships, the U.S. Navy and the U.S. Air Force have decided to invest in upgrades, using the latest information technology and weapons systems. To accomplish this in an environment of military personnel reductions, the armed services are increasingly dependent on highly skilled contractors that can provide the full spectrum of services needed to support these activities.

    - CONTINUING IMPACT OF PROCUREMENT REFORM. Recent changes in federal procurement regulations have incorporated commercial buying practices, including preferred supplier relationships in the form of GWACs, into the government's procurement process. These changes have produced lower acquisition costs, faster acquisition cycles, more flexible contract terms, and more stable supplier/customer relationships. Federal expenditures through GWACs has grown significantly over the past three years, and the GSA projects growth in its GWAC and Schedule contracts will average 14% annually over the next three years.

OUR CAPABILITIES AND SERVICES

    We are a leading provider of information technology solutions to government clients. We design, integrate, maintain and upgrade state-of-the art information systems for national defense, intelligence, emergency response and other critical government missions. As a total solutions provider, we maintain the comprehensive information technology skills necessary to support the entire lifecycle of our clients' systems, from conceptual development through operational support. We provide requirements definition and analysis, process design or re-engineering, systems engineering and design, networking and communications design, COTS hardware and software evaluation and procurement, custom software and middleware development, system integration and testing, and software maintenance and training services. Depending upon client needs, we may provide total system solutions employing our full set of skills on a single project, or we may provide discreet, or "bundled," services designed to meet the client's specific requirements. For example, we have built and are now upgrading the National Emergency Management Information System, an enterprise wide management information system, for the Federal Emergency Management Agency. This system has been procured in three phases: system definition and design, base system development and deployment, and upgrades to incorporate current web technology.

    We also are a leading provider of advanced systems engineering services to government clients, primarily within the defense community. We provide these defense clients with the systems analysis, integration and program management skills necessary to manage the continuing development of their mission systems, including ships, aircraft, weapons and communications systems. As a solutions provider in this market, we also maintain the comprehensive skills to manage the client's system lifecycle. We provide mission area and threat analyses, research and development management, systems engineering and design, acquisition management, systems integration and testing, operations concept planning, systems maintenance and training. For example, we provide threat analysis, operations concept planning and systems integration and testing for the U.S. Navy's systems, including the radar, missile and command and control systems, employed to protect its fleet from ballistic missile attack. Like information technology solutions, these skills may be procured as a comprehensive mission solution, or they may be procured as discreet or bundled tasks.

OUR SERVICE COMPETENCIES AND CONTRACT EXAMPLES

    The key to our success in both our information technology solutions and systems engineering services businesses is a combination of in-depth customer and mission knowledge, or domain expertise, and comprehensive technical skills. We believe this combination provides long-term, sustainable competitive advantage, performance excellence and customer satisfaction. Accordingly, we have focused our growth strategy on several business areas where the mix of our domain expertise and our end-to-end technical skills provides us with a strong competitive advantage and the opportunity to cross-sell our solutions and services.

    The following paragraphs briefly describe our service competencies in our information technology and systems engineering services businesses, and provide examples of selected programs in which we utilize these competencies.

INFORMATION TECHNOLOGY SOLUTIONS

    INTELLIGENCE SYSTEMS. We have more than eleven years of experience in designing, developing and operating information systems used for intelligence missions. These missions focus on data and imagery collection, as well as information analysis and dissemination of information to the battlefield.

    - LINKED OPERATIONS/INTELLIGENCE CENTERS EUROPE, OR "LOCE". In June 1999, we entered into a three-year, $52 million contract with the Department of Defense to provide U.S., N.A.T.O., and other allied military forces with near-real-time, correlated situation and order of battle information for threat analysis, target recommendations, indications and warnings. LOCE has become one of the most widely used command, control, computers, communication and intelligence, or "C4I," systems within the international intelligence community. We provide systems engineering and technical assistance, software development, configuration management, operational support and user training. This program recently has been expanded to include the deployment of new systems to Central Asia and funding for government fiscal year 2002 has been increased significantly to cover additional system deployments to the Pacific Rim.

    EMERGENCY RESPONSE MANAGEMENT. We have unique experience in developing information technology systems to support emergency response management requirements. Our expertise includes large-scale system design, development, testing, implementation, training and operational support.

    - FEMA NATIONAL EMERGENCY MANAGEMENT INFORMATION SYSTEM, OR "NEMIS". Since 1995, we have supported the development of the NEMIS system for the Federal Emergency Management Agency, or "FEMA," through a series of contracts and task orders. The NEMIS program, which is expected to continue at least through December 2003, will have generated total revenues of approximately $93 million. NEMIS is an enterprise-wide client/server management information system that connects several thousand desktop and mobile terminals/handsets, providing FEMA with a fully mobile, nationwide, rapid response disaster assessment and mitigation system. We designed, developed, integrated, tested and implemented the NEMIS system. We continue to provide enhancements to and are beginning the project to web-enable the system. Additionally, we believe the NEMIS program will experience near-term growth as FEMA responds to the terrorist attacks on September 11th.

    LOGISTICS MODERNIZATION. We provide a wide range of logistics management information technology solutions, including process design and re-engineering, technology demonstrations, proof-of-concept systems development, new systems development and existing systems upgrades.

    - U.S. AIR FORCE CARGO MOVEMENT OPERATIONS SYSTEM, OR "CMOS". We designed and developed this system and have maintained it since 1989. It is used by the Air Force Material Management Office to provide in-transit visibility of cargo from the shipment originator to its final destination. CMOS allows our client to automate the process of cargo movement throughout Air Force bases worldwide. We continue to design and develop enhancements to the system to take advantage of new technology, including web-enablement and electronic data interchange applications.
     As a result of the success of the CMOS program, in March 2000, we entered into the Joint Logistics Warfighting Initiative, or "JLWI," contract. JLWI is a five-year, $24.5 million Department of Defense Joint Services contract focused on developing a proof-of-concept for providing near-real-time visibility of logistics information to the commander on the battlefield. We are providing process re-engineering, system design, and prototype development. We believe the proof-of-concept program already has gained wide-spread support within the armed services and may lead to significant, near-term system implementation opportunities.

    GOVERNMENT ENTERPRISE SOLUTIONS. Our supply chain management, software engineering and integration experience allow us to develop large-scale e-commerce applications tailored for the specific needs of the federal government environment. These applications provide end-users with significantly decreased transaction costs, increased accuracy, reduced cycle times, item price savings, real-time order status and visibility of spending patterns.

    - U.S. POSTAL SERVICE E-BUY SYSTEM. In September 1994, we entered into a 10-year, $65 million contract to develop and implement an electronic commerce application to serve an estimated 80,000 to 100,000 Postal Service employees, who purchase a wide range of products on the U.S. Postal Service intranet site. Pre-negotiated supplier catalogs are hosted on an intranet for security and performance. Web-based purchasing provides catalog management capability, multi-catalog searching, self-service ordering, workflow and approval processing and other status and receiving functions. Achieving the Postal Service's requirement to serve up to 100,000 employees required the development of a very robust transaction processing application. We believe our experience and success on this program positions us strongly for future e-commerce requirements from large government clients.

    TRAINING. We provide a comprehensive set of information technology solutions and services to our clients, including computer-based training, web-based training, distant learning, interactive electronic technical manuals, performance support systems and organizational assessment methods.

    - MILITARY OPERATIONS ON URBAN TERRAIN. We entered into two contracts with the U.S. Army, the first in July 1997, a $60 million five-year contract, and the second in May 2000, a $20 million three-year contract, to design, integrate and operate its Simulation Training and

      Instrumentation Command's first advanced real life urban battlefield training site. The site allows trainers to continuously observe, control, monitor and record the conduct of training. The system captures every second of a training exercise through the use of nearly 1,000 cameras tied together via a fiber optic backbone and local area network to the control room. The system is also designed to control targetry and has the flexibility to support both simulated fire and live fire exercises. We recently have received orders for three additional sites to be built throughout the U.S. and in Europe.

    HEALTHCARE SERVICES. We deliver information technology solutions in the military healthcare environment for a number of clients. Our support for medical research includes statistical analysis, data mining of complex medical databases and health surveillance. Our solutions for patient care include diagnostics, image processing, and medical records management.

    - U.S. ARMY MEDICAL RESEARCH ACQUISITION ACTIVITY. We provide technical, scientific, and administrative support to the Office of the Surgeon General, the U.S. Army Medical Research and Material Command and the U.S. Army Medical Command and its subordinate activities, laboratories, and medical facilities. This support, which we began to provide in 1998 on a variety of contractual vehicles, generated revenue of approximately
      $14 million in the year ended December 31, 2001. We support the research, development, acquisition, and/or fielding of medical equipment and supplies, drugs, vaccines, diagnostics, and advanced information technology. We assist with policy development and implementation, strategic planning, decision-making, information systems design and development, information management, studies and analyses, logistics planning, medical research, and conference management and facilitation.

SYSTEMS ENGINEERING SERVICES

    PLATFORM AND WEAPONS SYSTEMS ENGINEERING SUPPORT.  We have more than
10 years experience in providing critical systems engineering and technology management services in support of defense platform and weapon systems programs. Our experience encompasses systems engineering and development, mission and threat analysis and acquisition management for the majority of U.S. Navy and U.S. Air Force weapon systems. We provide core systems engineering disciplines in support of most major surface ship and submarine programs, as well as virtually all Air Force weapon systems.

    - SECRETARY OF THE AIR FORCE TECHNICAL AND ANALYTICAL SUPPORT, OR "SAFTAS." In December 2000, we entered into a 15-year, $544 million contract with the U.S. Air Force to provide technical and analytical support to the Assistant Secretary of the Air Force for Acquisition. The contract includes support to Air Force Program Executive Offices such as Joint Strike Fighter, Space, Command & Control, Fighters & Bombers, and Weapons. We provide program analysis, systems analysis, budget, policy and legislative analysis, as well as software services and systems engineering and technical management services for all major Air Force acquisition activities. We believe this program, as well as similar programs for the U.S. Navy, will continue to experience growth as both the Air Force and Navy plan for billions of dollars of system upgrades over the next decade.

    BALLISTIC MISSILE DEFENSE. We have more than a decade of experience in ballistic missile defense programs. We provide long-range planning, threat assessment, systems engineering and integration, acquisition support services and program management services.

    - THEATER-WIDE BALLISTIC MISSILE DEFENSE, OR "TBMD." In January 1999, we entered into a five-year, $62 million contract with the U.S. Navy to provide program management, systems engineering, technical and administrative support to the Theater-Wide Ballistic Missile

     Defense program and its senior executives. We provide a broad range of support to develop, test, evaluate and produce the Navy's future ballistic missile defense systems.

     Due to our Navy Theater-Wide Missile Defense System experience, we recently were selected to provide similar support to the National Missile Defense program. In June 2001, we entered into a 15-year, $130 million blanket purchase agreement with the Department of Defense's Ballistic Missile Defense Organization to provide concept development, systems analysis and engineering, program management support, and acquisition support. We believe this program also will experience near-term growth as the Department of Defense moves forward to meet the Bush Administration's mandate for a national missile defense system.

OUR GROWTH STRATEGY

    Our objective is to continue to profitably grow our business as a premier provider of comprehensive technology solutions and services to the federal government market. Our strategy to achieve our objective includes the following.

    - CONTINUE TO INCREASE MARKET PENETRATION. In the past 10 years, the federal government's shift towards using significantly larger, more comprehensive contracts, such as GWACs, has favored companies with a broad range of technical capabilities and proven track-records. As a prime contractor on four of the five largest GWACs for information technology services based on overall contract ceiling value, we have benefited from these changes. We will continue to expand our role with current customers on existing programs while also pursuing new opportunities only available through these larger contracts. Since 2000, on a combined basis, assuming all of our acquisitions had occurred on January 1, 2000, our organic annual growth rate has been 20.7%.

    - CAPITALIZE ON INCREASED EMPHASIS ON INFORMATION SECURITY, HOMELAND DEFENSE AND INTELLIGENCE. The Bush Administration's budget includes a 12% increase in projected Department of Defense spending for government fiscal year 2002, reaching $332 billion. We believe that many of the key operational goals of the Administration correlate with our expertise, including developing a national missile defense system, increasing homeland security, protecting information systems from attack, conducting effective intelligence operations and training for new approaches to warfare through simulation.

    - CROSS-SELL OUR FULL RANGE OF SERVICES TO EXISTING CUSTOMERS. We plan to continue expanding the scope of existing customer relationships by marketing and delivering the full range of our capabilities to each customer. Having developed a high level of customer satisfaction and critical domain knowledge as the incumbent on many long-term contracts, we have a unique advantage and opportunity to cross-sell our services and capture additional contract opportunities. For example, the strong performance record and detailed understanding of customer requirements we developed on the U.S. Air Force Cargo Movement Operations System led directly to our being awarded a contract related to the Joint Logistics Warfighting Initiative. We believe the ability to deliver a broad range of technology services and solutions is an essential element of our success.

    - CONTINUE OUR DISCIPLINED ACQUISITION STRATEGY. We employ a disciplined methodology to evaluate and select acquisition candidates. We have completed and successfully integrated five strategic acquisitions since 1997. Our industry remains highly fragmented and we believe the changing government procurement environment will continue to provide additional opportunities for industry consolidation. We will continue to selectively review acquisition candidates with complementary skills or market focus.

HISTORY AND ORGANIZATION

    In April 1996, we acquired all of the outstanding capital stock of Anteon Virginia (then known as Ogden Professional Services Corporation) and changed the name of Anteon Virginia to Anteon Corporation. Anteon Virginia then acquired several companies and businesses, including Techmatics, Inc. On January 1, 2001, Anteon Virginia was renamed Anteon International Corporation and transferred most of its operations into Techmatics, which became its principal operating subsidiary, and was in turn renamed Anteon Corporation. As a result, we currently own approximately 99% of Anteon Virginia and Anteon Virginia owns 100% of Anteon Corporation (formerly Techmatics).

    Since our management and significant stockholders wish to have a Delaware issuer for this initial public offering, immediately prior to the consummation of this offering, as illustrated in the diagrams below, we will enter into certain related reorganization transactions, including the merger of Anteon Virginia into us, as more fully described in "Certain Relationships--Reorganization Transactions." Following the merger, the name "Anteon International Corporation" will be borne solely by a single Delaware corporation, which will be the issuer of the common stock in this offering and will be the direct 100% parent company of Anteon Corporation (formerly Techmatics).

    PRIOR TO REORGANIZATION TRANSACTIONS           AFTER REORGANIZATION TRANSACTIONS AND
                                                               THIS OFFERING

       Schematic of structure prior to           Schematic structure after reorganization
         reorganization transactions                           transactions

ACQUISITIONS

    We employ a highly disciplined methodology to evaluate acquisitions. Since 1997 we have evaluated over 200 targets and have successfully completed and integrated five strategic acquisitions. Each of these acquired businesses has been accretive to earnings, has exceeded our synergy expectations, has added to our technical capabilities and has expanded our customer reach. The acquired businesses and their roles within our service offerings are summarized in the table below.

                                                                                        REVENUES
                                                                                        PRIOR TO
                                                                                     ACQUISITION(1)
YEAR     TARGET                           BUSINESS DESCRIPTION                       ($ IN MILLIONS)
----  -------------   ------------------------------------------------------------   ---------------
1997.. Vector Data    Intelligence collection, exploitation, and dissemination           $ 35.6
                      systems
1998.. Techmatics     Surface ship and combat systems and ballistic missile                56.7
                      defense program management
1999.. Analysis and   Undersea ship and combat systems, acoustical signal                 170.4
      Technology      processing, modeling and simulation, information technology systems and software design
2000.. Sherikon       Military healthcare services systems, networking and                 62.7
                      communications systems
2001.. SIGCOM         Training simulation systems and services                             12.5
      Training

--------------------------

(1) Consolidated revenue of target for its most recently completed fiscal year ended prior to the acquisition date.

    In August 1997, we purchased Vector Data Systems, Inc., a supplier of specialized information systems and services for the collection analysis and distribution of military intelligence data. In May 1998, we acquired
Techmatics, Inc., an established provider of systems engineering and program management services for large-scale military system development, including the Navy's surface ship fleet, on-ship combat systems and missile defense programs. With the acquisition of Analysis & Technology, Inc. in June 1999, we expanded our customer base for systems engineering and program management services to the Navy's undersea systems and added important technical expertise in computer-based training, modeling, simulation and advanced signal processing. In October 2000, we purchased Sherikon, Inc., extending the reach of our information technology solutions to the military healthcare delivery system. Our most recent acquisition, the training division of SIGCOM, Inc., was completed in July 2001 and increased the range of our information technology-enabled training solutions to include the realistic simulation of urban environments for the planning and preparation of overseas military operations.

EXISTING CONTRACT PROFILES

    We currently have a portfolio of more than 400 active contracts. Our current contract mix is almost equally divided between: cost-plus contracts, time and materials contracts and fixed price contracts. Cost-plus contracts provide for reimbursement of allowable costs and the payment of a fee, which is the contractor's profit. Cost-plus fixed fee contracts specify the contract fee in dollars or as a percentage of allowable costs. Cost-plus incentive fee and cost-plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance. Under a time and materials contract, the contractor is paid a fixed hourly rate for each direct labor hour expended and is reimbursed for direct costs. To the extent that actual labor hour costs vary significantly from the negotiated rates under a time and materials contract, we can generate more or less than the targeted amount of profit. Under a fixed price contract, the contractor agrees to perform the specified work for a firm fixed price. To the extent that actual costs vary from the price negotiated we can generate more or less than the targeted amount of profit or even incur a loss. In addition, we generally do not pursue fixed price software development work that may create material financial risk. We do, however, execute some fixed price labor hour and fixed price level of effort contracts, which represent similar levels of risk as time and materials contracts. Fixed price percentages in the table below include predominantly fixed price labor hour and fixed price level of effort contracts. Our historical contract mix is summarized in the table below.

                                  CONTRACT MIX

                                                                                       YEAR-END
                                                           ----------------------------------------------------------------
CONTRACT TYPE                                                1997          1998          1999          2000          2001
-------------                                              --------      --------      --------      --------      --------
Cost-Plus................................................     23%           34%           37%           41%           37%
Time and Materials.......................................     61%           47%           38%           31%           34%
Fixed Price..............................................     16%           19%           25%           28%           29%

    The increase in the mix of contracts towards a higher percentage of fixed price contracts reflects both our acquisitions of Sherikon and SIGCOM, which had high percentages of fixed price contracts, as well as our strategy to migrate from lower fee cost-plus contracts to higher fee fixed price labor hour contracts.

    In addition to a wide range of single award contracts with defense, civil, state and local government customers, we also hold a number of multiple award omnibus contracts and GWACs that currently support more than 3,000 separate task orders. The broad distribution of contract work is demonstrated by the fact that no single award contract or task order accounted for more than 3.8% of our total 2001 revenue.

    GOVERNMENT WIDE ACQUISITION CONTRACTS. We are a leading supplier of information technology services under GWACs, and a prime contractor for four of the five largest GWACs for information technology services as measured by overall contract ceiling. These contract vehicles are available to any government customer and provide a faster, more-effective means of procuring contract services. For example, in December 1998, we were awarded ANSWER, a 10 year multiple award contract with the GSA to provide highly technical information technology and systems engineering program support and infrastructure management. We have been awarded over 200 task orders to date, with a revenue run rate as of the fourth quarter of fiscal 2001 of approximately $87 million per year. We are the number one contractor among the 10 ANSWER prime contractors in terms of revenue. The total ceiling for this contract is $25 billion over ten years. Listed below are our five largest GWACs.

                                                        OWNING      PERIOD OF       CONTRACT
CONTRACT NAME                                           AGENCY     PERFORMANCE    CEILING VALUE          ROLE
-------------                                          --------   -------------   -------------   -------------------
ANSWER                                                   GSA       1998 - 2008     $25 billion           Prime
Millenia                                                 GSA       1999 - 2009     $25 billion       Subcontractor
ITOP II                                                  DOT       1999 - 2006     $10 billion           Prime
Millenia Lite                                            GSA       2000 - 2010     $20 billion           Prime
CIO-SP II                                                NIH       2000 - 2010     $20 billion           Prime

    Listed below are our top programs, including single award and multiple award contracts by 2001 revenue. We are a prime contractor on each of these programs.

                          TOP PROGRAMS BY 2001 REVENUE

                                                                                              ESTIMATED
                                                                                              REMAINING
                                                            PERIOD OF            2001         CONTRACT     CONTRACT
         CONTRACT                    CUSTOMER              PERFORMANCE          REVENUE         VALUE        TYPE
--------------------------  --------------------------  ------------------   -------------   -----------   ---------
                                                                             (IN MILLIONS)
                            GSA
ANSWER                                                   1/1/99--12/31/08        $84.4         $ 671.1       T&M
SAFTAS                      US Air Force                1/01/01--12/31/16         27.5           516.3       CP
PEO CVX                     US Navy                     12/23/99--12/31/03        23.8            54.2       FFP
BICES                       Dept. of Defense            6/01/99--5/31/02 *        18.2            16.6       CP
PEO STRIKE                  US Navy                     12/01/00--11/01/05        16.0            83.0       FFP
Region 10 BPA               GSA                         7/01/99--10/10/07         16.6            90.0       T&M
TBMD                        US Navy                      1/01/99--9/01/03         13.1            21.0       FFP
ETS Support                 Naval Surface Warfare
                            Center                      12/15/97--12/14/02        11.2            11.7       CP
AIT Support                 US Navy/Portsmouth           8/11/99--8/10/04          9.3            27.1       CP

------------------------------

*   Follow-on contract currently in process.

SUBCONTRACTORS

    In fulfilling our contract obligations to customers, we may utilize the services of one or more subcontractors. The use of subcontractors to support bidding for and the subsequent performance of awarded contacts is a customary aspect of federal government contracting. Subcontractors may be tasked by us with performing work elements of the contract similar to or different from those performed by us or other subcontractors. We estimate that approximately 22% of the revenue generated under our prime contracts is performed by subcontractors. As discussed further in "Risk Factors," if our subcontractors fail to satisfy their contractual obligations, our prime contract performance could be materially and adversely affected.

ESTIMATED CONTRACT VALUE AND NEW BUSINESS DEVELOPMENT

    On December 31, 2001, our total estimated contract value was $3.5 billion, of which $309.4 million was funded backlog. In determining estimated contract value, we do not include any provision for an increased level of work likely to be awarded under our GWACs. Estimated contract value is calculated as current revenue run rate over the remaining term of the contract. Our estimated contract value consists of funded backlog which is based upon amounts actually appropriated by a customer for payment of goods and services and unfunded contract value which is based upon management's estimate of the future potential of our existing contracts to generate revenues for us. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, there can be no assurance that the unfunded contract value will be realized as contract revenue or earnings. In addition, almost all of the contracts included in estimated contract value are subject to termination at the election of the customer.

                                  ESTIMATED CONTRACT VALUE
--------------------------------------------------------------------------------------------
                                                               UNFUNDED
                                                               CONTRACT      TOTAL ESTIMATED
YEAR ENDED                                 FUNDED BACKLOG       VALUE        CONTRACT VALUE
----------                                 --------------   --------------   ---------------
                                                             (IN MILLIONS)
2001....................................    $        309    $       3,217    $        3,526
2000....................................             308            2,560             2,868
1999....................................             195            1,925             2,121
1998....................................             128              438               566
1997....................................             100              242               342

    From December 31, 1999 to December 31, 2001, our estimated contract value increased at a 29% cumulative annual growth rate. We believe this growth demonstrates the effectiveness of our two-tiered business development process that management has developed to respond to the strategic and tactical opportunities arising from the evolving government procurement environment. New task order contract vehicles and major high-profile programs are designated strategic opportunities, and their pursuit and execution are managed centrally. A core team comprised of senior management and our strategic business unit heads makes all opportunity selection and resource allocation decisions. Work that can be performed under our many task order contract vehicles is designated a tactical opportunity, which is then managed and performed at the business unit level with support as needed from other company resources. All managers and senior technical personnel are encouraged to source new work, and incentives are weighted to ensure corporate objectives are given primary consideration.

                      BUSINESS DEVELOPMENT METRICS: 1997-2000
-----------------------------------------------------------------------------------
YEAR                                           DOLLARS BID   DOLLARS WON   WIN RATE
----                                           -----------   -----------   --------
                                                         ($ IN MILLIONS)
2000........................................      $3,232       $2,030         63%
1999........................................       2,207        1,484         67%
1998........................................       1,531          969         63%
1997........................................         611          378         62%
                                                  ------       ------
Total.......................................      $7,581       $4,861         64%

    Our emphasis on decentralized opportunity identification has led to a dramatic growth in the pipeline of potential new business. On December 31, 2001, approximately $9.8 billion of qualified new business opportunities were in various stages of pursuit by our personnel. This provides a robust base for filling new business revenue in future years. The magnitude of this pipeline has allowed us to be very selective in our bid process, leading to more efficient new business expenditures, higher win rates, and increased contract profitability.

CUSTOMERS

    We provide information technology and systems engineering solutions to a highly diverse group of federal, state, local and international government organizations worldwide. Domestically, we service more than 60 agencies, bureaus and divisions of the U.S. federal government, including nearly all cabinet-level agencies and all branches of the military. In 2001, the federal government accounted for approximately 93% of our total revenues. International and state and local governments provided the remaining 7%. Our largest customer group is the U.S. Navy, which management believes accounted for approximately 41% of revenues during 2001, through 30 different Navy organizations.

    An account receivable from a federal government agency enjoys the overall credit worthiness of the federal government, even though each such agency is a separate agency with its own budget. Pursuant to the Prompt Payment Act, payments from government agencies must be made within 30 days of final invoice or interest must be paid.

COMPETITION

    The federal information technology and systems engineering services industries are comprised of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations with a major presence throughout the federal government. Because of the diverse requirements of federal government clients and the highly competitive nature of large federal contracting initiatives, corporations frequently form teams to pursue contract opportunities. Prime contractors leading large proposal efforts select team members on the basis of their relevant capabilities and experience particular to each opportunity. As a result of these circumstances, companies that are competitors for one opportunity may be team members for another opportunity.

    We frequently compete against the well-known firms in the industry as a prime contractor. Obtaining a position as either a prime contractor or subcontractor on government-wide contracting vehicles is only the first step to ensuring a secure competitive position. Competition then takes place at the task order level, where knowledge of the client and its procurement requirements and environment are key to winning the business. We have been successful in ensuring our presence on GWACs and GSA Schedule contracts, and in competing for work under those contracts. Through the variety of contractual vehicles at our disposal, as either a prime contractor or subcontractor, we have the ability to market our services to any federal agency. Because of our extensive experience in providing services to a diverse array of federal departments and agencies, we have first-hand knowledge of our clients and their goals, problems and challenges. We believe this knowledge gives us a competitive advantage in competing for tasks and positions us well for future growth.

EMPLOYEES

    As of December 31, 2001, we employed approximately 5,400 employees, 90% of whom were billable and 75% of whom held security clearances. Our workforce is highly educated and experienced in the defense and intelligence sectors. Functional areas of expertise include systems engineering, computer science, business process reengineering, logistics, transportation, materials technologies, avionics, finance and acquisition management. Nearly half of our employees are providing services in such areas as systems engineering, software engineering, network/ communications engineering, and program/project management. None of our employees is represented by collective bargaining agreements.

FACILITIES

    Our headquarters are located in leased facilities in Fairfax, Virginia. In total, we lease approximately 1.1 million square feet of office, shop and warehouse space in over 80 facilities across the United States, Canada, United Kingdom and Australia. We own an office building in North Stonington, Connecticut, which occupies 63,578 square feet of office space and which is currently being held for sale. We also own office and shop space in Butler, Pennsylvania. We presently sublease to tenants approximately 32,818 square feet of our Butler office space.

LEGAL PROCEEDINGS


    We are involved in various legal proceedings in the ordinary course of business. On March 8, 2002, we received a letter from one of our principal competitors, which is the parent company of one of our subcontractors, claiming that we had repudiated our obligations under a subcontract with the subcontractor. The letter alleges that we are soliciting employees of the subcontractor in violation of the subcontract and states that the subcontractor will seek arbitration, injunctive relief and other available remedies. We have notified the parent company that we believe that we have completely abided by our agreements with the subcontractor and advised them that we intend to defend ourselves vigorously against any claims asserted in the letter.



    We cannot currently predict the ultimate outcome of these matters, but do not believe that they will have a material impact on our financial position or results of operations.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

NAME                        AGE                           POSITION HELD
----                      --------   -------------------------------------------------------
Frederick J. Iseman.....     49      Chairman of the Board and Director
Joseph M. Kampf.........     57      President, Chief Executive Officer and Director
Thomas M. Cogburn.......     58      Executive Vice President, Chief Operating Officer and
                                     Director
Carlton B. Crenshaw.....     56      Senior Vice President and Chief Financial Officer
Mark D. Heilman.........     53      Senior Vice President, Corporate Development
Seymour L. Moskowitz....     69      Senior Vice President, Technology
Curtis L. Schehr........     43      Senior Vice President, General Counsel and Secretary
Vincent J. Kiernan......     43      Vice President, Finance
Gilbert F. Decker.......     64      Director
Robert A. Ferris........     59      Director
Dr. Paul Kaminski.......     59      Director
Steven M. Lefkowitz.....     37      Director
William J. Perry........     74      Director
General Henry Hugh
Shelton, USA (ret.).....     60      Director
Thomas J. Tisch.........     47      Director

FREDERICK J. ISEMAN, CHAIRMAN OF THE BOARD AND DIRECTOR

    Frederick J. Iseman has served as our Chairman and a director since
April 1996. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, Inc. (a private investment firm), which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Inc.,
Mr. Iseman founded Hambro-Iseman Capital Partners (a merchant banking firm) in 1990. From 1988 to 1990, Mr. Iseman was a member of Hambro International Venture Fund. Mr. Iseman is Chairman of Buffets, Inc., a director of Vitality
Beverages, Inc. and a member of the Advisory Board of Duke Street Capital.

JOSEPH M. KAMPF, PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Joseph M. Kampf has served as our President and Chief Executive Officer and a director since April 1996. From January 1994 to 1996, Mr. Kampf was a Senior Partner of Avenac Corporation, a consulting firm providing advice in change management, strategic planning, corporate finance and mergers and acquisitions to middle market companies. From 1990 through 1993, Mr. Kampf served as Executive Vice President of Vitro Corporation, a wholly owned subsidiary of The Penn Central Corporation. Prior to his position as Executive Vice President of Vitro Corporation, Mr. Kampf served as the Senior Vice President of Vitro Corporation's parent company, Penn Central Federal Systems Company and as Chief Liaison Officer for the group with The Penn Central Corporation. Between 1982 and 1986, Mr. Kampf was Vice President of Adena Corporation, an oil and gas exploration and development company. He is a life member of the Navy League and is also active in the Surface Navy Association, Naval Submarine League and National Defense Industrial Association. He was a Director of the Armed Forces Communications and Electronics Association and served on the Board of Directors of Atlantic Aerospace and Electronics Corporation and CPC Health, a non-profit community mental health agency.

THOMAS M. COGBURN, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

    Thomas M. Cogburn has served as our Executive Vice President and Chief Operating Officer and a director since April 1996. From 1992 to 1996, he served as Chief Operating Officer at Ogden Professional Services Corporation, a predecessor company of ours. From 1988 to 1992, Mr. Cogburn served as Vice President of the Information System Support Division of CACI
International, Inc. Mr. Cogburn's experience also includes 22 years in information systems design, operation, program management, and policy formulation for the U.S. Air Force.

CARLTON B. CRENSHAW, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

    Carlton B. Crenshaw has served as our Senior Vice President and Chief Financial Officer since July 1996. From 1989 to 1996, Mr. Crenshaw served as Executive Vice President, Finance and Administration and Chief Financial Officer of Orbital Sciences Corporation (a commercial technology company). He served in a similar capacity with Software AG Systems, Inc. from 1985 to 1989. From 1971 to 1985, Mr. Crenshaw progressed from financial analyst to Vice President of Strategic Planning for the Sperry Univac division of Sperry Corporation and was Treasurer for Sperry Corporation.

MARK D. HEILMAN, SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT

    Mark D. Heilman has served as our Senior Vice President for Corporate Development since October 1998. From 1991 to September 1998, Mr. Heilman was a partner and principal of CSP Associates, Inc., where he specialized in strategic planning and mergers and acquisition support for the aerospace, defense and information technology sectors. From 1987 to 1991, Mr. Heilman was Vice President and an Executive Director of Ford Aerospace and Communications Corporation.

SEYMOUR L. MOSKOWITZ, SENIOR VICE PRESIDENT, TECHNOLOGY

    Seymour L. Moskowitz has served as our Senior Vice President for Technology since March 1997. Mr. Moskowitz served as a consultant to us from April 1996 to March 1997. Prior to joining us, Mr. Moskowitz served as an independent management consultant from 1994 to April 1996. From 1985 to 1994, Mr. Moskowitz served as Senior Vice President of Technology at Vitro Corporation, where he was responsible for the development and acquisition of technologies and management of research and development personnel and laboratory resources. Before working for the Vitro Corporation, Mr. Moskowitz served as Director of Research and Development for Curtiss-Wright Corporation. Mr. Moskowitz has been awarded seven patents, authored and co-authored over 50 articles, and published in ASME Transactions, ASME Journals of Energy, Power and Aircraft, SAE Journal and various conference proceedings. He formerly served on the Board of Directors of the Software Productivity Consortium and is currently a member of the steering committee of the Fraunhofer Center (MD) for Software Engineering.

CURTIS L. SCHEHR, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

    Curtis L. Schehr has served as our Senior Vice President, General Counsel and Secretary since October 1996. From 1991 to 1996, Mr. Schehr served as Associate General Counsel at Vitro Corporation. During 1990, Mr. Schehr served as Legal Counsel at Information Systems and Networks Corporation. Prior to 1990, Mr. Schehr served for six years in several legal and contract oriented positions at Westinghouse Electric Corporation (Defense Group).

VINCENT J. KIERNAN, VICE PRESIDENT, FINANCE

    Vincent J. Kiernan has served as our Vice President, Finance since
October 1998. From July 1995 to September 1998, he served as a Managing Director at KPMG LLP, where he provided cost and pricing control reviews, claim analysis, accounting/contract management and general consulting services to a wide array of clients including both government contractors and commercial enterprises. From 1989 to 1995, Mr. Kiernan was a Director for Coopers & Lybrand. From 1985 to 1989, he was a consultant with Peterson & Co. Consulting.

GILBERT F. DECKER, DIRECTOR

    Gilbert F. Decker has served as a director since June 1997. Since
April 1999, Mr. Decker has served as Executive Vice President at Walt Disney Imagineering. Mr. Decker served as a private consultant from June 1997 to April 1999. From April 1994 to May 1997, Mr. Decker served as the Assistant Secretary of the U.S. Army for Research, Development and Acquisition. As Assistant Secretary, Mr. Decker led the Army's acquisition and procurement reform efforts, with an emphasis on eliminating excessive government requirements throughout the acquisition process. He also served as the Army Acquisition Executive, the Senior Procurement Executive, the Science Advisor to the Secretary and the Senior Research and Development official for the Army. From 1983 to 1989, Mr. Decker was on the Army Science Board and served as Chairman from March 1987 until the end of his appointment. In the private sector, Mr. Decker has served as President and Chief Executive Officer of three technology companies, including Penn Central Federal Systems Company.

ROBERT A. FERRIS, DIRECTOR

    Robert A. Ferris has served as a director since April 1996. Mr. Ferris is a Managing Director of Caxton-Iseman Capital, Inc. and has been employed by Caxton-Iseman Capital, Inc. since March 1998. From 1981 to February 1998,
Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm headquartered in Menlo Park, California). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris currently is a director of Clayton Group, Inc. and Buffets, Inc.

DR. PAUL KAMINSKI, DIRECTOR

    Dr. Paul Kaminski has served as a director since June 1997. Dr. Kaminski has served as Chairman and Chief Executive Officer of Technovation, Inc. since 1997 and as a Senior Partner of Global Technology Partners since 1998. From 1994 to May 1997, Dr. Kaminski served as the Under Secretary of Defense for Acquisition and Technology. In this position, Dr. Kaminski was responsible for all matters relating to Department of Defense acquisition, including research and development, procurement, acquisition reform, dual-use technology and the defense technology and industrial base. Prior to 1994, he served as Chairman of a technology oriented investment banking and consulting firm. Dr. Kaminski also served as Chairman of the Defense Science Board and as a consultant and advisor to many government agencies.

STEVEN M. LEFKOWITZ, DIRECTOR

    Steven M. Lefkowitz has served as a director since April 1996.
Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital, Inc. and has been employed by Caxton-Iseman Capital, Inc. since 1993. From 1988 to 1993,
Mr. Lefkowitz was employed by Mancuso & Company (a private investment firm) and served in several positions including Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is a director of Buffets, Inc. and Vitality Beverages, Inc.

WILLIAM J. PERRY, DIRECTOR

    Dr. William J. Perry has served as a director since February 2002. He is currently the Michael and Barbara Berberian Professor at Stanford University with a joint appointment in the School of Engineering and the Institute for International Studies and Co-director of the Preventive Defense Project. In a prior term at Stanford (1988-1993), Dr. Perry was Co-director of the Center for International Security and Arms Control. Dr. Perry was the 19th Secretary of Defense for the United States, serving from February 1994 to January 1997. He previously served as Deputy Secretary of

Defense (1993-1994) and as Under Secretary of Defense for Research and Engineering (1977-1981). In the private sector, Dr. Perry has founded and led two technology firms and serves on the board of directors of several high technology companies. He currently serves as Chairman of Global Technology Partners. Dr. Perry has received numerous awards, including the Presidential Medal of Freedom.

GENERAL HENRY HUGH SHELTON, USA (RET.), DIRECTOR

    General Hugh Shelton, USA (ret.), has served as a director since February 2002. During his 37 years of active service in the military, General Shelton commanded at every level, including the 82nd Airborne Division, the XVIII Airborne Corps, as the Joint Task Force 180 Commander leading the Haiti Operation, and as Commander-in-Chief U.S. Special Operations Command. General Shelton became the 14th Chairman of the Joint Chiefs of Staff on October 1, 1997 and served two terms. General Shelton retired in October 2001 as the Chairman of the Joint Chiefs of Staff and the nation's principal military advisor to the President of the United States and the Secretary of Defense.

THOMAS J. TISCH, DIRECTOR

    Thomas J. Tisch has served as a director since February 2002. Since 1992, Mr. Tisch has served as Managing Partner of Four Partners, an investment partnership focusing on public securities. Prior to 1992, Mr. Tisch worked in a similar capacity in predecessor partnerships. Mr. Tisch is a Trustee of the Manhattan Institute, Mount Sinai-NYU Health System, The Henry Kaufman Campgrounds, Inc. and the Municipal Assistance Corporation for the City of New York. Mr. Tisch is also a director of InfoNXX, Inc., a provider of directory assistance to the wireless industry.

CLASSES AND TERMS OF DIRECTORS

    Our board is currently comprised of ten directors. Our board is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:

CLASS 1 DIRECTORS (TERM EXPIRING IN 2003)

Robert A. Ferris
William J. Perry
General Henry Hugh Shelton, USA (ret.)
Thomas J. Tisch

CLASS 2 DIRECTORS (TERM EXPIRING IN 2004)

Joseph M. Kampf
Steven M. Lefkowitz
Dr. Paul Kaminski

CLASS 3 DIRECTORS (TERM EXPIRING IN 2005)

Frederick J. Iseman
Thomas M. Cogburn
Gilbert F. Decker

    Pursuant to our amended and restated certificate of incorporation, the Caxton-Iseman stockholders are entitled to nominate, any such nominees being referred to as "Caxton-Iseman nominees": (i) for so long as such stockholders beneficially own in the aggregate at least a majority of our then outstanding common stock, at least a majority in number of the directors on our board; and (ii) for so long as such stockholders beneficially own in the aggregate more than 10% but less than a majority of our then outstanding common stock, a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of the closing of this offering, the Caxton-Iseman nominees will consist of Messrs. Iseman, Ferris, Lefkowitz and Tisch. Each of Messrs. Ferris and Lefkowitz has agreed, for so long as he is a director serving or elected as a Caxton-Iseman nominee, to resign from our board, upon the request of the Caxton-Iseman stockholders. On February 8, 2002, we increased the size of our board to twelve, and elected three new directors, thereby leaving two vacancies to be filled after consummation of this offering. Pursuant to the provisions of our amended and restated certificate of incorporation, the Caxton-Iseman stockholders may fill these two vacancies. See "Description of Capital Stock--Certain Certificate of Incorporation, By-Law, Rights Plan and Statutory Provisions."

COMMITTEES OF OUR BOARD

    Our board has established an audit committee and an executive committee, the members of which are Messrs. Lefkowitz and Decker and Messrs. Iseman, Lefkowitz, Ferris and Kampf, respectively. Effective upon consummation of this offering, Mr. Lefkowitz will be removed from the audit committee and Mr. Tisch will be appointed to the audit committee. Within twelve months of the completion of this offering we intend to elect or appoint an additional independent member of our board to serve on the audit committee. Effective upon the consummation of this offering, our board has established a compensation committee, an executive compensation committee and a nominating committee. Effective upon the consummation of this offering, Messrs. Iseman, Kampf, Ferris and Lefkowitz will be appointed to our compensation committee and our nominating committee, and Messrs. Decker and Kaminski will be appointed to our executive compensation committee. The audit committee oversees actions taken by our independent auditors and reviews our internal controls and procedures. The compensation committee will review and approve the compensation of our officers and management personnel and administer our employee benefit plans and our Amended and Restated Omnibus Stock Plan. The executive compensation committee will administer our Amended and Restated Omnibus Stock Plan and other executive plans for awards or grants to our named executive officers and persons subject to
Section 16 of the Exchange Act. The nominating committee will nominate candidates for election to our board. The executive committee exercises the authority of our board in the interval between meetings of the board and recommends to our board persons to be elected as officers or to be appointed to board committees.

COMPENSATION OF DIRECTORS

    Some of our directors who are not our employees are paid an annual retainer. The payment is treated as deferred compensation in the form of share units and/or cash pursuant to a deferred fee plan described below. In 2001, each of Messrs. Ferris and Kaminski received share units valued at $25,754. Mr. Decker received shares valued at $19,603 and a cash credit of $6,449. Each of our directors is reimbursed for expenses incurred in connection with serving as a member of our board. Our deferred fee plan for non-employee directors is administered by our chief executive officer and allows non-employee directors to defer all or any portion of the fees received from us (i.e., retainer fee installments, board meeting fees or board committee meeting fees) by submitting an election deferral form prior to the calendar year to which the deferral applies. The election, once made, is irrevocable for the calendar year, but can be changed for subsequent calendar years. The deferral of fees may be credited to a cash account (which shall accrue interest) or a share account (credited with "share units" which shall fluctuate with our stock price), but all payouts of the deferral accounts shall be made in cash in a lump sum or in installments. We pay out on the first of the year following the year of departure to any director who ceases to serve on our board. The board may amend or terminate the plan at any time.

EXECUTIVE COMPENSATION

    The following table sets forth information on the compensation awarded to, earned by or paid to our Chief Executive Officer, Joseph M. Kampf, and the four other most highly compensated executive officers of ours whose individual compensation exceeded $100,000 during the fiscal year ended December 31, 2001 for services rendered in all capacities to us.

                                              ANNUAL COMPENSATION      LONG-TERM COMPENSATION AWARDS
                                             ---------------------   ----------------------------------
                                                                         ANNUAL        NUMBER OF SHARES
                                                                          OTHER        UNDERLYING STOCK
NAME AND PRINCIPAL POSITION         YEAR      SALARY       BONUS     COMPENSATION(1)       OPTIONS
---------------------------       --------   ---------   ---------   ---------------   ----------------
Joseph M. Kampf ................    2001     $415,899    $240,000           --                   --
  President and Chief Executive     2000      391,530     240,000           --              240,000
  Officer                           1999      350,698     200,000           --                   --

Thomas M. Cogburn ..............    2001      231,254     110,000           --                   --
  Executive Vice President and      2000      211,033     100,000           --               80,000
  Chief Operating Officer           1999      195,757      82,500           --                   --

Carlton B. Crenshaw ............    2001      204,999     100,000           --                   --
  Senior Vice President and         2000      198,927     100,000           --                   --
  Chief Financial Officer           1999      192,795      92,750           --                   --

Mark D. Heilman ................    2001      195,451     100,000           --                   --
  Senior Vice President,            2000      185,905      75,000           --                   --
  Corporate Development             1999      180,410      50,000           --               80,000

Seymour L. Moskowitz ...........    2001      195,451     100,000           --                   --
  Senior Vice President,            2000      182,991     112,500           --                   --
  Technology                        1999      170,354      82,500           --               88,000

------------------------

(1) No named executive officer received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported from him in the two preceding columns.

OPTION GRANTS IN 2001

    No options were granted to any of our named executive officers in 2001.

    The following table sets forth certain information with respect to options held at the end of fiscal 2001 by each of our named executive officers:

AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES


                                                INDIVIDUAL GRANTS
                              -----------------------------------------------------    VALUE OF UNEXERCISED
                                                             NUMBER OF SHARES          IN-THE-MONEY OPTIONS
                                SHARES                    UNDERLYING UNEXERCISED       AT DECEMBER 31, 2001
                              ACQUIRED ON    VALUE     OPTIONS AT DECEMBER 31, 2001        EXERCISABLE/
NAME                          EXERCISE(S)   REALIZED   EXERCISABLE/UNEXERCISABLE(1)      UNEXERCISABLE(2)
----                          -----------   --------   ----------------------------   -----------------------
Joseph M. Kampf.............    --           --               280,320/192,000          $3,899,197/2,670,683
Thomas M. Cogburn...........    --           --                40,000/ 80,000          $   471,200/ 942,400
Carlton B. Crenshaw.........    --           --                   112,152/ --          $      1,868,032/ --
Mark D. Heilman.............    --           --               152,000/128,000          $1,925,894/1,621,806
Seymour L. Moskowitz........    --           --               387,688/ 52,800          $ 6,116,350/ 832,998


--------------------------

(1) Represents options granted under our Amended and Restated Omnibus Stock Plan, after giving effect to the merger of our subsidiary, Anteon Virginia, into us and the reorganization transactions described in

    "Certain Relationships--Reorganization Transactions," and the split of our common stock we effected on February 19, 2002.

(2) Based on the difference between the mid-point of the expected initial offering price range and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

    No options were exercised by any of our named executive officers in 2001.

AMENDED AND RESTATED OMNIBUS STOCK PLAN

PURPOSES OF THE PLAN

    Following consummation of the merger and this offering, we will assume the amended and restated omnibus stock plan of our subsidiary, Anteon Virginia. In
February   , 2002, Anteon Virginia amended and restated its omnibus stock plan, which was originally adopted in January 1997 and which terminates in January 2007. The plan enables us to make grants of stock-based incentive compensation to our officers and other key employees, directors and consultants. The purposes of the plan are to promote our long-term growth and profitability by
(i) providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and (ii) enabling us to attract, retain and reward the best available persons for positions of substantial responsibility. The plan may be used to grant award compensation which qualifies for the exemption provided under Section 162(m) of the Internal Revenue Code, but the plan may also be used to grant awards that do not qualify for that exemption. The amendment and restatement of the plan will not affect any existing option holders.

ADMINISTRATION OF THE PLAN

    The plan is currently administered by the compensation committee of the board of directors. The compensation committee has full power and authority to administer the plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the plan and for the conduct of its business as it deems necessary or advisable. The compensation committee is authorized to interpret the plan, at its sole and absolute discretion, and to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or recurring events affecting us, or our financial statements, or of changes in applicable laws, regulations or accounting principals. The board of directors may modify or terminate the plan at any time. The board of directors may take no action which would impair the rights of any participant or any holder or beneficiary of any award without the consent of the affected participant, holder or beneficiary. All actions of the compensation committee are conclusive. The board of directors may resolve to directly administer the plan. All of the compensation committee's decisions under the plan will be subject to the approval of the board of directors. All awards under the plan made to persons subject to Section 16(b) of the Exchange Act or who may be named executive officers, as determined by the compensation committee, shall be granted by the executive compensation committee. All of the decisions of the executive compensation committee are subject to the approval of the compensation committee.

TRANSFER; AWARDS AVAILABLE UNDER THE PLAN

    Each award under the plan, and each right under any award, may be exercised during the participant's lifetime only by the participant, unless otherwise determined by the compensation committee or, if permissible under applicable law, by the participant's guardian or legal representative. The awards may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of the plan.

    The plan authorizes the grant of awards with respect to a maximum of 6,242,400 shares of common stock. Any shares covered by awards which are forfeited, expire or which are terminated or canceled for any reason (other than as a result of the exercise or vesting of the award) will again be available for grant under the plan. The plan restricts the number of options or stock appreciation rights that may be granted to any one participant during a calendar year to a maximum of 250,000 shares of common stock. In addition, in the event of a reclassification, recapitalization, stock split, stock dividend, combination of shares or other similar event, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan are required to be adjusted to reflect such event, and the compensation committee is required to make such adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding awards made under the plan (and in any other matters that relate to awards and that are affected by the changes in the common stock referred to above). The plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Internal Revenue Code.

TYPES OF AWARDS

    Under the plan, our board of directors may grant awards in the following forms: non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock or unrestricted stock awards or phantom stock. Awards may be granted for no cash consideration or for such consideration as may be determined by the board of directors.

    STOCK OPTIONS. A stock option granted under the plan provides a participant the right to purchase, subject to the terms of the stock option agreement, for a specified period of time, a stated number of shares of common stock at the price specified in the stock option agreement. All other terms and conditions of the options are determined by the compensation committee and set forth in the applicable stock option agreement. An option generally may be exercised by delivery of an amount equal to the exercise price of that option in cash, shares of common stock (provided that the common stock delivered has been owned by the participant for at least six months or was previously acquired by the participant on the open market), a brokered exercise, any combination of the above or as the compensation committee may otherwise determine. In the event of the participant's disability or death, the provisions of the plan will apply to the participant's legal representative or guardian, executor, personal representative, or to the person to whom the option and/or shares shall have been transferred by will or the laws of descent and distribution, as though that person is the participant.

    STOCK APPRECIATION RIGHTS. A stock appreciation right provides the participant the right to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. The stock plan committee is authorized under the plan to determine the terms of the stock appreciation right and whether a stock appreciation right will be settled in cash, shares of common stock or a combination of cash and shares of common stock.

    STOCK AWARDS: RESTRICTED STOCK, UNRESTRICTED STOCK AND PHANTOM
STOCK. Subject to the other applicable provisions of the plan, the compensation committee may at any time and from time to time grant stock awards to eligible participants in such amount and for such consideration, as it determines. A stock award may be denominated in shares of common stock or stock-equivalent units, and may be paid in common stock, in cash, or in a combination of common stock and cash, as determined in the sole and absolute discretion of the compensation committee from time to time.

CHANGE IN CONTROL

    In the event of any proposed change in control (as defined in the plan), the compensation committee is required to take such action as it deems appropriate and equitable to effectuate the

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purposes of the plan and to protect the grantees of the awards, which may include, without limitation, the following:

    - acceleration or change of the exercise dates of any award so that the unvested portion of any award becomes fully vested and immediately exercisable;

    - arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any award, which shall not be less than consideration paid for our other common stock which is acquired, sold, transferred, or exchanged because of the proposed change in control; and

    - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to common stock, arrangements providing that any award shall become one or more awards with respect to such other equity securities.

STOCK OPTIONS TO BE AWARDED

    Effective upon the consummation of this offering, we will grant options to some of our directors and members of our management for 1,234,000 shares of common stock at an exercise price per share equal to the initial public offering price. Of this amount, options to purchase 585,000 shares will be granted to our directors and named executive officers as a group, including options to purchase 15,000 shares to each of Messrs. Perry, Shelton and Tisch, 200,000 shares to Mr. Kampf, 100,000 shares to Mr. Cogburn and 80,000 shares to each of Messrs. Crenshaw, Heilman and Moskowitz. These options will vest over a five-year period, with the first 20% vesting on the first anniversary of the consummation of this offering.

SEVERANCE AGREEMENTS

    Our executive officers and certain key members of management, or the "Executives," have entered into agreements with our wholly owned operating subsidiary, Anteon Corporation. The agreements provide for certain compensation payments and other benefits for periods ranging from 12 months to 24 months, except in the case of Mr. Kampf, whose payments and benefits will continue for 36 months, to be received by the Executive in the event the Executive's employment is involuntarily terminated without cause, or in the event the Executive's resigns his/her employment for "Good Reason," as such term is defined in the agreement. The Executive may not resign for "Good Reason" unless he or she shall have first given notice to Anteon of the reason for such resignation and Anteon shall have failed to reasonably cure the situation within thirty days of receipt of such notice. The compensation and benefits period for Messrs. Cogburn, Crenshaw, Heilman and Moskowitz continue for a 24 month period. If terminated on December 31, 2001, cash severance payments payable to Messrs. Kampf, Cogburn, Crenshaw, Heilman and Moskowitz under their respective severance agreements would have been $1,927,697, $657,508, $605,165, $540,902 and $587,569, respectively.

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
                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information as of February 1, 2002 as to the number of shares of our common stock beneficially owned by:

    - each named executive officer;

    - each of our directors;

    - each person known to us to be the beneficial owner of more than 5% of our common stock;

    - all of our executive officers and directors as a group; and

    - each other selling stockholder participating in this offering.

    The table also indicates the percentage of outstanding shares benefically owned by each of them as of February 1, 2002, before and after giving effect to this offering. The selling stockholders are offering a total of 7,812,500 shares in this offering.

    Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Anteon International Corporation, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030-2801.

                                                 SHARES BENEFICIALLY
                                                  OWNED PRIOR TO THE
                                                    OFFERING(1)(2)                               NUMBER OF
                                    ----------------------------------------------             SHARES BEING
NAME OF BENEFICIAL OWNER                  SHARES                     %                            OFFERED
------------------------            -------------------   ------------------------      ---------------------------
Azimuth Technologies,
  L.P.(3)(4)......................           20,881,623                       72.6%                      6,045,188
Azimuth Tech. II LLC(3)(4)........            6,490,570                       22.6%                      1,352,897
Frederick J. Iseman(3)(4).........           25,319,060                       88.0%                             --
Gilbert F. Decker(5)..............               48,000                          *                           4,800
Dr. Paul Kaminski(5)..............               48,000                          *                           4,800
Joseph M. Kampf(6)................            1,505,294                        5.2%                        150,530
Carlton B. Crenshaw(7)............              522,763                        1.8%                         52,276
Seymour L. Moskowitz(8)...........              387,688                        1.3%                         38,769
Thomas M. Cogburn(9)..............              652,487                        2.3%                         65,249
Mark D. Heilman(10)...............              152,000                          *                          15,200
Robert A. Ferris(11)..............            1,477,918                        5.1%                             --
Ferris Family 1987 Trust(11)......            1,477,918                        5.1%                             --
Steven M. Lefkowitz(12)...........              580,295                        2.0%                             --
SML Family Investors LLC(12)......               73,326                          *                              --
William J. Perry(13)..............                   --                         --                              --
General Henry Hugh Shelton, USA
  (ret.)(14)......................                   --                         --                              --
Thomas J. Tisch(15)...............                   --                         --                              --
Noreen D. Centracchio(16).........              240,095                          *                          24,009
Howard W. Dawson, Jr.(17).........              274,125                          *                          27,413
Roger A. Gurner(18)...............              240,095                          *                          24,009
Curtis L. Schehr(19)..............               73,600                          *                           7,360
All Directors and Executive
  Officers as a Group(20).........           28,732,892                       96.4%                      7,737,068

                                              SHARES BENEFICIALLY
                                                OWNED AFTER THE
                                                  OFFERING(1)
                                    ---------------------------------------
NAME OF BENEFICIAL OWNER                       SHARES                 %
------------------------            ----------------------------   --------
Azimuth Technologies,
  L.P.(3)(4)......................                    14,836,435     44.2%
Azimuth Tech. II LLC(3)(4)........                     5,137,853     15.3%
Frederick J. Iseman(3)(4).........                    17,920,975     53.3%
Gilbert F. Decker(5)..............                        43,200        *
Dr. Paul Kaminski(5)..............                        43,200        *
Joseph M. Kampf(6)................                     1,354,764      4.0%
Carlton B. Crenshaw(7)............                       470,487      1.4%
Seymour L. Moskowitz(8)...........                       348,919      1.0%
Thomas M. Cogburn(9)..............                       587,238      1.7%
Mark D. Heilman(10)...............                       136,800        *
Robert A. Ferris(11)..............                     1,477,918      4.4%
Ferris Family 1987 Trust(11)......                     1,477,918      4.4%
Steven M. Lefkowitz(12)...........                       580,295      1.7%
SML Family Investors LLC(12)......                        73,326        *
William J. Perry(13)..............                            --       --
General Henry Hugh Shelton, USA
  (ret.)(14)......................                            --       --
Thomas J. Tisch(15)...............                            --       --
Noreen D. Centracchio(16).........                       216,085        *
Howard W. Dawson, Jr.(17).........                       246,713        *
Roger A. Gurner(18)...............                       216,085        *
Curtis L. Schehr(19)..............                        66,240        *
All Directors and Executive
  Officers as a Group(20).........                    20,995,824     60.8%


------------------------

*   Less than 1%.

 (1) Determined in accordance with Rule 13d-3 under the Exchange Act.

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
 (2) After giving effect to the merger of our subsidiary, Anteon Virginia, into us and the reorganization transactions described in "Certain
     Relationships--Reorganization Transactions," and the split of our common stock we effected on February 19, 2002.


 (3) By virtue of Frederick J. Iseman's indirect control of Azimuth Technologies, L.P., Azimuth Tech. II LLC and Georgica (Azimuth Technologies), Inc., which are the investment partnerships organized by Caxton-Iseman Capital, he is deemed to beneficially own the 23,255,947 shares held by these entities. Mr. Iseman has (i) sole voting and dispositive power over 23,255,947 shares of our common stock, and (ii) shared voting and dispositive power over the 2,058,213 shares of our common stock held in the aggregate by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC and may be deemed to be the beneficial owner thereof. Each of Azimuth Technologies, L.P. and Azimuth Tech. II LLC has granted to the underwriters an option to purchase up to an additional 1,365,808 and 305,664 shares of common stock, respectively, in the event that the underwriters sell more than 12,500,000 shares in order to cover such over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman will beneficially own approximately 40.0%, 14.4% and 48.4%, respectively, of our common stock after consummation of the offering. Mr. Iseman's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York 10021.



 (4) Includes 1,477,918, 506,969 and 73,326 shares held by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC, respectively. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will enter into a stockholders agreement with Azimuth Technologies, L.P. and Azimuth Tech. II LLC with respect to the shares of our common stock held by them. Pursuant to the terms of this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC may be required to vote all of their shares of common stock at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, and will be bound by specified transfer restrictions. See "Certain Relationships--Azimuth Technologies, L.P. and Azimuth Tech. II LLC."


 (5) Each of Messrs. Decker and Kaminski has granted to the underwriters an option to purchase up to an additional 2,400 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, each of Messrs. Decker and Kaminski will beneficially own less than 1% of our common stock after consummation of the offering. Mr. Decker's address is 45 Glenridge Avenue, Los Gatos, California 95030. Dr. Kaminski's address is 6691 Rutledge Drive, Fairfax, Virginia 22039.

 (6) Includes 280,320 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 392,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner. Mr. Kampf has granted to the underwriters an option to purchase up to an additional 75,265 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Kampf will beneficially own approximately 3.8% of our common stock after consummation of the offering.

 (7) Includes 88,932 shares held by the Carlton Crenshaw Grantor Trust and 112,152 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Excludes 80,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Crenshaw has granted to the underwriters an option to purchase up to an additional 26,138 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Crenshaw will beneficially own approximately 1.3% of our common stock after consummation of the offering.

 (8) Includes 387,688 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 132,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner. Mr. Moskowitz has granted to the underwriters an option to purchase up to an additional 19,385 shares of common stock to cover over-allotments. If the underwriters' over-allotment

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
     option is exercised in full with respect to all selling stockholders, Mr. Moskowitz will beneficially own less than 1% of our common stock after consummation of the offering.

 (9) Includes 40,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 180,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Cogburn has granted to the underwriters an option to purchase up to an additional 32,625 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Cogburn will beneficially own approximately 1.6% of our common stock after consummation of the offering.

 (10) Includes 152,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 208,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by CSP Associates LLC, a limited liability company of which he is a non-managing member. Mr. Heilman has granted to the underwriters an option to purchase up to an additional 7,600 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Heilman will own less than 1% of our common stock after consummation of the offering.


 (11) Represents 1,477,918 shares held by the Ferris Family 1987 Trust, of which Mr. Ferris is trustee, and with respect to which Mr. Ferris shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman. The address of Mr. Ferris and the Ferris Family 1987 Trust is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York 10021. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which the Ferris Family 1987 Trust is, respectively, a limited partner and a non-managing member.



 (12) Includes 73,326 shares held by SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz. Mr. Lefkowitz's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York 10021. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which he is, respectively, a limited partner and a non-managing member. Includes 580,295 shares with respect to which Mr. Lefkowitz shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.


 (13) Excludes 15,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of February 1, 2002.

 (14) Excludes 15,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of February 1, 2002.

 (15) Excludes 15,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of February 1, 2002.

 (16) Excludes shares held by Azimuth Tech. II LLC, of which she is a non-managing member. Does not include 40,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of February 1, 2002. Ms. Centracchio is an employee of ours and one of the holders of the Management Notes. Ms. Centracchio has granted to the underwriters an option to purchase up to an additional 12,004 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Ms. Centracchio will own less than 1% of our common stock after consummation of the offering.

 (17) Includes 67,200 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 56,400 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Tech. II LLC, of which he is a non-managing member. Mr. Dawson is an employee of ours and one of the holders of the Management Notes.
      Mr. Dawson has granted to the underwriters an option to purchase up to an additional 13,707 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Dawson will own less than 1% of our common stock after consummation of the offering.

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
 (18) Excludes shares held by Azimuth Tech. II LLC, of which he is a non-managing member. Does not include 40,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of February 1, 2002. Mr. Gurner is an employee of ours and one of the holders of the Management Notes. Mr. Gurner has granted to the underwriters an option to purchase up to an additional 12,004 shares of common stock to cover over-allotments. If the underwriters' over-allotment option is exercised in full with respect to all selling stockholders, Mr. Gurner will own less than 1% of our common stock after consummation of the offering.


 (19) Includes 70,400 shares of common stock issuable pursuant to stock options exerciseable within 60 days of February 1, 2002. Does not include
      86,400 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.


 (20) Includes 1,143,440 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 1, 2002. Does not include 1,144,200 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. 7,398,085 of the 7,737,068 shares of common stock sold by the directors and executive officers as a group result from Mr. Iseman's control of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, two of the stockholders selling shares of common stock in this offering.

TAG ALONG RIGHTS

    Immediately prior to the consummation of this offering, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Frederick J. Iseman, Joseph M. Kampf, the Ferris Family 1987 Trust, Steven M. Lefkowitz, SML Family Investors LLC and certain members of management and certain selling stockholders, collectively the "Management Tag Stockholders," will enter into a Tag Along Agreement granting to Mr. Kampf and the Management Tag Stockholders specified rights in the event of a sale of our common stock by any of the Caxton-Iseman stockholders. If, at any time before the Caxton-Iseman stockholders no longer beneficially own, in the aggregate, more than 20% of our outstanding common stock, any Caxton-Iseman stockholder or a group of them sells shares of our common stock to a purchaser, who, after such sale or series of related sales, would beneficially own, in the aggregate, 51% or more of our outstanding common stock, Mr. Kampf and the Management Tag Stockholders may participate in that sale pro rata with such Caxton-Iseman stockholder(s). The Tag Along Agreement terminates in accordance with its terms twenty (20) years after its signing.

                             CERTAIN RELATIONSHIPS

REORGANIZATION TRANSACTIONS

    Immediately prior to the consummation of this offering, we will enter into a series of reorganization transactions. First, our $22.5 million principal amount subordinated convertible note held by Azimuth Tech. II LLC, one of our principal stockholders, will be converted according to its terms into shares of our non-voting common stock. Second, our subsidiary, Anteon Virginia, will merge into us. We will be the surviving corporation of the merger. In the merger, all the outstanding shares of our existing classes of stock, including Class A Voting Common Stock, Class B Voting Common Stock and Non-Voting Common Stock, will be converted into a single class of common stock. All the stock of Anteon Virginia held by us will be cancelled and the stock of Anteon Virginia held by certain of our employees and former employees (other than stockholders who exercise appraisal rights) immediately prior to the consummation of this offering will be converted into approximately 180,120 shares of our common stock constituting approximately 0.6% of our outstanding stock immediately prior to the consummation of this offering. As a result of the merger, we will succeed to all of Anteon Virginia's obligations under its credit facility, the indenture governing the 12% Notes and its Amended and Restated Omnibus Stock Plan.

AZIMUTH TECHNOLOGIES, L.P. AND AZIMUTH TECH. II LLC

    Azimuth Technologies, L.P. and Azimuth Tech. II LLC are our principal stockholders. The sole general partner of Azimuth Technologies, L.P. and the sole managing member of Azimuth Tech. II LLC is Georgica (Azimuth Technologies), L.P., the sole general partner of which is Georgica (Azimuth
Technologies), Inc., a corporation wholly owned by Frederick J. Iseman, the chairman of our board of directors. As a result, Mr. Iseman controls both Azimuth Technologies, L.P. and Azimuth Tech. II LLC, and, both before and after this offering, us. In addition, Mr. Iseman, Steven M. Lefkowitz, a director of our company, and Robert A. Ferris, a director of our company, are each employed by Caxton-Iseman Capital, Inc. Mr. Iseman is the chairman, managing partner and founder of that firm. See "Principal and Selling Stockholders."

    Azimuth Technologies, L.P., Azimuth Tech. II LLC, Mr. Lefkowitz, SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz, and the Ferris Family 1987 Trust, of which Mr. Ferris is a trustee, will enter into a stockholders agreement immediately prior to the consummation of this offering. Under this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will agree to vote all of the shares of our common stock they beneficially own on any matter submitted to the vote of our stockholders whether at a meeting or pursuant to a written consent at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities, and will constitute and appoint these entities or any nominees thereof as their respective proxies for purposes of any stockholder vote. In addition, except pursuant to the Tag Along Agreement described in "Principal and Selling Stockholders," the agreement provides that none of the Ferris Family 1987 Trust, Mr. Lefkowitz or SML Family Investors LLC may sell or in any way transfer or dispose of the shares of our common stock they beneficially own without the prior written consent of either Azimuth Technologies, L.P. or Azimuth Tech. II LLC, unless Azimuth Technologies, L.P. and Azimuth Tech. II LLC are participating in that sale, and then the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC may participate in such sale in a pro rata amount. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will be required to participate pro rata in any sale by Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities.

CAXTON-ISEMAN CAPITAL

    Since April 1997, we have been party to an arrangement with Caxton-Iseman Capital. As part of this arrangement, Caxton-Iseman Capital monitors and assists our activities in accordance with, and subject to, investment objectives and guidelines established by us. Pursuant to this arrangement, during the years ended December 31, 1999, 2000 and 2001, we incurred $750,000, $1,000,000 and
$1,000,000, respectively, in management fees owed to Caxton-Iseman Capital. We have agreed to pay a fee to Caxton-Iseman Capital of $3.6 million and the Caxton-Iseman Capital arrangement has terminated, except with respect to our indemnification obligations towards Caxton-Iseman Capital for services provided. As a result of this agreement, Caxton-Iseman Capital is no longer under any obligation to provide services to us and we are under no obligation to retain Caxton-Iseman Capital for any future services. We have agreed to pay the out-of-pocket expenses of Caxton-Iseman Capital for any future services that we may request and to pay Caxton-Iseman Capital for any future investment banking services that we may retain them for in the future.

    As part of our Analysis & Technology, Inc. acquisition in June 1999, we paid Caxton-Iseman Capital a separate fee of $1.1 million for acquisition advisory services, and Caxton-Iseman Capital and its affiliates through Azimuth Tech. II LLC provided $22.5 million to us in return for a subordinated convertible note. We also paid Caxton-Iseman Capital $0.3 million and $0.1 million acquisition advisory services fees in relation with our acquisitions of Sherikon in October 2000 and SIGCOM in July 2001, respectively. See "Principal and Selling Stockholders."

REGISTRATION RIGHTS

    Prior to the consummation of this offering, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Messrs. Frederick J. Iseman, Joseph M. Kampf, Carlton B. Crenshaw, Thomas M. Cogburn, Seymour L. Moskowitz and Steven M. Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and the other selling stockholders, entered into a registration rights agreement with us relating to the shares of common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the Caxton-Iseman stockholders may require that we register for public resale under the Securities Act all shares of common stock they request be registered at any time after 180 days following this offering. The Caxton-Iseman stockholders may demand five registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the Caxton-Iseman stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. Mr. Kampf and each of Messrs. Crenshaw, Cogburn and Moskowitz, to the extent that such individual holds more than 1% of our outstanding common stock, and Mr. Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust are entitled to piggyback registration rights with respect to any registration request made by the Caxton-Iseman stockholders. If the registration requested by the Caxton-Iseman stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the Caxton-Iseman stockholders and Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust (pro rata, based on their respective ownership of our common equity),
(ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us for our own account.

    In addition, the Caxton-Iseman stockholders, Mr. Kampf, and each of Messrs. Crenshaw, Cogburn and Moskowitz, to the extent that such individual holds more than 1% of our outstanding common stock, and Mr. Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust have

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been granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for own account, (ii) second, shares offered by the Caxton-Iseman stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust (pro rata, based on their respective ownership of our common equity), and (iii) third, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity). The Caxton-Iseman stockholders and Messrs. Kampf, Crenshaw, Cogburn and Moskowitz have exercised their piggyback rights in connection with this offering. The other selling stockholders were also granted piggyback registration rights with respect to this offering only under the registration rights agreement.

    In connection with this offering, and the other registrations described above, we will indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions). See "Principal and Selling Stockholders."

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                          DESCRIPTION OF INDEBTEDNESS

    Set forth below is a description of our debt that will remain outstanding following the offering.

CREDIT FACILITY


    Our credit facility is provided by a syndicate of banks and other financial institutions led by Credit Suisse First Boston, as administrative agent and lead arranger. Pursuant to the terms of the credit agreement governing our credit facility, the lenders, subject to certain conditions, provide to us a credit facility consisting of: (1) a $120.0 million three-year senior secured revolving credit facility including a $10.0 million letter of credit sublimit and (2) a $38.2 million (after giving effect to this offering) three-year senior secured term loan facility. The aggregate amount available for borrowing under the revolving credit facility is determined based on a portion of eligible accounts receivable. At December 31, 2001, on a pro forma basis, after giving effect to this offering, we would have had $96.1 million of undrawn availability under the revolving loan portion of our credit facility. In general, our borrowing availability under the revolving portion of our credit facility is subject to our borrowing base (defined as portions of eligible billed and unbilled accounts receivable) and our ratio of net debt to EBITDA. EBITDA is defined in the credit facility as net income plus total interest expense, taxes, depreciation, amortization and non-cash non-recurring charges (up to 10% of net income) minus any non-cash gain included in net income. This definition differs from the definition of EBITDA in the remainder of this prospectus. This definition of EBITDA has been revised by amendment to add back certain fees, premiums and charges we may pay in connection with this offering.


SECURITY AND GUARANTEES

    All of our existing and future domestic subsidiaries unconditionally guarantee the repayment of the credit facility. The credit facility is secured by substantially all of our and our domestic subsidiaries' tangible and intangible assets, including substantially all of the capital stock of our subsidiaries.

MATURITY AND AMORTIZATION

    Loans made under the term loan facility mature on June 23, 2005, and up to $2.5 million of the aggregate principal amount under the credit facility currently amortizes ratably on a quarterly basis, with up to $20.5 million due at final maturity. Loans made under the revolving credit facility also mature on June 23, 2005.

INTEREST

    Borrowings under the credit facility bear interest at a floating rate based upon, at our option, LIBOR or the Prime Rate, in each case plus a margin determined based upon our ratio of net debt to EBITDA (as defined in the credit facility as described above).

PREPAYMENTS

    We are required to prepay, subject to exceptions set forth in the credit agreement, borrowings under the term loan facility with (i) 75% of excess cash flow, (ii) 100% of net cash proceeds of non-ordinary course asset sales or other dispositions of property by us and our subsidiaries, (iii) 100% of net cash proceeds of issuances of debt obligations of ours and our subsidiaries and
(iv) 50% of net cash proceeds of public issuances of our equity securities. Due to excess cash flows generated during 2001, we are required to make an additional principal payment of $10.7 million under the term loan portion of our credit facility by March 31, 2002. In addition, to the extent that the amount outstanding under the term loan portion of our credit facility as of March 31, 2002 exceeds $25.0 million, we will be required to prepay such excess amount.

    We intend to use a portion of the net proceeds from this offering to repay debt under the revolving credit portion of our credit facility, subject to reborrowing, and to repay debt under the term loan facility. See "Use of Proceeds."

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COVENANTS

    The credit agreement contains affirmative and negative covenants customary for such financings. The credit agreement also contains financial covenants customary for such financings, including, but not limited to: maximum ratio of net debt to EBITDA; maximum ratio of senior debt to EBITDA; limitation on capital expenditures; and minimum EBITDA.

EVENTS OF DEFAULT

    The credit agreement contains customary events of default, including, but not limited to: nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change in control; bankruptcy events; material judgments; ERISA; and actual or obligor-asserted invalidity of the guarantees or security documents. Certain of these events of default allow for grace periods.

12% NOTES

    In connection with our acquisition of Analysis & Technology, Inc., on May 11, 1999, we issued $100,000,000 in aggregate principal amount of our 12% Notes. The 12% Notes bear interest at 12% per year, payable semi-annually, and mature on May 15, 2009. We intend to repurchase in open market or privately negotiated transactions, or otherwise pursuant to the terms of the 12% Notes, or redeem approximately $25.0 million principal amount of the 12% Notes (plus any associated premiums) using a portion of the proceeds of this offering.

    Our obligations to make any principal, premium and interest payments on the 12% Notes are fully and unconditionally guaranteed on a senior subordinated basis by each of our existing, and some of our future, domestic subsidiaries.

    The 12% Notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including all of our borrowings under our credit facility. The 12% Notes guarantees are unsecured and subordinated in right of payment to all existing and future senior indebtedness of our subsidiary guarantors, including all guarantees of our subsidiary guarantors under our credit facility.

    We cannot redeem the 12% Notes until May 15, 2004, except as described below. After May 15, 2004, we can redeem some or all of the 12% Notes at specified redemption prices, plus accrued interest to the redemption date. In addition, at any time and from time to time before May 15, 2002, we can redeem up to 25% of the original principal amount of the 12% Notes with money that we raise in equity offerings, as long as we pay holders a redemption price of 112% of the principal amount of the 12% Notes we redeem, plus accrued interest, and at least 75% of the original principal amount of the 12% Notes issued remains outstanding after each redemption.

    If there is a change of control (as defined in the indenture governing the 12% Notes), we must give holders of the 12% Notes the opportunity to sell us their notes at a purchase price equal to 101% of their principal amount.

    The indenture governing the 12% Notes contains covenants that limit our ability and that of our subsidiary guarantors, subject to important exceptions and qualifications, to, among other things:

    - incur additional indebtedness;

    - pay dividends or distributions on, or redeem or repurchase, our capital stock;

    - make investments;

    - transfer or sell assets; and

    - consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

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                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock currently consists of 175,000,000 shares of common stock and 15,000,000 shares of preferred stock. Immediately prior to the offering, we will have approximately 73 holders of record of our common stock and no holders of record of our preferred stock. After consummation of this offering, we expect to have 33,601,502 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which may be issued in the future.

PREFERRED STOCK

    Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation. We have no present plans to issue any shares of preferred stock other than in connection with the rights distribution described below.

    Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

RIGHTS AGREEMENT

    Immediately following the reorganization transactions and immediately prior to the consummation of this offering, we intend to distribute one preferred share purchase right for each outstanding share of common stock to the stockholders of record on that date. Under our rights agreement, each right will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of Anteon International
Corporation, at a price of $    per one one-thousandth of a share, under certain
circumstances provided for in the rights agreement.

    Until a "separation date" occurs, the rights will:

    - not be exercisable;

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    - be evidenced by certificates that represent shares of our common stock;
      and

    - trade with our common stock.

    The rights will expire at the close of business on the ten-year anniversary of the rights agreement, unless earlier redeemed or exchanged by us.

    Following a "separation date," the rights would become exercisable and we would issue separate certificates representing their rights, which would trade separately from the shares of our common stock.

    A "separation date" would occur upon the earlier of:

    - ten business days after a public announcement that a person has become an "acquiring person;" or

    - fifteen business days (or such later date as our board may determine before any person becomes an "acquiring person") after a person commences a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

    Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. However, an "acquiring person" shall not include us, any of our subsidiaries, any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. In addition, an "acquiring person" shall not include any Caxton-Iseman stockholder, any affiliate or associate of a Caxton-Iseman stockholder, or any Caxton-Iseman transferee. A "Caxton-Iseman transferee" means any person that is the direct or indirect transferee of any of the shares of common stock beneficially owned as of the date of the rights agreement by any Caxton-Iseman stockholder or any affiliate or associate of a Caxton-Iseman stockholder if
(a) such transferee would otherwise become an acquiring person as a result of such transfer and (b) the transferor designates in writing that the transferee is a Caxton-Iseman transferee.

    If any person becomes an acquiring person and there is a separation date, each holder of a right, other than rights owned by such person which will be voided, will have the right to receive shares of common stock having twice the market value of the exercise price of the right. If, after a person becomes an acquiring person and there is a separation date, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will have the right to receive shares of common stock of the acquiring company which at the time of such transaction will have twice the market value of the exercise price of the right.

    Any time after a separation date and before the acquisition by any person or group (other than a Caxton-Iseman stockholder or any Caxton-Iseman transferee) of a majority of the outstanding common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per right, subject to adjustment. Our board may redeem the rights, in whole, but not in part, at any time before a separation date. The redemption price shall be $.001 per right. The right to exercise any rights will terminate when they are redeemed. The only right of the holders of the rights after redemption will be to receive the redemption price.

    At any time before a person becomes an acquiring person and there is a separation date, our board of directors may amend, without the approval of the holders of the rights, any provision in the rights agreement in a manner that does not adversely affect the interests of any Caxton-Iseman stockholder or Caxton-Iseman transferee. After a person becomes an acquiring person and there is

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a separation date, our board of directors may only amend the provisions of our rights agreement in order to:

    - cure any ambiguity; or

    - make changes that will not adversely affect the interests of the holders of rights.

CERTAIN CERTIFICATE OF INCORPORATION, BY-LAW, RIGHTS AGREEMENT AND STATUTORY
  PROVISIONS

    The provisions of our amended and restated certificate of incorporation and by-laws, of our rights agreement and of the Delaware General Corporation Law summarized below may have an anti-takeover effect, may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares, and may make more difficult the removal of our incumbent directors.

DIRECTORS' LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

    - for any breach of the duty of loyalty;

    - for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

    - for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

    - for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Our amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

    STOCKHOLDER ACTION; ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS
     AND DIRECTOR NOMINATIONS

    Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings. In addition, our by-laws establish advance notice procedures for:

    - stockholders to nominate candidates for election as a director; and

    - stockholders to propose topics at stockholders' meetings.

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    Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting of stockholders. If (a) the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting, (b) no annual meeting was held during the preceding year, or (c) the first annual meeting after this offering is occurring, then either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

    ELECTION AND REMOVAL OF DIRECTORS

    Our board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management--Classes and Terms of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

    Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our directors may only be removed for cause.

SPECIAL PROVISIONS RELATING TO THE CAXTON-ISEMAN STOCKHOLDERS

    Pursuant to our amended and restated certificate of incorporation, the Caxton-Iseman stockholders are entitled to nominate, any such nominees being referred to as "Caxton-Iseman nominees": (i) for so long as such stockholders beneficially own in the aggregate at least a majority of our then outstanding common stock, which we refer to as a "Caxton-Iseman Majority Period," at least a majority in number of the directors on our board; and (ii) for so long as such stockholders beneficially own in the aggregate more than 10% but less than a majority of our then outstanding common stock, a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of the closing of this offering, the Caxton-Iseman nominees will consist of Messrs. Iseman, Ferris, Lefkowitz and Tisch. Each of Messrs. Ferris and Lefkowitz has agreed, for so long as he is a director serving or elected as a Caxton-Iseman nominee, to resign from our board, upon the request of the Caxton-Iseman stockholders.

    To the extent that the board does not solicit proxies for the election of Caxton-Iseman nominees as directors, the Caxton-Iseman are entitled to solicit proxies for the election of such nominees at our expense. In addition, our amended and restated certificate of incorporation prohibits any eligibility requirement for directors, unless (i) required by applicable law,
(ii) established in our certificate of incorporation, or (iii) adopted by our board in the by-laws with respect to an age qualification, or with respect to a continuing service obligation for employee directors upon their ceasing employment with us.

    On February 8, 2002, we increased the size of our board to twelve, and elected three new directors, thereby leaving two vacancies to be filled after the consummation of this offering.

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Pursuant to the provisions of our amended and restated certificate of incorporation, the Caxton-Iseman stockholders may fill these two vacancies.

    During a Caxton-Iseman Majority Period, our by-laws may be amended by our stockholders by a majority vote of our outstanding common stock, but at all other times, any by-law amendment by our stockholders requires the vote of 75% of our outstanding common stock.

    ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

    In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our amended and restated certificate of incorporation, we will opt out of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of the common stock. After completion of the offering, there will be 33,601,502 shares of common stock outstanding. Of these shares, 12,500,000 shares of common stock sold in the offering, or 14,375,000 shares if the underwriter's options to purchase additional shares are exercised in full, will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be our affiliates. All the remaining shares of common stock may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock, or approximately 336,000 shares after the offering; and

    - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers' transactions.

    A person who is not deemed an "affiliate" of us at any time during the 90 days preceding a sale would (but for the "lock-up" arrangements described below) be entitled to sell his, her or its restricted shares under Rule 144 without regard to the volume or other limitations described above, once two years have elapsed since the restricted shares were acquired from us or one of our affiliates.

    We, our directors, named executive officers and some of our existing stockholders have agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date
180 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities of ours that are substantially similar to the shares of our common stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of common stock (other than, in our case, pursuant to our existing employee compensation plans) without the prior written consent of Goldman, Sachs & Co., except for the shares of common stock offered in connection with this offering. The lock-up agreements by these persons (other than us) cover an aggregate of approximately 20,687,473 shares of our outstanding common stock. An aggregate of approximately 383,041 shares will not be subject to the lock-up agreements and will be freely tradable immediately following this offering.

    No prediction can be made as to the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of our equity securities, as

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described under "Risk Factors--Sale of Shares by Existing Shareholders--A large number of our shares are or will be eligible for future sale which could depress our stock price."

    In connection with this offering, we intend to file a registration statement on Form S-8 to register 6,582,200 shares of common stock reserved for issuance under our employee stock option plans or issued to employees upon exercise of options. As of the consummation of this offering, there will be outstanding options to purchase a total of 3,647,755 shares of common stock, of which options to purchase 1,890,155 shares will be exercisable. In addition, we have granted options, effective as of the date of this offering, to some of our directors and members of management to purchase 1,234,000 shares at an exercise price per share equal to the initial public offering price. All of the shares of common stock issuable upon the exercise of options under our stock option plans would otherwise be freely tradable upon effectiveness of the registration statement without restrictions under the Securities Act, unless such shares are held by an "affiliate" of ours.

    We have granted registration rights to some of our stockholders who will hold approximately 21,606,386 shares (including shares issuable upon the exercise of outstanding options) in the aggregate after this offering. Beginning 180 days after the date of this offering, some of these stockholders can require us to file registration statements that permit them to re-sell their shares. For more information, see "Certain Relationships--Registration Rights."

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          CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to the material expected United States federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a "non-U.S. holder." We assume in this discussion that you will hold our common stock issued pursuant to this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of U.S. tax consequences does not address the tax treatment of special classes of non-U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a "straddle," or U.S. expatriates. Our discussion is based on current provisions of the Code, U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Furthermore, this discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

    For purposes of this discussion, a U.S. person means any one of the following:

    - a citizen or resident of the U.S.;

    - a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

DIVIDENDS

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." If distributions are paid on shares of our common stock, however, such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty and we have received proper certification of the application of such income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

GAIN ON DISPOSITION

    A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

    - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

    - the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

    - our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the 5-year period ending on the date you dispose of our common stock and, assuming that our common stock is regularly traded on an established securities market for tax purposes, the non-U.S. holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

    We believe that we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

    Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the U.S. for 183 days or more during the year of disposition are taxed on their gains (including gains from sale of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the U.S. would be taxed. In addition, if any such gain is taxable because we are or were a USRPHC, the buyer of our common stock will be required to withhold a tax equal to 10% of the amount realized on the sale.

U.S. FEDERAL ESTATE TAXES

    Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

    The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding.

    The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the U.S., the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.

    Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

    The foregoing discussion is included for general information only. Each prospective purchaser is urged to consult his tax advisor with respect to the United States federal income tax and federal estate tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

    Anteon, the selling stockholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares of the common stock being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

                      Underwriters                         Number of Shares
                      ------------                        ------------------
Goldman, Sachs & Co.....................................
Bear, Stearns & Co. Inc.................................
Credit Suisse First Boston Corporation..................
Lehman Brothers Inc.....................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..................................
                                                              ----------
          Total.........................................      12,500,000
                                                              ==========

    The Underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below, unless and until this option is exercised.

    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,875,000 shares from the participating selling stockholders who have granted this option to the Underwriters to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Anteon and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise
of the Underwriters' option to purchase       additional shares from the selling
stockholders.

                       Paid by Anteon                          No Exercise    Full Exercise
                       --------------                          -----------    -------------
Per Share...................................................  $               $
Total.......................................................  $               $

                Paid by Selling Stockholders                   No Exercise    Full Exercise
                ----------------------------                   -----------    -------------
Per Share...................................................  $               $
Total.......................................................  $               $

    Shares sold by the Underwriters to the public initially will be offered at the initial public offering price set forth on the cover of this Prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Anteon is undertaking a directed share program pursuant to which it will direct the Underwriters to reserve up to 625,000 shares of its common stock for sale at the initial public offering price to its employees, officers and directors. The number of shares of its common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    Anteon, its directors, named executive officers and some of its existing stockholders have agreed with the Underwriters not to dispose of or hedge any of their shares of the common stock or securities convertible into or exchangeable for shares of the common stock during the 180-day period following the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, and, in the case of Anteon, except for the issuance of up to 15% of the common stock issued and outstanding after this offering in connection with merger or acquisition transactions. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the shares of Anteon's common stock. The initial public offering price was negotiated between Anteon and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Anteon's historical performance, estimates of its business potential and earnings prospects, an assessment of its management and consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock of Anteon has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ANT." In order to meet one of the requirements for listing the common stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of common stock to a minimum of 2,000 beneficial holders.

    In connection with the offering, the Underwriters may purchase and sell shares of the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional shares from Anteon in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.

    The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may
be effected on the       Exchange, in the over-the-counter market or otherwise.

    The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of the common stock offered.

    Each Underwriter has represented that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date of the consummation of the offering of the shares, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FMSA")) received by it in connection with the issue or sale of any shares in circumstances in which Section 21(1) of the FSMA does not apply to Anteon; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.


    Each Underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.


    A prospectus in electronic format may be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other Underwriters. The Underwriters may agree to allocate a number of shares to Underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to Underwriters that may make Internet distributions on the same basis as other allocations.

    Anteon estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.2 million, all of which Anteon will pay pursuant to an arrangement with the selling stockholders.

    Anteon and the selling stockholders have agreed to indemnify the Underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

    Certain Underwriters and their affiliates have in the past provided investment banking and commercial banking services to Anteon and may continue to do so in the future. Customary fees were paid in connection with such services.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison will pass upon the validity of the common stock offered by this prospectus for us. The underwriters have been represented by Cravath, Swaine & Moore. Paul, Weiss, Rifkind, Wharton & Garrison has represented certain of the Caxton-Iseman stockholders from time to time.

                                    EXPERTS

    The consolidated financial statements and schedule of Anteon International Corporation and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, and the consolidated financial statements of Analysis & Technology, Inc. and subsidiaries as of and for the year ended March 31, 1999, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Sherikon, Inc. as of December 31, 1998 and 1999, and for each of the years in the two-year period ended
December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of Keller Bruner & Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of the Training Division of SIGCOM, Inc. as of December 31, 1999 and 2000, and for each of the years in the two-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the reports of Bason and Company PA, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may inspect a copy of the registration statement without charge at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549.

    You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS
                        ANTEON INTERNATIONAL CORPORATION

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-3
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................     F-4
Consolidated Statements of Operations for the years ended
  December 31, 2001, 2000 and 1999..........................     F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 2001, 2000 and 1999......     F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................     F-7
Notes to Consolidated Financial Statements..................     F-9

                          ANALYSIS & TECHNOLOGY, INC.

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-48
Consolidated Balance Sheet as of March 31, 1999.............    F-49
Consolidated Statement of Earnings for the year ended March
  31, 1999..................................................    F-50
Consolidated Statement of Changes in Shareholders' Equity
  for the year ended March 31, 1999.........................    F-51
Consolidated Statement of Cash Flows for the year ended
  March 31, 1999............................................    F-52
Notes to Consolidated Financial Statements..................    F-53

                                 SHERIKON, INC.

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-66
Consolidated Balance Sheets as of December 31, 1999 and 1998
  and June 30, 2000 (unaudited).............................    F-67
Consolidated Statements of Income for the years ended
  December 31, 1999 and 1998 and for the six months ended
  June 30, 2000 and 1999 (unaudited)........................    F-68
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999 and 1998 and for the six
  months ended June 30, 2000 (unaudited)....................    F-69
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998 and for the six months ended
  June 30, 2000 and 1999 (unaudited)........................    F-70
Notes to Consolidated Financial Statements..................    F-71

                         SIGCOM, INC. TRAINING DIVISION

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-78
Balance Sheets as of December 31, 2000 and 1999.............    F-79
Statements of Operations and Divisional Equity for the years
  ended December 31, 2000 and 1999..........................    F-80
Statements of Cash Flows for the years ended December 31,
  2000 and 1999.............................................    F-81
Notes to Financial Statements...............................    F-82
Unaudited Balance Sheet as of June 30, 2001.................    F-86
Unaudited Statements of Operations and Divisional Equity for
  the six months ended June 30, 2001 and 2000...............    F-87
Unaudited Statements of Cash Flows for the six months ended
  June 30, 2001 and 2000....................................    F-88
Note to Unaudited Financial Statements......................    F-89

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Anteon International Corporation and subsidiaries:

    We have audited the accompanying consolidated balance sheets of Anteon International Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anteon International Corporation and subsidiaries, as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                           KPMG LLP

McLean, Virginia
January 31, 2002, except as to
  notes 1 and 2(s) which are as of
  February 19, 2002

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                2001        2000
                                                              ---------   ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,930    $  1,434
  Accounts receivable, net..................................   131,345     132,369
  Prepaid expenses and other current assets.................     6,992       8,783
  Deferred tax assets, net..................................     4,151       5,834
                                                              --------    --------
    Total current assets....................................   144,418     148,420
Property and equipment, at cost, net of accumulated
  depreciation and amortization of $11,815 and $12,120......    12,744      17,974
Goodwill, net of accumulated amortization of $16,323 and
  $11,056...................................................   136,622     140,482
Intangible and other assets, net of accumulated amortization
  of $7,372 and $3,853......................................    12,867      17,547
                                                              --------    --------
    Total assets............................................   306,651     324,423
                                                              ========    ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Term loan, current portion................................    17,266       8,437
  Subordinated notes payable, current portion...............     2,268       4,558
  Business purchase consideration payable...................       515       1,075
  Accounts payable..........................................    25,028      23,232
  Due to related party......................................     3,600          --
  Accrued expenses..........................................    56,041      47,071
  Income tax payable........................................       509         531
  Other current liabilities.................................     2,889         186
  Deferred revenue..........................................     8,743       6,489
                                                              --------    --------
    Total current liabilities...............................   116,859      91,579
Term loan, less current portion.............................    29,788      51,563
Revolving facility..........................................    18,700      32,000
Senior subordinated notes payable...........................   100,000     100,000
Subordinated notes payable, less current portion............        --       2,044
Subordinated note payable to Ogden..........................        --       3,650
Subordinated convertible note payable-related party.........    22,500      22,500
Subordinated notes payable-related party....................     4,369       4,369
Subordinated notes payable to stockholders..................     7,499       7,499
Noncurrent deferred tax liabilities, net....................     9,261       9,212
Other long term liabilities.................................       690         859
                                                              --------    --------
    Total liabilities.......................................   309,666     325,275
                                                              --------    --------
Minority interest in subsidiaries...........................       427         724
Stockholders' equity (deficit):
  Common stock, Class B, voting, $0.01 par value, 3,000
    shares authorized, 2,450 shares issued and outstanding
    as of December 31, 2001 and 2000........................        --          --
  Common stock, Class A, voting, $0.01 par value, 30,000,000 shares authorized, 23,784,115 shares issued and
    outstanding as of December 31, 2001 and 2000............       238         238
  Common stock, non-voting, $0.01 par value, 7,500,000
    shares authorized, none issued and outstanding as of
    December 31, 2001 and 2000..............................        --          --
  Stock subscription receivable.............................       (12)        (12)
  Additional paid-in capital................................     2,366       2,366
  Accumulated other comprehensive income (loss).............    (1,747)         37
  Accumulated deficit.......................................    (4,287)     (4,205)
                                                              --------    --------
    Total stockholders' equity (deficit)....................    (3,442)     (1,576)
                                                              --------    --------
Commitments and contingencies
    Total liabilities and stockholders' equity (deficit)....  $306,651    $324,423
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         2001          2000          1999
                                                      -----------   -----------   -----------
Revenues............................................  $   715,023   $   542,807   $   400,850
Costs of revenues...................................      627,342       474,924       353,245
                                                      -----------   -----------   -----------
    Gross profit....................................       87,681        67,883        47,605
                                                      -----------   -----------   -----------
Operating Expenses:
  General and administrative expenses, excluding
    acquisition-related costs.......................       51,442        38,506        25,610
  Amortization of noncompete agreements.............          349           866           909
  Goodwill amortization.............................        6,704         4,714         3,440
  Other intangibles amortization....................        2,321         2,673            --
  Costs of acquisitions/acquisition-related
    severance costs.................................           --            86         2,316
                                                      -----------   -----------   -----------
    Total operating expenses........................       60,816        46,845        32,275
                                                      -----------   -----------   -----------
    Operating income................................       26,865        21,038        15,330
Gains on sales and closures of businesses...........        4,046            --            --
Gains on sales of investments and other, net........           --            --         2,585
Interest expense, net of interest income of $344,
  $410 and $814.....................................       26,872        26,513        18,230
Minority interest in (earnings) losses of
  subsidiaries......................................          (38)           32           (39)
                                                      -----------   -----------   -----------
Income (loss) before provision for income taxes and
  extraordinary gain (loss).........................        4,001        (5,443)         (354)
Provision (benefit) for income taxes................        4,413          (153)          710
                                                      -----------   -----------   -----------
Loss before extraordinary gain (loss)...............         (412)       (5,290)       (1,064)
Extraordinary gain (loss), net of tax...............          330            --          (463)
                                                      -----------   -----------   -----------
    Net loss........................................  $       (82)  $    (5,290)  $    (1,527)
                                                      ===========   ===========   ===========
Basic and diluted earnings (loss) per common share:
  Loss before extraordinary gain (loss).............  $     (0.02)  $     (0.22)  $     (0.04)
  Extraordinary gain (loss), net of tax.............         0.01            --         (0.02)
                                                      -----------   -----------   -----------
  Net loss..........................................  $     (0.01)  $     (0.22)  $     (0.06)
                                                      ===========   ===========   ===========
  Weighted average shares outstanding--basic and
    diluted.........................................   23,786,565    23,786,565    23,785,340

          See accompanying notes to consolidated financial statements.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            ALL SERIES                                      ACCUMULATED      RETAINED
                           COMMON STOCK           STOCK       ADDITIONAL       OTHER         EARNINGS          TOTAL
                       ---------------------   SUBSCRIPTION    PAID-IN     COMPREHENSIVE   (ACCUMULATED    STOCKHOLDERS'
                         SHARES      AMOUNT     RECEIVABLE     CAPITAL     INCOME (LOSS)     DEFICIT)     EQUITY (DEFICIT)
                       ----------   --------   ------------   ----------   -------------   ------------   ----------------
Balance,
  December 31, 1998..  23,784,115    $ 238         $ --         $2,354        $   399        $ 2,612          $ 5,603

Common stock sold,
  Class B............       2,450       --          (12)            12             --             --               --

Comprehensive income
  (loss):
  Sales of
    investments......          --       --           --             --           (392)            --             (392)
  Foreign currency
    translation......          --       --           --             --            (12)            --              (12)
  Net loss...........          --       --           --             --             --         (1,527)          (1,527)
                       ----------    -----         ----         ------        -------        -------          -------
Comprehensive income
  (loss).............          --       --           --             --           (404)        (1,527)          (1,931)
                       ----------    -----         ----         ------        -------        -------          -------

Balance, December 31,
  1999...............  23,786,565      238          (12)         2,366             (5)         1,085            3,672

Comprehensive income
  (loss):
  Foreign currency
    translation......          --       --           --             --             42             --               42
  Net loss...........          --       --           --             --             --         (5,290)          (5,290)
                       ----------    -----         ----         ------        -------        -------          -------

Comprehensive income
  (loss).............          --       --           --             --             42         (5,290)          (5,248)
                       ----------    -----         ----         ------        -------        -------          -------

Balance, December 31,
  2000...............  23,786,565      238          (12)         2,366             37         (4,205)          (1,576)
Transition
  adjustment-interest
  rate swaps (net of
  tax of $419).......          --       --           --             --           (629)            --             (629)

Comprehenseive income
  (loss):
  Interest rate swaps
    (net of tax of
    $717)............          --       --           --             --         (1,075)            --           (1,075)

  Foreign currency
    translation......          --       --           --             --            (80)            --              (80)
  Net loss...........          --       --           --             --             --            (82)             (82)
                       ----------    -----         ----         ------        -------        -------          -------
Comprehensive income
  (loss).............          --       --           --             --         (1,155)           (82)          (1,237)
                       ----------    -----         ----         ------        -------        -------          -------

Balance, December 31,
  2001...............  23,786,565    $ 238         $(12)        $2,366        $(1,747)       $(4,287)         $(3,442)
                       ==========    =====         ====         ======        =======        =======          =======

          See accompanying notes to consolidated financial statements.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $     (82)  $  (5,290)  $  (1,527)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Extraordinary (gain) loss...............................       (519)         --         772
    Gains on sales and closures of businesses...............     (4,046)         --          --
    Gains on sales of investments...........................         --          --      (2,881)
    Depreciation and amortization of property and
      equipment.............................................      7,110       7,024       3,623
    Goodwill amortization...................................      6,704       4,714       3,440
    Amortization of noncompete agreements...................        349         866         909
    Other intangibles amortization..........................      2,321       2,673          --
    Amortization of deferred financing fees.................      1,216       1,208         692
    Loss (gain) on disposals of property and equipment......        791        (187)        (67)
    Deferred income taxes...................................      3,512        (747)      2,743
    Minority interest in earnings (losses) of
      subsidiaries..........................................         38         (32)         39
    Changes in assets and liabilities, net of acquired
      assets and liabilities:
      Decrease (increase) in accounts receivable............      1,268     (14,261)    (10,650)
      Decrease in income tax receivable.....................         --       2,535          55
      (Increase) decrease in prepaid expenses and other
        current assets......................................        727      (1,691)      2,645
      Decrease in other assets..............................        178          75       1,822
      Increase (decrease) in accounts payable and accrued
        expenses............................................     15,744      13,783      10,187
      Decrease in income tax payable........................        (22)         --          --
      (Decrease) increase in deferred revenue...............      2,254       6,489          --
      (Decrease) increase in other liabilities..............        336         (58)        (35)
                                                              ---------   ---------   ---------
        Net cash provided by (used in) operating
          activities........................................     37,879      17,101      11,767
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property and equipment and other assets......     (2,181)     (6,584)     (4,761)
  Acquisition of Techmatics, net of cash acquired...........         --          --        (115)
  Acquisition of Analysis & Technology, Inc., net of cash
    acquired................................................         --        (128)   (115,471)
  Acquisition of Sherikon, Inc., net of cash acquired.......        (21)    (23,906)         --
  Acquisition of SIGCOM, net of cash acquired...............    (10,975)         --          --
  Purchases of investments..................................         --          --      (3,040)
  Proceeds from sales of investments........................         --          --      11,491
  Proceeds from sales of businesses, net....................     11,464          --          --
  Other, net................................................          6       1,706         224
                                                              ---------   ---------   ---------
        Net cash used in investing activities...............     (1,707)    (28,912)   (111,672)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from bank notes payable..........................         --          --     132,043
  Principal payments on bank and other notes payable........       (185)     (1,629)   (202,443)
  Principal payments on Techmatics obligations..............         --     (15,350)     (4,925)
  Payments on subordinated notes payable....................     (5,000)         --          --
  Payments on business purchase consideration payable.......     (1,185)         --          --
  Payments on note payable to Ogden.........................     (3,212)         --          --
  Proceeds from subordinated convertible note payable.......         --          --      22,500
  Deferred financing costs..................................         --        (151)     (8,984)
  Proceeds from term loan...................................         --          --      60,000
  Payments on term loan.....................................    (12,946)         --          --
  Proceeds from revolving facility..........................    771,200     533,000     208,700
  Payments on revolving facility............................   (784,500)   (503,900)   (205,800)
  Proceeds from senior subordinated notes payable...........         --          --     100,000
  Payments on subordinated notes payable....................         --          --        (173)
  Proceeds from minority interest, net......................        152          66          39
                                                              ---------   ---------   ---------
        Net cash provided by (used in) financing
          activities........................................    (35,676)     12,036     100,957
                                                              ---------   ---------   ---------
        Net increase (decrease) in cash and cash
          equivalents.......................................        496         225       1,052
Cash and cash equivalents, beginning of year................      1,434       1,209         157
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $   1,930   $   1,434   $   1,209
                                                              =========   =========   =========
Supplemental disclosure of cash flow information (in
  thousands):
  Interest paid.............................................  $  23,396   $  21,714   $  15,666
  Income taxes paid (refunds received), net.................        (52)     (2,028)        213
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    Supplemental disclosure of noncash investing and financing activities:

    During 2001, Anteon Virginia finalized the allocation of the purchase price of Sherikon, Inc., resulting in an increase of $100,000 in accrued liabilities and in the goodwill from the acquisition for contingencies identified at the date of acquisition (see note 4(b)).

    In October 2000, in connection with the acquisition of Sherikon (note 4(b)), Anteon Virginia issued $7.5 million of subordinated notes payable discounted as of the date of the acquisition to approximately $6,469,000. Also in connection with the Sherikon acquisition, Anteon Virginia guaranteed bonuses of approximately $1.75 million to certain former employees of Sherikon. These bonuses are not contingent on future employment with Anteon Virginia and, accordingly, have been included as additional purchase consideration, discounted to approximately $1.5 million.

    During 2000 and 1999, the Company converted approximately $2,950,000 and $1,410,000, respectively, of accrued interest related to the subordinated convertible note payable (note 8(g)) to additional notes payable.

    During 1999, Anteon Virginia received $224,000 in amounts previously held in escrow to provide for indemnification by the former owners of Vector Data Systems of certain claims in connection with the purchase of Vector by Anteon Virginia in 1997. The amounts received by Anteon Virginia were recorded as a reduction of goodwill from the purchase business combination.

    In 1999, in connection with the Techmatics acquisition, the former shareholders of Techmatics earned additional consideration from Anteon Virginia of $5,500,000 based on the results of its operations for the fiscal year ended June 30, 1999. The additional consideration paid by Anteon Virginia was recorded as an increase to goodwill from the Techmatics acquisition.

          See accompanying notes to consolidated financial statements.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

(1) ORGANIZATION AND BUSINESS

    Anteon International Corporation, a Delaware Corporation ("Anteon" or "the Company") (formerly Azimuth Technologies, Inc.) was incorporated on March 15, 1996, for the purpose of acquiring all of the outstanding stock of Ogden Professional Services Corporation, a wholly owned subsidiary of Ogden Technology Services Corporation and an indirectly wholly owned subsidiary of Ogden Corporation (collectively, "Ogden"). Upon completion of the acquisition, Ogden Professional Services Corporation was renamed Anteon Corporation. Anteon Corporation, a Virginia corporation, was renamed Anteon International Corporation ("Anteon Virginia") effective January 1, 2001. The consideration paid by Anteon to Ogden was approximately $45.2 million, consisting of approximately $36.7 million in cash and a note payable to Ogden from Anteon for $8.5 million.

    Subsequent to the date of the closing of the Anteon Virginia acquisition and in accordance with the stock purchase agreement, the Company filed a demand for litigation and arbitration against Ogden seeking refund of a portion of the purchase price. The Company also filed a lawsuit against Ogden relating to alleged breaches by Ogden of certain representations under the stock purchase agreement. As of September 30, 1998, the litigation and arbitration proceedings were settled and resulted in a reduction of $4.85 million of the purchase price paid to Ogden in the 1996 acquisition of Anteon Virginia. The settlement was recognized as a reduction of the note payable by Anteon to Ogden and goodwill from the Anteon Virginia acquisition.

    On August 29, 1997, Anteon Virginia acquired all of the outstanding stock of Vector Data Systems, Inc., as well as Vector's eighty percent interest in Vector Data Systems (UK) Limited (collectively, "Vector"), for approximately
$19 million in cash (net of $2.5 million in cash acquired). On May 29, 1998, Anteon Virginia acquired all of the outstanding stock of Techmatics, Inc. for approximately $45.9 million in cash and notes. On June 23, 1999, Anteon Virginia acquired all the outstanding stock of Analysis & Technology, Inc. (see note 4(a)). On October 20, 2000, Anteon Virginia acquired all of the outstanding stock of Sherikon, Inc. (see note 4(b)). On July 20, 2001, Anteon Virginia acquired the Training Division of SIGCOM, Inc. (see note 4(c)).

    The Company and its subsidiaries provide professional information technology, systems and software development, high technology research, and systems engineering services primarily to the U.S. government and its agencies.

    The Company is subject to all of the risks associated with conducting business with the U.S. federal government, including the risk of contract terminations at the convenience of the government. In addition, government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which the Company's existing contracts will be funded in the future cannot be determined.

    Anteon is a holding company with no independent operations and no significant assets other than its investment in Anteon Virginia. As such, Anteon is dependent on Anteon Virginia for funding to meet its obligations, including those related to the subordinated notes payable to stockholders, the subordinated convertible note payable and the subordinated notes payable-related party (see note 8). There are certain debt covenants related to Anteon Virginia's New Credit Facility (see note 8(b)) and Senior Subordinated Notes Payable (see note 8(c)) that restrict Anteon Virginia's ability to declare dividends or make distributions to the Company.

    On December 21, 2001, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with the planned registration and issuance of

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(1) ORGANIZATION AND BUSINESS (CONTINUED) the Company's common stock in an initial public offering ("IPO"). Immediately prior to the IPO, it is expected that Anteon Virginia will merge into the Company with the Company being the surviving entity. Effective February 19, 2002, the Company increased the aggregate authorized shares of its common stock to 37,503,000 shares, and authorized a 2,449.95-for-1 common stock split. All references to the number and per share amounts relating to the Company's common shares have been retroactively restated for the stock split. In connection with the merger described above, outstanding shares and stock options of Anteon Virginia (other than those held by the Company) will be exchanged on a 2-for-1 basis for shares and options of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its directly and indirectly majority-owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation.

    (B) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all cash balances and highly liquid investments that have original maturities of three months or less.

    (C) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, or fair value at the date of acquisition if acquired through a purchase business combination. For financial reporting purposes, depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Computer hardware and software...............  3 to 7 years
Furniture and equipment......................  5 to 12 years
Leasehold and building improvements..........  shorter of estimated useful life or lease term
Buildings....................................  31.5 years

    (D) INVESTMENTS

    The Company accounts for investments in debt and marketable equity securities depending on the purpose of the investment. Since the Company does not hold investments principally for the purpose of selling the investments in the near term, the Company classifies these securities as available-for-sale. Accordingly, investments are recognized at fair market value and any unrealized gains or losses are recognized as a component of stockholders' equity (deficit). During 1999, the Company sold all of its investments in equity securities for a realized gain on sale of $2,522,000.

    (E) DEFERRED FINANCING COSTS

    Costs associated with obtaining the Company's financing arrangements are deferred and amortized over the term of the financing arrangements using a method that approximates the effective interest method, and are included in intangible and other assets in the accompanying consolidated balance sheets.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (F) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company follows the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets and certain identifiable intangibles, including goodwill identified with those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows, excluding charges for interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, as determined by an analysis of discounted cash flows using a discount rate considering the Company's cost of capital and the risks associated with the recoverability of the assets.

    During 2001, the Company recognized an impairment charge of $750,000, included in general and administrative expenses in the accompanying consolidated statement of operations, to write-down the carrying value of a building to its fair market value.

    In August, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This Statement addresses financial accounting and reporting for the impairment of long-lived assets to be disposed of, and supersedes SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 ("APB No. 30"), REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL OR INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in APB No. 30). SFAS No. 144 retains the requirements of SFAS No. 121 to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its discounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset; however, the Statement removes goodwill from its scope, and therefore eliminates the requirement of SFAS No. 121 to allocate goodwill to long-lived assets to be tested for impairment. SFAS No. 144 is effective January 1, 2002. The Company believes that the adoption of SFAS
No. 144 will not have a material impact on the Company's financial position or results of operations.

    (G) GOODWILL

    Goodwill relating to the Company's acquisitions represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired and, for acquisitions completed prior to July 1, 2001, is amortized on a straight-line basis over periods ranging from twenty to thirty years. Determination of the amortization period is dependent on the nature of the operations acquired.

    Goodwill that is identified with acquired long-lived assets and identifiable intangibles is evaluated for impairment under SFAS No. 121. Goodwill that is not identified with long-lived assets and identifiable intangible assets is evaluated for impairment when events occur that suggest that

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the goodwill may be impaired. Such events could include, but are not limited to, the loss of a significant customer or contract, decreases in federal government appropriations or funding of certain programs, or other similar events. The Company determines if an impairment has occurred based on a comparison of the carrying amount of such goodwill to the future undiscounted net cash flows, excluding charges for interest. If considered impaired, the impairment is measured by the amount by which the carrying amount of the goodwill exceeds its fair value, as determined by an analysis of discounted cash flows using a discount rate considering the Company's cost of capital and the related risks of recoverability.

    On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 141 ("SFAS No. 141"), BUSINESS COMBINATIONS, and Statement No. 142 ("SFAS No. 142"), GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 addresses the accounting for acquisitions of businesses and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. SFAS No. 141 and 142 are effective January 1, 2002, except for acquisitions occurring on or after July 1, 2001, for which the provisions of SFAS No. 141 and 142 are applicable. Accordingly, through December 31, 2001, the Company has continued to amortize goodwill and identifiable intangible assets related to acquisitions occurring before July 1, 2001, but in accordance with SFAS No. 142 is not amortizing goodwill from the acquisition of the training division of SIGCOM, which was acquired on July 20, 2001 (see note 4(c)). The Company is in the process of evaluating the adoption of SFAS No. 141 and 142 and has not yet fully determined the impact of adoption on the consolidated financial statements.

    Had the amortization provisions of SFAS No. 142 been applied as of January 1, 1999, for all of the Company's acquisitions, the Company's income
(loss) before extraordinary gain (loss), net income (loss) and earnings (loss) per common share would have been as follows (unaudited) (in thousands, except per share data):

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               2001       2000       1999
                                                             --------   --------   --------
Income (loss) before extraordinary item, as reported.......   $ (412)    (5,290)    (1,064)
Goodwill amortization......................................    5,663      4,714      3,440
Workforce in place amortization............................      545        570         --
                                                              ------     ------     ------
Income (loss) before extraordinary item, as adjusted.......    5,796         (6)     2,376
Extraordinary gain (loss), net of tax......................      330         --       (463)
                                                              ------     ------     ------
Net income (loss), as adjusted.............................   $6,126         (6)     1,913
                                                              ======     ======     ======
Basic and diluted earnings (loss) per common share:
  Income (loss) before extraordinary item, as reported.....   $(0.02)     (0.22)     (0.04)
  Goodwill and workforce in place amortization.............     0.24       0.22       0.17
                                                              ------     ------     ------
Income (loss) before extraordinary item, as adjusted.......     0.22         --       0.13
Extraordinary gain (loss), net of tax......................     0.01         --      (0.02)
                                                              ------     ------     ------
Net income (loss), as adjusted.............................   $ 0.23         --       0.11
                                                              ======     ======     ======

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (H) OTHER INTANGIBLE ASSETS

    The Company amortizes, on a straight-line basis, the allocated cost of noncompete agreements entered into in connection with business combinations over the terms of the agreements. Other acquired intangibles related to workforce in place and acquired contracts are amortized straight-line based upon expected employment and contract periods, respectively.

    Upon the adoption of SFAS No. 141, intangible assets acquired in a business combination will only be recognized if such assets arise from a contractual or other legal right and are separable, that is, capable of being sold, transferred, licensed, rented, or exchanged. Intangible assets acquired in a business combination that do not meet this criteria are considered a component of goodwill. Specifically, the Company's workforce in place assets are not considered an intangible asset apart from goodwill, and will be aggregated with goodwill upon adoption of SFAS No. 141.

    Software development costs represent expenditures for the development of software products that have been capitalized in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product or (b) the amount computed using the straight-line method over the remaining economic useful life of the product. The Company uses economic lives ranging from one to three years for all capitalized software development costs. Amortization of software development costs begins when the software product is available for general release to customers. As of December 31, 2001, $4,755,000 had been capitalized for software development all of which had been amortized. As of December 31, 2000, $6,186,000 had been capitalized and $2,810,000 had been amortized. Such costs are included in intangible and other assets in the accompanying consolidated balance sheets.

    (I) REVENUE RECOGNITION

    Revenue from contract services, which represents in excess of 90% of consolidated revenues for each of the years ended December 31, 2001, 2000 and 1999, is earned under cost-reimbursement, time and materials, and fixed-price contracts. Revenue under cost-reimbursement contracts is recognized as costs are incurred and under time and materials contracts as time is spent and as materials costs are incurred. Revenue under fixed price contracts, including applicable fees and estimated profits, is recognized on the percentage of completion basis, using the cost-to-cost or units-of-delivery methods. The majority of the Company's cost-reimbursement contracts are either cost-plus-fixed-fee, cost-plus-award-fee or time and materials contracts. These contracts may either require the Company to work on defined tasks or deliver a specific number of hours of service. In either case, costs are reimbursed up to the contract-authorized cost ceiling as they are incurred. If a contracted task has not been completed or the specific number of hours of service has not been delivered at the time the authorized cost is expended, the Company may be required to complete the work or provide additional labor hours. The Company will be reimbursed for the additional costs but may not receive an additional fee or the fee may be prorated proportionately to the number of labor hours actually provided. For cost-plus-award-fee contracts, the Company recognizes the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as, the Company's prior award experience and communications with the customer regarding Company

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) performance, including any interim performance evaluations rendered by the customer. If estimates indicate a probable ultimate loss on a contract, provision is made immediately for the entire amount of the estimated future loss. Profits and losses accrued include the cumulative effect of changes in prior periods' cost estimates.

    The Company recognizes revenue under its U.S. federal government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of the services or products has occurred, and collectibility of the contract price is considered probable. The Company's contracts with agencies of the U.S. federal government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the contract as the services are provided. In evaluating the probability of funding for purposes of assessing collectibility of the contract price, the Company considers its previous experiences with the customers, communications with the customers regarding funding status, and the Company's knowledge of available funding to the contract or program. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

    The Company recognizes revenue under its U.S. federal government contracts based on allowable contract costs, as mandated by the U.S. federal government's cost accounting standards. The costs incurred by the Company under U.S. federal government contracts are subject to regulation and audit by certain agencies of the U.S. federal government. The Company provides an allowance for estimated contract disallowances based on the amount of probable cost disallowances. Such amounts have not been significant.

    Software revenue is generated from licensing software and providing services, including maintenance and technical support, and consulting. The Company recognizes the revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fee is considered probable. The Company's software license sales are not multi-element arrangements, i.e., they are not bundled with any other elements, such as maintenance and consulting services, and are recognized at the contractual price when all other recognition criteria are met. Services revenue consists of maintenance and technical support and is recognized ratably over the service period. Other services revenues are recognized as the related services are provided. Revenues from sales of products are generally recognized upon acceptance by the customer, which is typically within thirty days of shipment.

    Amounts collected in advance of being earned are recognized as deferred revenues.

    (J) COSTS OF ACQUISITIONS

    Costs incurred on successful acquisitions are capitalized as a cost of the acquisition, while costs incurred by the Company for unsuccessful or terminated acquisition opportunities are expensed when the Company determines that the opportunity will no longer be pursued. Costs incurred on anticipated acquisitions are deferred.

    (K) INCOME TAXES

    The Company calculates its income tax provision using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the future tax

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (L) FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The balance sheets of the Company's foreign subsidiaries are translated to U.S. dollars for consolidated financial statement purposes using the current exchange rates in effect as of the balance sheet date. The revenue and expense accounts of foreign subsidiaries are converted using the weighted average exchange rate during the period. Gains or losses resulting from such translations are included in accumulated comprehensive income (loss) in stockholders' equity (deficit). Gains and losses from transactions denominated in foreign currencies are included in current period income. Foreign currency transaction gains and losses were not significant for the years ended
December 31, 2001, 2000 and 1999.

    (M) ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company's subsidiary, Anteon Virginia, has adopted an employee stock option plan. Compensation expense for stock options granted to employees of Anteon Virginia is recognized based on the difference, if any, between the fair value of Anteon Virginia's common stock and the exercise price of the option at the date of grant. Exercises of Anteon Virginia stock options are recognized as increases in minority interest in the accompanying consolidated financial statements because they dilute the parent's ownership of Anteon Virginia. Anteon Virginia has also granted stock appreciation rights to certain of its directors. Anteon Virginia recognizes compensation expense associated with the stock appreciation rights equal to the fair value of the underlying stock at each reporting period. The Company discloses the pro forma effect on net income (loss) as if the fair value based method of accounting as defined in Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION had been applied.

    (N) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair values as of December 31, 2001 and 2000, due to the relatively short duration of these financial instruments. Except for the senior subordinated notes payable, the subordinated notes payable to stockholders and the subordinated note payable to Ogden, the carrying amounts of the Company's indebtedness approximate their fair values as of December 31, 2001 and 2000, as they bear interest rates that approximate market. The fair value of the senior subordinated notes payable, based on quoted market value, was approximately $105.3 million and $88.0 million as of December 31, 2001 and 2000, respectively. The fair value of the subordinated notes payable to stockholders, based on management's estimates considering current market conditions, was approximately $7.3 million and $6.5 million as of December 31, 2001 and 2000, respectively. The fair value of the subordinated note payble to Ogden, based on management's estimate considering current market conditions, was approximately $3.5 million as of December 31, 2000.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (O) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended. Anteon Virginia has entered into certain interest rate swap agreements which are accounted for under SFAS
No. 133. SFAS No. 133 requires that derivative instruments be recognized at fair value in the balance sheet. Changes in the fair value of derivative instruments that qualify as effective hedges of cash flows are recognized as a component of other comprehensive income (loss). Changes in the fair value of derivative instruments for all other hedging activities, including the ineffective portion of cash flow hedges, are recognized in current period earnings. The adoption of SFAS No. 133 had no significant impact on the Company's consolidated financial statements.

    (P) EARNINGS (LOSS) PER COMMON SHARE

    The Company computes earnings (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic earnings (loss) per common share is computed by dividing the net earnings (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Potentially dilutive common equivalent shares are comprised of Anteon Virginia employee stock options and shares associated with the Company's subordinated convertible note payable. The per share earnings (losses) of the Company's subsidiaries are included in the consolidated per share earnings (loss) computations based on the parent company's holdings of the subsidiaries' securities.

    (Q) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (R) RECLASSIFICATIONS

    Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform to the 2001 consolidated financial statement presentation.

    (S) STOCK SPLIT

    On August 23, 2000, Anteon Virginia's Board of Directors authorized a 4 for 1 stock split. All references to number of Anteon Virginia shares outstanding and stock options have been retroactively restated for the stock split.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Effective February 19, 2002, the Company increased the aggregate authorized shares of its common stock to 37,503,000 shares, and authorized a 2,449.95-for-1 common stock split. All references to the number and per share amounts relating to the Company's common shares have been retroactively restated for the stock split.

(3) SALES AND CLOSURE OF BUSINESSES

    (A) SALE OF CITE

    On June 29, 2001, Anteon Virginia sold its Center for Information Technology Education ("CITE") business to a subsidiary of Pinnacle Software
Solutions, Inc. for a total purchase price of $100,000, of which $50,000 was paid on the date of closing, with the remainder due in six equal, monthly payments of approximately $8,300 beginning on August 1, 2001. CITE provides evening and weekend training for individuals to attain certification in Oracle developer and Java. Revenues generated by CITE were approximately $1.2 million, $2.5 million and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Operating income (loss) was approximately $(1.0) million, $414,000 and $(372,000) for the years ended December 31, 2001, 2000 and 1999, respectively. As of the date of sale, the carrying value of the net assets of CITE was approximately zero, resulting in a gain on the sale of the business of approximately $100,000.

    (B) CLOSURE OF CITI-SIUSS LLC

    During 1999, Anteon Virginia and Criminal Investigative Technology, Inc. ("CITI") entered into a joint venture ("CITI-SIUSS LLC"), formerly known as Anteon-CITI LLC (the "Venture"). The Venture developed and marketed certain investigative support products and services. At the date of formation, CITI contributed certain assets to the Venture. Anteon Virginia has the sole ability to control the management and operations of CITI-SIUSS LLC and, accordingly, consolidates its results. Under the joint venture agreement, Anteon Virginia was allocated 98% of the profits and losses of CITI-SIUSS until its investment in the Venture is recovered, at which time profits and losses are shared based on the respective ownership interests of the joint venturers. As Anteon Virginia has not yet recovered its investment, 98% of the Venture's losses had been allocated to Anteon Virginia and 2% recognized as minority interest in losses in the consolidated statements of operations. Upon the occurrence of certain events, Anteon Virginia has the option to purchase the 50% interest owned by CITI, at a formula price as included in the joint venture agreement.

    On June 22, 2001, Anteon Virginia decided to cease the operations of the Venture. Anteon Virginia decided to close the business because it concluded that the Venture was not likely to establish a self-supporting business without significant capital contributions. Revenues generated by the Venture were approximately $1.5 million, $880,000 and $255,000 for the years ended
December 31, 2001, 2000 and 1999, respectively. Operating losses were approximately $2.6 million, $2.5 million and $97,000 for the years December 31, 2001, 2000 and 1999, respectively. The Venture is obligated to provide maintenance and support services on existing contracts through June 30, 2002. The remaining expected cost of fulfilling the Venture's existing maintenance and support contracts exceeds the related expected revenue by approximately $71,000, which has been accrued as a cost of revenue at December 31, 2001. Upon liquidation of the Venture, Anteon Virginia anticipates that no excess proceeds will be available to Anteon Virginia or the minority

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(3) SALES AND CLOSURE OF BUSINESSES (CONTINUED) interest party in the Venture. Accordingly, the remaining minority interest of approximately $487,000 was reversed during the quarter ended June 30, 2001, and the resulting gain is included in gains on sales and closures of businesses in the accompanying consolidated statement of operations.

    Subsequent to the decision to close the Venture, Anteon Virginia was approached by several prospective customers about potential sales opportunities. Through December 31, 2001, none of these opportunities have resulted in sales, and management does not intend to make further investments in the software.

    (C) SALE OF INTERACTIVE MEDIA CORPORATION

    On July 20, 2001, Anteon Virginia sold all of the stock in Interactive Media Corporation ("IMC") for $13.5 million in cash, subject to adjustment based on the amount of working capital (as defined in the sale agreement) as of the date of sale, which adjustment is currently being negotiated by the parties. In addition, Anteon Virginia has a contingent right to receive an additional $500,000 in cash based on IMC's performance from the date of closing through the end of calendar year 2001, although Anteon Virginia does not expect to realize any amounts under this provision of the sale agreement. Prior to the sale, IMC transferred to Anteon Virginia the assets of the government division of IMC, which specializes in training services primarily to the government marketplace. Accordingly, at the date of sale, IMC provided training services to customers primarily in the commercial marketplace. For the commercial division, revenues were approximately $11.7 million, $18.1 million and $15.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Operating income (loss) was approximately $(41,000), $686,000 and $1.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The total gain recognized on the sale of IMC was approximately $3.5 million, which reflects the Company's best estimate of the ultimate outcome of the working capital negotiation discussed above.

    As a result of the sale of IMC, the Company realized an income tax benefit of approximately $1,550,000 relating to differences between the income tax and financial statement carrying amounts of Anteon Virginia's investment in IMC. Approximately $760,000 of this benefit resulted from differences that existed as of the date of Anteon Virginia's acquisition of A&T, of which IMC was a subsidiary. Accordingly, during the third quarter of 2001, the Company recognized the income tax benefit related to the pre-acquisition difference as a reduction of goodwill from the acquisition of A&T, and recognized the remaining tax benefit of $790,000 as a reduction of income tax expense.

    (D) CLOSURE OF SOUTH TEXAS SHIP REPAIR

    On December 19, 2001, Anteon Virginia decided to close the South Texas Ship Repair ("STSR") business which was acquired as part of the Sherikon acquisition in October 2000. STSR specialized in the repair of ships for both government and commercial customers. Revenues were $3.3 million and $714,000, respectively, and operating income (loss) was $(2.1) million and $(29,000), respectively, for the years ended December 31, 2001 and 2000. In conjunction with the closure of STSR, the Company recognized a charge of approximately $1.0 million for the write-down of goodwill from the Sherikon acquisition which was attributable to STSR. This charge is included in goodwill amortization in the accompanying consolidated statement of operations.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(4) ACQUISITIONS

    (A) ANALYSIS & TECHNOLOGY, INC.

    On June 23, 1999, Anteon Virginia acquired all of the outstanding stock of Analysis & Technology, Inc. ("A&T"), a provider of systems and engineering technologies, technology-based training systems, and information technologies to the U.S. government and commercial customers for a total purchase price, including transaction costs, of approximately $115.6 million. The acquisition was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition. The identifiable intangible assets were acquired contracts and workforce in place. These were valued, based on an independent appraisal completed during 2000, at $6,800,000 and $2,500,000, respectively, and have estimated useful lives of 5 and 7 years, respectively. Goodwill of $73,012,000 resulting from the acquisition is being amortized on a straight-line basis over thirty years.

    The total purchase price paid, including transaction costs, of approximately $115.6 million, has been allocated to the assets and liabilities acquired as follows (in thousands):

Accounts receivable.........................................  $ 29,910
Prepaid expenses and other current assets...................     2,985
Property and equipment......................................    13,727
Other assets................................................     1,606
Goodwill....................................................    73,012
In place workforce..........................................     2,500
Contracts...................................................     6,800
Deferred tax liabilities, net...............................      (667)
Accounts payable and accrued expenses.......................   (12,197)
Mortgage note payable.......................................    (2,077)
                                                              --------
    Total consideration.....................................  $115,599
                                                              ========

    Transaction costs of approximately $4.5 million were incurred in connection with the acquisition, including a fee of approximately $1.1 million paid to Caxton-Iseman Capital, Inc., an affiliate of and advisor to the Company.

    Since the date of acquisition, management has integrated A&T into Anteon Virginia's management structure in an attempt to achieve synergies between the two organizations. As a result of the integration efforts, certain executive officers of A&T either resigned or were terminated during 1999 and exercised their rights to certain consideration established through pre-existing employment agreements. These costs are recorded as "acquisition-related severance costs" in the 1999 consolidated statement of operations.

    (B) SHERIKON, INC.

    On October 20, 2000, Anteon Virginia purchased all of the outstanding stock of Sherikon, Inc., a technology solutions and services firm based in Chantilly, Virginia, for a total purchase price of approximately $34.8 million, including transaction costs of approximately $861,000. Under the terms

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(4) ACQUISITIONS (CONTINUED)
of the sale, the total purchase price included, at closing, a cash payment of $20.8 million to the shareholders of Sherikon, Inc., cash payments of approximately $5.2 million to certain executives and employees of Sherikon, Inc., and subordinated notes payable totaling $7.5 million, of which $5.0 million was due and paid in 2001 and $2.5 million is due at the end of the second year after closing. The subordinated notes carry a 0% coupon rate. The present value of the subordinated notes payable, using an assumed borrowing rate of 11.75%, was approximately $6.5 million as of the date of purchase. In addition, Anteon Virginia guaranteed certain bonuses totaling approximately $1.75 million to former Sherikon employees payable in two installments, the first of which was paid in October 2001 and the second of which is due in October 2002. Such bonuses are not contingent on continued employment with Anteon Virginia, and the present value of such amount, assuming an 11.75% discount rate, of $1,503,000, was recognized as additional purchase consideration. The transaction was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition, based on preliminary estimates by management. The identifiable intangible assets were acquired contracts and workforce in place. These assets were valued, based on an independent appraisal, at $1,310,000 and $760,000, respectively. Both have expected useful lives of 4 years. Goodwill is being amortized on a straight-line basis over twenty years.

    The total purchase price paid, including transaction costs, of $34.8 million, was preliminarily allocated to the assets and liabilities acquired as follows (in thousands):

Cash........................................................  $ 2,924
Accounts receivable.........................................   15,191
Prepaid expenses and other current assets...................      544
Property and equipment......................................      353
Other assets................................................      248
Contracts...................................................    1,310
In place workforce..........................................      760
Goodwill....................................................   20,177
Deferred tax assets, net....................................    2,932
Accounts payable and accrued expenses.......................   (9,423)
Long-term liabilities.......................................     (207)
                                                              -------
    Total consideration.....................................  $34,809
                                                              =======

    During the third quarter of 2001, Anteon Virginia finalized the allocation of the purchase price, resulting in an increase of $100,000 in goodwill and accrued liabilities related to contingencies identified at the date of acquisition. During the fourth quarter of 2001, Anteon Virginia made the decision to close STSR, which was acquired as part of Sherikon. The Company wrote off goodwill of approximately $1.0 million in connection with the closure (see note 3(d)).

    Transaction costs of approximately $861,000 include a $300,000 fee paid to Caxton-Iseman Capital, Inc., an affiliate of and advisor to the Company.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(4) ACQUISITIONS (CONTINUED)
    (C) THE TRAINING DIVISION OF SIGCOM, INC.

    On July 20, 2001, Anteon Virginia acquired the assets, contracts and personnel of the training division of SIGCOM, Inc. ("SIGCOM"). The principal business of SIGCOM's training division is the design, construction, instrumentation, training and maintenance of simulated live-fire training facilities to help acclimate members of the armed forces to combat conditions in urban areas. Anteon Virginia's primary reason for acquiring SIGCOM was the significant capabilities of SIGCOM that will augment Anteon Virginia's U.S. homeland defense training capabilities. The total purchase price was $11.0 million, including $409,000 of transaction costs, of which $10.0 million was paid in cash to the seller and $1.0 million of which was placed in escrow to secure the seller's obligation to indemnify Anteon Virginia for certain potential liabilities which were not assumed by Anteon Virginia. Transaction costs include a $100,000 fee paid to Caxton-Iseman Capital, Inc., an affiliate of and advisor to the Company. The transaction was accounted for using the purchase method, whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition, based on preliminary estimates by management. Anteon Virginia has allocated approximately $4.1 million of the purchase price to accounts receivable, approximately $1.5 million to acquired accounts payable and accrued liabilities, and $440,000 of the purchase price to an intangible asset related to contract backlog, which is being amortized over a two-year period. Approximately $8.1 million has been preliminarily allocated to tax deductible goodwill arising from the acquisition, which, in accordance with SFAS No. 141 and 142, is not being amortized.

    (D) UNAUDITED PRO FORMA DATA

    The following unaudited pro forma summary presents consolidated information as if the acquisition of the Training Division of SIGCOM had occurred as of January 1, 2000, and the acquisitions of Sherikon and A&T had occurred as of January 1, 1999. The pro forma summary is provided for informational purposes only and is based on historical information that does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined entities (in thousands, except per share data):

                                                         2001        2000       1999
                                                       ---------   --------   --------
Total revenues.......................................  $723,498     612,278    553,666
Total expenses.......................................   723,260     615,250    559,678
                                                       --------    --------   --------
Income (loss) before extraordinary item..............       224      (2,972)    (6,012)
                                                       --------    --------   --------
Net income (loss)....................................  $    554      (2,972)    (6,475)
                                                       ========    ========   ========
Basic and diluted earnings (loss) per common share:
  Income (loss) before extraordinary item............  $   0.01       (0.12)     (0.27)
  Net income (loss)..................................      0.02       (0.12)     (0.29)
                                                       ========    ========   ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(5) ACCOUNTS RECEIVABLE

    The components of accounts receivable as of December 31, 2001 and 2000, are as follows (in thousands):

                                                                2001        2000
                                                              ---------   --------
Billed and billable.........................................  $116,539    124,417
Unbilled....................................................    15,508      9,924
Retainages due upon contract completion.....................     3,797      2,376
Allowance for doubtful accounts.............................    (4,499)    (4,348)
                                                              --------    -------
    Total...................................................  $131,345    132,369
                                                              ========    =======

    In excess of 95% of the Company's revenues for each of 2001, 2000 and 1999 have been earned, and accounts receivable as of December 31, 2001 and 2000 are due, from agencies of the U.S. federal government. Unbilled costs and fees and retainages billable upon completion of contracts are amounts due primarily within one year and will be billed on the basis of contract terms and delivery schedules. Unbilled costs and fees include amounts which will not be billable until funding authorization for a portion of the contract has been obtained, as well as amounts related to estimated award fees which will not be billable until awarded, which management expects will occur in the near term.

    The accuracy and appropriateness of the Company's direct and indirect costs and expenses under its government contracts, and therefore its accounts receivable recorded pursuant to such contracts, are subject to extensive regulation and audit, including by the U.S. Defense Contract Audit Agency ("DCAA") or by other appropriate agencies of the U.S. government. Such agencies have the right to challenge the Company's cost estimates or allocations with respect to any government contract. Additionally, a substantial portion of the payments to the Company under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Incurred cost audits have been completed by DCAA through 1998. Historically, such audits have not resulted in any significant disallowed costs. Although the Company can give no assurances, in the opinion of management, any adjustments likely to result from inquiries or audits of its contracts would not have a material adverse impact on the Company's financial condition or results of operations.

(6) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of December 31, 2001 and 2000 (in thousands):

                                                                2001       2000
                                                              --------   --------
Land........................................................  $    544        544
Buildings...................................................     2,429      3,179
Computer hardware and software..............................    10,649     16,574
Furniture and equipment.....................................     5,890      5,978
Leasehold improvements......................................     5,047      3,819
                                                              --------   --------
                                                                24,559     30,094
Less--accumulated depreciation and amortization.............   (11,815)   (12,120)
                                                              --------   --------
                                                              $ 12,744     17,974
                                                              ========   ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(7) ACCRUED EXPENSES

    The components of accrued expenses as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                2001       2000
                                                              --------   --------
Accrued payroll and related benefits........................  $31,585     26,996
Accrued subcontractor costs.................................   14,438     10,203
Accrued interest............................................    3,636      2,037
Other accrued expenses......................................    6,382      7,835
                                                              -------     ------
                                                              $56,041     47,071
                                                              =======     ======

(8) INDEBTEDNESS

    (A) OLD CREDIT FACILITY

    On March 18, 1998, Anteon Virginia entered into the Old Credit Facility with six commercial banks. Under the terms of the Old Credit Facility, Anteon Virginia entered into promissory notes for aggregate available financing facilities of $125 million. This Old Credit Facility replaced a pre-existing business loan and security agreement with two commercial banks. The Old Credit Facility was comprised of a revolving credit facility for aggregate borrowings of up to $75 million, based on a portion of eligible billed accounts receivable and a portion of eligible unbilled accounts receivable ("Revolver"); and an acquisition credit facility for aggregate borrowings of up to $50 million ("Acquisition Facility"). Effective June 23, 1999, this Old Credit Facility was terminated and replaced by a $180 million New Credit Facility as discussed below.

    Under the Old Credit Facility, the interest rate on the Revolver varied based on Anteon Virginia's ratio of debt-to-earnings before income taxes, depreciation and amortization, calculated quarterly. Interest was payable on a quarterly basis. During the year ended December 31, 1999, interest on the Revolver ranged from 7.5 percent to 8.5 percent.

    The interest rate on the Acquisition Facility varied using a performance-based interest rate schedule measured using Anteon Virginia's ratio of debt-to-earnings before income taxes, depreciation and amortization and was calculated quarterly. Interest was payable on a quarterly basis. Interest rates charged on the Acquisition Facility ranged from 7.5 percent to 9.0 percent during the year ended December 31, 1999.

    Total interest expense incurred on the Revolver and Acquisition Facility arrangements for the year ended December 31, 1999 was approximately $3,049,000.

    The Revolver was collateralized by certain assets of Anteon Virginia and certain assets of its subsidiaries. The subsidiaries' security interest was limited to its obligations under these bank notes. The terms of the Old Credit Facility restricted the ability of Anteon Virginia to pay dividends, although Anteon Virginia could declare dividends payable to Anteon in order to pay required payments on certain of its long-term debt.

    During 1999, Anteon Virginia wrote-off the remaining balance of deferred financing costs of approximately $772,000 upon the effective date of the New Credit Facility. This amount, net of taxes

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(8) INDEBTEDNESS (CONTINUED)
of approximately $309,000, is reflected as an extraordinary loss in the consolidated statement of operations for the year ended December 31, 1999.

    (B) NEW CREDIT FACILITY

    On June 23, 1999, Anteon Virginia entered into a New Credit Facility with a syndicate of nine commercial banks. This New Credit Facility replaced Anteon Virginia's Old Credit Facility and coincided with the purchase of A&T. The balance outstanding of $76,200,000 under the Old Credit Facility was paid in full on that date.

    Under the terms of the New Credit Facility, Anteon Virginia entered into promissory notes with aggregate available financing facilities of $180,000,000. As of December 31, 2001, the New Credit Facility is comprised of a revolving credit facility for aggregate borrowings of up to $120,000,000 ("Revolving Facility"), as determined based on a portion of eligible billed accounts receivable and a portion of eligible unbilled accounts receivable and the ratio of net debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined, and maturing on June 23, 2005; and a $60,000,000 note ("Term Loan") with principal payments due quarterly commencing June 30, 2001, and $15,000,000 at maturity on June 23, 2005. However, under certain conditions related to excess annual cash flow, as defined in the agreement, and the receipt of proceeds from certain asset sales, and debt or equity issuances, Anteon Virginia is required to prepay, in amounts specified in the agreement, borrowings under the Term Loan. Due to excess cash flows, as defined, generated during 2001, an additional principal payment of $10,693,000 under the Term Loan is due by March 31, 2002. Accordingly, this amount is included in the current portion of the Term Loan as of December 31, 2001.

    Under the New Credit Facility, the interest rate on both the Revolving Facility and the Term Loan vary using the LIBOR rate plus a margin determined using Anteon Virginia's ratio of net debt-to-earnings before interest, taxes, depreciation and amortization. Interest is payable on the last day of each quarter. During the years ended December 31, 2001, 2000 and 1999, the interest rates on the Revolving Facility and Term Loan ranged from 4.61 percent to
11.75 percent, 8.8375 percent to 11.75 percent and 10.0 percent to
10.75 percent, respectively.

    As of December 31, 2001, the outstanding amounts under the New Credit Facility were as follows (in thousands):

                                                                2001
                                                              --------
Revolving Facility..........................................  $18,700
Term Loan...................................................   47,054
                                                              -------
                                                              $65,754
                                                              =======

    The remaining available limit for the Revolving Facility as of December 31, 2001 was $77,400,000.

    For the years ended December 31, 2001, 2000 and 1999, total interest expense incurred on the Revolving Facility and Term Loan was approximately $2,677,000 and $4,140,000, respectively,

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(8) INDEBTEDNESS (CONTINUED)
$2,264,000 and $5,852,000, respectively, and $860,000 and $2,869,000, respectively. In addition, in 1999 Anteon Virginia incurred $654,000 in bridge financing costs.

    The Revolving Facility and Term Loan are collateralized by certain assets of Anteon Virginia and certain assets of its subsidiaries. The subsidiaries' security interest is limited to obligations under these bank notes. In addition, the New Credit Facility has restrictions on the ability of Anteon Virginia to incur additional debt, and on dividends and distributions. These restrictions limit the ability to declare or pay, directly or indirectly, any dividend or make any other distribution unless certain conditions are met. In addition, the New Credit Facility requires Anteon Virginia to meet certain quarterly and annual financial covenants.

    (C) SENIOR SUBORDINATED NOTES PAYABLE

    On May 11, 1999, Anteon Virginia sold $100,000,000, in aggregate principal, of ten-year, 12 percent Senior Subordinated Notes ("Notes"). These Notes were principally used to purchase A&T (note 4(a)). The Notes are subordinate to Anteon Virginia's New Credit Facility but rank senior to any other subordinated indebtedness. The Notes mature May 15, 2009 and interest is payable semi-annually on May 15 and November 15. Total interest expense incurred during 2001, 2000 and 1999 approximated $12,000,000, $12,100,000 and $7,500,000, respectively.

    Anteon Virginia cannot redeem the Notes prior to May 15, 2004 except under certain conditions. Under certain limitations and prior to May 15, 2002, Anteon Virginia can elect to redeem the Notes, at certain redemption prices, in an aggregate amount not to exceed 25 percent of the sum of the original principal amount of the Notes and the original principal amount of any other notes issued under the same indenture with proceeds from certain equity offerings. In addition, under certain conditions after May 15, 2004, Anteon Virginia can redeem some portion of the Notes at certain redemption prices.

    The Notes are guaranteed by each of Anteon Virginia's existing and certain future domestic subsidiaries. The Notes include certain restrictions regarding additional indebtedness, dividend distributions, investing activities, stock sales, transactions with affiliates, and asset sales and transfers.

    (D) SUBORDINATED NOTES PAYABLE

    In connection with the purchase of Techmatics, in 1998, Anteon Virginia entered into subordinated promissory notes with the Techmatics shareholders and option holders as of the date of acquisition in the principal amount of $10,000,000, discounted as of the date of acquisition to approximately $8,880,000. One-tenth of the total amount of principal was paid on May 31, 1999, with the remaining nine-tenths paid on May 31, 2000. Interest began accruing on May 31, 1999 at 6 percent per year on four-ninths of the principal amount outstanding. Total interest expense incurred on the subordinated notes payable to the Techmatics shareholders for the years ended December 31, 2000 and 1999 was approximately $117,000 and $672,000, respectively.

    In connection with the purchase of Sherikon (note 4(b)), Anteon Virginia entered into subordinated promissory notes with the Sherikon shareholders as of the date of acquisition in the aggregate principal amount of $7.5 million, discounted to approximately $6.5 million. During 2001,

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(8) INDEBTEDNESS (CONTINUED)
$5.0 million of the subordinated promissory notes were repaid. The remaining $2.5 million of subordinated promissory notes are due on October 20, 2002. During the year ended December 31, 2001 and 2000, total interest expense on the subordinated promissory notes with the Sherikon shareholders was approximately $665,000 and $156,000, respectively.

    (E) SUBORDINATED NOTE PAYABLE TO OGDEN

    As partial consideration for the acquisition of Anteon Virginia, the Company entered into a subordinated promissory note with Ogden in the principal amount of $8.5 million, bearing interest at 12 percent payable quarterly. In connection with the settlement of the arbitration matter (note 1), on October 14, 1998, Anteon and Ogden agreed to amend and restate the note reducing the principal amount to $3,650,000 and the interest rate to 9 percent. The principal amount of the note was due in April 2004, but could be prepaid without penalty at any time prior to maturity. The terms of the subordinated promissory note to Ogden restricted the ability of the Company to pay dividends. On June 29, 2001, Anteon Virginia purchased from Ogden the subordinated note payable to Ogden due from the Company for $3.2 million in full settlement of the Company's obligation to Ogden. In connection with the payment, the Company recognized an extraordinary gain of $330,000, net of tax, on the retirement of the subordinated note payable to Ogden.

    Total interest expense incurred on the subordinated note payable to Ogden for the years ended December 31, 2001, 2000 and 1999 was approximately $86,000, $329,000 and $329,000, respectively.

    (F) SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS

    Concurrent with the acquisition of Anteon Virginia, the Company and its majority stockholder, Azimuth Technologies, L.P., and three other stockholders entered into subordinated promissory note agreements in the aggregate principal amount of $7,499,000, all bearing interest at 6 percent, which is payable quarterly. The principal amount of the notes is due in April 2004, but may be prepaid without penalty at any time prior to maturity. In the event of a sale of the Company, or a merger of the Company into another in which the Company is not the survivor, all outstanding amounts due under the subordinated notes payable become due immediately.

    Total interest expense incurred on the subordinated notes payable for the years ended December 31, 2001, 2000 and 1999 was approximately $450,000, $447,000 and $447,000, respectively.

    (G) SUBORDINATED CONVERTIBLE NOTE PAYABLE--RELATED PARTY

    On June 23, 1999, the Company and Azimuth Tech. II LLC, an affiliate of Azimuth Technologies, L.P., the Company's majority stockholder, and Caxton-Iseman Capital, Inc., entered into a subordinated convertible promissory note agreement for $22,500,000. The note bears interest at 12 percent, with interest payable semi-annually each June 30 and December 31, through maturity on June 23, 2010. The Company may not prepay the note prior to December 23, 2001, unless there was a sale of the Company or an initial public offering of the Company's common stock. On or after December 23, 2001, the note may be prepaid by the Company without penalty. The note is convertible into the Company's non-voting common stock at the option of the holder at any time at

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(8) INDEBTEDNESS (CONTINUED)
the conversion price of $4.86 per share, subject to adjustment for stock splits, dividends and certain issuances of common stock. At the Company's option, accrued interest on the note may be paid either in cash or additional notes which are identical to the above note, except that the additional notes are not convertible into shares of the Company's common stock.

    During the years ended December 31, 2001, 2000 and 1999, the Company incurred $3,211,000, $2,950,000 and $1,410,000, respectively, of interest expense on the notes. The accrued interest for 2000 and 1999 was converted to additional notes, and is reflected as subordinated notes payable-related party in the accompanying consolidated balance sheets. The accrued interest related to 2001 was not converted into additional notes.

    (H) FUTURE MATURITIES

    Scheduled future maturities under the Company's indebtedness are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................  $ 20,049
2003........................................................     6,573
2004........................................................    14,072
2005........................................................    35,343
2006........................................................        --
Thereafter..................................................   126,868
                                                              --------
                                                              $202,905
                                                              ========

    (I) INTEREST RATE SWAP AGREEMENTS

    OBJECTIVES AND CONTEXT

    Anteon Virginia uses variable-rate debt to finance its operations through its Revolving Facility and Term Loan. These debt obligations expose Anteon Virginia to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases.

    Management believes it is prudent to limit the variability of a portion of its interest payments. It is Anteon Virginia's objective to hedge a portion of its longer-term variable interest payments for the Revolving Facility and Term Loan.

    STRATEGIES

    To meet this objective, management enters into various interest rate swap derivative contracts to manage fluctuations in cash flow resulting from fluctuations in interest rates.

    The interest rate swaps change the variable-rate cash flow exposure on Anteon Virginia's long-term debt obligations to fixed-rate cash flows by entering into receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, Anteon Virginia receives variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate long-term debt.

    Anteon Virginia does not enter into derivative instruments for any purpose other than cash flow hedging purposes. That is, Anteon Virginia does not speculate using derivative instruments.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(8) INDEBTEDNESS (CONTINUED)

    RISK MANAGEMENT POLICIES

    Anteon Virginia assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

    Anteon Virginia monitors interest rate cash flow risk attributable to both Anteon's Virginia's outstanding or forecasted debt obligations as well as Anteon Virginia's offsetting hedge positions and estimates the expected impact of changes in interest rates on Anteon Virginia's future cash flows.

    Upon adoption of SFAS No. 133, the fair value of interest rate swaps was recorded as a transition adjustment to accumulated other comprehensive income. This resulted in a decrease of $629,000, net of tax, to accumulated other comprehensive income as of January 1, 2001. Changes subsequent to January 1, 2001 in the fair value of interest rate swaps designed as hedging instruments of the variability of cash flows associated with floating-rate, long-term debt obligations are reported in accumulated other comprehensive income (loss). These amounts subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations effects earnings.

    Over the next twelve months, approximately $1.0 million of losses in accumulated other comprehensive loss related to the interest rate swaps are expected to be reclassified into interest expense as a yield adjustment of the hedged debt obligation. As of December 31, 2001, the fair value of Anteon Virginia's interest swap agreements resulted in a net liability of $2.8 million and has been included in other current liabilities.

    The Company's interest rate swap agreements effectively changed Anteon Virginia's interest rate exposure for the following amounts, as of December 31, 2001, to the following fixed rates:

                                                            EFFECTIVE     FAIR VALUE AS OF
    DATE OF SWAP        NOTIONAL         MATURITY OF        FIXED RATE    DECEMBER 31, 2001
      AGREEMENT          AMOUNT        SWAP AGREEMENT      OF INTEREST     (IN THOUSANDS)
---------------------  -----------   -------------------   ------------   -----------------
September 1998.......  $ 5 million   September 25, 2003    5.02 percent        $  (160)
March 2000...........  $20 million   December 30, 2003     6.31 percent        $(1,160)
May 2000.............  $10 million   May 31, 2002          7.61 percent        $  (281)
June 2000............  $ 5 million   May 31, 2002          7.26 percent        $  (131)
July 2000............  $ 5 million   July 26, 2003         6.85 percent        $  (340)
September 2000.......  $ 5 million   September 14, 2003    6.72 percent        $  (313)
June 2001............  $10 million   June 30, 2004         5.78 percent        $  (456)

    The fair value of interest rate swaps is the estimated amount, based on quoted market prices, that the counterparty would (receive) pay to terminate the swap agreements at December 31, 2001.

(9) COMMON STOCK

    The Company has authorized three classes of common stock: voting Class A, voting Class B, and non-voting. Class A shareholders are entitled to vote 49% of the voting power of the Company, notwithstanding the number of Class A common shares authorized, issued or outstanding. The Class B shareholder is entitled to vote 51% of the voting power of the Company, notwithstanding how many shares of Class B common shares are authorized, issued or outstanding. All classes of common stock are entitled to dividends, when and if declared by the Board of Directors.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(10) INCOME TAXES

    The provisions for income taxes for the years ended December 31, 2001, 2000 and 1999, consist of the following (in thousands), respectively:

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                2001          2000          1999
                                                              --------      --------      --------
Current provision (benefit):
  Federal...................................................   $1,140          293         (1,593)
  State.....................................................      802          197           (479)
  Foreign...................................................       62          104             39
                                                               ------         ----         ------
      Total current provision (benefit).....................    2,004          594         (2,033)
                                                               ------         ----         ------
Deferred provision (benefit):
  Federal...................................................    1,501         (880)         2,177
  State.....................................................      853          198            525
  Foreign...................................................       55          (65)            41
                                                               ------         ----         ------
      Total deferred provision (benefit)....................    2,409         (747)         2,743
                                                               ------         ----         ------
      Total income tax provision (benefit)..................   $4,413         (153)           710
                                                               ======         ====         ======

    The income tax provisions for the years ended December 31, 2001, 2000 and 1999, respectively, are different from that computed using the statutory U.S. federal income tax rate of 34 percent for the years ending December 31, 2000 and 1999 and 35% for December 31, 2001 as set forth below (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                2001          2000          1999
                                                              --------      --------      --------
Expected tax expense (benefit), computed at statutory
  rate......................................................   $1,401        (1,853)        (108)
State taxes, net of federal expense.........................    1,251             7            4
Nondeductible expenses......................................      304           264          168
Goodwill amortization.......................................    1,804         1,074          663
Valuation allowance.........................................       --           295           --
Increase in marginal federal rate...........................      200            --           --
Stock basis difference on sale of subsidiary................     (790)           --           --
Foreign rate differences....................................      (21)            8          (19)
Other.......................................................      264            52            2
                                                               ------        ------         ----
                                                               $4,413          (153)         710
                                                               ======        ======         ====

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(10) INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are presented below (in thousands):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Accrued expenses..........................................  $ 6,101      6,034
  Intangible assets, due to differences in amortization.....    4,411      5,007
  Interest rate swaps.......................................    1,136         --
  Accounts receivable allowances............................      634        591
  Property and equipment, due to differences in
    depreciation............................................      493        476
  Net operating loss carryover..............................    3,262      4,661
                                                              -------     ------
    Total gross deferred tax assets.........................   16,037     16,769
    Less Valuation allowance................................     (295)      (295)
                                                              -------     ------
    Net deferred tax assets.................................   15,742     16,474
                                                              -------     ------
Deferred tax liabilities:
  Deductible goodwill, due to differences in amortization...    7,552      9,728
  Revenue recognition differences...........................    6,500      4,941
  Accrued expenses..........................................    6,058      3,318
  Property and equipment, due to differences in
    depreciation............................................      742      1,865
                                                              -------     ------
    Total deferred tax liabilities..........................   20,852     19,852
                                                              -------     ------
    Deferred tax assets (liabilities), net..................  $(5,110)    (3,378)
                                                              =======     ======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income, scheduled reversal of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes that it is more likely than not that the Company will realize the majority of the benefits of these deductible differences, although the Company has established a valuation allowance as of December 31, 2001 and 2000 of $295,000 against certain state net operating loss carryforwards. The valuation allowance for deferred tax assets as of December 31, 1999 was $0. The net change in the total valuation allowance for the years ended December 31, 2001 and 2000 was an increase of $0 and $295,000, respectively. At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $7,699,000 and $12,886,000, respectively. Such carryforwards have various expiration dates beginning in 2004.

(11) EMPLOYEE BENEFIT PLANS

    Employees of Anteon Virginia may participate in 401(k) retirement savings plans, whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting eligibility requirements. Participants may contribute up to 22 percent (20 percent prior to January 1, 2001) of salary in any calendar year to these plans, provided that amounts in total do not exceed certain statutory limits. Anteon Virginia matches up to 50 percent of the first 6 percent of

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(11) EMPLOYEE BENEFIT PLANS (CONTINUED)
a participant's contributions subject to certain limitations. Anteon Virginia made contributions to these plans of approximately $5,616,000, $5,300,000, $2,306,000 and for the years ended December 31, 2001, 2000 and 1999, respectively.

    The A&T Savings and Investment Plan was a discretionary contribution plan as defined in the Internal Revenue Code, Section 401 (a)(27). Effective
December 31, 2000, the plan's assets were transferred to the Anteon Virginia 401(k) plan. The plan covered substantially all of A&T's full-time employees. A&T's contributions were made at the discretion of the Board of Directors for any plan year. A&T's matching contributions to this plan for the year ended December 31, 2000 and from the date of acquisition of A&T by Anteon Virginia to December 31, 1999, were approximately $2,260,000 and $1,019,000, respectively.

(12) STOCK OPTION AND OTHER COMPENSATION PLANS

    (A) STOCK OPTION PLAN

    In February 1997, the Anteon Virginia Board of Directors approved the adoption of the Anteon Virginia Corporation Omnibus Stock Plan ("the Anteon Virginia Plan"). At the discretion of the Board of Directors, the Anteon Virginia Plan permits the granting of stock options, stock appreciation rights, restricted or unrestricted stock awards, and/or phantom stock to employees or directors of the Company. As of December 31, 2001, an aggregate of 2,609,940 shares of Anteon Virginia's common stock were reserved for issuance under the Anteon Virginia Plan.

    The exercise price of stock options granted is determined by the Anteon Virginia Board of Directors but is not to be less than the fair value of the underlying shares of common stock at the grant date.

    For stock options granted to employees, 20 percent of the shares subject to the options vest on the first anniversary of the grant date and an additional
20 percent vest on each succeeding anniversary of the grant date. For options granted from the date of the adoption of the Anteon Virginia Plan until September 21, 2000, employees have a period of three years from the vesting date to exercise the option to purchase shares of Anteon Virginia's common stock. In 1997, the Anteon Virginia Board of Directors approved that 20 percent of the options issued on the August 1, 1997 grant date vest immediately. On
September 21, 2000, the Anteon Virginia Board of Directors approved that, with respect to stock options granted from that date forward, each grantee has a period of 8 years from the date of grant in which to exercise options which vest.

    For stock options granted to directors of Anteon Virginia, 33 1/3 percent of the shares subject to the options vest on the first anniversary of the grant date and an additional 33 1/3 percent vest on the two succeeding anniversaries of the grant date. The directors options expire on July 31, 2002.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(12) STOCK OPTION AND OTHER COMPENSATION PLANS (CONTINUED)
    The following tables summarize information regarding options under the Anteon Virginia Plan, excluding the 2-for-1 exchange in the expected merger of Anteon Virginia into the Company (see note 1):

                                                 NUMBER                    WEIGHTED
                                                OF ANTEON                  AVERAGE    OUTSTANDING
                                                VIRGINIA    OPTION PRICE   EXERCISE       AND
                                                 SHARES      PER SHARE      PRICE     EXERCISABLE
                                                ---------   ------------   --------   -----------
Outstanding at December 31, 1998..............  1,218,160   $ 1.69-9.33     $ 5.54       208,836
  Granted.....................................    695,000    9.72-10.50      10.90
  Exercised...................................    (21,520)    1.69-8.04       2.04
  Cancelled or expired........................    (77,800)   1.69-10.50       8.88
                                                ---------   -----------     ------
Outstanding at December 31, 1999..............  1,813,840   $1.69-10.50     $ 7.30       426,864
  Granted.....................................    482,500   12.50-12.97      12.62
  Exercised...................................    (21,440)   9.72-12.81      12.41
  Cancelled or expired........................   (131,900)   1.69-12.50       9.99
                                                ---------   -----------     ------
Outstanding at December 31, 2000..............  2,143,000   $1.69-12.97     $ 8.53       744,758
  Granted.....................................     32,000         16.19      16.19
  Exercised...................................    (41,340)   1.69-12.81       3.67
  Cancelled or expired........................   (125,240)   1.69-16.19      11.27
                                                ---------   -----------     ------
Outstanding at December 31, 2001..............  2,008,420   $1.69-16.19     $ 8.41     1,093,960
                                                =========   ===========     ======     =========

    Option and weighted average price information by price group is as follows:

                                                    SHARES OUTSTANDING           EXERCISABLE SHARES
                                             --------------------------------   --------------------
                                              NUMBER     WEIGHTED   WEIGHTED                WEIGHTED
                                             OF ANTEON   AVERAGE     AVERAGE                AVERAGE
                                             VIRGINIA    EXERCISE   REMAINING    NUMBER     EXERCISE
                                              SHARES      PRICE       LIFE      OF SHARES    PRICE
                                             ---------   --------   ---------   ---------   --------
December 31, 2001:
  $1.69....................................   487,920     $1.69        2.8       466,640     $1.69
  $4.59 to $6.73...........................    44,800      4.78        3.8        32,000      4.75
  $8.04 to $9.33...........................   507,200      9.23        4.7       301,680      9.23
  $9.72 to $10.50..........................   503,300     10.38        5.6       201,560     10.38
  $12.50 to $12.97.........................   439,200     12.60        5.5        87,600     12.60
  $16.19...................................    26,000     16.19        7.3            --        --
                                              =======     =====        ===       =======     =====

    (B) DIRECTORS DEFERRED COMPENSATION PLAN

    Under a plan established during 2000, certain of Anteon Virginia's directors are compensated on a deferred basis. In lieu of their annual director fees, each director under the plan has the choice of receiving deferred compensation, payable in either: (1) cash upon the completion of their service as a director, equal to the annual fees due them plus interest accruing at an annual rate equal to the Company's one-year borrowing cost as in effect at the beginning of each quarter and the end of each quarter, (2) a stock appreciation right based on the number of shares that could be acquired in consideration of the annual fees, or
(3) a combination of each of the above. As of December 31, 2001, stock appreciation rights on 7,974 shares of Anteon Virginia's common stock have been granted to these directors. Anteon Virginia recognized approximately $144,000 during the year ended December 31, 2001 as compensation expense related to these stock appreciation rights. The amount of compensation expense for the year ended December 31, 2000 was not significant.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(12) STOCK OPTION AND OTHER COMPENSATION PLANS (CONTINUED)
    (C) PRO FORMA DISCLOSURES

    The Company applies APB No. 25 and related interpretations in accounting for the Anteon Virginia Plan. Adoption of the fair market value provisions prescribed in SFAS No. 123 is optional with respect to stock-based compensation to employees; however, pro forma disclosures are required as if the Company adopted the fair value recognition requirements under SFAS No. 123.

    Had compensation cost for the grants under the Anteon Virginia Plan been determined consistent with the fair market value provisions prescribed in SFAS No. 123, the Company's pro forma net income (loss) for the years ended
December 31, 2001, 2000 and 1999 would approximate $(824,000), $(6,414,000) and
$(2,053,000), respectively, and diluted pro forma net income (loss) per share would be $(0.04), $(0.27) and $(0.09), respectively, using an expected option life of 7 years, dividend yield rate of 0 percent and volatility rates of 70 percent, 20 percent and 20 percent, respectively, and risk-free interest rates of 4.84, 5.16 and 6.61 percent for 2001, 2000 and 1999, respectively. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

(13) COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss), includes the Company's unrealized gains (losses) on investments, the accumulated foreign currency translation adjustment and changes in the fair values of interest rate swaps. The Company presents comprehensive income (loss) as a component of the accompanying consolidated statements of stockholders' equity (deficit). During 1999, the Company sold all of its investments in equity securities. The amount of accumulated foreign currency translation adjustment was approximately $(43,000), $37,000, and $(5,000), as of December 31, 2001, 2000 and 1999, respectively. The amount of accumulated decreases in the fair value of interest rate swaps was $2.8 million ($1.7 million, net of tax) as of December 31, 2001.

(14) EARNINGS (LOSS) PER COMMON SHARE

    The computations of basic and diluted income (loss) per common share are as follows (in thousands, except share data):

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         2001          2000          1999
                                                      -----------   -----------   -----------
Basic:
  Company's portion of earnings (losses) of
    subsidiary......................................  $     1,976        (2,901)         (183)
  Parent company earnings (losses)..................       (2,068)       (2,380)       (1,354)
                                                      -----------   -----------   -----------
    Total earnings (loss) used in computations......  $       (92)       (5,281)       (1,537)
                                                      ===========   ===========   ===========
Diluted:
  Company's portion of earnings (losses) of
    subsidiary......................................  $     1,880        (2,901)         (183)
  Parent company earnings (losses)..................       (2,068)       (2,380)       (1,354)
                                                      -----------   -----------   -----------
    Total earnings (loss) used in computations......  $      (188)       (5,281)       (1,537)
                                                      ===========   ===========   ===========
  Weighted average common shares outstanding--basic
    and diluted.....................................   23,786,565    23,786,565    23,785,340
                                                      ===========   ===========   ===========

    On a pro forma basis, after considering the 2-for-1 exchange in the proposed merger described in note 1, basic and diluted income (loss) per common share would not change from the amounts reported on the accompanying consolidated statements of operations.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(15) COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    The Company leases facilities and certain equipment under operating lease agreements expiring at various dates through 2010. As of December 31, 2001, the aggregate minimum annual rental commitments under noncancelable operating leases are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................  $ 20,408
2003........................................................    20,247
2004........................................................    16,998
2005........................................................    14,731
2006........................................................    13,194
Thereafter..................................................    48,980
                                                              --------
  Total minimum lease payments..............................  $134,558
                                                              ========

    Rent expense under all operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $23,057,000, $17,747,000 and $11,887,000, respectively.

    (B) MANAGEMENT FEES

    Effective June 1, 1999, Anteon Virginia entered into an arrangement with Caxton-Iseman Capital, Inc., an affiliate and advisor to the Company, whereby the amount Anteon Virginia is required to pay for management fees to Caxton-Iseman Capital, Inc. increased to $1,000,000 per year. Prior to the completion of the acquisition of A&T, the annual management fee was $500,000 and covered the period beginning January 1, 1999.

    During the years ended December 31, 2001, 2000 and 1999, Anteon Virginia incurred $1,000,000, $1,000,000 and $750,000, respectively, of management fees to Caxton-Iseman Capital, Inc.

    Effective December 31, 2001, Anteon Virginia entered into a new agreement with Caxton-Iseman Capital, Inc. that terminated the management fee agreement. Under the terms of this new agreement, Anteon Virginia is obligated to pay Caxton-Iseman Capital, Inc. a one-time, $3.6 million fee, which was recognized as general and administrative expense in 2001 and is reflected as due to related party in the accompanying consolidated balance sheet as of December 31, 2001. As a result, Caxton-Iseman will no longer provide management advisory services to the Company. Any further services requested by the Company that are provided by Caxton-Iseman, if any, will be paid for by the Company at rates negotiated at that time.

    (C) LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings in the ordinary course of business. Management of the Company and its legal counsel cannot currently predict the ultimate outcome of these matters, but do not believe that they will have a material impact on the Company's financial position or results of operations.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(15) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Anteon Virginia entered into a settlement agreement on April 24, 2001, with Cambridge Technology Partners, Inc. ("Cambridge") to resolve a legal action brought by Cambridge against Anteon Virginia for work performed solely by Cambridge for the United States Customs Service ("Customs Service"). In 1998, the Customs Service requested that Anteon Virginia enter into a contract for the sole purpose of allowing the Customs Service to direct all work to Cambridge to develop software as part of a Customs Service information system modernization program. Anteon Virginia awarded Cambridge a subcontract to perform all of the software development effort required by the contract without any work being performed by the Company. In 1999, the Customs Service rejected the Cambridge developed software. As a result, Anteon Virginia terminated the Cambridge subcontract. The Customs Service and Anteon Virginia negotiated a no-cost termination to resolve the matter. In 2000, Cambridge filed a lawsuit seeking payment of the subcontract amount, approximately $3.0 million, plus pre-judgment interest. Anteon Virginia filed a counter-claim for damages. While Anteon Virginia believed that it had a strong defense and would likely have prevailed at trial, settlement discussions with Cambridge just prior to the trial date in April 2001 resulted in Anteon Virginia deciding to settle the matter. Anteon Virginia concluded this decision was in the best interests of Anteon Virginia in light of the diversion of management time a trial would cause, the additional legal fees that would be incurred and the ultimate uncertainties of trial. Under the terms of the settlement agreement, Anteon Virginia agreed to pay Cambridge $600,000. In exchange, Cambridge agreed to dismiss all claims against Anteon Virginia. Anteon Virginia also agreed to dismiss its counter-claims against Cambridge. The settlement was recognized as general and administrative expense during the quarter ended March 31, 2001.

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION

    Anteon Virginia's wholly owned domestic subsidiaries are guarantors (the "Subsidiary Guarantors") under the terms of the New Credit Facility (see note 8(b)) and the $100,000,000 12 percent Senior Subordinated Notes (see note 8(c)). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows information for Anteon Virginia, the Subsidiary Guarantors, Anteon Virginia's non-guarantor subsidiaries and for the Company. Effective January 1, 2001, Anteon Virginia contributed substantially all of its operating assets and liabilities to one of its guarantor subsidiaries.

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF DECEMBER 31, 2001

                                                                                                       CONSOLIDATED
                                   ANTEON                                     NON-                        ANTEON
                                INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                 CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                -------------   --------   ------------   ------------   -----------   -------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents.....     $   674        2,674        (1,669)          251              --      $  1,930
Accounts receivable, net......          --           --       129,709         1,636              --       131,345
Other current assets..........       2,847        1,198         6,603           495              --        11,143
Property and equipment, net...          --        1,828        10,791           125              --        12,744
Due from Parent...............          --      (24,841)       25,430          (589)             --            --
Investment in and advances to
  subsidiaries................      32,322       83,898            26            --        (116,246)           --
Goodwill, net.................          --       92,949        43,673            --              --       136,622
Intangible and other assets,
  net.........................          --       11,106         1,579           182              --        12,867
                                   -------      -------       -------         -----        --------      --------
    Total assets..............      35,843      168,812       216,142         2,100        (116,246)      306,651
                                   =======      =======       =======         =====        ========      ========
Indebtedness..................      34,368      168,022           515            --              --       202,905
Accounts payable..............          --           --        24,448           580              --        25,028
Due to related party..........          --           --         3,600            --              --         3,600
Accrued expenses and other
  current liabilities.........       1,840        4,639        52,633           327              --        59,439
Deferred revenue..............          --           --         8,529           214              --         8,743
Other long-term liabilities...          --           --         9,570           381              --         9,951
                                   -------      -------       -------         -----        --------      --------
    Total liabilities.........      36,208      172,661        99,295         1,502              --       309,666
Minority interest in
  subsidiaries................         289           --            --           138              --           427
Total stockholders' equity
  (deficit)...................        (654)      (3,849)      116,847           460        (116,246)       (3,442)
                                   -------      -------       -------         -----        --------      --------
    Total liabilities and
      stockholders' equity
      (deficit)...............     $35,843      168,812       216,142         2,100        (116,246)     $306,651
                                   =======      =======       =======         =====        ========      ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                       CONSOLIDATED
                                   ANTEON                                     NON-                        ANTEON
                                INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                 CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                -------------   --------   ------------   ------------   -----------   -------------
                                                                   (IN THOUSANDS)
Revenues......................     $    --           --       716,616         8,662        (10,255)      $715,023
Costs of revenues.............          --           --       629,729         7,868        (10,255)       627,342
                                   -------      -------       -------         -----        -------       --------
  Gross profit................          --           --        86,887           794             --         87,681

Total operating expenses......          --        4,123        56,262           431             --         60,816
                                   -------      -------       -------         -----        -------       --------
  Operating income............          --       (4,123)       30,625           363             --         26,865

Other income..................          --           --         4,046            --             --          4,046
Interest expense (income),
  net.........................       3,766       13,616         9,507           (17)            --         26,872
Equity in earnings (losses) of
  Anteon Virginia.............       1,986           --            --            --         (1,986)            --
Minority interest in
  (earnings) losses of
  subsidiaries................         (14)          --            32           (56)            --            (38)
                                   -------      -------       -------         -----        -------       --------
  Income (loss) before
    provision for income taxes
    and extraordinary gain....      (1,794)     (17,739)       25,196           324         (1,986)         4,001

Provision (benefit) for income
  taxes.......................      (1,382)      (6,877)       12,555           117             --          4,413
                                   -------      -------       -------         -----        -------       --------
Income (loss) before
  extraordinary gain..........        (412)     (10,862)       12,641           207         (1,986)          (412)
Extraordinary gain, net of
  tax.........................         330           --            --            --             --            330
                                   -------      -------       -------         -----        -------       --------
Net income (loss).............     $   (82)     (10,862)       12,641           207         (1,986)      $    (82)
                                   =======      =======       =======         =====        =======       ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                           CONSOLIDATED
                                       ANTEON                                     NON-                        ANTEON
                                    INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                     CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                    -------------   --------   ------------   ------------   -----------   -------------
                                                                       (IN THOUSANDS)
Net income (loss).................     $   (82)      (10,862)     12,641           207         (1,986)            (82)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operations:
  Extraordinary gain..............        (519)           --          --            --             --            (519)
  Equity in (earnings) losses of
    Anteon Virginia...............      (1,986)           --          --            --          1,986              --
  Gains on sales and closures of
    business......................          --            --      (4,046)           --             --          (4,046)
  Loss on disposals of property
    and equipment.................          --            --         791            --             --             791
  Depreciation and amortization of
    property and equipment........          --           885       6,182            43             --           7,110
  Goodwill amortization...........          --         5,334       1,370            --             --           6,704
  Other intangibles
    amortization..................          --         2,223          98            --             --           2,321
  Amortization of noncompete
    agreements....................          --            --         349            --             --             349
  Amortization of deferred
    financing fees................          18         1,198          --            --             --           1,216
  Deferred income taxes...........        (476)           --       3,988            --             --           3,512
  Minority interest in earnings
    (losses) of subsidiaries......          14            --         (32)           56             --              38
  Changes in assets and
    liabilities, net of acquired
    assets and liabilities........       3,199        40,202     (20,973)         (278)        (1,665)         20,485
                                       -------      --------     -------          ----         ------        --------
    Net cash provided by (used in)
      operating activities........         168        38,980         368            28         (1,665)         37,879
                                       -------      --------     -------          ----         ------        --------
Cash flows from investing
  activities:
  Proceeds from sales of
    business......................          --            --      11,464            --             --          11,464
  Purchases of property and
    equipment and other assets....          --          (314)     (1,774)          (93)            --          (2,181)
  Other, net......................          --            --           6            --             --               6
  Intercompany transfers..........          --          (338)        121           217             --              --
  Acquisition of SIGCOM, net of
    cash acquired.................          --            --     (10,975)           --             --         (10,975)
  Acquisition of Sherikon, net of
    cash acquired.................          --           (21)         --            --             --             (21)
                                       -------      --------     -------          ----         ------        --------
    Net cash provided by (used in)
      investing activities........          --          (673)     (1,158)          124             --          (1,707)
                                       -------      --------     -------          ----         ------        --------

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                                                                                                           CONSOLIDATED
                                       ANTEON                                     NON-                        ANTEON
                                    INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                     CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                    -------------   --------   ------------   ------------   -----------   -------------
                                                                       (IN THOUSANDS)
Cash flows from financing
  activities:
  Principal payments on bank and
    other notes payable...........          --            --        (185)           --             --            (185)
  Principal payments on Term
    Loan..........................          --       (12,946)         --            --             --         (12,946)
  Proceeds from Revolving
    Facility......................          --       771,200          --            --             --         771,200
  Payments on Revolving
    Facility......................          --      (784,500)         --            --             --        (784,500)
  Distribution to parent for debt
    service.......................          --        (1,665)         --            --          1,665              --
  Payments on business purchase
    consideration payable and
    subordinated notes payable....          --        (5,000)     (1,185)           --             --          (6,185)
  Proceeds from minority interest,
    net...........................          --           152          --            --             --             152
  Payments on note payable to
    Ogden.........................          --        (3,212)         --            --             --          (3,212)
                                       -------      --------     -------          ----         ------        --------
    Net cash provided by (used in)
      financing activities........          --       (35,971)     (1,370)           --          1,665         (35,676)
                                       -------      --------     -------          ----         ------        --------
Net increase (decrease) in cash
  and cash equivalents............         168         2,336      (2,160)          152             --             496
Cash and cash equivalents,
  beginning of year...............         506           338         491            99             --           1,434
                                       -------      --------     -------          ----         ------        --------
Cash and cash equivalents, end of
  year............................     $   674         2,674      (1,669)          251             --           1,930
                                       =======      ========     =======          ====         ======        ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF DECEMBER 31, 2000

                                                                                                                    CONSOLIDATED
                                                ANTEON                                     NON-                        ANTEON
                                             INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                              CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                             -------------   --------   ------------   ------------   -----------   -------------
                                                                                (in thousands)
Cash and cash equivalents..................     $   506          338          491            99              --          1,434
Accounts receivable, net...................          --       44,123       87,419           827              --        132,369
Other current assets.......................       2,391        8,377        3,598           251              --         14,617
Property and equipment, net................          --        3,312       14,609            53              --         17,974
Investment in and advances to
  subsidiaries.............................      34,021       43,616       22,048          (180)        (99,505)            --
Goodwill, net..............................          --      140,482           --            --              --        140,482
Intangible and other assets, net...........          --       14,800        2,670            77              --         17,547
                                                -------      -------      -------         -----         -------        -------
  Total assets.............................      36,918      255,048      130,835         1,127         (99,505)       324,423
                                                =======      =======      =======         =====         =======        =======
Indebtedness...............................      38,018      198,604        1,259            --              --        237,881
Accounts payable...........................          --        9,427       13,522           283              --         23,232
Accrued expenses and other current
  liabilities..............................         389       17,942       29,139           132              --         47,602
Deferred revenue...........................          --        6,420           --            69              --          6,489
Other long-term liabilities................          --        9,212          859            --              --         10,071
                                                -------      -------      -------         -----         -------        -------
  Total liabilities........................      38,407      241,605       44,779           484              --        325,275
Minority interest in subsidiaries..........         123          549          (30)           82              --            724
  Total stockholders' equity (deficit).....      (1,612)      12,894       86,086           561         (99,505)        (1,576)
                                                -------      -------      -------         -----         -------        -------
  Total liabilities and stockholders'
    equity (deficit).......................     $36,918      255,048      130,835         1,127         (99,505)       324,423
                                                =======      =======      =======         =====         =======        =======

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                                    CONSOLIDATED
                                                ANTEON                                     NON-                        ANTEON
                                             INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                              CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                             -------------   --------   ------------   ------------   -----------   -------------
                                                                                (in thousands)
Revenues...................................     $    --      200,300      343,191         2,519         (3,203)        542,807
Costs of revenues..........................          --      178,847      296,879         2,401         (3,203)        474,924
                                                -------      -------      -------         -----         ------         -------
  Gross profit.............................          --       21,453       46,312           118             --          67,883
Total operating expenses...................          --       18,700       28,115            30             --          46,845
                                                -------      -------      -------         -----         ------         -------
  Operating income.........................          --        2,753       18,197            88             --          21,038
Interest and other expense (income), net...       3,767       22,685           59             2             --          26,513
Equity in earnings (losses) of Anteon
  Virginia.................................      (2,909)          --           --            --          2,909              --
Minority interests in (earnings) losses of
  subsidiaries.............................           8           --           24            --             --              32
                                                -------      -------      -------         -----         ------         -------
Income (loss) before provision for income
  taxes....................................      (6,668)     (19,932)      18,162            86          2,909          (5,443)
Provision (benefit) for income taxes.......      (1,378)      (6,053)       7,240            38             --            (153)
                                                -------      -------      -------         -----         ------         -------
Net income (loss)..........................     $(5,290)     (13,879)      10,922            48          2,909          (5,290)
                                                =======      =======      =======         =====         ======         =======

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                                CONSOLIDATED
                                            ANTEON                                     NON-                        ANTEON
                                         INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                          CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                         -------------   --------   ------------   ------------   -----------   -------------
                                                                            (in thousands)
Net income (loss)......................     $(5,290)      (13,879)     10,922            48          2,909          (5,290)
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  for) operations:
  Equity in (earnings) losses of Anteon
    Virginia...........................       2,909            --          --            --         (2,909)             --
  Gain on disposals of property and
    equipment..........................          --            --        (187)           --             --            (187)
  Depreciation and amortization of
    property and equipment.............          --         1,707       5,303            14             --           7,024
  Goodwill amortization................          --         4,714          --            --             --           4,714
  Other intangibles amortization.......          --         2,673          --            --             --           2,673
  Amortization of noncompete
    agreements.........................          --           866          --            --             --             866
  Amortization of deferred financing
    fees...............................          28         1,180          --            --             --           1,208
  Deferred income taxes................      (1,378)          704          --           (73)            --            (747)
  Minority interest in earnings
    (losses) of subsidiaries...........          (8)           --         (24)           --             --             (32)
  Changes in assets and liabilities,
    net of acquired assets and
    liabilities........................       4,248        14,883     (10,508)         (466)        (1,285)          6,872
                                            -------      --------     -------          ----         ------        --------

    Net cash provided by (used in)
      operating activities.............         509        12,848       5,506          (477)        (1,285)         17,101
                                            -------      --------     -------          ----         ------        --------
Cash flows from investing activities:
  Purchases of property and equipment
    and other assets...................          --        (1,331)     (5,256)            3             --          (6,584)
  Other................................          --            --       1,706            --             --           1,706
  Acquisition of Analysis & Technology
    Inc., net of cash acquired.........          --          (128)         --            --             --            (128)
  Acquisition of Sherikon, net of cash
    acquired...........................          --       (23,906)         --            --             --         (23,906)
                                            -------      --------     -------          ----         ------        --------
    Net cash provided by (used in)
      investing activities.............          --       (25,365)     (3,550)            3             --         (28,912)
                                            -------      --------     -------          ----         ------        --------
Cash flows from financing activities:
  Principal payments on bank notes
    payable............................          --            --      (1,629)           --             --          (1,629)
  Principal payments of Techmatics
    obligations........................          --       (15,350)         --            --             --         (15,350)
  Proceeds from revolving facility.....          --       533,000          --            --             --         533,000
  Payments on revolving facility.......          --      (503,900)         --            --             --        (503,900)
  Intercompany investment..............          --           335        (335)           --             --              --
  Distribution to parent for debt
    service............................          --        (1,285)         --            --          1,285              --
  Deferred financing costs.............        (151)           --          --            --             --            (151)
  Proceeds from minority interest,
    net................................          --            66          --            --             --              66
                                            -------      --------     -------          ----         ------        --------
    Net cash provided by (used in)
      financing activities.............        (151)       12,866      (1,964)           --          1,285          12,036
                                            -------      --------     -------          ----         ------        --------
Net increase (decrease) in cash and
  cash equivalents.....................         358           349          (8)         (474)            --             225
Cash and cash equivalents, beginning of
  year.................................         148           (11)        499           573             --           1,209
                                            -------      --------     -------          ----         ------        --------
Cash and cash equivalents, end of
  year.................................     $   506           338         491            99             --           1,434
                                            =======      ========     =======          ====         ======        ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                           CONSOLIDATED
                                       ANTEON                                     NON-                        ANTEON
                                    INTERNATIONAL    ANTEON     GUARANTOR      GUARANTOR     ELIMINATION   INTERNATIONAL
                                     CORPORATION    VIRGINIA   SUBSIDIARIES   SUBSIDIARIES     ENTRIES      CORPORATION
                                    -------------   --------   ------------   ------------   -----------   -------------
                                                                       (in thousands)
Revenues..........................     $    --      204,388      194,523         3,241         (1,302)        400,850
Costs of revenues.................          --      187,143      164,518         2,886         (1,302)        353,245
                                       -------      -------      -------         -----         ------         -------
  Gross profit....................          --       17,245       30,005           355             --          47,605
Total operating expenses..........          --       13,668       18,551            56             --          32,275
                                       -------      -------      -------         -----         ------         -------
  Operating income................          --        3,577       11,454           299             --          15,330

Interest expense (income) and
  other, net......................       2,188       13,486          (18)          (11)            --          15,645
Equity in earnings (losses) of
  Anteon Virginia.................         173           --           --            --            173              --
Minority interest in (earnings)
  losses of subsidiaries..........           1           --          (40)           --             --             (39)
                                       -------      -------      -------         -----         ------         -------
  Income (loss) before provision
    for income taxes and
    extraordinary loss............      (2,360)      (9,909)      11,432           310            173            (354)
Provision for (benefit from)
  income taxes....................        (833)      (3,028)       4,498            73             --             710
                                       -------      -------      -------         -----         ------         -------
Income (loss) before extraordinary
  loss............................      (1,527)      (6,881)       6,934           237            173          (1,064)
Extraordinary loss, net of tax....          --          463           --            --             --             463
                                       -------      -------      -------         -----         ------         -------
  Net income (loss)...............     $(1,527)      (7,344)       6,934           237            173          (1,527)
                                       =======      =======      =======         =====         ======         =======

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(16) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                                   CONSOLIDATED
                                       ANTEON                                         NON-                            ANTEON
                                   INTERNATIONAL     ANTEON       GUARANTOR        GUARANTOR       ELIMINATION     INTERNATIONAL
                                    CORPORATION     VIRGINIA     SUBSIDIARIES     SUBSIDIARIES       ENTRIES        CORPORATION
                                   --------------   ---------   --------------   --------------   -------------   ---------------
                                                                           (IN THOUSANDS)
Net income (loss)................     $(1,527)        (7,344)        6,934            237                173           (1,527)
Adjustment to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
  Extraordinary loss.............          --            772            --             --                 --              772
  Equity in (earnings) losses of
    Anteon Virginia..............         173             --            --             --               (173)              --
  Gains on sale of investments...          --         (2,869)            8            (20)                --           (2,881)
  Gains on disposals of property
    and equipment................          --             --           (67)            --                 --              (67)
  Depreciation and amortization
    of property and equipment....          --            930         2,671             22                 --            3,623
  Goodwill amortization..........          --          3,440            --             --                 --            3,440
  Amortization of noncompete
    agreements...................          --            909            --             --                 --              909
  Amortization of deferred
    financing fees...............          --            692            --             --                 --              692
  Deferred income taxes..........        (835)         1,737         1,805             36                 --            2,743
  Minority interest in earnings
    of subsidiaries..............          (1)            --            40             --                 --               39
  Changes in assets and
    liabilities, net of acquired
    assets and liabilities.......       2,392         10,450        (8,935)           117                 --            4,024
                                      -------       --------        ------            ---            -------         --------
      Net cash provided by (used
        in) operating
        activities...............         202          8,717         2,456            392                 --           11,767
                                      -------       --------        ------            ---            -------         --------
Cash flows from investing
  activities:
  Purchases of property and
    equipment....................          --         (2,194)       (2,513)           (54)                --           (4,761)
  Acquisitions, net of cash
    acquired.....................          --       (115,586)           --             --                 --         (115,586)
  Proceeds from sales of
    investments..................          --         11,491            --             --                 --           11,491
  Purchases of investments.......          --         (3,040)           --             --                 --           (3,040)
  Investment in Anteon
    Virginia.....................     (22,500)            --            --             --             22,500               --
  Other, net.....................          --            224            --             --                 --              224
                                      -------       --------        ------            ---            -------         --------
      Net cash provided by (used
        in) investing
        activities...............     (22,500)      (109,105)       (2,513)           (54)            22,500         (111,672)
                                      -------       --------        ------            ---            -------         --------
Cash flows from financing
  activities:
  Proceeds from bank notes
    payable......................          --        132,043            --             --                 --          132,043
  Principal payments on bank
    notes payable................          --       (202,443)           --             --                 --         (202,443)
  Payments on subordinated notes
    payable......................          --             --          (173)            --                 --             (173)
  Proceeds from term lLoan.......          --         60,000            --             --                 --           60,000
  Proceeds from revolving
    facility.....................          --        208,700            --             --                 --          208,700
  Payments on revolving
    facility.....................          --       (205,800)           --             --                 --         (205,800)
  Proceeds from senior
    subordinated notes payable...          --        100,000            --             --                 --          100,000
  Intercompany investment........          --           (962)          962             --                 --               --
  Deferred financing costs.......         (54)        (8,930)           --             --                 --           (8,984)
  Principal payments on
    Techmatics obligations.......          --         (4,925)           --             --                 --           (4,925)
  Proceeds from subordinated
    convertible note payable.....      22,500             --            --             --                              22,500
  Proceeds from issuance of
    common stock.................          --         22,500            --             --            (22,500)              --
  Proceeds from minority
    interest, net................          (1)            40            --             --                 --               39
                                      -------       --------        ------            ---            -------         --------
      Net cash provided by
        financing activities.....      22,445        100,223           789             --            (22,500)         100,957
                                      -------       --------        ------            ---            -------         --------
Net increase (decrease) in cash
  and cash equivalents...........         147           (165)          732            338                 --            1,052
Cash and cash equivalents,
  beginning of year..............           1            154          (233)           235                 --              157
                                      -------       --------        ------            ---            -------         --------
Cash and cash equivalents, end of
  year...........................     $   148            (11)          499            573                 --            1,209
                                      =======       ========        ======            ===            =======         ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(17) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following summarizes the unaudited quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands, except per share data):

                              MARCH 31    JUNE 30    SEPTEMBER 30   DECEMBER 31    TOTAL
QUARTER ENDED:                ---------   --------   ------------   -----------   --------
2001
  Revenues..................  $162,366    188,786      183,687        180,184     715,023
  Operating income..........     6,106      6,929        9,878          3,952      26,865
  Income (loss) before
    extraordinary gain......      (670)       (67)       3,385         (3,060)       (412)
  Net income (loss).........      (670)      (263)       3,385         (3,060)        (82)
  Basic earnings (loss) per
    common share:
    Income (loss) before
      extraordinary gain....     (0.03)        --         0.14          (0.13)      (0.02)
    Net income (loss).......     (0.03)     (0.01)        0.14          (0.13)      (0.01)
  Diluted earnings (loss)
    per common share:.......
    Income (loss) before
      extraordinary gain....     (0.03)        --         0.13          (0.13)      (0.02)
    Net income (loss).......     (0.03)     (0.01)        0.13          (0.13)      (0.01)

2000
  Revenues..................  $125,700    130,284      134,088        152,735     542,807
  Operating income..........     5,673      4,625        5,403          5,337      21,038
  Net income (loss).........    (1,113)      (815)      (1,570)        (1,792)     (5,290)
  Basic and diluted earnings
    (loss) per common
    share...................     (0.03)     (0.05)       (0.07)         (0.08)      (0.22)

    During the second quarter of 2001, Anteon Virginia acquired the training division of SIGCOM, Inc. (note 4(c)), and during the second, third and fourth quarters of 2001 sold or closed several other businesses (note 3). Also during the fourth quarter of 2001, Anteon Virginia incurred a fee of $3.6 million with an affiliate of the Company (note 15(b)) and recognized an approximate
$1.0 million charge to write-off goodwill as a result of the closure of STSR. During the fourth quarter of 2000, Anteon Virginia acquired Sherikon
(note 4(b)).

(18) SEGMENT REPORTING

    The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments.

    Based on its organization, the Company reports two business segments: the Company's government contracting business and the Company's commercial custom training and performance solutions group (Interactive Media). Interactive Media was sold during 2001 (see note 3(c)). Although the Company is organized by strategic business unit, the Company considers each of its

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(18) SEGMENT REPORTING (CONTINUED)
government contracting units to have similar economic characteristics, provide similar types of services, and have a similar customer base. Accordingly, the Company's government contracting segment aggregates all of its operations.

    The Company's chief operating decision maker utilizes both revenue and earnings before interest and taxes in assessing performance and making overall operating decisions and resource allocations. Certain indirect costs such as corporate overhead and general and administrative expenses are allocated to the segments. Allocation of overhead costs to segments are based on measures such as revenue and employee headcount. General and administrative costs are allocated to segments based on the government-required three-factor formula, which uses measures of revenue, labor and net book value of fixed assets. Interest expense, investment income, gains on sales and closures of businesses and income taxes are not allocated to the Company's segments.

    The following tables present information about the Company's segments as of and for the years ended December 31, 2001, 2000 and 1999 and for the years then ended (in thousands).

AS OF AND FOR THE YEAR ENDED                   GOVERNMENT    INTERACTIVE
DECEMBER 31, 2001                              CONTRACTING      MEDIA      ELIMINATIONS   CONSOLIDATED
----------------------------                   -----------   -----------   ------------   ------------
Total assets.................................   $306,651           --            --          306,651
                                                ========       ======           ===         ========
Sales to unaffiliated customers..............   $696,420       18,603            --          715,023
Intersegment sales...........................         36           15           (51)              --
                                                --------       ------           ---         --------
                                                 696,456       18,618           (51)         715,023
                                                ========       ======           ===         ========
Operating income, net........................   $ 25,839        1,026            --         $ 26,865
                                                                                            --------
  Gains on sales and closures of
    businesses...............................                                                  4,046
  Interest expense, net......................                                                 26,872
  Minority interest in earnings of
    subsidiaries.............................                                                    (38)
                                                                                            --------
  Income before income taxes and
    extraordinary gain.......................                                                  4,001
  Income taxes...............................                                                  4,413
                                                                                            --------
  Loss before extraordinary gain.............                                                   (412)
  Extraordinary gain, net of tax.............                                                    330
                                                                                            --------
  Net loss...................................                                               $    (82)
                                                                                            ========

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2000

(18) SEGMENT REPORTING (CONTINUED)

AS OF AND FOR THE YEAR ENDED                   GOVERNMENT    INTERACTIVE
DECEMBER 31, 2000                              CONTRACTING      MEDIA      ELIMINATIONS   CONSOLIDATED
----------------------------                   -----------   -----------   ------------   ------------
Total assets.................................   $316,101        8,322            --          324,423
                                                ========       ======          ====         ========
Sales to unaffiliated customers..............   $514,269       28,538            --          542,807
Intersegment sales...........................        394           28          (422)              --
                                                --------       ------          ----         --------
                                                 514,663       28,566          (422)         542,807
                                                ========       ======          ====         ========
Operating income, net........................   $ 19,610        1,428            --         $ 21,038
                                                                                            --------
  Interest expense, net......................                                                 26,513
  Minority interest in losses of
    subsidiaries.............................                                                     32
                                                                                            --------
  Loss before income taxes...................                                                 (5,443)
  Income taxes...............................                                                   (153)
                                                                                            --------
  Net loss...................................                                               $ (5,290)
                                                                                            ========

AS OF AND FOR THE YEAR ENDED                   GOVERNMENT    INTERACTIVE
DECEMBER 31, 1999                              CONTRACTING      MEDIA      ELIMINATIONS   CONSOLIDATED
----------------------------                   -----------   -----------   ------------   ------------
Total assets.................................   $273,192        5,499            --          278,691
                                                ========       ======          ====         ========
Sales to unaffiliated customers..............   $389,127       11,723            --          400,850
Intersegment sales...........................        297           97          (394)              --
                                                --------       ------          ----         --------
                                                 389,424       11,820          (394)         400,850
                                                ========       ======          ====         ========
Operating income, net........................   $ 14,319        1,011            --         $ 15,330
                                                                                            --------
  Other income...............................                                                 (2,585)
  Interest expense, net......................                                                 18,230
  Minority interest in earnings of
    subsidiaries.............................                                                    (39)
                                                                                            --------
  Loss before income taxes and extraordinary
    loss.....................................                                                   (354)
  Provision for income taxes.................                                                    710
  Extraordinary loss, net of tax.............                                                    463
                                                                                            --------
  Net loss...................................                                               $ (1,527)
                                                                                            ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Analysis & Technology, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheet of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1999, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Providence, Rhode Island
April 30, 1999

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              AS OF MARCH 31,
                                                              ---------------
                                                                   1999
                                                              ---------------
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................    $        --
  Contract receivables (note 3).............................     28,776,154
  Notes and other receivables...............................      1,014,563
  Prepaid expenses..........................................      1,319,468
                                                                -----------
      Total current assets..................................     31,110,185
                                                                -----------
Property, buildings and equipment, net (notes 4 and 5)......     15,010,949
                                                                -----------
Other assets:
  Goodwill, net of accumulated amortization (note 4)........     17,042,357
  Product development costs, net of accumulated amortization
    (note 4)................................................        399,976
  Deferred Compensation Plan investments (note 2)...........      7,407,832
  Notes receivable..........................................        361,855
  Deposits and other assets.................................        913,658
  Deferred income taxes (note 6)............................      1,498,984
                                                                -----------
                                                                 27,624,662
                                                                -----------
      Total assets..........................................    $73,745,796
                                                                ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt (note 5)...........    $   345,338
  Accounts payable..........................................        994,716
  Accrued expenses (note 9).................................     12,538,505
  Deferred income taxes (note 6)............................      1,306,246
                                                                -----------
      Total current liabilities.............................     15,184,805
Long-term debt, excluding current installments (note 5).....      1,816,488
Other long-term liabilities (note 2)........................      8,523,091
                                                                -----------
      Total liabilities.....................................     25,524,384
                                                                -----------
Commitments and contingencies (notes 3, 8, and 10)
Shareholders' equity (notes 7 and 8):
  Common stock, $.083 stated value. Authorized 11,250,000
    shares; issued and outstanding 3,673,114 shares.........        306,093
  Treasury stock held by deferred compensation plan, 45,867
    shares, at cost.........................................       (459,229)
  Accumulated other comprehensive loss......................         (8,592)
  Additional paid-in capital................................      8,393,463
  Retained earnings.........................................     39,989,677
                                                                -----------
      Total shareholders' equity............................     48,221,412
                                                                -----------
      Total liabilities and shareholders' equity............    $73,745,796
                                                                ===========

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                                      1999
                                                              --------------------
Revenue.....................................................      $170,354,893
Costs and expenses..........................................       160,074,537
                                                                  ------------
    Operating earnings......................................        10,280,356
                                                                  ------------
Other expense (income):
  Interest expense..........................................           488,987
  Interest income...........................................          (138,803)
  Other, net................................................         1,179,470
                                                                  ------------
                                                                     1,529,654
                                                                  ------------
    Earnings before income taxes............................         8,750,702
Income taxes (note 6).......................................         3,879,062
                                                                  ------------
    Net earnings............................................      $  4,871,640
                                                                  ============
    Basic earnings per common share.........................      $       1.34
                                                                  ============
    Diluted earnings per common share.......................      $       1.20
                                                                  ============
Weighted average shares outstanding (notes 2 and 7)
  Basic.....................................................         3,633,115
                                                                  ============
  Diluted...................................................         4,023,837
                                                                  ============

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           YEAR ENDED MARCH 31, 1999

                                 COMMON STOCK                                                 ACCUMULATED
                             ---------------------   ADDITIONAL                                  OTHER            TOTAL
                                          STATED      PAID-IN      RETAINED     TREASURY     COMPREHENSIVE    SHAREHOLDERS'
                              SHARES       VALUE      CAPITAL      EARNINGS       STOCK     EARNINGS (LOSS)       EQUITY
                             ---------   ---------   ----------   -----------   ---------   ---------------   --------------
Balances at March 31,
  1998.....................  3,614,537    301,212     8,927,905    35,118,037          --           --          44,347,154
Proceeds from sale of
  common stock.............    101,477      8,456       437,968            --          --           --             446,424
Repurchase and retirement
  of common stock..........    (42,900)    (3,575)     (832,365)           --          --           --            (835,940)
Deferred compensation plan
  transition differential
  net of tax benefit.......         --         --      (398,700)           --          --           --            (398,700)
Treasury stock held by
  deferred compensation
  plan.....................         --         --            --            --    (459,229)          --            (459,229)
Net earnings...............         --         --            --     4,871,640          --           --           4,871,640
Currency translation
  adjustment...............         --         --            --            --          --       (8,592)             (8,592)
                             ---------   --------    ----------   -----------   ---------       ------         -----------
Comprehensive earnings.....         --         --            --     4,871,640          --       (8,592)          4,863,048
                             ---------   --------    ----------   -----------   ---------       ------         -----------
Tax benefit of stock
  options exercised........         --         --       258,655            --          --           --             258,655
                             ---------   --------    ----------   -----------   ---------       ------         -----------
Balances at March 31,
  1999.....................  3,673,114   $306,093    $8,393,463   $39,989,677   $(459,229)      (8,592)        $48,221,412
                             =========   ========    ==========   ===========   =========       ======         ===========

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                                   --------------------
                                                                           1999
                                                                   --------------------
Operating activities:
  Net earnings..............................................            $4,871,640
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Currency translation adjustment.........................                (8,592)
    Depreciation and amortization of property, buildings,
      and equipment.........................................             2,337,947
    Amortization of goodwill................................             1,006,553
    Amortization of product development costs...............               174,773
    Provision for deferred income taxes.....................              (264,301)
    Loss on sale of equipment...............................                82,846
    Decrease (increase) in:
      Contract, notes and other receivables.................            (3,311,101)
      Prepaid expenses......................................              (487,540)
      Other assets..........................................              (868,870)
    Increase (decrease) in:
      Accounts payable and accrued expenses.................             2,002,096
      Other long-term liabilities...........................               594,726
                                                                        ----------
      Net cash provided by operating activities.............             6,130,177
                                                                        ----------
Investing activities:
  Additions to property, buildings, and equipment...........            (2,507,668)
  Product development costs.................................              (272,756)
  Proceeds from sale of equipment...........................                14,888
  Acquisition of business units (net of cash acquired)......            (2,835,234)
                                                                        ----------
      Net cash used for investing activities................            (5,600,770)
                                                                        ----------
Financing activities:
  Repayments of long-term borrowings........................              (327,903)
  Repurchase of common stock................................              (835,940)
  Proceeds from sale of common stock........................               446,427
  Dividends paid............................................              (765,668)
                                                                        ----------
      Net cash used for financing activities................            (1,483,084)
                                                                        ----------
  Decrease in cash and cash equivalents.....................              (953,677)
  Cash and cash equivalents:
      Beginning of year.....................................               953,677
                                                                        ----------
      End of year...........................................            $       --
                                                                        ==========

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999

(1) DESCRIPTION OF BUSINESS, ACQUISITIONS, AND DIVESTITURES

    Analysis & Technology, Inc. (A&T) initially provided tactical analysis to the Office of Naval Research and sonar analysis to the Naval Underwater Systems Center, now known as the Naval Undersea Warfare Center. During the past
30 years, A&T and Subsidiaries (the Company) have grown to provide system and engineering technologies, technology-based training systems, and information technologies for the military, civil government agencies, and private industry. The Company has the following wholly-owned subsidiaries:

    - Interactive Media Corp. (Interactive Media) which designs and implements training programs for commercial and government customers;

    - Analysis & Technology Australia Pty. Ltd. which provides training systems and software development services in Australia. Analysis & Technology International Corporation and Numerical Decisions, Inc. are subsidiaries formed by the Company to perform international work but are not currently operational.

    The Company typically performs its Department of Defense services under cost reimbursement contracts whereby the U.S. Government reimburses the Company for contracted costs and pays a fee. In fiscal 1999, the amount of the Company's non-defense revenue was $34.6 million.

    The Company has made the following acquisitions accounted for as purchases:

    On September 30, 1998, the Company acquired certain assets of Information Technology Solutions, Inc. of Virginia for $775,000. Total goodwill of $598,000 was recorded in connection with this acquisition and is being amortized over 20 years.

    On November 14, 1997, the Company acquired all of the stock of UP, Inc. ("UP") of Herndon, Virginia, for $5.3 million in cash plus related expenses. UP provides technology-based interactive multimedia training to clients in telecommunications, financial services and other industries. UP was merged into Interactive Media upon acquisition. During fiscal 1999, under the terms of the UP purchase agreement, the Company made a contingent payment to the former owners of UP of $1.6 million. Goodwill totaling $6.3 million was recorded in connection with this acquisition and is being amortized over 20 years. In connection with the acquisition of UP, assets acquired and liabilities assumed were as follows:

Assets:       $2,457,020
Goodwill:     $6,276,601
Liabilities:  $1,702,566

    In fiscal 1998, the Company also acquired: certain assets of Command Control, Inc. ("CCI") related to CCI's command, control, computers, communications and intelligence ("C(4)I") service business; Interactive Media Solutions, Inc. ("IAM"), a northern California-based interactive multimedia training supplier; Cambridge Acoustical Associates, Inc. ("CAA") of Medford, Massachusetts, which specializes in dynamics of submerged structures, acoustic analysis, and passive and active noise control; and the assets and rights relating to the overhauling and repairing surface and electronic warfare business of Dalco Electronics Corporation, of Virginia Beach, Virginia. Total goodwill of $2.0 million was recorded in connection with these acquisitions and is being amortized over 20 years.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(1) DESCRIPTION OF BUSINESS, ACQUISITIONS, AND DIVESTITURES (CONTINUED)
    On July 26, 1996, the Company acquired all of the stock of Vector Research Company, Inc. (Vector) of Rockville, Maryland for approximately $6.5 million in cash plus related expenses and assumption of tax liabilities. Vector provides systems engineering and technical services to U.S. Navy customers. Goodwill totaling approximately $3.5 million was recorded in connection with this acquisition and is being amortized over 20 years. In connection with the acquisition of Vector Research Company, Inc., assets acquired and liabilities assumed were as follows:

Assets:       $4,472,752
Goodwill:     $3,480,220
Liabilities:  $1,541,835

    On July 18, 1997, the company sold its interest in Automation Software, Incorporated to its joint venture partner, Brown & Sharpe Manufacturing Co. (NYSE:BNS) of Kingston, Rhode Island for $3.0 million. Net cash proceeds from the sale were $1.8 million, and as a result of the company's investment of approximately $1.4 million in the joint venture as of the date of the sale, a net after-tax gain of $405 thousand was recognized in the quarter ended September 30, 1997.

    On March 8, 1999, the Company and Anteon Corporation (Anteon) entered into a definitive merger agreement under which Anteon will acquire all the outstanding shares of the Company for $26.00 a share and the Company will become a wholly owned subsidiary of Anteon. Anteon, based in Fairfax, Virginia, is a privately held corporation that provides information technology, systems engineering and technology solutions to customers throughout the United States and internationally. The transaction is conditioned on the approval of the holders of two-thirds of the Company's common stock as well as on customary regulatory approvals and other closing conditions. The merger is expected to close by June 30, 1999.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies of the
Company:

    - PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of A&T and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    - CASH EQUIVALENTS--For financial statement purposes, the Company considers all investments with original maturities of three months or less at the time of purchase to be cash equivalents.

    - FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of the Company's financial instruments including cash, accounts receivable, accounts payable, accrued expenses and dividends payable approximate fair value due to the short term nature of these instruments. The carrying value of notes and other receivables and long term debt approximate fair value based on the instruments' interest rate, terms, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

    - DEPRECIATION AND AMORTIZATION--Property, buildings, and equipment are stated at cost. Depreciation of buildings and equipment is provided over the estimated useful lives of the

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) respective assets using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the life of the asset.

    - LONG-LIVED ASSETS--Long-lived assets and certain identifiable intangibles are reviewed for impairment, based upon undiscounted future cash flows, and appropriate losses are recognized whenever the carrying amount of an asset may not be recovered in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

    - GOODWILL--Goodwill relating to the Company's acquisitions represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over periods ranging from two to thirty years. Determination of the straight-line period is dependent on the nature of the operations acquired. The Company evaluates the recoverability of goodwill on a periodic basis to assure that changes in facts and circumstances do not suggest that recoverability has been impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections, and changes in management's strategic direction or market emphasis. The test of recoverability for goodwill is a comparison of the unamortized balance to expected cumulative (undiscounted) operating income of the acquired business or enterprise over the remaining portion of the amortization period. If the book value of goodwill exceeds undiscounted future operating income, the writedown is computed as the excess of the unamortized balance of the asset over the present value of operating income discounted at the Company's weighted average cost of capital over the remaining amortization period.

    - PRODUCT DEVELOPMENT COSTS--Product development costs represent expenditures for the development of software products that have been capitalized in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product or (b) the amount computed using the straight-line method over the remaining economic useful life of the product. The Company is currently using economic lives ranging from two to five years for all capitalized product development costs. Amortization of product development costs begins when the software product is available for general release to customers.

    - ACCOUNTING FOR STOCK-BASED COMPENSATION--The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement 123 addresses the accounting for the cost of stock-based compensation, such as stock options, and permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The Company adopted the disclosure alternative of Statement 123.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    - REVENUE RECOGNITION--Revenue from contract services is earned under cost-reimbursement, time and material, and fixed-price contracts. Revenue under cost-reimbursement contracts is recognized as costs are incurred and under time and materials contracts as time is spent and as materials costs are incurred. Revenue under fixed price contracts is recognized on the percentage of completion basis. The majority of the Company's cost-reimbursement contracts are either cost-plus-fixed-fee or cost-plus-hourly-fee contracts. The contracts may either require the Company to work on defined tasks or deliver a specific number of hours of service. In either case, costs are reimbursed up to the contract-authorized cost ceiling as they are incurred. If a contracted task has not been completed or the specific number of hours of service has not been delivered at the time the authorized cost is expended, the Company may be required to complete the work or provide additional hours. The Company will be reimbursed for the additional costs but may not receive an additional fee or the fee may be prorated proportionately to the number of hours actually provided. Revenue under fixed price contracts, including applicable fees and estimated profits, is recorded on the percentage of completion basis. If estimates indicate a probable ultimate loss on a contract, provision is made immediately for the entire amount of the estimated future loss. Profit and losses accrued include the cumulative effect of changes in prior periods' cost estimates.

    - EARNINGS PER SHARE--The Company calculates earnings per share (EPS) in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Statement 128 requires the disclosure of basic EPS, which is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding at the end of the period. Diluted EPS, which gives effect to all dilutive potential common shares outstanding, is also required.

     The following table reconciles net earnings to net earnings available to common shareholders and basic weighted average number of shares to diluted weighted average shares outstanding for the year ending March 31, 1999. Net earnings attributable to subsidiary stock options represents the allocation of Integrated Performance Decisions (IPD), a former subsidiary of the Company through August 1998, and Interactive Media Corp. (IMC) earnings to holders of potentially dilutive options on IPD stock and IMC stock held by IPD and IMC employees (see footnote 7).

                                                                       1999
                                                                    ----------
      Weighted average shares outstanding.........................   3,633,115
      Net effect of dilutive stock options based on the treasury
        stock method using the average market price...............     390,722
                                                                    ----------
      Total.......................................................   4,023,837
                                                                    ==========
      Net earnings................................................  $4,871,640
      Net effect of earnings attributable to subsidiary stock
        options...................................................     (42,708)
                                                                    ----------
      Net earnings available to common shareholders...............  $4,828,932
                                                                    ==========

     Options to purchase 15,000, 1,000 and 500 shares of common stock at $21.06, $21.88 and $22.00, respectively, per share were outstanding during fiscal 1999 but were not included in

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares.

    - DEFERRED COMPENSATION PLAN--The Company maintains a deferred compensation plan for certain officers, directors, and salaried employees. The plan is funded primarily through employee pre-tax contributions. The participants in the plan bear the risk of market value fluctuations of the underlying assets.

     During the year ended March 31, 1999, the Company adopted the provisions of the Emerging Issues Task Force Issue 97-14, ACCOUNTING FOR DEFERRED COMPENSATION ARRANGEMENTS WHERE AMOUNTS EARNED ARE HELD IN A RABBI TRUST AND INVESTED. EITF 97-14 requires deferred compensation plan sponsors to consolidate the accounts of the deferred compensation plan with the accounts of the Company and to account for the assets and liabilities of the deferred compensation plan in accordance with other relevant accounting pronouncements. Accordingly, the Company has recorded all non-employer debt and equity securities of the deferred compensation plan in the accompanying March 31, 1999 consolidated balance sheet at fair value, in accordance with Statement of Financial Accounting Standards Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. A&T stock owned by the deferred compensation plan has been recorded as treasury stock at its historical cost, with the difference between historical cost and fair value as of the implementation date of EITF 97-14 recorded as a transition differential within additional paid-in capital, in accordance with EITF 97-14. The deferred compensation liability is recorded at an amount equal to the fair value of all assets held by the deferred compensation plan.

     Investment securities held by the deferred compensation plan at March 31, 1999 consist of A&T's common stock and other investments, and are classified as trading securities. Trading securities are bought and held principally for the purpose of selling them in the near term. Trading securities are recorded at fair value in the consolidated financial statements, with all unrealized holding gains and losses recorded currently in earnings.

    - USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(3) CONTRACT RECEIVABLES

    Contract receivables are summarized as follows:

                                                                 1999
                                                              -----------
U.S. Government Customers:
  Amounts due currently--prime contractor...................  $12,904,485
  Amounts due currently--subcontractor......................    8,729,701
  Retainage.................................................      848,303
                                                              -----------
                                                               22,482,489
                                                              -----------
Commercial customers:
  Amounts due currently.....................................    4,493,374
                                                              -----------
Unbilled contracts in process:
  Fixed-price contracts in progress, net of progress
    billings................................................      320,902
  Revenues recorded on work performed pursuant to customer
    authorization but prior to execution of contractual
    documents or modifications..............................    1,479,389
                                                              -----------
                                                                1,800,291
                                                              -----------
                                                              $28,776,154
                                                              ===========

    The Government retains a portion of the fee earned by the Company (retainage) until contract completion and final audit by the Defense Contract Audit Agency (DCAA). It is estimated that approximately $386,000 of retainage at March 31, 1999 will be collected within one year; the remainder will be collected in later years as DCAA completes its audits.

    All unbilled contract receivables, net of retainage, are expected to be billed and collected within one year.

(4) NON-CURRENT ASSETS

    A summary of property, buildings, and equipment follows:

                                                     USEFUL LIFE          1999
                                                  -----------------   ------------
Land............................................         --           $    595,869
Buildings.......................................  31 years              11,525,027
Equipment.......................................  3-12 years            23,374,591
Leasehold improvements..........................  1-5 years              3,000,134
                                                                      ------------
                                                                        38,495,621
Less accumulated depreciation and
  amortization..................................                       (23,484,672)
                                                                      ------------
                                                                      $ 15,010,949
                                                                      ============

    Goodwill as of March 31, 1999 was $17,042,357, net of accumulated amortization of $4,297,031. The amount of goodwill added in fiscal 1999 was $2,647,213. Amortization expense was $1,006,553 in fiscal 1999.

    Product development costs at March 31, 1999 were $399,976, net of accumulated amortization of $636,592. The amount of product development costs capitalized was $272,756 in fiscal 1999. Amortization expense was $174,773 in fiscal 1999.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(5) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                 1999
                                                              ----------
Mortgage payable to Fleet Bank bearing interest at 7.97%,
  due in monthly installments of principal of $11,500 plus
  associated interest through September 1, 2001, secured by
  certain land and buildings with a depreciated cost of
  $2,730,846................................................  $  353,869
Mortgage payable to Fleet Bank bearing interest at 8.29%,
  due in monthly installments of principal and interest of
  $20,048 through January 1, 2007, secured by certain land
  and buildings with a depreciated cost of $2,468,231.......   1,487,327
Mortgage payable to Chelsea Groton Bank bearing interest at
  9.25%, due in monthly installments of principal and
  interest of $4,477 through March 2004, secured by certain
  land and buildings........................................     200,067
Small Business Administration loan bearing interest at 8.5%, due in monthly installments of principal and interest of
  $4,923 through May 2001...................................     120,563
                                                              ----------
      Total long-term debt..................................   2,161,826
Less current installments of long-term debt.................     345,338
                                                              ----------
      Total long-term debt, excluding current
        installments........................................  $1,816,488
                                                              ==========

    The Company has a $20,000,000 revolving credit and term loan agreement that expires on June 30, 2000. Amounts drawn against the line of credit may be converted into a term loan at the Company's discretion at any time prior to the expiration of the loan agreement. If converted, the term loan would be payable in 20 substantially equal quarterly installments. The alternate rates of interest for the term loan from which the Company can choose are the bank's base rate, the bank's certificate of deposit rate plus 1%, or LIBOR plus 3/4%. There is a commitment fee of 1/2% per annum on the average daily balance of the unused portion of the first $5,000,000 of the commitment and 1/4% per annum on the remaining unused portion of the commitment, payable quarterly. As of March 31, 1999 the Company did not have any funds borrowed under its revolving credit agreement.

    The revolving credit and term loan agreement places certain restrictions on encumbering the Company's assets, incurring additional debt, and disposing of any significant assets. It also requires that the Company maintain at least $10,000,000 in working capital (excluding deferred income taxes), net worth of at least $42,000,000, a debt-to-net-worth ratio of less than 2.5 to 1.0, an interest coverage ratio of not less than two times interest paid or accrued, and a debt service ratio of not less than 1.2 to 1.0. As of March 31, 1999, the Company was in compliance with these covenants.

    Under current agreements, principal payments due on long-term debt during each of the five fiscal years subsequent to March 31, 1999 are as follows:
$345,338 in 2000, $364,157 in 2001, $278,580 in 2002, $202,862 in 2003 and
$970,151 in 2004.

    The Company paid $488,987 in interest on all debts in fiscal 1999.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(6) INCOME TAXES

    Total income tax expense for the year ended March 31, 1999 consisted of the following:

                                                   CURRENT     DEFERRED      TOTAL
                                                  ----------   ---------   ----------
1999:
  Federal.......................................  $3,351,177   $(236,914)   3,114,263
  State.........................................     792,186     (30,528)     761,658
  Foreign.......................................          --       3,141        3,141
                                                  ----------   ---------   ----------
    Total.......................................  $4,143,363   $(264,301)  $3,879,062
                                                  ==========   =========   ==========

    Income tax expense from continuing operations differed from the amount computed by applying the U.S. federal income tax rate of 34% to earnings before income taxes as a result of the following:

                                                                 1999
                                                              ----------
Computed expected tax expense from continuing operations....  $2,975,239
Increase in income taxes resulting from:
  Amortization of goodwill..................................     251,942
  State income taxes (net of valuation allowance and federal
    income tax benefit).....................................     502,694
  Other (net)...............................................     149,187
                                                              ----------
                                                              $3,879,062
                                                              ==========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 1999 are presented below:

                                                                 1999
                                                              -----------
Deferred tax assets:
  Uncollected receivables that are not yet deductible for
    tax purposes............................................  $   461,136
  Compensated absences, principally due to accrual for
    financial reporting purposes............................    1,251,881
  Deferred compensation.....................................    4,068,408
  Net operating loss carryforwards..........................      191,596
                                                              -----------
      Total gross deferred tax assets.......................    5,973,021
  Less valuation allowance..................................       80,355
                                                              -----------
      Net deferred tax assets...............................    5,892,666
                                                              -----------
Deferred tax liabilities:
  Tax depreciation in excess of financial statement
    Depreciation............................................   (1,101,723)
  Capitalized software product development costs............     (193,982)
  Unbilled contract revenue.................................   (2,866,559)
  Deferred compensation.....................................   (1,251,642)
  Other.....................................................     (286,022)
                                                              -----------
        Total gross deferred tax liabilities................   (5,699,928)
                                                              -----------
        Net deferred tax asset..............................  $   192,738
                                                              ===========

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(6) INCOME TAXES (CONTINUED)
    At March 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $206,000 and $1,370,000, respectively. Such carryforwards have various expiration dates and begin to expire in the year ended March 31, 2000. For financial purposes, a valuation allowance of $80,355 has been recognized to offset the deferred tax asset related to the portion of the state net operating losses which the Company believes will more likely than not expire unutilized.

    Management has evaluated the remaining temporary differences and concluded that it is more likely than not that the Company will have sufficient taxable income, of an appropriate character within the carryback and carryforward period permitted by current tax law, to allow for the utilization of the deductible amounts generating the deferred tax assets and, therefore, no valuation allowance is required as of March 31, 1999.

    The Company made federal and state income tax payments of $3,538,312 during fiscal 1999.

(7) STOCK OPTIONS

    A&T has granted common stock options to certain key employees under its stock option plans. All plans provide that the fair value upon which option exercise prices are based shall be the average of the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System on the day the option is granted. Options awarded vest at a rate of 20% annually, commencing on the date of award.

    The transactions under the Company's stock option plans for the year ended March 31, 1999 are summarized as follows:

                                                                         1999
                                                              --------------------------
                                                                             WEIGHTED
                                                                             AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Outstanding at beginning of year............................    869,079      $ 10.39
Granted.....................................................    191,209      $ 18.98
Exercised...................................................   (111,507)     $  8.54
Canceled or expired.........................................    (24,690)     $ 11.71
                                                              ---------
Outstanding at end of year..................................    924,091      $ 11.59
                                                              =========
Exercisable at end of year..................................    570,447      $  9.86
                                                              =========
Shares reserved at end of year..............................  1,014,362
                                                              =========

    The following table summarizes information about stock options outstanding at March 31, 1999:

                                          WEIGHTED
                                          AVERAGE           WEIGHTED                       WEIGHTED
  RANGE OF EXERCISE       NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
       PRICES           OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------------   -----------   ----------------   --------------   -----------   --------------
$6.50--$9.46.........     328,066           2.71             $ 7.83         280,087         $ 7.58
$9.67--$10.50........     174,275           3.32             $ 9.86         154,235         $ 9.88
$12.96--$22.00.......     421,750           5.56             $15.23         136,125         $14.50
                          -------                                           -------
$6.50--$22.00........     924,091           4.13             $11.59         570,447         $ 9.86
                          =======                                           =======

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(7) STOCK OPTIONS (CONTINUED)

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the requirements of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                1999
Net earnings................................................  As reported    $4,871,640
                                                              Pro forma      $4,320,328
Basic earnings per share....................................  As reported    $     1.34
                                                              Pro forma      $     1.19
Diluted earnings per share..................................  As reported    $     1.20
                                                              Pro forma      $     1.06

    The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                1999
                                                              --------
Risk-free interest rate.....................................    5.34%
Expected life (years).......................................     5.8
Expected volatility.........................................   35.10%
Expected dividend yield.....................................     0.0%

    The weighted-average fair values of options at the date of grant were $7.87 during fiscal 1999.

    In addition, the Company can grant stock options to certain key employees of Interactive Media Corp., a subsidiary of the Company, to purchase up to 20.2% of IMC's authorized common stock. The price of the options as of the date of award and subsequent valuation is based on a calculation considering book value per share and an earnings factor. Approximately 88% of the available options have been granted to date; none have been exercised.

(8) EMPLOYEE BENEFIT PLANS

    The Company's Savings and Investment Plan is a discretionary contribution plan as defined in the Internal Revenue Code, Section 401(a)(27). The plan covers substantially all of the Company's full-time employees. The Company's contributions are made at the discretion of the Board of Directors for any plan year. For the plan year ended December 31, 1998, the Company matched up to 50% of a participant's contribution of up to a maximum of 6% of the participant's compensation, depending on the business unit to which the participant was assigned. The Company's matching contributions to this plan were $2,907,818 for the year ended March 31, 1999. One of the investment options available under the Company's Savings and Investment Plan is the purchase of the Company's common stock. The Plan owned 179,896 shares of common stock of the Company at March 31, 1999.

    The A&T Employee Stock Ownership Plan (ESOP) covers substantially all full-time employees. Contributions to the plan are made at the discretion of the Board of Directors for any plan year. The Company's contributions to the plan amounted to $109,900 for fiscal 1999. The plan owned

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(8) EMPLOYEE BENEFIT PLANS (CONTINUED)
521,594 shares of common stock of the Company at March 31, 1999, and all shares are allocated to the participants of the ESOP and are included in outstanding shares of common stock.

(9) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                 1999
                                                              -----------
Accrued vacation............................................  $ 4,829,431
Accrued compensation and related taxes......................    4,725,621
Accrued benefits............................................    2,034,693
Accrued income taxes payable................................      462,312
Other.......................................................      486,448
                                                              -----------
                                                              $12,538,505
                                                              ===========

(10) COMMITMENTS AND CONTINGENCIES

    The Company occupies certain office facilities and uses certain equipment under lease agreements with terms that range from two to six years. Many of the leases have renewal options with similar terms. All of these agreements are accounted for as operating leases. Minimum lease payments for which the Company is obligated are as follows (the amounts are net of certain maintenance expenses, insurance, and taxes):

Years ending March 31:
  2000......................................................  $ 5,146,021
  2001......................................................    4,249,620
  2002......................................................    2,918,974
  2003......................................................    1,594,740
  2004......................................................      582,780
                                                              -----------
    Total minimum lease payments............................  $14,492,135
                                                              ===========

    Lease expense amounted to approximately $5,534,000 in fiscal 1999.

    The U.S. Government has the right to audit and make retroactive adjustments under certain contracts. Audits through March 31, 1997 have been completed. In the opinion of management, adjustments, if any, resulting from audits for the years ended March 31, 1998 and 1999 will not have a material effect on the Company's consolidated financial statements.

    In addition, government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which the Company's existing contracts will be funded in the future cannot be determined.

    Under the terms of the Design Systems & Services, Inc. purchase agreement executed in fiscal 1995, the Company is committed to make contingent payments up to $400,000 to the former owner of the company. Contingent payments are based on 15% of revenues derived from sales of a ship design software product made between the purchase date and April 30, 1999. The Company made contingent payments to the former owner totaling $48,155 during fiscal 1999.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Under the terms of the UP purchase agreement, if the aggregate net profit of Interactive Media for the eight fiscal quarters ending September 30, 1999 ("the Second Determination Date") is greater than two times the combined cumulative net profit of Interactive Media and UP for the four quarters ending
September 30, 1997, the Company is obligated to pay to the former owners of UP 81,100 shares of Interactive Media stock, or cash of $2,250,000, or a combination of stock and cash which together equal the appraised value of the contingent stock payment at the Second Determination Date. However, the former owners of UP may not elect to receive an aggregate amount of cash in excess of $2,250,000. If at the Second Determination Date, the net profit of Interactive Media for the eight fiscal quarters ending September 30, 1999 is equal to or greater than 75%, but less than or equal to 100%, of two times the combined cumulative net profit of Interactive Media and UP for the four quarters ending September 30, 1997, the Company will be obligated to pay the former owners of UP 40,550 shares of Interactive Media stock, or cash of $1,125,000, or a combination of stock and cash which together equal the appraised value of the contingent stock payment at the determination date. However, the former owners of UP may not elect to receive an aggregate amount of cash in excess of $1,125,000. If the merger with Anteon is completed, under the terms of the UP purchase agreement the contingent payment due to the former owners of UP, Inc. on September 30, 1999 would be payable upon closing.

    In fiscal 1997, the Company received $450,000 under the terms of a development agreement with the Connecticut Department of Economic Development to fund technology-based training development. Under the terms of the agreement, the Company is required to pay royalties equal to 3% of gross sales of technology-based training products initiated in Connecticut. Royalty payments will be deemed to be paid in full when royalty payments are equal to a return on investment of 15% and the Company has maintained a Connecticut presence. Under the terms of the agreement, the Company made royalty payments totaling $63,000 in fiscal 1999.

    In fiscal 1995 and 1996, the Company received $200,000 under the terms of a development agreement executed in October 1994 with a state-financed corporation, Connecticut Innovations, Inc. (CII), to assist in funding the development of commercial imaging processing products and services. Effective November 30, 1998, CII and the Company terminated the Development Agreement. As of the date of termination, CII had advanced to the Company $200,000 in development funds and the Company had reimbursed CII $42,035 under terms of that Development Agreement. Under the termination agreement, the Company assigned all rights related to the commercial imaging products developed under the agreement to CII, and CII released the Company from any further obligation to reimburse CII for any Development Funds advanced by CII to the Company.

    The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(11)  SEGMENT REPORTING

    The Company operates principally in two segments, Engineering and Information Technologies (Engineering/IT), and technology-based training, which it develops through its wholly owned subsidiary, Interactive Media Corp. (Interactive Media). The Engineering/IT segment serves primarily the needs of the Department of Defense while the Interactive Media segment targets both government and commercial customers. The Company's management measures performance based upon each segment's operating earnings. Total revenue by segment includes both sales to unaffiliated customers, as reported in the Company's consolidated statements of earnings, and intersegment sales.

    The following table presents information about the Company's segments for the year ended March 31, 1999:

                                    ENGINEERING/IT   INTERACTIVE MEDIA   ELIMINATIONS   CONSOLIDATED
                                    --------------   -----------------   ------------   -------------
Sales to unaffiliated customers...   $144,247,951       $26,106,942               --    $170,354,893
Intersegment sales................      1,629,664           144,581       (1,774,245)             --
                                     ------------       -----------      -----------    ------------
                                     $145,877,615       $26,251,523      $(1,774,245)   $170,354,893
                                     ============       ===========      ===========    ============
Operating earnings................   $  8,821,279       $ 1,459,077      $        --    $ 10,280,356
                                     ------------       -----------      -----------    ------------
Interest expense..................                                                           488,987
Interest income...................                                                          (138,803)
Other, net........................                                                         1,179,470
                                                                                        ------------
                                                                                           1,529,654
                                                                                        ------------
Earnings before income taxes......                                                      $  8,750,702
                                                                                        ============
Depreciation expense..............   $  1,774,641       $   563,306                     $  2,337,947
                                     ============       ===========                     ============
Capital expenditures..............   $  2,092,883       $   414,785                     $  2,507,668
                                     ============       ===========                     ============
Amortization expense..............   $    797,931       $   383,395                     $  1,181,326
                                     ============       ===========                     ============
Identifiable assets at March 31,
  1999............................   $ 59,225,782       $14,520,014               --    $ 73,745,796
                                     ============       ===========      ===========    ============

(12)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following summarizes quarterly results of operations for the year ended March 31, 1999:

                                     JUNE 30    SEPTEMBER 30   DECEMBER 31   MARCH 31     TOTAL
                                     --------   ------------   -----------   --------   ---------
                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Quarter ended:
  Revenues.........................  $41,320      $41,132        $42,219     $45,684    $170,355
  Operating earnings...............    2,469        2,402          2,683       2,726      10,280
  Net earnings.....................    1,168        1,158          1,223       1,323       4,872
  Earnings per share:
    Basic..........................  $  0.32      $  0.32        $  0.34     $  0.36    $   1.34
    Diluted........................  $  0.28      $  0.29        $  0.31     $  0.32    $   1.20

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
SHERIKON, Inc.
Chantilly, Virginia

    We have audited the accompanying consolidated balance sheets of SHERIKON, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHERIKON, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KELLER BRUNER & COMPANY, LLP

Bethesda, Maryland

February 24, 2000

                        SHERIKON, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      -------------------------    JUNE 30,
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
Current Assets
  Cash..............................................  $   393,912   $ 4,238,484   $ 4,199,498
  Accounts receivable--contracts....................   15,445,452    13,426,676    14,798,142
  Prepaid expenses and other........................      350,074       351,652       219,734
  Prepaid income taxes..............................      309,140         1,870        24,653
  Deferred tax benefits.............................       35,065       819,933       819,933
                                                      -----------   -----------   -----------
      Total current assets..........................   16,533,643    18,838,615    20,061,960
                                                      -----------   -----------   -----------
Property and Equipment
  Office equipment and furniture....................    1,051,771     1,098,515     1,096,118
  Other property....................................      246,286       316,252       348,555
  Shop equipment....................................      101,953       216,075       216,075
                                                      -----------   -----------   -----------
                                                        1,400,010     1,630,842     1,660,748
      Less accumulated depreciation.................      980,525     1,193,239     1,270,588
                                                      -----------   -----------   -----------
                                                          419,485       437,603       390,160
                                                      -----------   -----------   -----------
Other Assets
  Notes receivable--stockholder.....................      235,000       235,000       235,000
  Deposits and other................................      324,522       447,491       485,972
  Cash surrender value of life insurance............      232,769        56,761        56,761
  Deferred tax benefits.............................      162,800        61,200        61,200
                                                      -----------   -----------   -----------
                                                          955,091       800,452       838,933
                                                      -----------   -----------   -----------
                                                      $17,908,219   $20,076,670   $21,291,053
                                                      ===========   ===========   ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable--line of credit......................  $ 5,682,928   $ 2,892,524   $ 3,445,180
  Accounts payable..................................    2,101,388     1,857,164     1,611,914
  Accrued expenses..................................    5,883,027     6,145,639     5,693,980
  Income taxes payable..............................           --       300,321       317,413
                                                      -----------   -----------   -----------
      Total current liabilities.....................   13,667,343    11,195,648    11,068,487
                                                      -----------   -----------   -----------
Deferred Compensation...............................      448,530       184,511       197,963
                                                      -----------   -----------   -----------
Stockholders' Equity
  Common stock; no par value; 1,000 shares
    authorized; 970 shares issued...................        4,093         4,093         4,093
  Retained earnings.................................    3,848,253     8,752,418    10,080,510
                                                      -----------   -----------   -----------
                                                        3,852,346     8,756,511    10,084,603
    Less cost of 30 shares of treasury stock........       60,000        60,000        60,000
                                                      -----------   -----------   -----------
      Total stockholders' equity....................    3,792,346     8,696,511    10,024,603
                                                      -----------   -----------   -----------
                                                      $17,908,219   $20,076,670   $21,291,053
                                                      ===========   ===========   ===========

                See Notes to Consolidated Financial Statements.

                        SHERIKON, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                         YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                       ----------------------------   -------------------------
                                          1998             1999          1999          2000
                                       -----------      -----------   -----------   -----------
                                                                      (UNAUDITED)   (UNAUDITED)
Contract revenue.....................  $71,796,011      $62,719,045   $31,439,647   $33,149,458
                                       -----------      -----------   -----------   -----------
Direct contract costs:
  Direct labor.......................   27,191,323       22,780,696    11,409,513    12,430,333
  Direct subcontractors..............    8,990,349        6,925,619     3,518,919     4,102,174
  Other direct costs.................   12,388,257        9,165,950     4,624,958     4,123,310
                                       -----------      -----------   -----------   -----------
                                        48,569,929       38,872,265    19,553,390    20,655,817
                                       -----------      -----------   -----------   -----------
Gross profit.........................   23,226,082       23,846,780    11,886,257    12,493,641
Indirect expenses....................   21,023,697       19,302,673     9,713,603    10,310,595
                                       -----------      -----------   -----------   -----------
Operating income.....................    2,202,385        4,544,107     2,172,654     2,183,046
                                       -----------      -----------   -----------   -----------
Interest income......................       42,852          200,923        69,546       121,767
Interest expense.....................     (388,781)        (220,865)     (123,621)     (148,721)
                                       -----------      -----------   -----------   -----------
                                          (345,929)         (19,942)      (54,075)      (26,954)
                                       -----------      -----------   -----------   -----------
Income before income taxes and net
  insurance proceeds.................    1,856,456        4,524,165     2,118,579     2,156,092
Provision for income taxes...........     (727,000)      (1,730,000)     (837,000)     (828,000)
Net insurance proceeds...............           --        2,110,000     2,110,000            --
                                       -----------      -----------   -----------   -----------
Income from continuing operations....    1,129,456        4,904,165     3,391,579     1,328,092
Loss from discontinued operations,
  net of income tax benefit..........     (572,023)              --            --            --
                                       -----------      -----------   -----------   -----------
      Net income.....................  $   557,433      $ 4,904,165   $ 3,391,579   $ 1,328,092
                                       ===========      ===========   ===========   ===========

                See Notes to Consolidated Financial Statements.

                        SHERIKON, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON     RETAINED     TREASURY
                                                STOCK      EARNINGS      STOCK        TOTAL
                                               --------   -----------   --------   -----------
Balance, December 31, 1997...................   $4,093    $ 3,290,820   $(60,000)  $ 3,234,913

Net income...................................       --        557,433         --       557,433
                                                ------    -----------   --------   -----------

Balance, December 31, 1998...................    4,093      3,848,253    (60,000)    3,792,346

Net income...................................       --      4,904,165         --     4,904,165
                                                ------    -----------   --------   -----------

Balance, December 31, 1999...................    4,093      8,752,418    (60,000)    8,696,511

Net income for the six months ended June 30,
  2000
  (Unaudited)................................       --      1,328,092         --     1,328,092
                                                ------    -----------   --------   -----------

Balance at June 30, 2000 (Unaudited).........   $4,093    $10,080,510   $(60,000)  $10,024,603
                                                ======    ===========   ========   ===========

                See Notes to Consolidated Financial Statements.

                        SHERIKON, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED             SIX MONTHS ENDED
                                                           DECEMBER 31,                 JUNE 30,
                                                      -----------------------   -------------------------
                                                         1998         1999         1999          2000
                                                      ----------   ----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities
  Net income........................................  $  557,433   $4,904,165   $3,391,579    $1,328,092
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Net proceeds from life insurance................          --   (2,110,000)  (2,110,000)           --
    Depreciation and amortization...................     682,658      234,832      123,878        77,349
    Provision for deferred income taxes.............     138,000     (683,268)          --            --
    (Gain) loss on disposal of property and
      equipment.....................................      (8,019)       7,791        1,033         2,666
    Loss on disposal of inventory...................      82,752           --           --            --
    Changes in assets and liabilities:
      Accounts receivable...........................      96,151    2,018,776    3,849,631    (1,371,466)
      Prepaid expenses and other....................    (159,755)      (1,578)     107,765       131,918
      Prepaid income taxes..........................    (293,833)     307,270      118,394       (22,783)
      Deposits and other............................     (73,767)    (122,969)     (68,635)      (38,481)
      Accounts payable..............................  (1,646,171)    (223,873)    (650,176)     (245,250)
      Accrued expenses..............................     531,944      262,612     (447,886)     (451,662)
      Income taxes payable..........................    (100,290)     300,321           --        17,092
      Deferred compensation.........................      71,234     (264,019)    (273,335)       13,452
                                                      ----------   ----------   ----------    ----------
        Net cash provided by (used in) operating
          activities................................    (121,663)   4,630,060    4,042,248      (559,073)
                                                      ----------   ----------   ----------    ----------
Cash Flows from Investing Activities
  Disbursement of notes receivable--stockholder.....     (70,000)          --           --            --
  Net proceeds from (increase in) cash surrender
    value of life insurance.........................     (69,398)   2,286,008    2,286,008            --
  Purchase of property and equipment................    (220,214)    (260,741)     (49,803)      (32,572)
  Proceeds from sale of property and equipment......     427,500           --           --            --
                                                      ----------   ----------   ----------    ----------
        Net cash provided by (used in) investing
          activities................................      67,888    2,025,267    2,236,205       (32,572)
                                                      ----------   ----------   ----------    ----------
Cash Flows from Financing Activities
  Net borrowings (payments) on line of credit.......     145,332   (2,790,404)  (2,813,080)      552,659
  Principal payments under capital leases...........    (555,089)     (10,351)      (7,147)           --
  Principal payments on notes payable...............     (25,791)     (10,000)          --            --
                                                      ----------   ----------   ----------    ----------
        Net cash provided by (used in) financing
          activities................................    (435,548)  (2,810,755)  (2,820,227)      552,659
                                                      ----------   ----------   ----------    ----------
        Net increase (decrease) in cash.............    (489,323)   3,844,572    3,458,226       (38,986)
Cash:
  Beginning.........................................     883,235      393,912      393,912     4,238,484
                                                      ----------   ----------   ----------    ----------
  Ending............................................  $  393,912   $4,238,484   $3,852,138    $4,199,498
                                                      ==========   ==========   ==========    ==========
Supplemental Disclosures of Cash Flow Information:
  Cash payments (refunds) for:
    Interest........................................  $  412,574   $  219,370   $  123,621    $  148,721
                                                      ==========   ==========   ==========    ==========
    Taxes paid......................................  $  482,917   $1,225,530   $  437,000    $  829,500
                                                      ==========   ==========   ==========    ==========
    Taxes received..................................  $  (15,307)  $ (134,364)  $ (114,527)   $  (18,592)
                                                      ==========   ==========   ==========    ==========

                 See Notes to Consolidated Financial Statements

                        SHERIKON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS: SHERIKON, Inc. (the Company), is a professional services firm with the majority of its revenue derived from U.S. Government contracts.

    A summary of the Company's significant accounting policies follows:

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, SHERIKON Space Systems, Inc., which was incorporated on September 30, 1993, and South Texas Ship Repair, Inc., which was incorporated on May 29, 1996. All significant intercompany accounts and transactions are eliminated in consolidation. As discussed more thoroughly in Note 9, the Company's Precision Metals division is presented as discontinued operations.

    REVENUE AND COST RECOGNITION: Revenue on cost-plus-fee contracts is recognized to the extent of reimbursable contract costs incurred, plus the fee earned. Services performed which have been authorized, but which may not be currently billable, are burdened with operational overhead and general and administrative expenses, and shown as unbilled costs. Revenue on firm-fixed-price contracts is recognized on the percentage of completion method based on the relationship that contract costs incurred to date bear to management's estimate of total contract costs. Revenue on time and material contracts is recognized at contractual rates as labor hours and material costs are incurred. Revenue derived from contracts awarded to the Company while under the 8(a) program is approximately $8.0 million and $3.3 million in 1998 and 1999, respectively. The Company graduated from the 8(a) program in 1994. Revenue under the 8(a) program contracts for the six months ended June 30, 1998 and 1999 was approximately $4.9 and $1.9 million (unaudited), respectively.

    Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company's United States Government contracts (approximately 98% and 97% of total revenue for 1998 and 1999, respectively) are subject to government audit of direct and indirect costs. All such incurred cost audits have been completed through December 31, 1996. Management does not anticipate any material adjustments to the financial statements in subsequent periods as a result of final settlement of these contracts.

    ACCOUNTS RECEIVABLE: In accordance with industry practice, accounts receivable relating to long-term contracts are classified as current assets, although an indeterminable portion of the amounts is not expected to be realized within one year.

    INCOME TAXES: Provision for deferred income taxes are provided on a liability method, whereby, deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation is provided using both straight-line and accelerated methods at rates calculated to amortize the cost of the applicable assets over estimated useful lives of three to seven years.

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SOFTWARE-RELATED PRODUCT COSTS: The Company capitalized certain development costs of software-related products after technological feasibility and marketability had been demonstrated. In August 1997, these products were completed. The capitalized costs were being amortized over their estimated economic useful lives. Based upon the Company's evaluation of the recoverability of these costs, the net book value of the capitalized costs in the amount of $359,416, was written off in 1998.

    FINANCIAL CREDIT RISK: The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

    ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS: Certain reclassifications have been made to prior years' financial statements, in order for them to conform to the current presentation.

    INTERIM FINANCIAL INFORMATION: The accompanying unaudited financial information for the six months ended June 30, 1999 and 2000, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal securing accruals) considered necessary for a fair presentation have been included. All references to amounts at June 30, 2000, and the six month periods ended June 30, 1999 and 2000, are unaudited.

NOTE 2. ACCOUNTS RECEIVABLE--CONTRACTS

    Accounts receivable as of December 31, 1998 and 1999 and June 30, 2000, consist of the following:

                                                                                   JUNE 30,
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
                                                                                  (UNAUDITED)
Amounts billed......................................  $11,340,394   $10,202,145   $12,007,550
Unbilled receivables................................    4,249,640     3,224,531     2,790,592
                                                      -----------   -----------   -----------
                                                       15,590,034    13,426,676    14,798,142
    Less provision for doubtful accounts............      144,582            --            --
                                                      -----------   -----------   -----------
                                                      $15,445,452   $13,426,676   $14,798,142
                                                      ===========   ===========   ===========

    Unbilled accounts receivable consist primarily of work performed in December and billed in January.

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 3. NOTES RECEIVABLE--STOCKHOLDER

    The primary stockholder borrowed $235,000 from the Company. The borrowings are evidenced by notes, which are unsecured, due upon demand, and accrue interest at 5.5% per annum.

NOTE 4. NOTE PAYABLE--LINE OF CREDIT

    The Company's current loan agreement was entered into in October 1996 and amended October 1999. The loan agreement covers the consolidated Companies of SHERIKON, Inc. Under this agreement, the line of credit is secured by substantially all assets of the Company, is payable upon demand, and carries interest at Libor, plus 1.75%. The interest rate at December 31, 1999, was 8.229%. The maximum amount available on this line of credit is 90% of eligible billed government receivables, and 80% of eligible billed commercial receivables of SHERIKON, Inc. and SHERIKON Space Systems, Inc. If approved by the lender and in its sole discretion, 80% of the eligible billed commercial receivables of South Texas Ship Repair, Inc. may be included in the borrowing base. The borrowing base is also reduced by the face amounts of any letters of credit for the borrowers. The total of all loans outstanding at any time may not exceed $8,500,000. The loan expires in December 2000.

    The balance outstanding on the line of credit at December 31, 1998 and 1999, was $5,682,928 and $2,892,524, respectively.

NOTE 5. INCOME TAXES

    The provision (benefit) for income taxes charged to operations for the years ended December 31, 1998 and 1999, consist of the following:

                                                         1998         1999
                                                       ---------   ----------
Current:
  Federal tax expense................................  $490,800    $1,694,338
  State tax expense..................................    98,200       341,662
                                                       --------    ----------
                                                        589,000     2,036,000
                                                       --------    ----------

Deferred:
  Federal tax expense (benefit)......................   115,000      (254,650)
  State tax expense (benefit)........................    23,000       (51,350)
                                                       --------    ----------
                                                        138,000      (306,000)
                                                       --------    ----------
                                                       $727,000    $1,730,000
                                                       ========    ==========

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 5. INCOME TAXES (CONTINUED)
    Net deferred tax amounts as of December 31, 1998 and 1999, consist of the following:

                                                        1998         1999
                                                      ---------   ----------
Deferred tax liabilities:
  Property and equipment............................  $  (7,952)  $   (9,380)
  Prepaid expenses..................................    (15,927)     (33,454)
  Contractually unbillable..........................   (535,582)    (286,174)
                                                      ---------   ----------
                                                       (559,461)    (329,008)
                                                      ---------   ----------

Deferred tax assets:
  Accrued vacation and salaries.....................    197,979      226,602
  Deferred compensation.............................    170,735       70,566
  Accrued expenses..................................    367,676      912,973
  Receivable reserves...............................     20,936           --
                                                      ---------   ----------
                                                        757,326    1,210,141
                                                      ---------   ----------
                                                      $ 197,865   $  881,133
                                                      =========   ==========

    The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of December 31, 1998 and 1999, as follows:

                                                          1998        1999
                                                        ---------   ---------
Current assets........................................  $ 35,065    $819,933
Non-current assets....................................   162,800      61,200
                                                        --------    --------
                                                        $197,865    $881,133
                                                        ========    ========

    A reconciliation of the income tax provision and the amount computed by applying the statutory U.S. and state income tax rates for the years ended December 31, 1998 and 1999, is as follows:

                                                         1998         1999
                                                       ---------   ----------
Amount at statutory U.S. rate........................  $318,000    $1,538,000
State taxes net of U.S. tax benefit..................    40,000       180,000
Expenses not deductible for tax purposes and
  miscellaneous reconciling items....................    20,000        12,000
                                                       --------    ----------
                                                       $378,000    $1,730,000
                                                       ========    ==========
Effective tax rate...................................     40.40%        38.20%

    The income tax expense recorded for the six months ended June 30, 1999 and June 30, 2000 (unaudited), was based on the Parent's effective tax rate for 1998 and 1999.

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 6. DEPRECIATION AND AMORTIZATION

    Depreciation and amortization charged to expense for the years ended December 31, 1998 and 1999, is as follows:

                                                             ESTIMATED
ASSET CATEGORY                                              USEFUL LIVES     1998        1999
--------------                                              ------------   ---------   ---------
Office equipment and furniture............................  3 - 5 years    $182,640    $152,087
Other property............................................  2 - 7 years      43,518      51,063
Shop equipment............................................  3 - 5 years      97,084      31,682
                                                                           --------    --------
                                                                            323,242     234,832
Software related products.................................      5 years     359,416          --
                                                                           --------    --------
                                                                           $682,658    $234,832
                                                                           ========    ========

NOTE 7. PROFIT SHARING PLAN

    The Company maintains a defined contribution profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. All employees completing 500 hours and three consecutive months of service, and who are age 21 or older are eligible to participate. The plan provides for a discretionary contribution by the Company determined by the Board of Directors based primarily on earnings. Employees are vested in the discretionary contributions in accordance with a graded vesting schedule, and are fully vested after five years of participation. Discretionary contributions were $351,170 and $334,438 for the years ended December 31, 1998 and 1999, respectively.

NOTE 8. LEASING ARRANGEMENTS

    The Company leases all of its office space and rents equipment under lease agreements which expire through 2011. Some of these leases are subject to increases due to adjustments in the Consumer Price Index, operating costs and real estate taxes. The minimum annual lease payments under noncancelable agreements accounted for as operating leases, are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $2,261,910
2001........................................................   1,688,940
2002........................................................   1,209,833
2003........................................................   1,037,764
2004........................................................     840,384
Thereafter..................................................   2,325,202
                                                              ----------
                                                              $9,364,033
                                                              ==========

    Total rent expense of $3,076,230 and $2,180,891 was charged to operations for the years ended December 31, 1998 and 1999, respectively.

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 9. DISCONTINUED OPERATIONS

    On March 1, 1995, the Company purchased the inventory of Modern Metal Manufacturing, Inc. The purchase resulted in $420,349 of intangible asset. In 1996, the unamortized balance of the intangible asset, in the amount of $396,996 was charged to amortization expense. This operation was renamed SHERIKON Precision Metals.

    In September 1998, the Company decided to discontinue operations of the Precision Metals division. Accordingly, the operating results of the division have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Income. The Company has restated its prior financial statements to present the operating results of Precision Metals as discontinued operations. The Company either sold or disposed of all property and equipment of the line of business during September and October of 1998. The estimated loss from operations and on disposal of the discontinued operations, are as follows:

                                                              1998        1999
                                                            ---------   ---------
Operating loss, net of income tax benefit of $292,000 for
  1998....................................................  $(478,862)  $      --
Loss on disposal, net of income tax benefit of $57,000....    (93,161)         --
                                                            ---------   ---------
Loss from discontinued operations.........................  $(572,023)  $      --
                                                            =========   =========

NOTE 10. DEFERRED COMPENSATION

    The Company currently has a deferred compensation agreement with one key employee. The agreement requires the Company to pay the employee $113,379 per year for 15 years upon attainment of age sixty-five. Upon Company approval, benefits at a reduced percentage will be provided in the event of early retirement, or if the employee becomes disabled. If employment is terminated for any reason, the employee is entitled to benefits based upon a vesting schedule.

    The agreement further stipulates that the entire benefit will be provided to the designated beneficiaries upon the death of the employee. The present value of the estimated liability under the agreement is being accrued over the expected remaining years of employment. The Company is the owner and beneficiary of one life insurance policy, with a face amount totaling $411,000 on the life of the above-mentioned employee, which will fund the potential benefits owed by the Company.

    As more fully described in Note 11, a deferred compensation agreement became payable in 1999 as the result of the death of Edward R. Fernandez.

    The deferred compensation expense for the years ended December 31, 1998 and 1999, was $71,234 and $26,907, respectively, which are the payments that would be required to fund the present value of the benefits discounted at 7.5%. The plan does not qualify under the Internal Revenue Code and therefore, tax deductions are allowable only when the benefits are paid.

    The Company also provided one of its executives with a split dollar life insurance policy whereby the Company paid the premiums on the executive's behalf. The cumulative premiums paid were $212,430 and $277,450, at December 31, 1998 and 1999, respectively. The amount of cumulative premiums will be reimbursed to the Company from proceeds from the insurance policy or its cash surrender value.

NOTE 11. NET INSURANCE PROCEEDS

    On January 31, 1999, Edward R. Fernandez, SHERIKON, Inc.'s founder, President, and Chief Executive Officer, died in the crash of his private airplane. SHERIKON, Inc. maintained various life insurance policies on Mr. Fernandez and had a deferred compensation agreement which became

                        SHERIKON, INC. AND SUBSIDIARIES

NOTE 11. NET INSURANCE PROCEEDS (CONTINUED) payable in April 1999, as a lump sum payment to Mr. Fernandez's wife. The after tax proceeds from the insurance policies, less the present value of the deferred compensation obligation, net of its tax benefit, was approximately $2,110,000.

NOTE 12. LITIGATION

    The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that any potential liability, arising from these claims against the Company, not covered by insurance, would be minimal.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Anteon International Corporation:

    We have audited the accompanying balance sheets of the Sigcom, Inc. Training Division as of December 31, 2000 and 1999 and the related statements of operations and divisional equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Sigcom, Inc. Training Division as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          BASON & COMPANY, P.A.

Greensboro, North Carolina
September 7, 2001

                         SIGCOM, INC. TRAINING DIVISION

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
                                   CURRENT ASSETS
Accounts receivable.........................................  $3,471,613   $1,106,843
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   1,300,258    1,210,262
                                                              ----------   ----------
    Total Current Assets....................................   4,771,871    2,317,105
                                                              ----------   ----------

Equipment
Equipment...................................................     181,426      171,844
Accumulated depreciation....................................    (100,718)     (66,159)
                                                              ----------   ----------
                                                                  80,708      105,685
                                                              ----------   ----------
    Total Assets............................................  $4,852,579   $2,422,790
                                                              ==========   ==========

                                 CURRENT LIABILITIES
Accounts payable............................................  $1,051,281   $  560,551
Accrued salaries and related benefits.......................      87,683       89,095
                                                              ----------   ----------
    Total Current Liabilities...............................   1,138,964      649,646

Divisional Equity...........................................   3,713,615    1,773,144
                                                              ----------   ----------
    Total Liabilities and Divisional Equity.................  $4,852,579   $2,422,790
                                                              ==========   ==========

                       See notes to financial statements.

                         SIGCOM, INC. TRAINING DIVISION

                 STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
Revenues....................................................  $12,450,243   $12,278,454

Costs of Revenues...........................................    9,143,534     8,330,504
                                                              -----------   -----------
    Gross Profit............................................    3,306,709     3,947,950

General and Administrative Expenses.........................    1,398,278     1,190,165
                                                              -----------   -----------
    Net Income..............................................    1,908,431     2,757,785

Divisional Equity, Beginning................................    1,773,144     2,341,712

Divisional Equity Contributions (Distributions), Net........       32,040    (3,326,353)
                                                              -----------   -----------

Divisional Equity, Ending...................................  $ 3,713,615   $ 1,773,144
                                                              ===========   ===========

                       See notes to financial statements.

                         SIGCOM, INC. TRAINING DIVISION

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                               2000          1999
                                                            -----------   -----------
Cash Flows from Operating Activities
  Net income..............................................  $ 1,908,431   $ 2,757,785
  Adjustments to reconcile net income to
    net cash provided (used) by operating activities:
    Depreciation expense..................................       34,559        17,184
    Increase in accounts receivable.......................   (2,364,770)   (1,800,669)
    Increase (decrease) in costs and estimated earnings
      in excess of billings on uncompleted contracts......      (89,996)    2,111,388
    Increase in accounts payable..........................      490,730       228,246
    Increase (decrease) in accrued salaries and related
      benefits............................................       (1,412)       12,419
                                                            -----------   -----------

      Net Cash Provided (used) by Operating Activities....      (22,458)    3,326,353
                                                            -----------   -----------

Cash Flows from Investing Activities
  Purchase of equipment...................................       (9,582)           --
                                                            -----------   -----------

Cash Flows from Financing Activities
  Divisional equity contributions (distributions), net....       32,040    (3,326,353)
                                                            -----------   -----------

      Net Increase (Decrease) in Cash and Cash
        Equivalents.......................................  $        --   $        --
                                                            ===========   ===========

                       See notes to financial statements.

                         SIGCOM, INC. TRAINING DIVISION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

NOTE A--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

    Sigcom, Inc. was incorporated in October 1985 to provide information technology and communications solutions to government and commercial customers. The Training Division of Sigcom, Inc. concentrates on the integration and replication of real-life, urban battlefield environments, as they exist in third world countries. The Training Division's primary customer has been the U. S. Army Simulation, Training and Instrumentation Command, an agency of the U.S. Government.

    On July 20, 2001, Sigcom, Inc. sold certain of the assets and liabilities of the Training Division to Anteon International Corporation for approximately $10.4 million. The accompanying financial statements present the financial condition, results of operations and cash flows of the Training Division of Sigcom, Inc. (the "Training Division"). The accompanying financial statements include no adjustments related to the sale of the Training Division.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EQUIPMENT AND DEPRECIATION

    Equipment is stated at cost. Depreciation of equipment is provided using accelerated methods over the estimated useful lives of 5 to 7 years.

    The Training Division follows the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

REVENUE RECOGNITION

    Revenue from long-term fixed price contracts is recognized on the percentage-of-completion method, measured by the proportion of costs incurred to date to estimated total costs for each contract. Revenue under time and materials contracts is recognized as labor hours and materials costs are incurred, based on the contractually agreed-upon hourly rates and cost reimbursement methods.

                         SIGCOM, INC. TRAINING DIVISION

                           DECEMBER 31, 2000 AND 1999

NOTE A--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Costs of revenues include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on the uncompleted contracts are made in the period in which such losses are determined. Changes in estimated profitability are recognized in the period in which the revisions are determined.

S CORPORATION--INCOME TAX STATUS

    Sigcom, Inc., with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation and is not directly subject to federal and state income taxes. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the Training Division's financial statements.

DIVISIONAL EQUITY

    Divisional equity represents Sigcom, Inc.'s ownership of the net assets of the Training Division. The Training Division does not maintain its own cash accounts. All payments of Training Division expenses are made by Sigcom, Inc., and all receipts of contract payments are made to Sigcom, Inc. Such payments and receipts of cash increase and decrease, respectively, the divisional equity account.

CORPORATE ALLOCATIONS

    Overhead consists of facilities costs such as rent, maintenance, and utilities and infrastructure costs. These costs are allocated to the overhead pool based on the ratio of direct employees to general and administrative employees. Fringe costs consist of payroll taxes, health insurance, 401(k) employer match, and other employee benefit costs. Overhead costs and fringe costs were allocated to the Training Division based on the ratio of Training Division direct labor to total direct labor. For the years ended December 31, 2000 and 1999, Sigcom, Inc. allocated overhead of $782,232 and $467,936 and fringes of $456,481 and $328,023, respectively, to the Training Division.

    General and administrative costs consist primarily of sales and marketing costs, accounting costs, and other miscellaneous costs not charged directly to jobs or to overhead. Sigcom, Inc. allocates general and administrative costs to the Training Division based on the ratio of Training Division direct costs to total direct costs. Management of the Training Division believes that the amount allocated for such general and administrative costs is consistent with the amount that would have been incurred had the Training Division been a separate entity during 2000 and 1999.

                         SIGCOM, INC. TRAINING DIVISION

                           DECEMBER 31, 2000 AND 1999

NOTE B--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows at December 31,:

                                                              2000          1999
                                                           -----------   -----------
Costs incurred on uncompleted contracts..................  $32,617,270   $22,075,457
Estimated earnings.......................................    7,309,996     5,451,089
                                                           -----------   -----------
                                                            39,927,266    27,526,546
Billings to date.........................................   38,627,008    26,316,284
                                                           -----------   -----------
Costs and Estimated Earnings in Excess of Billings
  Uncompleted Contracts..................................  $ 1,300,258   $ 1,210,262
                                                           ===========   ===========

    Approximately 100% of the Training Division's revenues for 2000 and 1999 have been earned, and 100% of the accounts receivable as of December 31, 2000 and 1999 are due, from agencies of the U.S. Government.

    The Training Division anticipates that costs and estimated earnings in excess of billings on uncompleted contracts as of December 31, 2000 will primarily be billed and due within one year.

    The accuracy and appropriateness of the Training Division's direct and indirect costs and expenses under its government contracts, and therefore its accounts receivable recorded pursuant to such contracts, are subject to extensive regulation and audit, including by the U.S. Defense Contract Audit Agency ("DCAA") or by other appropriate agencies of the U.S. Government. Such agencies have the right to challenge the Training Division's cost estimates or allocations with respect to any government contracts. Additionally, a portion of the payments to the Training Division under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Although no assurances can be given, in the opinion of management, any adjustments likely to result from inquiries or audits of its contracts would not have a material adverse impact on the Training Division's financial condition or results of operations.

NOTE C--NOTE PAYABLE TO BANK

    Sigcom, Inc. has a line of credit not to exceed $5,000,000 at Bank of America. This line of credit calls for interest at a variable rate equal to 90 day L.I.B.O.R. plus 200 basis points and contains certain covenants to be followed by Sigcom, Inc. As of December 31, 2000, Sigcom, Inc. was either in compliance or had received waivers of non-compliance under the loan covenants. The balance drawn on this line was $3,250,016 at December 31, 2000.
Sigcom, Inc. was not indebted on this line at December 31, 1999. The line of credit is secured by substantially all of the assets of Sigcom, Inc., including those of the Training Division. No interest expense from the line of credit has been directly allocated to the Training Division.

NOTE D--LEASE COMMITMENTS

    While the Training Division is not directly obligated under noncancelable operating leases, Sigcom, Inc. is obligated under noncancelable operating leases for property and equipment that expire over the next three years.

                         SIGCOM, INC. TRAINING DIVISION

                           DECEMBER 31, 2000 AND 1999

NOTE D--LEASE COMMITMENTS (CONTINUED)
    Rent expense is allocated to the Training Division both directly and through Sigcom, Inc.'s allocation of general and administrative expenses. Rent expense directly allocated to the training division was approximately $49,000 and $18,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE E--PENSION PLAN

    Sigcom, Inc. maintains a 401-K pension plan for all eligible employees. Employees of the Training Division are eligible to participate in the plan each January 1 and July 1 of each year, if they have reached age 20 1/2 and work at least 1,000 hours per year. Generally, employees can defer up to 15% of their gross salary into the plan. The employer can make a matching discretionary contribution for the employee, not to exceed 50% of the first 5% of the employees' annual contribution (excluding employee contributions made on bonuses and commissions). Employer contributions to the plan for Training Division employees were $34,349 and $27,743 for the years ended December 31, 2000 and 1999, respectively.

NOTE F--STOCK OPTION PLAN

    During 1998, Sigcom, Inc. adopted two stock option plans. Certain employees of the Training Division also participate in these plans. Under the plans, Sigcom, Inc. may grant options for up to 3,000,000 and 1,000,000 shares of common stock under the key and non-key plans respectively. The exercise price for options granted under the plans is fifty cents ($.50) per share. The options under the key plan begin vesting at the rate of 1/3 each year and as such are fully vested after three years. Options granted under the non-key plan may be exercised only upon a Change of Control (as defined in the plan). The options expire three years after full vesting. At December 31, 2000 and 1999, there were 290,000 and 21,000 options outstanding under the key and non-key plans, respectively, which had been granted to Training Division employees.

                         SIGCOM, INC. TRAINING DIVISION

                            UNAUDITED BALANCE SHEET

                                 JUNE 30, 2001

                             CURRENT ASSETS
Accounts receivable.........................................  $2,102,079
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   1,654,081
                                                              ----------
    Total Current Assets....................................   3,756,160
                                                              ----------

Equipment
Equipment...................................................     181,426
Accumulated depreciation....................................    (118,595)
                                                              ----------
                                                                  62,831
                                                              ----------
    Total Assets............................................  $3,818,991
                                                              ==========

                          CURRENT LIABILITIES
Accounts payable............................................  $  848,102
Accrued salaries and related benefits.......................     164,220
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................      39,798
                                                              ----------
    Total Current Liabilities...............................   1,052,120

Divisional Equity...........................................   2,766,871
                                                              ----------
    Total Liabilities and Divisional Equity.................  $3,818,991
                                                              ==========

                  See note to unaudited financial statements.

                         SIGCOM, INC. TRAINING DIVISION

            UNAUDITED STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                                 2001          2000
                                                              -----------   ----------
Revenues....................................................  $ 7,238,672   $5,985,978

    Costs of Revenues.......................................    6,022,090    4,376,566
                                                              -----------   ----------
Gross Profit................................................    1,216,582    1,609,412

General and Administrative Expenses.........................      578,578      669,417
                                                              -----------   ----------
    Net Income..............................................      638,004      939,995

Divisional Equity, Beginning................................    3,713,615    1,773,144

Divisional Equity Contributions (Distributions), Net........   (1,584,748)     836,877
                                                              -----------   ----------
Divisional Equity, Ending...................................  $ 2,766,871   $3,550,016
                                                              ===========   ==========

                  See note to unaudited financial statements.

                         SIGCOM, INC. TRAINING DIVISION

                       UNAUDITED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                                 2001         2000
                                                              ----------   ----------
Cash Flows from Operating Activities
  Net income................................................  $  638,004   $  939,995
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Depreciation expense....................................      17,877       17,184
    Decrease (increase) in accounts receivable..............   1,369,534   (1,815,804)
    Increase in costs and estimated earnings in excess of
      billings on uncompleted contracts.....................    (353,823)    (270,921)
    Increase (decrease) in accounts payable.................    (203,179)     250,030
    Increase in accrued salaries and related benefits.......      76,537       42,639
    Increase in billings in excess of costs and estimated
      earnings on uncompleted contracts.....................      39,798           --
                                                              ----------   ----------
      Net Cash Provided (Used) by Operating Activities......   1,584,748     (836,877)
                                                              ----------   ----------

Cash Flows from Financing Activities
  Divisional equity contributions (distributions), net......  (1,584,748)     836,877
                                                              ----------   ----------

      Net Increase (Decrease) in Cash and Cash
        Equivalents.........................................  $       --   $       --
                                                              ==========   ==========

                  See note to unaudited financial statements.

                         SIGCOM, INC. TRAINING DIVISION

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS

                             JUNE 30, 2001 AND 2000

NOTE A--BASIS OF PRESENTATION

    The information furnished in the accompanying unaudited balance sheet, statements of operations and divisional equity, and statements of cash flows have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the six months ended June 30, 2001 may not be indicative of the results of operations for the year ending December 31, 2001 or any future period. This financial information should be read in conjunction with the Sigcom, Inc. Training Division's December 31, 2000 audited financial statements and footnotes thereto.

    On July 20, 2001, Sigcom, Inc. sold certain assets and liabilities of the Training Division to Anteon International Corporation for approximately
$10.4 million. The accompanying unaudited financial statements include no adjustments related to the sale of the Training Division.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                          ---------------------------

                               TABLE OF CONTENTS

                                             Page
                                           --------
Prospectus Summary.......................      1
Risk Factors.............................      8
Forward-Looking Statements...............     19
Use of Proceeds..........................     20
Dividend Policy..........................     21
Capitalization...........................     22
Dilution.................................     24
Unaudited Pro Forma Condensed
  Consolidated Financial Information.....     25
Selected Consolidated Financial Data.....     32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................     33
Business.................................     48
Management...............................     61
Principal and Selling Stockholders.......     70
Certain Relationships....................     74
Description of Indebtedness..............     77
Description of Capital Stock.............     79
Shares Eligible for Future Sale..........     84
Certain U.S. Federal Tax Considerations
  for Non-U.S. Holders...................     86
Underwriting.............................     89
Legal Matters............................     92
Experts..................................     92
Where You Can Find More Information......     92
Index to Financial Statements............    F-1

                            ------------------------

    Through and including              , 2002 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                               12,500,000 Shares

                        ANTEON INTERNATIONAL CORPORATION

                                  Common Stock

                               ------------------

                                     [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                           CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby:


SEC registration fee........................................  $   23,805
NASD fee....................................................      26,375
Printing and engraving expenses.............................     400,000
Accounting fees and expenses................................     650,000
Legal fees, Blue Sky fees and expenses......................     900,000
NYSE listing application fee................................     186,100
Transfer agent fees and expenses............................       3,500
Miscellaneous...............................................      60,220
                                                              ----------
    TOTAL...................................................  $2,250,000
                                                              ==========


    No portion of the above expenses will be paid by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides as follows:

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Our amended and restated certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

    In addition, pursuant to our By-laws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

    We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

    Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the U.S. Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Below is a summary of transactions by us involving sales of our securities that were not registered under the Securities Act during the last three years preceding the date of this registration statement. Unless otherwise stated, the share and price data in the following summary does not give effect to the 2,449.95-for-1 split of our outstanding common stock effected February 19, 2002 or the reorganization transactions described in the prospectus under the caption "Certain Relationships--Reorganization Transactions:"

        (a) During 1999, Anteon Virginia issued 21,520 shares of common stock upon the exercise of options to some of its current and former employees at a weighted average exercise price of $2.04 per share.

        (b) On April 13, 1999, Anteon Virginia issued options to purchase an aggregate of 48,000 shares of common stock to some of its employees, each at an exercise price of $9.72 per share.

        (c) On May 11, 1999, Anteon Virginia issued $100 million aggregate principal amount of its 12% senior subordinated notes due 2009 to a group of initial purchasers led by Credit Suisse First Boston Corporation, at an aggregate discount to the initial purchasers of 3%. The holders of these notes subsequently exchanged them for registered notes Anteon Virginia offered with otherwise substantially identical terms, pursuant to an exchange offer which expired on September 28, 1999.

        (d) On May 26, 1999, Anteon Virginia issued options to purchase an aggregate of 43,000 shares of common stock to some of its employees, each at an exercise price of $9.72 per share.

        (e) On June 23, 1999, we issued $22,500,000 aggregate principal amount of a subordinated convertible promissory note to one of our current stockholders.

        (f) On July 23, 1999, Anteon Virginia issued options to purchase an aggregate of 571,000 shares of common stock to some of its employees, each at an exercise price of $10.495 per share.

        (g) On December 3, 1999, Anteon Virginia issued options to purchase an aggregate of 33,000 shares of common stock to some of its employees, each at an exercise price of $10.495 per share.

        (h) On December 31, 1999, we issued $1,412,876.71 aggregate principal amount of a subordinated note to one of our current stockholders.

        (i) During 2000, Anteon Virginia issued 21,440 shares of common stock upon the exercise of options to some of our current and former employees at a weighted average exercise price of $12.41 per share.

        (j) On March 3, 2000, Anteon Virginia issued options to purchase an aggregate of 67,000 shares of common stock to some of its employees, each at an exercise price of $12.4975 per share.

        (k) On May 5, 2000, Anteon Virginia issued options to purchase an aggregate of 270,500 shares of common stock to some of its employees, each at an exercise price of $12.4975 per share.

        (l) On June 30, 2000, we issued $1,426,932.31 aggregate principal amount of a subordinated note to one of our current stockholders.

        (m) On September 21, 2000, Anteon Virginia issued options to purchase an aggregate of 50,500 shares of common stock to some of its employees, each at an exercise price of $12.81 per share.

        (n) On October 20, 2000, Anteon Virginia issued a subordinated promissory note in the aggregate principal amount of $2,500,000 to the former stockholders of Sherikon, Inc. in connection with its acquisition of Sherikon, Inc.

        (o) On December 8, 2000, Anteon Virginia issued options to purchase an aggregate of 94,500 shares of common stock to some of its employees, each at an exercise price of $12.97 per share.

        (p) On December 31, 2000, we issued $1,528,696.67 aggregate principal amount of a subordinated note to one of our current stockholders.

        (q) During 2001, Anteon Virginia issued 41,340 shares of common stock upon the exercise of options to some of its current and former employees at a weighted average exercise price of $3.66688 per share.

        (r) On April 27, 2001, Anteon Virginia issued options to purchase an aggregate of 32,000 shares of common stock to some of its employees, each at an exercise price of $16.19 per share.

        (s) Between January 1, 2002 and February 1, 2002, Anteon Virginia issued 71,840 shares of common stock upon the exercise of options to some of its current and former employees at a weighted average exercise price of $5.7193 per share.

        (t) On February 19, 2002, we issued approximiately 23,786,565 shares of common stock to our existing stockholders upon the split of 9,709 outstanding shares, on the basis of 2,449.95 shares for each outstanding share.

        (u) Prior to the consummation of this offering, we issued 158,405 shares of common stock to some of the selling stockholders in this offering upon the exercise of outstanding stock options at a weighted to average exercise price of $1.21.

        (v) Immediately prior to the consummation of this offering, we issued approximately 28,595,917 shares of common stock and 28,595,917 rights to purchase shares of Series A Preferred Stock in connection with the merger of Anteon Virginia with and into us, and the related reorganization transactions.

    The issuances listed above are exempt from registration under Section 4(2) or Rule 701 of the Securities Act as transactions by an issuer not involving a public offering, or because such issuances did not represent sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    a.  Exhibits

          1.1           Form of Underwriting Agreement.*

          2.1           Agreement and Plan of Merger, dated as of March 7, 1999, by and among the Anteon Corporation, Buffalo Acquisition
                        Corporation and Analysis & Technology, Inc. (incorporated by reference to Exhibit Z to Analysis & Technologies, Inc.'s
                        Current Report on Form 8-K filed on March 9, 1999).

          2.2           Form of Agreement and Plan of Merger between Anteon
                        International Corporation, a Virginia corporation, and the Registrant.*

          3.1           Form of Amended and Restated Certificate of Incorporation of
                        Anteon International Corporation.*

          3.2           Form of Certificate of Designations of Series A Preferred
                        Stock of Anteon International Corporation.*

          3.3           Form of Amended and Restated By-laws of Anteon International
                        Corporation.*

          4.1           Indenture, dated as of May 11, 1999, by and among Anteon
                        Corporation, Vector Data Systems, Inc., Techmatics, Inc. and
                        IBJ Whitehall Bank & Trust Company, as trustee (incorporated by reference to Exhibit 4.1 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

          4.2           First Supplemental Indenture, effective as of June 23, 1999, among Anteon Corporation, Analysis & Technology, Inc.,
                        Interactive Media Corp. and IBJ Whitehall Bank & Trust
                        Company, as trustee (incorporated by reference to
                        Exhibit 4.2 to Anteon International Corporation's Annual
                        Report on Form 10-K for the fiscal year ended December 31,
                        2000).

          4.3           Second Supplemental Indenture, effective as of October 14,
                        1999, among Anteon Corporation, Anteon-CITI LLC and IBJ
                        Whitehall Bank & Trust Company, as trustee (incorporated by reference to Exhibit 4.3 to Anteon International
                        Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

          4.4           Third Supplemental Indenture, dated as of October 20, 2000, among Anteon Corporation, Sherikon, Inc. and The Bank of New
                        York, as trustee (incorporated by reference to Exhibit 4.4 to Anteon International Corporation's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 2000).

          4.5           Fourth Supplemental Indenture, dated January 1, 2001, among
                        Anteon International Corporation (formerly Anteon
                        Corporation), Anteon Corporation (formerly
                        Techmatics, Inc.) and The Bank of New York, as successor
                        trustee of IBJ Whitehall Bank & Trust Company (incorporated by reference to Exhibit 4.5 to Anteon International
                        Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

          4.6 Form of Fifth Supplemental Indenture among the Registrant and The Bank of New York, as trustee.*

          4.7           Form of Specimen Stock Certificate.*

          4.8           Form of Registration Rights Agreement among the Registrant,
                        Azimuth Technologies, L.P., Azimuth Tech. II LLC, Frederick
                        J. Iseman, Joseph M. Kampf and the other parties named
                        therein.*

          4.9           Form of Rights Agreement.*

          5.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the shares.*

          8.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.*

         10.1           Stock Purchase Agreement, dated August 29, 1997, by and
                        among Anteon Corporation, Vector Data Systems, Inc. and the stockholders of Vector Data Systems, Inc. signatories
                        thereto (incorporated by reference to Exhibit 10.1 to Anteon
                        International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

         10.2 Agreement and Plan of Merger, dated May 13, 1998, by and among Anteon Corporation, TM Acquisition Corp.,
                        Techmatics, Inc. and certain stockholders of Techmatics, Inc. signatories thereto (incorporated by reference to Exhibit 10.2 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

         10.3           Purchase Agreement, dated May 6, 1999, by and among Anteon
                        Corporation, Vector Data Systems, Inc., Techmatics, Inc.,
                        and Credit Suisse First Boston Corporation, Deutsche Bank
                        Securities Inc. and Legg Mason Wood Walker, Incorporated, as
                        initial purchasers (incorporated by reference to
                        Exhibit 10.3 to Anteon International Corporation's
                        Registration Statement on Form S-4 filed on August 9, 1999
                        (Commission File No. 333-84835)).

         10.4           Credit Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.4 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

         10.5           Amendment No. 1, dated as of January 13, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.17 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.6           Amendment No. 2, dated as of March 29, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.18 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.7           Amendment No. 3, dated as of June 30, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.19 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.8           Amendment No. 4, dated as of October 19, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.20 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.9           Amendment No. 5, dated as of December 31, 2000, to the
                        Credit Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.25 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

        10.10           Amendment No. 6, dated as of February 1, 2002, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein.*

        10.11           Pledge Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, the Registrant, Analysis & Technology, Inc.,
                        Interactive Media Corp., Techmatics, Inc., Vector Data
                        Systems, Inc. and Mellon Bank, N.A. (incorporated by reference to Exhibit 10.5 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

        10.12           Indemnity, Subrogation and Contribution Agreement, dated as of June 23, 1999, among Anteon Corporation, Analysis &
                        Technology, Inc., Interactive Media Corp.,
                        Techmatics, Inc., Vector Data Systems, Inc. and Mellon
                        Bank, N.A. (incorporated by reference to Exhibit 10.6 to
                        Anteon International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

        10.13           Subsidiary Guarantee Agreement, dated as of June 23, 1999, among Analysis & Technology, Inc., Interactive Media Corp.,
                        Techmatics, Inc., Vector Data Systems, Inc. and Mellon Bank,
                        N.A. (incorporated by reference to Exhibit 10.7 to Anteon
                        International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

        10.14           Security Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Analysis & Technology, Inc., Interactive Media
                        Corp., Techmatics, Inc., Vector Data Systems, Inc. and
                        Mellon Bank, N.A. (incorporated by reference to
                        Exhibit 10.8 to Anteon International Corporation's
                        Registration Statement on Form S-4 filed on August 9, 1999
                        (Commission File No. 333-84835)).

        10.15           Fee Agreement, dated as of June 1, 1999, between Anteon
                        Corporation, and Caxton-Iseman Capital, Inc. (incorporated by reference to Exhibit 10.9 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

        10.16           Form of Amended and Restated Omnibus Stock Plan.*

        10.17           Form of Stock Option Agreement.*

        10.18           Stock Purchase Agreement, by and among Anteon Corporation,
                        Sherikon, Inc. and the stockholders of Sherikon, Inc., dated as of October 20, 2000 (incorporated by reference to
                        Exhibit 2 to Anteon International Corporation's Current
                        Report on Form 8-K filed on November 6, 2000).

        10.19           Asset Purchase Agreement, dated as of July 20, 2001, between
                        Anteon Corporation and SIGCOM, Inc. (incorporated by
                        reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

        10.20           Stock Purchase Agreement, dated July 20, 2001, by and among
                        Anteon International Corporation, Interactive Media
                        Corporation and FTK Knowledge (Holding) Inc. (incorporated by reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

        10.21           Asset Purchase Agreement, dated June 29, 2001, between
                        Anteon International Corporation and B&G, LLC (incorporated by reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

        10.22 Letter Agreement between Anteon International Corporation and Caxton-Iseman Capital, Inc., dated as of January 30,
                        2002, terminating Fee Agreement between such parties dated as of June 1, 1999.*

        10.23           Form of Retention Agreement.*

         21.1           Subsidiaries of the Registrant.*

         23.1           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).*

         23.2           Independent Auditors' Report on Financial Statement Schedule
                        and Consent of KPMG LLP with respect to the Registrant.**

         23.3           Consent of KPMG LLP with respect to Analysis & Technology,
                        Inc.**

         23.4           Consent of Keller Bruner & Company LLP with respect to
                        Sherikon, Inc.**

         23.5           Consent of Bason and Company PA with respect to the Training
                        Division of SIGCOM, Inc.**

         24.1           Power of Attorney.*

         99.1 Consent of General Henry Hugh Shelton to be named as a director nominee.*

------------------------

*   Previously filed.

**  Filed herewith.

    b.  Financial Statement Schedules

    The following financial statement schedule is included herein:


    Schedule II--Valuation and Qualifying Accounts


    All other schedules are omitted because they are either not required, not applicable or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on March 11, 2002.


                                                       ANTEON INTERNATIONAL CORPORATION

                                                       By:  /s/ JOSEPH M. KAMPF
                                                            -----------------------------------------
                                                            Name: Joseph M. Kampf
                                                            Title: PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the following capacities on the 11th day of March, 2002.


                                                       *
                                                       ---------------------------------------------
                                                       Name: Frederick J. Iseman
                                                       Title: Chairman of the Board and Director

                                                       /s/ JOSEPH M. KAMPF
                                                       ---------------------------------------------
                                                       Name: Joseph M. Kampf
                                                       Title: President, Chief Executive Officer and
                                                       Director

                                                       *
                                                       ---------------------------------------------
                                                       Name: Carlton B. Crenshaw
                                                       Title: Chief Financial Officer and Chief
                                                       Accounting Officer

                                                       *
                                                       ---------------------------------------------
                                                       Name: Thomas M. Cogburn
                                                       Title: Director

                                                       /s/ GILBERT F. DECKER
                                                       ---------------------------------------------
                                                       Name: Gilbert F. Decker
                                                       Title: Director

                                                       *
                                                       ---------------------------------------------
                                                       Name: Robert A. Ferris
                                                       Title: Director

                                                       ---------------------------------------------
                                                       Name: Dr. Paul Kaminski
                                                       Title: Director

                                                       *
                                                       ---------------------------------------------
                                                       Name: Steven M. Lefkowitz
                                                       Title: Director

                                                       ---------------------------------------------
                                                       Name: William J. Perry
                                                       Title: Director

                                                       ---------------------------------------------
                                                       Name: Henry Hugh Shelton
                                                       Title: Director

                                                       ---------------------------------------------
                                                       Name: Thomas J. Tisch
                                                       Title: Director

*By:  /s/ JOSEPH M. KAMPF
      --------------------------------------
      Joseph M. Kampf
      ATTORNEY-IN-FACT

               ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                         ADDITIONS
                                                  -----------------------
                                     BALANCE AT   CHARGED TO   CHARGED TO
                                     BEGINNING    COSTS AND      OTHER                    BALANCE AT
                                     OF PERIOD     EXPENSES    ACCOUNTS*    DEDUCTIONS   END OF PERIOD
                                     ----------   ----------   ----------   ----------   -------------
YEAR ENDED DECEMBER 31, 1999

  Allowance for doubtful
    accounts.......................    $3,459       $  826       $  612      $  (696)        $4,201
  Deferred tax asset valuation
    allowance......................        --           --           --           --             --

YEAR ENDED DECEMBER 31, 2000

  Allowance for doubtful
    accounts.......................    $4,201          108        1,778       (1,739)        $4,348
  Deferred tax asset valuation
    allowance......................        --          295           --           --            295

YEAR ENDED DECEMBER 31, 2001

  Allowance for doubtful
    accounts.......................    $4,348        1,351           --        1,200         $4,499
  Deferred tax asset valuation
    allowance......................       295           --           --           --            295

------------------------

*   Represents amounts recognized from acquired companies.

                                 EXHIBIT INDEX

EXHIBIT                                                                               PAGE
-------                                                                               ----
          1.1           Form of Underwriting Agreement.*

          2.1           Agreement and Plan of Merger, dated as of March 7, 1999, by and among the Anteon Corporation, Buffalo Acquisition
                        Corporation and Analysis & Technology, Inc. (incorporated
                        by reference to Exhibit Z to Analysis &
                        Technologies, Inc.'s Current Report on Form 8-K filed on
                        March 9, 1999).

          2.2           Form of Agreement and Plan of Merger between Anteon
                        International Corporation, a Virginia corporation, and the Registrant.*

          3.1           Form of Amended and Restated Certificate of Incorporation of
                        Anteon International Corporation.*

          3.2           Form of Certificate of Designations of Series A Preferred
                        Stock of Anteon International Corporation.*

          3.3           Form of Amended and Restated By-laws of Anteon International
                        Corporation.*

          4.1           Indenture, dated as of May 11, 1999, by and among Anteon
                        Corporation, Vector Data Systems, Inc., Techmatics, Inc. and
                        IBJ Whitehall Bank & Trust Company, as trustee (incorporated by reference to Exhibit 4.1 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

          4.2           First Supplemental Indenture, effective as of June 23, 1999, among Anteon Corporation, Analysis & Technology, Inc.,
                        Interactive Media Corp. and IBJ Whitehall Bank & Trust
                        Company, as trustee (incorporated by reference to
                        Exhibit 4.2 to Anteon International Corporation's Annual
                        Report on Form 10-K for the fiscal year ended December 31,
                        2000).

          4.3           Second Supplemental Indenture, effective as of October 14,
                        1999, among Anteon Corporation, Anteon-CITI LLC and IBJ
                        Whitehall Bank & Trust Company, as trustee (incorporated by reference to Exhibit 4.3 to Anteon International
                        Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

          4.4           Third Supplemental Indenture, dated as of October 20, 2000, among Anteon Corporation, Sherikon, Inc. and The Bank of New
                        York, as trustee (incorporated by reference to Exhibit 4.4 to Anteon International Corporation's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 2000).

          4.5           Fourth Supplemental Indenture, dated January 1, 2001, among
                        Anteon International Corporation (formerly Anteon
                        Corporation), Anteon Corporation (formerly
                        Techmatics, Inc.) and The Bank of New York, as successor
                        trustee of IBJ Whitehall Bank & Trust Company (incorporated by reference to Exhibit 4.5 to Anteon International
                        Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

          4.6 Form of Fifth Supplemental Indenture among the Registrant and The Bank of New York, as trustee.*

          4.7           Form of Specimen Stock Certificate.*

          4.8           Form of Registration Rights Agreement among the Registrant,
                        Azimuth Technologies, L.P., Azimuth Tech. II LLC, Frederick
                        J. Iseman, Joseph M. Kampf and the other parties named
                        therein.*

          4.9           Form of Rights Agreement.*

EXHIBIT                                                                               PAGE
-------                                                                               ----
          5.1           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
                        regarding the legality of the shares.*

          8.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.*

         10.1           Stock Purchase Agreement, dated August 29, 1997, by and
                        among Anteon Corporation, Vector Data Systems, Inc. and the stockholders of Vector Data Systems, Inc. signatories
                        thereto (incorporated by reference to Exhibit 10.1 to Anteon
                        International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

         10.2 Agreement and Plan of Merger, dated May 13, 1998, by and among Anteon Corporation, TM Acquisition Corp.,
                        Techmatics, Inc. and certain stockholders of Techmatics, Inc. signatories thereto (incorporated by reference to Exhibit 10.2 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

         10.3           Purchase Agreement, dated May 6, 1999, by and among Anteon
                        Corporation, Vector Data Systems, Inc., Techmatics, Inc.,
                        and Credit Suisse First Boston Corporation, Deutsche Bank
                        Securities Inc. and Legg Mason Wood Walker, Incorporated, as
                        initial purchasers (incorporated by reference to
                        Exhibit 10.3 to Anteon International Corporation's
                        Registration Statement on Form S-4 filed on August 9, 1999
                        (Commission File No. 333-84835)).

         10.4           Credit Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.4 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

         10.5           Amendment No. 1, dated as of January 13, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.17 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.6           Amendment No. 2, dated as of March 29, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.18 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.7           Amendment No. 3, dated as of June 30, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.19 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

         10.8           Amendment No. 4, dated as of October 19, 2000, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.20 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

EXHIBIT                                                                               PAGE
-------                                                                               ----
         10.9           Amendment No. 5, dated as of December 31, 2000, to the
                        Credit Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein (incorporated by reference to Exhibit 10.25 of Anteon Corporation's
                        Quarterly Report on Form 10-Q/A filed on June 15, 2001).

        10.10           Amendment No. 6, dated as of February 1, 2002, to the Credit
                        Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Credit Suisse First Boston, Mellon Bank, N.A.,
                        Deutsche Bank AG and the lenders named therein.*

        10.11           Pledge Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, the Registrant, Analysis & Technology, Inc.,
                        Interactive Media Corp., Techmatics, Inc., Vector Data
                        Systems, Inc. and Mellon Bank, N.A. (incorporated by reference to Exhibit 10.5 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

        10.12           Indemnity, Subrogation and Contribution Agreement, dated as of June 23, 1999, among Anteon Corporation, Analysis &
                        Technology, Inc., Interactive Media Corp.,
                        Techmatics, Inc., Vector Data Systems, Inc. and Mellon Bank,
                        N.A. (incorporated by reference to Exhibit 10.6 to Anteon
                        International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

        10.13           Subsidiary Guarantee Agreement, dated as of June 23, 1999, among Analysis & Technology, Inc., Interactive Media Corp.,
                        Techmatics, Inc., Vector Data Systems, Inc. and Mellon Bank,
                        N.A. (incorporated by reference to Exhibit 10.7 to Anteon
                        International Corporation's Registration Statement on
                        Form S-4 filed on August 9, 1999 (Commission File
                        No. 333-84835)).

        10.14           Security Agreement, dated as of June 23, 1999, among Anteon
                        Corporation, Analysis & Technology, Inc., Interactive Media
                        Corp., Techmatics, Inc., Vector Data Systems, Inc. and
                        Mellon Bank, N.A. (incorporated by reference to
                        Exhibit 10.8 to Anteon International Corporation's
                        Registration Statement on Form S-4 filed on August 9, 1999
                        (Commission File No. 333-84835)).

        10.15           Fee Agreement, dated as of June 1, 1999, between Anteon
                        Corporation, and Caxton-Iseman Capital, Inc. (incorporated by reference to Exhibit 10.9 to Anteon International
                        Corporation's Registration Statement on Form S-4 filed on
                        August 9, 1999 (Commission File No. 333-84835)).

        10.16           Form of Amended and Restated Omnibus Stock Plan.*

        10.17           Form of Stock Option Agreement.*

        10.18           Stock Purchase Agreement, by and among Anteon Corporation,
                        Sherikon, Inc. and the stockholders of Sherikon, Inc., dated as of October 20, 2000 (incorporated by reference to
                        Exhibit 2 to Anteon International Corporation's Current
                        Report on Form 8-K filed on November 6, 2000).

        10.19           Asset Purchase Agreement, dated as of July 20, 2001, between
                        Anteon Corporation and SIGCOM, Inc. (incorporated by
                        reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

        10.20           Stock Purchase Agreement, dated July 20, 2001, by and among
                        Anteon International Corporation, Interactive Media
                        Corporation and FTK Knowledge (Holding) Inc. (incorporated by reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

EXHIBIT                                                                               PAGE
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
        10.21           Asset Purchase Agreement, dated June 29, 2001, between
                        Anteon International Corporation and B&G, LLC (incorporated by reference to Anteon International Corporation's Current
                        Report on Form 8-K filed on August 3, 2001).

        10.22 Letter Agreement between Anteon International Corporation and Caxton-Iseman Capital, Inc., dated as of January 30,
                        2002, terminating Fee Agreement between such parties dated as of June 1, 1999.*

        10.23           Form of Retention Agreement.*

         21.1           Subsidiaries of the Registrant.*

         23.1           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).*

         23.2           Independent Auditors' Report on Financial Statement Schedule
                        and Consent of KPMG LLP with respect to the Registrant.**

         23.3           Consent of KPMG LLP with respect to Analysis & Technology,
                        Inc.**

         23.4           Consent of Keller Bruner & Company LLP with respect to
                        Sherikon, Inc.**

         23.5           Consent of Bason and Company PA with respect to the Training
                        Division of SIGCOM, Inc.**

         24.1           Power of Attorney.*

         99.1 Consent of General Henry Hugh Shelton to be named as a director nominee.*

------------------------

*   Previously filed.

**  Filed herewith.